IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	:	Chapter 11
	:	
WOLVERINE TUBE, INC., *et al.*[1]	:	Case No. 10-13522 (PJW)
	:	
Debtors.	:	(Jointly Administered)

FIRST AMENDED DISCLOSURE STATEMENT PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE FOR THE FIRST AMENDED JOINT PLAN OF REORGANIZATION OF WOLVERINE TUBE, INC. AND ITS AFFILIATED DEBTORS PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED

Dated: April 15, 2011

COZEN O'CONNOR, P.C.
1201 N. Market Street, Suite 1400
Wilmington, Delaware 19801
Phone: (302) 295-2087
Fax: (302) 295-2013
Mark E. Felger

Counsel for Debtors and
Debtors in Possession

PROSKAUER ROSE LLP
Eleven Times Square
New York, New York 10036-8299
Phone: (212) 969-3000
Fax: (212) 969-2900
Scott K. Rutsky

Special Corporate and Tax Counsel
for Debtors and Debtors in Possession

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[1] The Debtors in these chapter 11 cases, along with the last four digits of each Debtor's federal tax identification number, are: Wolverine Tube, Inc. (0812), Tube Forming, L.P. (3323), Wolverine Joining Technologies, LLC (1600), WT Holdings Company, Inc. (4984), and TF Investor Inc. (8048). The Debtors' corporate headquarters and the mailing address for each Debtor is 200 Clinton Avenue West, 10th Floor, Huntsville, Alabama 35801.

TABLE OF CONTENTS

Page

EXHIBITS

IMPORTANT INFORMATION ABOUT THIS DISCLOSURE STATEMENT

YOU ARE RECEIVING THIS DISCLOSURE STATEMENT (AS SAME MAY BE AMENDED FROM TIME TO TIME, THE "DISCLOSURE STATEMENT") TO PROVIDE YOU WITH INFORMATION RELATING TO THE *FIRST AMENDED JOINT PLAN OF REORGANIZATION OF WOLVERINE TUBE, INC. AND CERTAIN OF ITS SUBSIDIARIES PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED* (AS SAME MAY BE AMENDED FROM TIME TO TIME, THE "PLAN"). THE DEBTORS HAVE FILED THE PLAN, A COPY OF WHICH IS ATTACHED AS EXHIBIT A HERETO, WITH THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE AND ARE SEEKING TO HAVE THE PLAN CONFIRMED BY THE BANKRUPTCY COURT. ALL CAPITALIZED TERMS USED BUT NOT OTHERWISE DEFINED IN THIS DISCLOSURE STATEMENT SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN THE PLAN. INFORMATION REGARDING THE DEBTORS, THE PLAN AND THE REASONS THE DEBTORS HAVE FILED FOR CHAPTER 11 IS PROVIDED IN THIS DISCLOSURE STATEMENT COMMENCING ON PAGE 1. OTHER IMPORTANT INFORMATION REGARDING THIS DISCLOSURE STATEMENT AND THE INFORMATION CONTAINED HEREIN IS SET FORTH IMMEDIATELY BELOW.

THIS DISCLOSURE STATEMENT HAS BEEN APPROVED BY ORDER OF THE BANKRUPTCY COURT AS CONTAINING INFORMATION OF A KIND, AND IN SUFFICIENT DETAIL, TO ENABLE HOLDERS OF CLAIMS TO MAKE AN INFORMED JUDGMENT IN VOTING TO ACCEPT OR REJECT THE PLAN. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION OR RECOMMENDATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR THE MERITS OF THE PLAN.

THIS DISCLOSURE STATEMENT DESCRIBES CERTAIN ASPECTS OF THE PLAN AND THE DEBTORS' OPERATIONS, THE DEBTORS' FINANCIAL FORECASTS AND OTHER RELATED MATTERS. FOR A COMPLETE UNDERSTANDING OF THE PLAN, YOU SHOULD READ CAREFULLY THIS DISCLOSURE STATEMENT, THE PLAN AND THE EXHIBITS, APPENDICES, AND ANY SCHEDULES THERETO IN THEIR ENTIRETY. IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT, THE TERMS OF THE PLAN ARE CONTROLLING.

SUBJECT TO APPLICABLE LAW, THE DEBTORS MAY SUPPLEMENT OR AMEND THIS DISCLOSURE STATEMENT OR ANY EXHIBITS ATTACHED HERETO AT ANY TIME PRIOR TO THE HEARING TO APPROVE THE DISCLOSURE STATEMENT.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN SOLELY FOR PURPOSES OF SOLICITING ACCEPTANCES AND CONFIRMATION OF THE PLAN AND MAY NOT BE RELIED UPON FOR ANY OTHER PURPOSE. NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN OTHER THAN THE INFORMATION AND

REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT AND ANY ACCOMPANYING DOCUMENTS.

ALL CREDITORS ENTITLED TO VOTE ARE ADVISED AND ENCOURAGED TO READ CAREFULLY THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY AND ARE STRONGLY URGED TO CONSULT THEIR OWN LEGAL, TAX AND/OR OTHER PROFESSIONAL ADVISORS BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, WHICH CONTROLS IN THE EVENT OF ANY INCONSISTENCY OR INCOMPLETENESS. UNLESS OTHERWISE STATED, THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THAT DATE.

ANY STATEMENTS IN THIS DISCLOSURE STATEMENT CONCERNING THE TERMS OF ANY DOCUMENT REFERENCED HEREIN ARE NOT NECESSARILY COMPLETE, AND IN EACH INSTANCE REFERENCE IS MADE TO SUCH DOCUMENT FOR THE FULL TEXT THEREOF. CERTAIN DOCUMENTS DESCRIBED OR REFERRED TO IN THIS DISCLOSURE STATEMENT HAVE NOT BEEN ATTACHED AS EXHIBITS BECAUSE OF THE IMPRACTICABILITY OF FURNISHING COPIES OF SUCH DOCUMENTS TO ALL RECIPIENTS OF THIS DISCLOSURE STATEMENT. THE MATERIAL TERMS OF CERTAIN DOCUMENTS EVIDENCING THE TRANSACTIONS CONTEMPLATED BY THE PLAN ARE DESCRIBED HEREIN. DEFINITIVE VERSIONS OF SUCH TRANSACTION DOCUMENTS SHALL BE FILED IN ADVANCE OF THE CONFIRMATION HEARING.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125(a) OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3016 AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAW OR THE LAWS OF ANY FOREIGN JURISDICTION.

THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") OR ANY STATE OR FOREIGN SECURITIES REGULATOR, AND NEITHER THE SEC NOR ANY STATE OR FOREIGN SECURITIES REGULATOR HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT. THE DISTRIBUTION OF THIS DISCLOSURE STATEMENT, AND THE ISSUANCE OF ANY SECURITIES PURSUANT TO THE PLAN, SHALL BE IN RELIANCE UPON ONE OR MORE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF FEDERAL AND STATE SECURITES LAWS. ALL PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OF OR CLAIMS AGAINST THE DEBTORS SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

THIS DISCLOSURE STATEMENT AND ANY ACCOMPANYING DOCUMENTS ARE THE ONLY DOCUMENTS THAT THE DEBTORS HAVE AUTHORIZED TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN. NO SOLICITATION OF VOTES MAY BE MADE EXCEPT AFTER DISTRIBUTION OF THIS DISCLOSURE STATEMENT.

CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS, BY ITS NATURE, FORWARD LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL FUTURE RESULTS. THE WORDS "BELIEVE," "MAY," "WILL," "ESTIMATE," "CONTINUE," "ANTICIPATE," "INTEND," "EXPECT" AND SIMILAR EXPRESSIONS IDENTIFY THESE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS. IN LIGHT OF THESE RISKS AND UNCERTAINTIES, THE FORWARD-LOOKING STATEMENTS, EVENTS AND CIRCUMSTANCES DISCUSSED IN THIS DISCLOSURE STATEMENT MAY NOT OCCUR, AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS, EVENTS AND CIRCUMSTANCES. THE DEBTORS HAVE NO OBLIGATION TO UPDATE PUBLICLY OR REVISE ANY FORWARD-LOOKING STATEMENTS, EVENTS AND CIRCUMSTANCES, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AND IN ITS EXHIBITS HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

THE DEBTORS' MANAGEMENT PREPARED THE PROJECTIONS PROVIDED IN THIS DISCLOSURE STATEMENT. WHILE THE DEBTORS HAVE PRESENTED THESE PROJECTIONS WITH NUMERICAL SPECIFICITY, THEY HAVE NECESSARILY BASED THE PROJECTIONS ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH WILL BE BEYOND THE REORGANIZED DEBTORS' CONTROL. THE DEBTORS CAUTION THAT THEY CANNOT MAKE ANY REPRESENTATIONS AS TO THE ACCURACY OF THESE PROJECTIONS OR TO THE REORGANIZED DEBTORS' ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHERMORE, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY DIFFER FROM ANY ASSUMED FACTS AND CIRCUMSTANCES. ALTERNATIVELY, ANY EVENTS AND CIRCUMSTANCES THAT COME TO PASS MAY WELL HAVE BEEN UNANTICIPATED, AND THUS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER.

THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS, POTENTIAL ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE ADVICE ON THE TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, EITHER THE DEBTORS OR THE REORGANIZED DEBTORS.

CONFIRMATION AND CONSUMMATION OF THE PLAN ARE SUBJECT TO MATERIAL CONDITIONS PRECEDENT DESCRIBED IN ARTICLE XI OF THE PLAN. THERE CAN BE NO ASSURANCE THAT THE PLAN WILL BE CONFIRMED OR, IF CONFIRMED, THAT SUCH MATERIAL CONDITIONS PRECEDENT WILL BE SATISFIED OR WAIVED. YOU ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT IN ITS ENTIRETY, INCLUDING THE PLAN, AND THE SECTION HEREIN ENTITLED "RISK FACTORS" PRIOR TO SUBMITTING YOUR BALLOT TO ACCEPT OR REJECT THE PLAN.

INTERNAL REVENUE SERVICE CIRCULAR 230 DISCLOSURE

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, EACH HOLDER IS HEREBY NOTIFIED THAT (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY HOLDERS, FOR PURPOSES OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDERS UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED; (B) SUCH DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OF THE PLAN; AND (C) EACH HOLDER OF A CLAIM SHOULD SEEK ADVICE BASED ON SUCH HOLDER'S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

I. INTRODUCTION AND SUMMARY

A. Overview

On November 1, 2010 (the "Petition Date"), Wolverine Tube, Inc. ("WTI"), Tube Forming, L.P. ("Tube Forming"), Wolverine Joining Technologies, LLC ("WJT"), WT Holding Company, Inc. ("WTH"), and TF Investor Inc. ("TFI", and together with WTI, Tube Forming, WJT, and WTH, collectively, the "Debtors"), filed voluntary petitions for relief under chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 *et seq.* (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Debtors are continuing to operate their business and manage their properties as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

As discussed more fully below, the Debtors (together with their non-debtor affiliates) are global manufacturers of copper and copper alloy tube, and metal joining products. A principal segment of the Debtors' business is supplying components and related technology solutions to equipment manufacturers in the commercial and residential Heating, Ventilating and Air Conditioning ("HVAC") industry. In response to a variety of financial challenges summarized below, the Debtors determined that it was necessary to pursue a restructuring of their capital structure and indebtedness. In that regard, prior to the commencement of these chapter 11 cases, the Debtors undertook extensive efforts to strengthen their balance sheet, reduce expenses, improve profitability and operational efficiencies, and dispose of non-core assets.

In addition, the Debtors engaged in discussions with an informal group of their prepetition secured Noteholders (as defined below) and certain other material creditors and interest holders in an effort to effectuate a consensual out-of-court restructuring. Ultimately, it was determined that the best and most efficient means to accomplish a restructuring of the Debtors' capital structure and principal indebtedness was to commence these chapter 11 cases and seek confirmation of a chapter 11 plan of reorganization. Prior to the Petition Date, the Debtors, Noteholders comprising approximately 71% of the outstanding principal amount of the Notes (as defined below) (the "Supporting Noteholders"), and certain preferred shareholders (the "Supporting Preferred Holders") agreed in principle to the terms of a financial restructuring as reflected in a Plan Support Agreement (as amended subsequent to the Petition Date, the "Plan Support Agreement"). Pursuant to the Plan Support Agreement, the parties thereto have agreed to support confirmation of the Plan subject to compliance with the conditions set forth in the Plan Support Agreement.

Accordingly, concurrently with the filing of this Disclosure Statement, the Debtors have filed the Plan with the Bankruptcy Court. Except as otherwise specified, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan (and a schedule of terms defined in the Plan is contained in Article I of the Plan).

Why You Are Receiving This Disclosure Statement

Chapter 11 of the Bankruptcy Code allows a debtor to sponsor a plan of reorganization that proposes how it intends to administer or dispose of its assets, and how it intends to treat claims against, and interests in, the debtor. A plan of reorganization typically may provide for a

debtor-in-possession to reorganize by continuing to operate upon emergence from chapter 11 protection, to liquidate by selling assets, or to implement a combination of both. Here, by their proposed Plan, the Debtors seek to implement a financial restructuring that will significantly de-lever their balance sheet, right-size their capital structure in line with the Debtors' enterprise value and financial projections, and enable the Debtors to emerge from bankruptcy as a viable and competitive enterprise.

The Bankruptcy Code requires that a party filing a chapter 11 plan must also prepare and file a document called a "disclosure statement." The purpose of a disclosure statement is to provide creditors and interest holders that are entitled to vote on a chapter 11 plan with "adequate information" in order for such parties to make an informed decision in determining whether to vote to accept or reject the plan.

Accordingly, this Disclosure Statement is being disseminated pursuant to section 1125 of the Bankruptcy Code to provide adequate information to enable holders of claims that are impaired under (and entitled to vote on) the Plan to make an informed judgment in exercising their right to vote to accept or reject the Plan. The Bankruptcy Court has reviewed this Disclosure Statement and has determined that it contains adequate information and may be circulated to creditors to solicit their votes on the Plan. At this time, however, the Bankruptcy Court has not passed upon the merits of the Plan or determined that the Plan should be confirmed. That determination will be made at a hearing to consider confirmation of the Plan which is presently scheduled to occur on June 2, 2011 at 2:00 p.m. (although it is possible that such hearing date could be adjourned to a different date).

This Disclosure Statement summarizes the Plan's content and provides other information relating to the Plan and the processes the Bankruptcy Court will follow in determining whether to confirm the Plan. The Disclosure Statement also discusses the Debtors' corporate history, organizational structure, business operations and prepetition capital structure, describes the events leading to the Debtors' filing of their chapter 11 cases, describes the main events that have occurred during the pendency of the cases, and contains a summary of the terms of the Plan, including the proposed treatment of claims against, and interests in, the Debtors. The Disclosure Statement also describes certain U.S. Federal income tax consequences of the Plan to the Debtors and holders of claims and equity interests, voting procedures, and includes a discussion of the confirmation process. The table of contents to this Disclosure Statement provides an outline of the topics and areas covered in this Disclosure Statement and lists the exhibits that are annexed to and incorporated into this Disclosure Statement.

All creditors entitled to vote on the Plan should carefully review both the Disclosure Statement and all exhibits hereto (including the Plan and all exhibits attached to the Plan) <u>before</u> voting to accept or reject the Plan. Indeed, creditors should not rely solely on the Disclosure Statement but should also read the Plan in its entirety. Moreover, the provisions of the Plan will govern if there are any inconsistencies between the Plan and the Disclosure Statement.

B. Summary Of Classification And Treatment Under The Plan

The Plan (i) divides Claims and Interests into two categories and nine classes, (ii) sets forth the treatment afforded to each category and class, and (iii) provides the means by which the Plan will be implemented. The following table sets forth a summary of the treatment of each class of Claims and Interests under the Plan -- a more detailed description of the Plan is set forth in Section V of this Disclosure Statement entitled "The Plan of Reorganization".[2]

Class	Type of Claim or Interest	Treatment of Allowed Claims and Interests
—	Administrative Expense Claims	Except to the extent that a Holder of an Allowed Administrative Expense Claim has been paid by the Debtors prior to the Effective Date, each Holder of an Allowed Administrative Expense Claim (other than a Professional Fee Claim), in full and final satisfaction, release, settlement and discharge of such Administrative Expense Claim, shall be paid in full, in Cash, in such amounts as (a) are incurred in the ordinary course of business by the Debtors when and as such Claim becomes due and owing, (b) are Allowed by the Bankruptcy Court upon the later of the Effective Date, the date upon which there is a Final Order allowing such Administrative Expense Claim or any other date specified in such order, or (c) may be agreed upon between the Holder of such Administrative Expense Claim and the Debtors. Notwithstanding anything to the contrary contained in the Plan, any Allowed Administrative Expense Claims in respect of Adequate Protection Obligations shall be deemed discharged, satisfied and released as provided in Section 3.6 of the Plan.
—	Priority Tax Claims	Except to the extent that a Holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each Holder of an Allowed Priority Tax Claim, in full and final satisfaction, release, settlement and discharge of such Priority Tax Claim, shall receive on account of such Claim, at the option of the Debtors, either payment in full in Cash as soon as reasonably practicable after the Effective Date, or in accordance with section 1129(a)(9)(C) of the Bankruptcy Code, regular installment payments in Cash: (i) of a total value, as of the Effective Date, equal to the Allowed amount of such Claim; (ii) which total

[2] This summary contains only a brief and simplified description of the classification and treatment of Claims and Interests under the Plan. It does not describe every provision of the Plan. Accordingly, reference should be made to the entire Disclosure Statement (including exhibits) and the Plan for a complete description of the classification and treatment of Claims and Interests.

Class	Type of Claim or Interest	Treatment of Allowed Claims and Interests
		value shall include simple interest to accrue on any outstanding balance of such Allowed Priority Tax Claim starting on the Effective Date at the rate of interest determined under applicable nonbankruptcy law pursuant to section 511 of the Bankruptcy Code; (iii) over a period ending not later than five (5) years after the Petition Date; and (iv) in a manner not less favorable than the most favored nonpriority unsecured Claim provided for by the Plan. Each Holder of an Allowed Secured Tax Claim shall retain the Lien securing its Allowed Secured Tax Claim as of the Effective Date until full and final payment of such Allowed Secured Tax Claim is made as provided in the Plan, and upon such full and final payment, such Lien shall be deemed to have been satisfied and shall be null and void and unenforceable for all purposes.
1	Non-Tax Priority Claims	Unimpaired. The legal, equitable and contractual rights of the Holders of Allowed Non-Tax Priority Claims are unaltered by the Plan. Each Holder of an Allowed Non-Tax Priority Claim, in full and final satisfaction, release, settlement and discharge of such Allowed Non-Tax Priority Claim, shall be paid in full, in Cash, on the Effective Date or in accordance with the terms of any agreement between the Debtors and the Holder of an Allowed Non-Tax Priority Claim or on such other terms and conditions as are acceptable to the Debtors and the Holder of an Allowed Non-Tax Priority Claim.
2	Other Secured Claims	Unimpaired. The legal, equitable and contractual rights of the Holders of Allowed Other Secured Claims are unaltered by the Plan. On the Effective Date, each Allowed Other Secured Claim, in full and final satisfaction, release, settlement and discharge of such Allowed Other Secured Claim, shall be, at the Debtors' option, (a) Reinstated, (b) satisfied by the Debtors' surrender of the collateral securing such Claim, (c) offset against, and to the extent of, the Debtors' claims against the Holder of such Claim, or (d) otherwise rendered Unimpaired, except to the extent the Reorganized Debtors and such Holder agree to a different treatment.
3	Note Claims	Impaired. On or as soon as practicable after the Effective Date, Holders of Allowed Note Claims, in full and final satisfaction, release, settlement and discharge of such Allowed Note Claims and any Adequate Protection Obligations (other than as set forth in Section 3.6(e) of the Plan), shall receive their Pro Rata share

Class	Type of Claim or Interest	Treatment of Allowed Claims and Interests
		of (i) ninety-five percent (95%) of the New Common Stock, subject to dilution for additional shares of New Common Stock to be issued pursuant to the New Management Stock Incentive Plan and any future issuance of New Common Stock, (ii) the New First Lien Notes, and (iii) a distribution of Cash in an aggregate amount equal to the Net Distributable Cash, if any; provided, however, that each Holder of an Allowed Note Claim may designate one of its affiliates to receive the shares of New Common Stock to which it would otherwise be entitled. Each Holder of an Allowed Note Claim (or its designated affiliate) shall be required to execute and deliver to the Reorganized Debtors a signature page to the New Stockholders' Agreement as a condition precedent to receiving any distribution of New Common Stock pursuant to the Plan.
4	General Unsecured Claims	Unimpaired. On or as soon as practicable after the Effective Date, except to the extent a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment or has been paid prior to the Effective Date, each Holder of an Allowed General Unsecured Claim, in full and final satisfaction, release, settlement and discharge of such Allowed General Unsecured Claim, shall be paid in full, in Cash, in the ordinary course of business or shall receive such other treatment as shall render it Unimpaired. Any Allowed General Unsecured Claim that is not due and payable on or before the Effective Date shall be paid thereafter (i) in the ordinary course of business in accordance with the terms of any agreement that governs such Allowed General Unsecured Claim, or (ii) in accordance with the course of practice between the Debtors and the Holder of such Allowed General Unsecured Claim. Notwithstanding anything to the contrary in the Plan, the Unimpaired Claims and Interests and Impaired Claims and Interests of a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor by virtue of the Plan, the Chapter 11 Cases, or otherwise.
5	PBGC Claim	Impaired. On or as soon as practicable after the Effective Date, in full and final satisfaction, release, settlement and discharge of the PBGC Claim, the Holder of the PBGC Claim shall receive the treatment set forth in the PBGC Settlement Agreement

Class	Type of Claim or Interest	Treatment of Allowed Claims and Interests
		attached as Exhibit A to the Plan.[3]
6	Old Preferred Stock	Impaired. On the Effective Date, all Old Preferred Stock shall be cancelled, and Holders of Old Preferred Stock Interests shall not receive or retain any Property under the Plan on account of such Old Preferred Stock Interests.
7	Old Common Stock	Impaired. On the Effective Date, all Old Common Stock shall be cancelled, and Holders of Old Common Stock Interests shall not receive or retain any Property under the Plan on account of such Old Common Stock Interests.
8	Section 510(b) Claims	Impaired. On the Effective Date, all Section 510(b) Claims shall be cancelled, and Holders of Allowed Section 510(b) Claims shall not receive or retain any Property under the Plan on account of such Allowed Section 510(b) Claims.
9	Subsidiary Equity Interests	Unimpaired. The legal, equitable and contractual rights of the Holders of Allowed Subsidiary Equity Interests are unaltered by the Plan. All Subsidiary Equity Interests shall be retained by Reorganized WTI.

C. Voting and Confirmation Procedures

Accompanying this Disclosure Statement are copies of the following documents (collectively, the "Solicitation Package"):

(i) the Plan, which is annexed hereto as Exhibit A; and

(ii) the Order of the Bankruptcy Court dated April 15, 2011 (the "Disclosure Statement Approval Order"), which is annexed hereto as Exhibit B, among other things, (a) approving the Disclosure Statement as containing adequate information pursuant to section 1125 of the Bankruptcy Code, (b) establishing a voting record date, voting deadline, and other dates, (c) approving procedures for soliciting, receiving and tabulating votes on the Plan and for filing objections to the Plan, and (d) approving the manner and forms of notice and other related documents, including the forms of Ballots to be executed by Holders of Claims entitled to vote on the Plan.

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3 A summary of the material terms of the PBGC Settlement Agreement is set forth in Section IV. I. of this Disclosure Statement.

The forms of ballots (the "Ballots") delivered together herewith are approved for purposes of soliciting votes to accept or reject the Plan pursuant to Bankruptcy Rule 3018; provided, however, that the Debtors shall have the right to prepare and distribute other or modified forms of Ballots, substantially conforming with the Ballots and Official Form No. 14, as the Debtors deem necessary due to further refinement of the balloting process or modifications to the Plan.

The Ballots, and the related solicitation materials delivered together herewith, are being furnished for purposes of soliciting votes on the Plan to (i) Holders of the Note Claims (Class 3) and (ii) the Holder of the PBGC Claim (Class 5), which are the only Impaired classes of Claims entitled to vote on the Plan. The Disclosure Statement is also being provided to Holders of Claims in Classes 1, 2 and 4 and Interests in Class 9 (which classes are Unimpaired and therefore deemed to accept the Plan), Holders of Interests in Classes 6 and 7 and Claims in Class 8 (which classes are not receiving or retaining property under the Plan and therefore deemed to reject the Plan), and other entities, solely for informational purposes.

1. Who May Vote on the Plan

Pursuant to the provisions of the Bankruptcy Code, only impaired classes of claims or equity interests are entitled to vote to accept or reject a plan of reorganization. A class which is not "impaired" (also referred to as "unimpaired") under a plan is deemed to have accepted such plan and is not entitled to vote.

A class is "impaired" under the Bankruptcy Code unless the legal, equitable, and contractual rights of the holders of claims or equity interests in such class are not modified or altered. For purposes of the Plan, the Holders of the Note Claims in Class 3 and the Holder of the PBGC Claim in Class 5 are the only Impaired Classes that are entitled to vote on the Plan. Holders of Non-Tax Priority Claims in Class 1, Other Secured Claims in Class 2, General Unsecured Claims in Class 4, and Subsidiary Equity Interests in Class 9 are Unimpaired and therefore are deemed to accept the Plan and are not entitled to vote. Holders of Old Preferred Stock in Class 6, Old Common Stock in Class 7, and Section 510(b) Claims in Class 8 will not receive or retain any property or interest in property under the Plan, and therefore are deemed to reject the Plan and are not entitled to vote.

2. Voting Procedures

All votes to accept or reject the Plan must be cast by using the form of Ballot enclosed with this Disclosure Statement. No votes other than ones using such Ballots will be counted except to the extent the Bankruptcy Court orders otherwise. The Bankruptcy Court has fixed 4:00 p.m., prevailing Eastern Time, on April 15, 2011 (the "Voting Record Date") as the time and date for the determination of holders of record of Claims and Interests who are entitled to (a) receive a copy of this Disclosure Statement and all of the related materials and (b) where applicable, vote to accept or reject the Plan.

After carefully reviewing the Plan and this Disclosure Statement, including the attached exhibits, please indicate your acceptance or rejection of the Plan on the appropriate Ballot and

return such Ballot in the enclosed envelope to Donlin Recano & Company, Inc., the Debtors' Balloting Agent:

If by regular mail:

Donlin Recano & Company, Inc.
Re: WTI, Inc.
Attn: Voting Department
P.O. Box 2034, Murray Hill Station
New York, NY 10156-0701

If by hand delivery or overnight courier:

Donlin Recano & Company, Inc.
Re: WTI, Inc.
Attn: Voting Department
419 Park Avenue South, Suite 1206
New York, NY 10016

Ballots must be actually received by the Balloting Agent by 5:00 p.m., prevailing Eastern Time, on May 23, 2011 (the "Voting Deadline"). The following Ballots will not be counted: any Ballot which (i) is not executed, (ii) is properly completed, executed and timely returned to the Balloting Agent but which does not indicate an acceptance or rejection of the Plan, (iii) has both the acceptance and rejection boxes checked, (iv) is sent by telecopier, facsimile or other electronic communication, (v) does not bear an original signature, or (vi) is not received by the Voting Deadline.

If a Holder of a Claim casts more than one Ballot voting the same Claim prior to the Voting Deadline, only the last properly executed Ballot received by the Balloting Agent on or prior to the Voting Deadline shall be counted.

If a Holder of a Claim indicates a Claim amount on its Ballot that is different than the amount otherwise calculated in accordance with the procedures set forth herein, such Claim shall be temporarily allowed for voting purposes in the lesser of the two said amounts.

If you have any questions on the procedures for voting on the Plan, please contact the Balloting Agent by phone at (212) 771-1128 or by e-mail at Balloting@DonlinRecano.com.

3. Special Voting Procedures for Holders of Class 3 Note Claims

Detailed instructions regarding how to vote on the Plan are contained on the Beneficial Holder Ballots distributed to Holders of Class 3 Note Claims and the Master Ballots distributed to Nominees (as defined below). For your vote to be counted, your Beneficial Holder Ballot must be completed, signed, and received by the Voting Deadline; provided, however, that Master Ballots received by the Balloting Agent after the Voting Deadline may be counted only in the sole and absolute discretion of the Debtors.

If you are a beneficial holder ("Beneficial Holder") of a Note held by a broker, dealer, commercial bank, trust company, or other agent or nominee of beneficial holders (each, a "Nominee"), please allow enough time when you return your Beneficial Holder Ballot for your Nominee to cast your vote on a Master Ballot before the Voting Deadline.

Each Holder of a Class 3 Note Claim may cast only one Beneficial Holder Ballot for each Claim held by such Holder. By signing and returning a Beneficial Holder Ballot, each Holder of a Claim in Class 3 will be certifying to the Bankruptcy Court and the Debtors that no other Beneficial Holder Ballots with respect to such Claim have been cast or, if any other Beneficial Holder Ballots have been cast with respect to such Class of Claims, such earlier Beneficial Holder Ballots are superseded and revoked.

All Beneficial Holder Ballots are accompanied by return envelopes. It is important to follow the specific instructions provided on each Beneficial Holder Ballot. For information regarding voting by Nominees, *see* the Section immediately below entitled "Nominee Voting Instructions."

4. Nominee Voting Instructions

As noted, the Holders of Class 3 Note Claims are entitled to vote to accept or reject the Plan, and such Holders may do so by completing the appropriate Ballots and returning them in the envelope provided. The failure of a Holder to deliver a duly executed Ballot will be deemed to constitute an abstention by such Holder with respect to voting to accept or reject the Plan, and such abstentions will not be counted as votes to accept or reject the Plan. Voting instructions are attached to each Beneficial Holder Ballot.

With respect to Holders of Class 3 Note Claims, a Nominee should deliver the Beneficial Holder Ballot and other documents relating to the Plan, including this Disclosure Statement, to each Beneficial Holder of the eligible Note Claims for which they serve as Nominee.

A Nominee has two options with respect to voting. Under the first option, the Nominee may forward the Solicitation Package, including the Beneficial Holder Ballot, to each Beneficial Holder for voting and include a return envelope provided by and addressed to the Nominee so that the Beneficial Holder may return the completed Beneficial Holder Ballot to the Nominee. Upon receipt of the Beneficial Holder Ballots, the Nominee will summarize the individual votes of its respective Beneficial Holders on the appropriate Master Ballot and then return the Master Ballot to the Balloting Agent before the Voting Deadline.

Under the second option, if the Nominee elects to "pre-validate" Beneficial Holder Ballots: (a) the Nominee shall forward the Solicitation Package or copies thereof (including (i) this Disclosure Statement (together with the Plan attached thereto as Exhibit A, and all other exhibits), (ii) an individual Beneficial Holder Ballot that has been pre-validated, as indicated below, and (iii) a return envelope provided by and addressed to the Balloting Agent) to the Beneficial Holder within five business days of the receipt by such Nominee of the Solicitation Package in a manner customary in the securities industry; (b) to "pre-validate" a Beneficial Holder Ballot, the Nominee shall complete and execute the Beneficial Holder Ballot and indicate on the Beneficial Holder Ballot the name of the registered holder, the amount of securities held

by the Nominee for the Beneficial Holder, and the account number(s) for the account(s) in which such securities are held by the Nominee; and (c) the Beneficial Holder shall return the pre-validated Beneficial Holder Ballot to the Balloting Agent by the Voting Deadline.

If a Master Ballot is received after the Voting Deadline, the votes and elections on such Master Ballot may be counted only in the sole and absolute discretion of the Debtors. The method of delivery of a Master Ballot to be sent to the Balloting Agent is at the election and risk of each Nominee. Except as otherwise provided in this Disclosure Statement, such delivery will be deemed made only when the executed Master Ballot is actually received by the Balloting Agent. Instead of effecting delivery by mail, it is recommended, though not required, that such entities use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Beneficial Holder Ballot should be sent to the Debtors, or the Debtors' financial or legal advisors, but only to the Balloting Agent as set forth above.

Nominees must provide appropriate information for each of the items on the Master Ballot, including identifying the votes to accept or reject the Plan.

By returning a Master Ballot, each Nominee will be certifying to the Debtors and the Bankruptcy Court, among other things, that: (a) it has received a copy of the Disclosure Statement, the Beneficial Holder Ballots, and the Solicitation Package and has delivered the same to the Beneficial Holders listed on the Beneficial Holder Ballots or to any intermediary Nominee, as applicable; (b) it has received a completed and signed Beneficial Holder Ballot from each Beneficial Holder for which it is a Nominee or from an intermediary Nominee, as applicable; (c) it is the registered holder of the Note Claims being voted; (d) it has been authorized by each such Beneficial Holder or intermediary Nominee, as applicable, to vote on the Plan and to make applicable elections; (e) it has properly disclosed: (i) the number of Beneficial Holders who completed Beneficial Holder Ballots, (ii) the respective amounts of the Note Claims owned, as the case may be, by each Beneficial Holder who completed a Beneficial Holder Ballot, (iii) each such Beneficial Holder's respective vote concerning the Plan; (iv) each such Beneficial Holder's certification as to the other Note Claims voted; and (v) the customer account or other identification number for each such Beneficial Holder; (f) each such Beneficial Holder has certified to the Nominee or to an intermediary Nominee, as applicable, that it is eligible to vote on the Plan; (g) each such Beneficial Holder has certified to the Nominee that such Beneficial Holder has not submitted any other ballot for such Claims held in other accounts or other names, or, if it has submitted another ballot held in other accounts or names, that the Beneficial Holders has certified to the Nominee that such Beneficial Holder has cast the same vote for such Claims, and the undersigned has identified such other accounts or owner and such other ballots; and (h) it will maintain Beneficial Holder Ballots and evidence of separate transactions returned by Beneficial Holders or by intermediary Nominees (whether properly completed or defective) for at least one year after the Voting Deadline and disclose all such information to the Bankruptcy Court or the Debtors, as the case may be, if so ordered.

Except as otherwise provided herein, each Master Ballot must be returned in sufficient time to allow it to be received by the Balloting Agent by no later than the Voting Deadline.

5. Confirmation Hearing

The Bankruptcy Court has scheduled the hearing to consider confirmation of the Plan for June 2, 2011 at 2:00 p.m., prevailing Eastern Time (the "Confirmation Hearing"). The Confirmation Hearing may be adjourned from time to time without further notice except by announcing the adjournment at the Confirmation Hearing or by notice of any adjournment of the Confirmation Hearing filed by the Debtors and posted on their restructuring website at http://www.donlinrecano.com/wti.

6. Plan Objection Deadline

The deadline for filing objections to the Plan is 5:00 p.m., prevailing Eastern Time, on May 23, 2011 (the "Plan Objection Deadline").

All objections, if any, to the Plan must: (a) be in writing; (b) conform to the Bankruptcy Rules, the Local Bankruptcy Rules, and any orders of the Bankruptcy Court; (c) state the name and address of the objecting party and the amount and nature of the Claim or Interest of such party; (d) state with particularity the legal and factual basis and nature of any objection to the Plan and, if practicable, a proposed modification to the Plan that would resolve such objection; and (e) be filed with the Bankruptcy Court, with a copy forwarded directly to the Chambers of the Honorable Peter J. Walsh, United States Bankruptcy Court, 824 Market Street, Wilmington, Delaware 19801, together with proof of service thereof, and served so that it is actually received no later than the Plan Objection Deadline by the following parties: (i) counsel for the Debtors, Cozen O' Connor, P.C., Chase Manhattan Centre, 1201 North Market Street, Suite 1400, Wilmington, Delaware 19801, Attn: Mark E. Felger, Esq., e-mail: mfelger@cozen.com; (ii) special corporate and tax counsel for the Debtors, Proskauer Rose LLP, Eleven Times Square, New York, New York 10036, Attn: Scott K. Rutsky, Esq., e-mail: srutsky@proskauer.com; (iii) counsel for the Ad Hoc Group, Sidley Austin LLP, One South Dearborn, Chicago, Illinois 60603, Attn: Matthew A. Clemente, Esq., e-mail: mclemente@sidley.com; (iv) counsel for Plainfield, Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, Attn: Douglas H. Mannal, Esq., email: dmannal@kramerlevin.com; and (v) the Office of the United States Trustee for the District of Delaware, 844 King Street, Suite 2207, Wilmington, Delaware 19801, Attn: Richard Schepacarter, Esq.

D. Voting Recommendation

THE DEBTORS HAVE UNANIMOUSLY APPROVED THE SOLICITATION OF VOTES ON THE PLAN, THE PLAN, AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND RECOMMEND THAT ALL IMPAIRED CREDITORS SUBMIT BALLOTS ACCEPTING THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

II. THE DEBTORS' CORPORATE HISTORY, ORGANIZATIONAL STRUCTURE, BUSINESS OPERATIONS AND PREPETITION CAPITAL STRUCTURE

A. Corporate History

WTI is the ultimate parent company of Tube Forming, WJT, WTH, and TFI, the other Debtors in these cases, as well as various other non-debtor domestic and foreign affiliates (collectively, the "Company"). Attached hereto as Exhibit C is a chart that generally depicts the prepetition organizational structure of the Debtors and their active non-Debtor affiliates.

WTI is a Delaware corporation organized in 1987, and is the successor to a business founded in Detroit, Michigan in 1916. WTI owns 100% of WJT, a Delaware limited liability company, 100% of WTH, a Delaware corporation, and 100% of TFI, a Delaware corporation. WTI owns a 1% general partnership interest in Tube Forming, a Delaware limited partnership. TFI owns a 99% limited partnership interest in Tube Forming.[4]

B. The Debtors' Business Operations

The Company is a global manufacturer and supplier of copper and copper alloy tube, and metal joining products. The Company's focus is on custom-engineered, higher value-added tubular products, including metal joining products, which enhance performance and energy efficiency in many applications, including: commercial and residential HVAC, refrigeration, home appliances, industrial equipment, power generation, and petrochemicals and chemical processing. The Company believes that it produces the most advanced metal surface technology enhancement for heat transfer solutions in the current marketplace. The Company's core business is supplying components for use by major manufacturers of air conditioning equipment.

The Company's corporate headquarters are located in Huntsville, Alabama. The Company operates five facilities in the United States, China and Portugal, as well as a distribution operation in the Netherlands, through various divisions. WTI also has an ownership interest in two joint ventures, one of which (Wolverine China Investments LLC ("WCI")), through its wholly-owned subsidiary Wolverine Tube Shanghai Ltd. ("WTS")) operates out of the Company's leased facility in Shanghai, China. The Company's operations in Canada no longer are substantial.

On the Petition Date, the Debtors employed a total of approximately 850 persons (840 on a full-time basis and 10 on a part-time basis). Of these employees, approximately 671 are hourly employees and approximately 179 are salaried employees. Since 2007, the Debtors have received certain management, strategic, financial and other services from The Alpine Group, Inc.

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[4] While a certificate of dissolution for TFI has been filed with the Delaware Secretary of State, pursuant to section 278 of the General Corporation Law of the State of Delaware, TFI remains in existence for a period of three years for the purpose of, among other things, winding up its affairs and disposing of any remaining assets.

("Alpine"), an affiliate of the Debtors, pursuant to a management agreement.[5] Alpine continues to provide such services to the Debtors on a month-to-month basis for which Alpine is entitled to a monthly fee of $104,167 and reimbursement of reasonable and customary out-of-pocket expenses.

As of December 31, 2010, the Debtors reported total assets having a consolidated book value of approximately $126 million and aggregate liabilities of approximately $246 million, of which trade debt constituted approximately $4 million. In addition, the Debtors had net revenues from continuous operations of approximately $275 million[6] for the year ending December 31, 2009, which represents a significant decrease in net revenue compared to the prior year due to, among other things, a decrease in shipments because of lower demand as a result of the economic downturn. For the year ending December 31, 2010, the Debtors anticipate net revenues of approximately $303 million.

1. Products

Historically, the Company has been at the forefront of new product development, with a number of new introductions to the marketplace, commencing in 1935 with the invention of the first high performance heat transfer tubes, which had a major impact on the HVAC commercial chiller industry. In 1987, the Company was instrumental in introducing surfaces optimized for new replacement refrigerants, as dictated by the Montreal Protocol, an international effort to protect the stratospheric ozone by limiting ozone-harming chemicals. In 1988, the Company became the first North American producer of enhanced ID tubes for the residential air conditioning industry, and during the 1990s, the Company introduced mechanically formed nucleate boiling tubes for the chiller industry.

The Company's current products include industrial tube, technical tube, refrigeration tube, copper alloy tube, and metal joining products. The Company is the primary supplier of one or more commercial products to some of the world's largest and best known Original Equipment Manufacturers ("OEMs"), particularly in the commercial and residential HVAC, refrigeration and home appliance industries. The Company's major customers include Trane Inc., Johnson Controls Inc., Carrier Corporation, Rheem Sales Company, Inc., General Electric, Goodman Manufacturing Company, Lennox, and Luvata. The Company's tube and fabricated products are custom designed and manufactured for specific customer applications and are sold directly to OEMs primarily on a just-in-time basis. Therefore, the Debtors' ability to provide timely and uninterrupted products and solutions is particularly important to preserve their critical customer relationships and maximize the going concern value of their business.

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5 Alpine is both a preferred and common shareholder of WTI. Pursuant to a shareholders' agreement, Alpine has designated two individuals to serve on WTI's board of directors. The other two members of WTI's board of directors were designated by Plainfield Asset Management LLC ("Plainfield"), which also holds WTI common and preferred stock as well as a large percentage of the Notes. In addition to the management agreement, as discussed in further detail below, Alpine and/or its affiliate, Exeon (as defined below), are parties to a day-to-day purchasing arrangement, two tolling agreements, and certain hedging arrangements with the Debtors.

6 Restated on a pro-forma basis for comparison to 2010 revenues to account for tolling and agency agreements implemented in 2010 as well as to adjust copper prices to 2010 levels.

2. Major Markets

The Company's products are sold both domestically and internationally. The major markets for each of the Company's product lines are set forth below:

Products	Major Markets
Technical Tube	Commercial air conditioning manufacturers, power and process industry, heat exchanger manufacturers, water, swimming pool and spa heater manufacturers and oil cooler manufacturers.
Industrial Tube	Residential and light commercial air conditioning manufacturers, appliance manufacturers, automotive manufacturers, industrial equipment manufacturers, refrigeration equipment manufacturers, plumbing fittings and fixture manufacturers, and redraw mills (which further process the tube).
Copper Alloy Tube	Utilities and other power generating companies, refining and chemical processing companies and heat exchanger manufacturers.
Metal Joining Products	Residential and commercial air conditioning manufacturers, plumbing, electronic, lighting, shipbuilding, aerospace, catalysts, jewelry and other metal joining industries.

3. Owned and Leased Real Property

The Debtors, and their non-debtor affiliates, operate out of owned and leased properties throughout the world, including approximately 716,000 square feet of operating manufacturing capacity. A list of these facilities is set forth below and, except as otherwise noted, all are owned by the Company:

Domestic Facilities (Debtor Locations)	
Location/Debtor Entity	**Facility Purpose**
Huntsville, AL (WTI)*	Corporate headquarters
Decatur, AL (WTI)	New product development and corporate functions
Shawnee, OK (WTI)	Manufacturing copper tube products, industrial and technical tube, wholesale tube, feedstock tube and fin blanks
Carrollton, TX (Tube Forming)	Formerly manufacturing tubular fabricated products+
Warwick, RI (WJT)	Manufacturing brazing filler metals, fluxes and other specialty alloys

Ardmore, TN (WTI)	Manufacturing capillary tube and specialty fabricated components, and aluminum tubing

International Facilities (Non-Debtor Locations)	
Shanghai, China*⊕	Manufacturing technical copper and copper alloy tube and brazed assemblies
Esposende, Portugal	Manufacturing technical copper and copper alloy tube and brazed assemblies
Monterrey, Mexico*	Packaging and distributing fabricated assemblies[#]
Apeldoorn, Netherlands*	Distributing various tubing products to the European market
Ontario, Canada*	Distributing various joining alloy products to the Canadian market

* Indicates a leased location, except for the Monterrey, Mexico location which indicates a building subject to an expired lease.

[+] As set forth in Section IV. E. below, subsequent to the Petition Date, the Debtors sold the personal property at this facility and entered into a lease with the purchaser thereof.

⊕ Includes facility of WTI's fifty percent joint venture, WCI, through its wholly-owned subsidiary, WTS.

[#] The Debtors are no longer operating from this facility, as the personal property located thereon was included in the sale discussed in Section IV. E. below.

4. Manufacturing and Raw Materials

The manufacture of copper, fabricated products and metal joining products consists of manufacturing processes including casting, extruding, drawing, forming, joining and finishing. In most cases, raw material is first cast into a solid cylindrical shape or "billet." The billet is then heated to a high temperature, a hole is pierced through the center of the cylinder, and the cylinder is then extruded under high pressure. Material is then either drawn to smaller sizes, or reduced on a forging machine and then drawn to a smaller size. The outside and/or inside surface may be enhanced to achieve the desired heat transfer qualities. Depending on customer needs, bending, shaping, precision cutting, forming, annealing (heating to restore flexibility), coiling or other operations may be required to finish the product.

WTI's principal raw material is copper. WTI obtains the majority of its copper cathode and scrap through a day-to-day purchasing arrangement with Exeon, Inc. ("Exeon"), an affiliate of Alpine, in order to supply WTI's primary copper tube plant in Shawnee, Oklahoma.[7] In turn, a portion of the copper raw material used in the Company's manufacturing operations in Ardmore, Tennessee is supplied by the Shawnee facility. Consolidating WTI's purchases through Exeon provides more opportunities to purchase copper scrap from secondary markets since Exeon has been in the scrap reclamation business for a number of years. In addition, the arrangement enhances WTI's liquidity because Exeon consigns the raw materials to WTI and, regardless of when the copper is shipped to the Shawnee facility, WTI is not obligated to purchase the copper until it is actually used in the manufacturing process. Among other things, this relationship obviates certain hedging activities that WTI would otherwise need to engage in. For the year ending December 31, 2010, WTI purchased 50.3 million pounds of copper cathode and scrap from Exeon, representing approximately 87% of WTI's North American copper purchases for the period.

Silver is the principal raw material utilized in the WJT operation. Prior to 2008, the majority of WJT's silver requirements were met through a silver consignment facility, which was subsequently retired. Thereafter, WJT entered into a toll manufacturing agreement with Exeon whereby Exeon provides raw materials (principally silver, copper, tin and zinc) to WJT which are used to manufacture and sell products directly to customers of Exeon, for which WJT receives a monthly toll services fee. Under the tolling agreement, title remains with Exeon until it passes directly to Exeon's customer, who then pays Exeon directly. WTI entered into a similar toll manufacturing agreement with Alpine in August, 2010 for its Ardmore facility. These tolling arrangements have benefited the Debtors, including by generating approximately $30-35 million and $4-5 million of incremental liquidity for the WJT and Ardmore operations, respectively.

The Debtors believe that their commercial agreements with Exeon and Alpine were negotiated at arm's-length, contain fair and reasonable terms and conditions, and are essential to their current operations. Thus, the Debtors intend to continue to maintain and honor these agreements in the ordinary course of business during the pendency of these cases.[8] In that regard, pursuant to the Plan Support Agreement, the Supporting Noteholders have required, and Alpine has agreed, that prior to any termination of the Plan Support Agreement, Alpine will not exercise any right it may have to terminate these agreements with the Debtors unless such right is based upon a material breach thereof by the Debtors.[9]

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7 The current purchasing arrangement with Exeon replaced a supply arrangement between the parties which expired by its terms on November 28, 2009 and thereafter continued on a month to month basis until the current arrangement was put in place.

8 The Debtors reserve all rights with respect to such agreements. Nothing herein shall be deemed to constitute an assumption by the Debtors of any agreements with Alpine, Exeon or any other person or entity.

9 Pursuant to the Plan, all agreements between Alpine and/or Exeon, and the Debtors (as modified to the extent set forth in the Plan) are to be assumed on the Effective Date. In connection therewith, Alpine has agreed to waive any cure payments that would be due under those agreements (except for cure payments, if any, relating to hedging arrangements described in section 5 below, which shall be paid pursuant to the Plan).

5. Customer Pricing and Hedging

One of the key elements of the Debtors' business is the ability to obtain a stable supply of the metals used in their manufacturing processes while avoiding, where possible, the effects of metal price fluctuations. Since metal prices fluctuate daily, WTI enters into commodity forward contracts on its own behalf in order to mitigate any impact that price changes could have on the value of its inventory.

Also, because of the volatility of the metals markets, metal prices are taken into account when considering customer pricing. The Company establishes customer pricing using one of the following methodologies: (a) a metal charge based on the average market value of metal in the month prior to shipment to the customer plus a fixed fabrication charge, (b) a metal charge based on the market value of metal as of the date of product shipment to the customer plus a fixed fabrication charge, or (c) a firm future price to a customer based on the customer's request, which covers both the cost of metal and fabrication charges. In the case of (a), WTI believes that this pricing policy provides a natural hedge against changes in the price of metal. In the case of (b) and (c), WTI works to minimize its exposure to metal price fluctuations through a variety of hedging strategies. Certain of WTI's largest customers require that they be quoted firm prices and, in certain instances, each further requires WTI to purchase forward contracts as a hedge against significant market fluctuations. The ability to provide firm pricing and implement required hedging transactions is an integral component to retaining the Company's market share. However, because of WTI's financial circumstances, WTI has an extremely limited capacity to engage in hedging transactions with traditional market participants. Accordingly, to accommodate its customers' hedging requirements, WTI relies on Exeon to arrange the majority of these hedges with traditional market participants and WTI concurrently enters into back-to-back hedges with Exeon.[10] From time to time, WTI may need to post additional collateral pursuant to these arrangements, which are memorialized in two master agreements, without which WTI would be unable to continue providing hedging for its customers when required.

6. Strategic Sourcing Program

Until December 2010, WTI had a strategic sourcing agreement with one of the largest China-based copper tube manufacturers to provide products to WTI for resale to WTI's customers in North America. As part of the agreement, WTI was the sole representative of the China-based copper tube manufacturer in North America. WTI's responsibilities under this agreement included providing sales services, technical support and various administrative support activities. An agency fee was paid to WTI for the services it provided. The agreement expired on December 31, 2010. WTI continues to seek and evaluate similar sourcing alternatives.

7. Research and Development

WTI's research and development efforts, both independently and in connection with its joint venture with Wieland-Werke AG, a German metals manufacturing company, are primarily

[10] WTI maintains a limited number of customer-requested hedging arrangements directly with traditional market participants on its own account.

conducted in the Company's technology centers located in Decatur, Alabama and Shanghai, China. WTI utilizes both research and development facilities for new product development, manufacturing process improvements and new product applications. While developing new products, WTI often works in connection with certain major customers in order to develop specific new products required for such customers' applications.

WTI continues to participate in several industry, university and governmental research projects relating to more efficient heat transfer tubes for industrial, commercial and residential heating and cooling applications, as well as refrigeration, power generation, electrical cooling, chemical and petrochemical industries. Expenditures relating to the development of new products and processes, including significant improvements and refinements to existing products, are expensed as incurred.

8. Intellectual Property

WTI owns a number of trademarks and patents within the United States (and in other jurisdictions) on certain products and related manufacturing processes. WTI also has granted licenses with respect to some of these trademarks and patents. The Company has secured protection of its rights in the United States, Canada, Mexico, the European Union, Asia, South America, and Africa; holds over 80 issued patents and over 50 registered trademarks, in over 32 countries; and has over 60 patent applications pending.

9. Prepetition Litigation

As of the Petition Date, with the exception of various pending workers' compensation claims, the Debtors were not parties (as plaintiffs or defendants) to any litigation.

C. The Debtors' Prepetition Capital Structure

1. 15% Senior Secured Notes Due 2012

WTI, as issuer, Tube Forming, TFI and WJT, as guarantors, and U.S. Bank National Association, as trustee and collateral agent (the "Indenture Trustee" or the "Collateral Agent"), are parties to that certain Indenture, dated as of April 28, 2009 (as amended, the "Note Indenture"), pursuant to which WTI issued a total of $121.6 million in 15% Senior Secured Notes Due 2012 (the "Notes") to various holders (the "Noteholders"). The Notes were issued in connection with an offer launched by WTI on February 26, 2009 to holders of their then-existing 10½% senior notes due 2009 and their then-existing 10½% senior exchange notes due 2009 to exchange such notes for the Notes and a cash payment. This transaction was consummated on April 28, 2009, whereby $83.3 million in aggregate principal amount of the 10½% senior notes and $38.3 million in aggregate principal amount of the 10½% senior exchange notes were exchanged for $121.6 million in aggregate principal amount of the Notes. The remaining $16.1 million of the 10½% senior notes (plus accrued and unpaid interest) was repaid on the closing date of the exchange offer. The Notes initially carried an interest rate of 15% (10% payable in cash, semiannually, and 5% payable in-kind ("PIK")),[11] which increased to 16% (10% payable in

[11] Net interest expense under the Notes for 2009 was $12.3 million, of which $8.2 million was payable in cash and $4.1 million was PIK interest.

cash, semiannually, and 6% PIK) beginning in April 2010. As of the Petition Date, approximately $131 million in principal, inclusive of PIK interest, plus approximately $7.5 million of accrued and unpaid cash interest on the Notes was outstanding.

Pursuant to that certain Guarantee and Collateral Agreement dated as of April 28, 2009 (the "Security Agreement"), as security for the payment, performance and other obligations of WTI under the Notes and the Note Indenture (the "Obligations"), (a) Tube Forming, TFI and WJT guaranteed the Obligations,[12] (b) certain of the Debtors pledged to the Collateral Agent certain of the stock and other equity interests owned by the Debtors in certain subsidiaries, and (c) certain of the Debtors granted to the Collateral Agent a security interest in: (i) all accounts, (ii) all chattel paper, (iii) all cash and deposit accounts, (iv) all documents, (v) all equipment, (vi) all General Intangibles (as defined in the Security Agreement), (vii) all instruments, (viii) all inventory, (ix) all investment property, (x) all letter of credit rights, (xi) all commercial tort claims, (xii) all books and records, and (xiii) to the extent not otherwise included, all Proceeds (as defined in the Security Agreement) and products of any and all of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing. The Collateral Agent and the Ad Hoc Group assert that WTH, a Debtor herein, also is a guarantor of the Obligations and that WTH's assets serve as collateral for such Obligations. The PBGC disputes that WTH is a guarantor of the Obligations or that its assets constitute collateral therefor. All such disputes have been resolved pursuant to the PBGC Settlement Agreement discussed in Section IV. I. below.

Pursuant to a Trademark Assignment of Security Agreement and a Patent Assignment of Security Agreement, each dated as of April 28, 2009, as security for the Obligations, certain of the Debtors granted to the Collateral Agent a security interest in their trademarks and patents.

As further security for the Obligations, pursuant to five separate mortgage instruments, certain of the Debtors granted and conveyed to the Collateral Agent a security interest in, among other things, certain of the Debtor's real property located in: Pottawatomie County, Shawnee, Oklahoma; Dallas County, Carrollton, Texas; Kent County, Warwick, Rhode Island; Giles County, Ardmore, Tennessee; and Morgan County, Decatur, Alabama.

2. Preferred Stock and Common Stock of WTI

As of the Petition Date, WTI had outstanding 54,494 shares of Series A Convertible Preferred Stock and 10,000 shares of Series B Convertible Preferred Stock, each of which affords holders thereof certain voting rights, including the ability to vote cumulatively with the holders of the WTI common stock. Dividend payments on all preferred stock were discontinued in 2008. As of the Petition Date, accrued but unpaid stock dividends total approximately $19 million. The aggregate purchase price paid by the initial purchasers of such preferred stock was approximately $65 million as follows: Plainfield -- $40 million for 40,000 shares of Series A Convertible Preferred Stock, and Alpine -- $14.49 million for 14,494 shares of Series A

12 Certificates of dissolution were filed for certain guarantors other than Tube Forming, TFI and WJT subsequent to the date of the Note Indenture and the Security Agreement.

Convertible Preferred Stock and $10 million for 10,000 shares of Series B Convertible Preferred Stock.[13]

As of the Petition Date, 40,623,736 shares of WTI common stock were outstanding and held by a number of institutions and individual investors. WTI's common stock was listed on the New York Stock Exchange until it was delisted on March 19, 2007, and currently trades on the Over-The-Counter Pink Sheets.

III. EVENTS LEADING TO THESE CHAPTER 11 CASES

Although the Debtors' business is operationally sound, over the course of the last several years a convergence of factors led to the instant chapter 11 filings. The Debtors' liquidity became increasingly constrained due to the steep rise and significant volatility in the prices of copper and other metals that are at the core of the Debtors' business, the precipitous year-over-year increase in the funding obligations associated with WTI's pension plan, and the high level of interest expense relating to the Notes. At the same time, the Debtors' operating revenues declined due to the global economic downturn in the industries served by the Debtors. As a result, the Debtors could not pay their non-trade expenses, such as interest on the Notes and their obligations under the pension plan (discussed in detail below), in the ordinary course. Ultimately, the timing of the filing of these chapter 11 cases was driven by the Debtors' default under the Note Indenture and the Notes, and the Debtors' successful negotiations with the Supporting Noteholders and the Supporting Preferred Holders on the terms of a prearranged Plan as outlined in the Plan Support Agreement and the Plan Term Sheet. Certain of the factors contributing to the commencement of the chapter 11 cases are discussed in greater detail immediately below.

A. Rise and Volatility in Copper and Other Metal Prices and Slowdown of United States Economy

The steep rise and volatility of the prices of copper and other metals -- which are the principal raw materials used in the Debtors' manufacturing processes -- have led to a significant increase in the Debtors' working capital requirements. This increase, in turn, has adversely affected the Debtors' liquidity. In addition, a decline in the Debtors' core HVAC markets, which the Debtors believe was precipitated by the financial crisis and the recession, has resulted in lower revenues. These factors reduced cash available to fund the Debtors' expenses and working capital needs, including the Debtors' ability to pay interest on the Notes and their funding requirements under the WTI pension plan.

B. Increased Obligations Respecting Defined Benefit Pension Plan

WTI is the contributing sponsor of the Wolverine Tube Inc. Retirement Plan (the "Pension Plan"), a defined benefit pension plan covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and regulated by the applicable provisions

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[13] As detailed below, pursuant to the Plan, all such Old Preferred Stock Interests will be cancelled and the holders of such Old Preferred Stock will not receive or retain under the Plan any Property on account of such Old Preferred Stock Interests.

of the Internal Revenue Code of 1986, as amended (the "IRC"). As a result of recent adverse economic conditions and the large losses suffered in the U.S. financial markets, the Pension Plan's investment experience has suffered. Moreover, the Debtors' funding obligations for the Pension Plan have increased significantly from historical levels as a result of recently implemented funding rules and low interest rates.[14] The Debtors' increased funding obligations for the Pension Plan have had an adverse effect on their liquidity, and their liquidity will be further affected as the contribution requirements accelerate going forward.

Using the regulatory termination assumptions of the Pension Benefit Guaranty Corporation (the "PBGC"), as of August 31, 2010, the Pension Plan was approximately 58% funded, with approximately $107 million in assets and approximately $186 million in benefit liabilities, resulting in approximately $78.5 million in unfunded benefit liabilities. The PBGC has filed identical proofs of claim against each of WTI, Tube Forming, WJT, WTH and TFI. The PBGC Claim includes the following Claims: (i) an estimated claim in the amount of $89,640,000 for statutory liability under 29 U.S.C. § 1362 and 1368 for unfunded benefit liabilities of the Pension Plan, of which the PBGC asserts a portion may be secured and an unliquidated portion is entitled to administrative or other priority; (ii) an unliquidated claim for statutory liability under 29 U.S.C. § 1307 on account of the Pension Plan for flat and variable rate premiums and the special termination premium, a portion of which the PBGC asserts may be entitled to administrative priority, and depending on the circumstances, the PBGC also asserts may not be dischargeable; (iii) an estimated general unsecured claim in the amount of $38,144,000 for statutory liability to the Pension Plan for shortfall and waiver amortization charges under 29 U.S.C. § 1362(c); and (iv) an estimated claim in the amount of $4,022,000 for statutory liability to the Pension Plan for unpaid minimum funding contributions under 26 U.S.C. §§ 412, 430 and 29 U.S.C. § 1082, of which the PBGC asserts (a) $2,019,250 is secured by virtue of statutory liens arising under 26 U.S.C. § 412(n)(3) and/or § 430(k)(3) against all of the assets of the Debtors, and (b) an unliquidated portion is entitled to administrative or other priority (in the case of the proofs of claim filed by the PBGC against WTH and TFI, the claims described in clause (iv) are asserted only as general unsecured claims). In discussions relating to the PBGC Claim, the PBGC has asserted that certain of the Debtors' non-Debtor affiliates are jointly and severally liable for certain components of the PBGC Claim (including, but not limited to, the underfunding claim), and that the PBGC holds liens against certain non-Debtor affiliates securing the claim for unpaid minimum funding contributions. The Debtors dispute the amount, extent and priority of certain aspects of the PBGC Claim, including the validity of claims and liens asserted against non-Debtor affiliates.[15]

WTI has attempted to address its Pension Plan funding issues in a proactive and transparent manner commencing with a meeting with the staff of the PBGC and in a number of

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[14] In a defined-benefit pension plan, benefits are specified by a fixed formula unrelated to the value of the pension fund. The sponsor of the pension plan is generally responsible for financing the benefits and must therefore make larger contributions when the value of the assets held by the pension fund declines. Because of the way the obligations of the pension plan are calculated, its funding position (that is, the relationship between its assets and liabilities) is also affected by the level of interest rates. Because payments will extend far in the future, the amount of funding today necessary to make those payments is adjusted for the time value of money by "discounting" them using certain interest rates. Therefore, low interest rates further add to the current obligations to the fund.

[15] The Debtors reserve all rights and defenses with respect to any and all claims and positions of the PBGC.

telephone conferences and other dialogue. On or about June 17, 2010, following the Debtors' decision to terminate the Pension Plan in a distress termination, the Plan Administrator for the Pension Plan filed Form 600 (Distress Termination Notice of Intent to Terminate) with the PBGC, seeking the termination and trusteeship of the Pension Plan by the PBGC. The decision to seek a distress termination was not made lightly. Rather, the Debtors viewed it as the only alternative available under the circumstances. Thereafter, the Debtors continued their contacts with the PBGC in order to progress towards a consensual termination of the Pension Plan and a resolution of liabilities associated therewith. However, negotiations with the PBGC could not materially progress until the Plan discussions with the Supporting Noteholders and the Supporting Preferred Holders concluded and an agreement was reached. As discussed in further detail below, because the Debtors only reached agreement with the Supporting Noteholders and the Supporting Preferred Holders shortly before the Petition Date, and because of an impending actionable event of default arising under the Note Indenture, the Debtors determined that the prudent course of action was to commence these chapter 11 cases and then continue negotiations with the PBGC.[16] As discussed in more detail in Section IV. I. below, following extensive negotiations with the PBGC and the Supporting Noteholders, the parties reached agreement on the treatment of the PBGC's claims under the Plan.

C. Cost-Cutting, Restructuring Efforts and Successful Negotiations with Supporting Noteholders and Supporting Preferred Holders

Given their financial situation, the Debtors implemented extensive cost cutting and restructuring initiatives over the last several years. Starting in 2007, the Debtors embarked on an aggressive recapitalization plan. By 2009, the Debtors successfully raised approximately $92.5 million in gross equity proceeds, retired more than $100 million in outstanding debt, and refinanced their remaining outstanding debt through the issuance of the Notes. In connection with these efforts, in or about May of 2008, WTI also ceased payments of all dividends on its preferred stock resulting in savings of approximately $19 million.

The Company also undertook extensive cost cutting measures throughout its global operations. For example, the Company reduced its global headcount by more than 1,400 employees, sold several non-core business lines and facilities for aggregate proceeds of more than $80 million (the proceeds of which were used to retire debt and for working capital), closely monitored and limited capital expenditures, and reduced its corporate selling, general and administrative costs from $21 million to $14.5 million between 2007 and 2009.[17]

Importantly, however, these measures have not come at the cost of market share in the Company's core businesses. For example, despite continued global market softness, the Company improved by 3% and 8%, respectively, its market share in the industrial/residential HVAC and refrigeration markets for the period of 2009 through 2010. Also, the Company

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16 The agreement reached with the Supporting Noteholders and the Supporting Preferred Holders is contingent upon satisfactory resolution of the Pension Plan issues either by reaching an agreement with the PBGC or by such other acceptable treatment of the Pension Plan liabilities.

17 These amounts exclude non-cash pension and stock option expenses and some one-time non-recurring expenses.

experienced approximately 10% volume growth in the technical tube market over the same period, which had a positive impact on profitability.

Notwithstanding these efforts (which are ongoing), the Debtors' current financial condition and their ongoing obligations render them unable to satisfy the current interest expense with respect to the Notes and their obligations in connection with the Pension Plan. Moreover, given the Debtors' general state of affairs and the state of the capital markets, the Debtors do not expect to be in a position to pay the principal on the Notes at maturity in 2012, through a refinancing or otherwise.

Accordingly, the Debtors have explored various refinancing alternatives, including the possibility of obtaining asset-based refinancing for all or a portion of the Notes. However, given the past and present state of the credit markets, and the Debtors' financial circumstances, there is no viable market for such a transaction or any other lending transaction. Nor is there any prospect for obtaining additional equity capital for the Debtors under their current capital structure. In addition, the Debtors considered and continue to explore various strategic alternatives, including asset sales.

Having considered and explored these alternatives, prior to the Petition Date the Debtors engaged an informal group of the Noteholders and Plainfield, which collectively hold in excess of 71% of the Notes, in good faith, arm's-length negotiations with respect to a consensual restructuring of the Debtors' capital structure. During the course of these negotiations, the Debtors considered a number of non-bankruptcy restructuring options, including a possible out-of-court exchange offer for the Notes. Ultimately, the parties determined that a financial restructuring could best be accomplished through a prearranged chapter 11 filing for the Debtors.

To maintain maximum liquidity while the Debtors continued to negotiate with the Supporting Noteholders and the Supporting Preferred Holders, the Debtors elected not to make the interest payment due under the Note Indenture and the Notes on September 30, 2010 (the "Interest Payment Default"). The Note Indenture provides for a 30-day grace period before the Interest Payment Default becomes an actionable event of default. Prior to the expiration of the 30-day grace period, the Debtors, the Supporting Noteholders and the Supporting Preferred Holders reached an agreement on a restructuring which was formalized in the Plan Term Sheet. Pursuant to the Plan Support Agreement, the Supporting Noteholders and the Supporting Preferred Holders, among other things, have agreed to vote in favor of, and to otherwise support a restructuring of the Debtors' capital structure and financial obligations pursuant to, the Plan (which contains the terms and conditions set forth in the Plan Term Sheet). An express condition to the Supporting Noteholders' support is a resolution of the Debtors' Pension Plan liabilities on terms and conditions acceptable to the Supporting Noteholders. As noted, following months of extensive negotiations, the Debtors, the PBGC and the Supporting Noteholders have reached a consensual agreement respecting the Debtors' Pension Plan liabilities as discussed in Section IV. I. below.

D. <u>The Debtors Commence These Chapter 11 Cases</u>

As noted earlier, the Debtors filed these chapter 11 cases to effectuate the terms of the Term Sheet and the Plan Support Agreement. Because the Plan is based on a consensual

agreement with the Debtors' key stakeholders and contemplates a significant deleveraging of the Debtors' balance sheet -- including conversion of more than $100 million of the Notes to equity and reaching a settlement with the PBGC -- and a full recovery to holders of other general unsecured claims, the Debtors' goal always has been to have as short a stay as possible in chapter 11 while continuing negotiations with the PBGC and preserving the Debtors' business, including assuring the Debtors' large OEM customers of the Debtors' prospects for future success and viability, thereby maximizing the going concern value of the Debtors' business and assets.

IV. SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASES

A. Overview Of Chapter 11 And Commencement Of Chapter 11 Cases

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its finances, business and/or operations for the benefit of itself, its creditors and its equity interest holders. In addition to permitting the rehabilitation of a debtor, another goal of Chapter 11 is to promote the optimization of a debtor's assets and equality of treatment of similarly-situated creditors and equity interest holders with respect to the distribution of a debtor's assets.

The commencement of a Chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing of the debtor's bankruptcy petition. The Bankruptcy Code provides that a Chapter 11 debtor may continue to operate its business and remain in possession of its property as a "debtor-in-possession."

The Debtors filed their Chapter 11 Cases with the Bankruptcy Court on November 1, 2010. The Debtors' cases were assigned to the Honorable Peter J. Walsh, United States Bankruptcy Judge for the District of Delaware. The Debtors continue to operate their business and manage their properties as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

Confirmation and consummation of a plan of reorganization are the principal objectives of a Chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against and equity interests in the debtor. In general, confirmation of a plan of reorganization by the bankruptcy court makes the plan binding, subject to the occurrence of the effective date, upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan, and any creditor or equity interest holder of a debtor. Subject to certain limited exceptions, the order approving confirmation of a plan discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes the obligations specified under the confirmed plan.

Before soliciting acceptances of a proposed plan, section 1125(a) of the Bankruptcy Code requires a plan proponent to prepare and distribute a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment whether to accept or reject the plan. The Debtors are transmitting this Disclosure Statement to, and soliciting votes from, Holders of Impaired Claims against them who are entitled to vote on the Plan in order to satisfy the requirements of section 1125(a) of the Bankruptcy Code.

The following is a brief description of some of the major events that have occurred during the Chapter 11 Cases.

B. First Day Orders

On or shortly after the Petition Date, the Bankruptcy Court entered various orders designed to facilitate the orderly administration of the Debtors' chapter 11 cases and to minimize the disruption of the Debtors' business affairs, which are summarized below.

1. Wage Order

On November 2, 2010, the Bankruptcy Court entered an order, among other things, authorizing the Debtors to pay prepetition wages, salaries, commissions and other compensation, reimbursable employee expenses, contributions to prepetition employee benefit programs (and authorizing the Debtors to continue such programs), and workers' compensation obligations [Docket No. 33]. A portion of the relief in this order was deferred for consideration at a later hearing. On November 23, 2010, the Bankruptcy Court entered an order granting the remainder of the relief requested by the Debtors [Docket No. 129].

2. Order Authorizing Payment of General Unsecured Trade Claims

On November 2, 2010, the Bankruptcy Court entered an order authorizing the Debtors to pay, in their discretion, prepetition claims of general unsecured trade creditors in the ordinary course of business [Docket No. 37]. A portion of the relief in this order was deferred for consideration at a later hearing. On November 23, 2010, the Bankruptcy Court entered an order granting the remainder of the relief requested by the Debtors [Docket No. 131].

3. Order Authorizing Payment of Taxes and Fees

On November 2, 2010, the Bankruptcy Court entered an order authorizing the Debtors to pay certain pre-petition sales, use, franchise and property taxes, licensing fees and similar obligations [Docket No. 31].

4. Utilities Order

On November 2, 2010, the Bankruptcy Court entered an interim order prohibiting utility providers from altering, refusing or discontinuing services to, or discriminating against, the Debtors on account of prepetition amounts due, authorizing the Debtors to establish an adequate assurance deposit account, and establishing procedures for determining requests for additional adequate assurance [Docket No. 34]. On November 23, 2010, the Bankruptcy Court entered an order granting the relief in the interim utilities order on a final basis [Docket No. 130].

5. Customer Programs Order

On November 2, 2010, the Bankruptcy Court entered an order authorizing the Debtors to honor certain prepetition obligations to customers and to otherwise continue prepetition customer programs and practices (including hedging arrangements) [Docket No. 36].

6. Other First Day Orders

In addition, the Bankruptcy Court entered the following orders on November 2, 2010: (a) authorizing the joint administration of the Debtors' chapter 11 cases [Docket No. 27]; (b) approving the Debtors' use of their existing cash management system and prepetition bank accounts and business forms [Docket No. 29]; (c) authorizing the Debtors to pay prepetition claims of shippers, warehousemen, and other lien claimants [Docket No. 35]; (d) authorizing the Debtors to continue their prepetition insurance coverage and to maintain existing financing of insurance premiums [Docket No. 32]; and (e) extending the Debtors' time to file their schedules and statement of financial affairs [Docket No. 28].

C. **Retention of Debtors' Professionals**

On November 23, 2010, the Bankruptcy Court entered orders authorizing the Debtors to retain and employ the law firms of Cozen O'Connor, P.C. as bankruptcy counsel [Docket No. 128] and Proskauer Rose LLP as special corporate and tax counsel [Docket No. 134]. In addition, on November 23, 2010, the Bankruptcy Court entered an order approving the retention of Deloitte Financial Advisory Services LLP as financial advisor to the Debtors [Docket No. 136]. Moreover, on November 23, 2010, the Bankruptcy Court entered (a) an order authorizing the retention and compensation of certain professionals in the ordinary course of business [Docket No. 132][18] and (b) an administrative order establishing procedures for the interim compensation and reimbursement of expenses for professionals and members of official committees [Docket No. 127].

The Debtors have retained Donlin, Recano & Company, Inc. as claims, noticing and balloting agent [Docket No. 38].

D. **Use Of Cash Collateral**

On November 2, 2010, the Bankruptcy Court entered an interim order, among other things, (i) authorizing the Debtors to use cash collateral, (ii) granting adequate protection to prepetition secured parties, and (iii) scheduling a hearing to consider entry of a final cash collateral order [Docket No. 30]. On November 23, 2010, the Bankruptcy Court entered a final order authorizing the Debtors to use cash collateral and granting adequate protection to prepetition secured parties [Docket No. 133]. On March 24, 2011, the Debtors filed a first stipulation amending and extending the final cash collateral order [Docket No. 322].

The PBGC has filed an adversary proceeding complaint [Docket No. 307] (as well as a motion to correct the final cash collateral order [Docket No. 306]) challenging certain stipulations and admissions in the final cash collateral order and requesting that such order be corrected to exclude WTH from the scope of the security interests and other relief granted in

[18] In accordance with such order, the Debtors have retained Keightly & Ashner LLP to provide legal services in connection with the Pension Plan and other matters relating to employee benefits.

such order.[19] All of the PBGC's claims set forth in its complaint and motion will be resolved pursuant to the PBGC Settlement Agreement discussed in Section IV. I. below.

E. Sale of Certain Assets of Tube Forming, L.P.

On November 8, 2010, the Debtors filed a motion [Docket No. 60] for entry of (i) an order, among other things, (a) approving bidding procedures in connection with the sale of certain assets by Tube Forming and certain non-Debtor affiliates to Overstreet-Hughes Co., Inc., an affiliate of Mueller Industries, Inc., (b) approving a break-up fee and expense reimbursement, (c) scheduling an auction and hearing to consider the proposed sale, and (d) establishing procedures relating to the assumption and assignment of executory contracts and unexpired leases; and (ii) an order (a) approving the proposed sale, (b) authorizing the assumption and assignment of certain executory contracts and unexpired leases, and (c) granting certain related relief.

On November 12, 2010, the Bankruptcy Court entered an order, among other things, approving bidding procedures in connection with the sale [Docket No. 88]. On December 20, 2010, the Bankruptcy Court entered an order approving the sale, without objection [Docket No. 206]. The sale was consummated on or about December 28, 2010, resulting in gross sale proceeds to the Debtors of approximately $6.9 million.

F. Chapter 11 Schedules

On December 1, 2010, each of the Debtors filed its chapter 11 schedules of assets and liabilities and statements of financial affairs [Docket Nos. 160-169].

G. Bar Date Order

On November 23, 2010, the Bankruptcy Court entered an order establishing (i) January 14, 2011 as the bar date for filing proofs of prepetition unsecured, secured, priority and section 503(b)(9) administrative expense claims (for all creditors other than governmental units) and (ii) May 2, 2011 as the bar date for governmental units to file prepetition proofs of claim [Docket No. 135].

H. Order Extending Time to Assume or Reject Leases

On March 28, 2011, the Bankruptcy Court entered an order extending the Debtors' time to assume or reject any unexpired leases of nonresidential real property through and including May 30, 2011 [Docket No. 332].

I. Settlement Agreement With PBGC

As discussed above, prior to the Petition Date, the Debtors, the Supporting Noteholders and the Supporting Preferred Holders entered into the Plan Support Agreement pursuant to which the parties agreed to support a consensual restructuring for the Debtors as provided in the

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[19] The rights, claims and defenses of the Debtors, the PBGC and the Noteholders with respect to the PBGC's adversary proceeding and motion are reserved.

Plan. However, an express condition precedent to the parties' agreement under the Plan Support Agreement is the resolution by the Debtors of all claims asserted by the PBGC relating to the Debtors' Pension Plan on terms acceptable to the Debtors and the Requisite Supporting Noteholders. Simply stated, the Debtors can no longer afford to maintain the Pension Plan or the tens of millions of dollars in projected annual contributions that would be necessary to fund the Pension Plan in the absence of a termination of the Pension Plan. Moreover, the Supporting Noteholders will not agree to the conversion of more than $100 million of their claims to equity, as contemplated by the Plan, absent a termination of the Pension Plan and an agreed upon resolution of the more than $131 million of claims asserted by the PBGC in connection with the Pension Plan.

As detailed in Section III. B. above, the PBGC has asserted various claims against each of the Debtors exceeding $131 million in the aggregate, of which the PBGC asserts that (a) approximately $2.019 million (relating to missed Pension Plan contributions) is secured by statutory liens on certain of the Debtors' assets, and (b) an unspecified portion thereof is entitled to priority or administrative expense claim status. The PBGC also has asserted that certain of the Debtors' non-Debtor affiliates are members of the "controlled group" under ERISA and, therefore, are jointly and severally liable for the PBGC's claims relating to the Pension Plan and that, pursuant to ERISA, the PBGC holds or will hold statutory liens against the assets of such non-Debtor affiliates to the extent of the PBGC's claims for unpaid contributions. The Debtors and the Ad Hoc Group dispute, among other things, (i) the amount, priority and extent of certain of the PBGC's claims, and (ii) the amount, nature and extent of claims or liens asserted by the PBGC against the Debtors' non-debtor affiliates.[20]

Commencing shortly after the Petition Date, the Debtors continued the settlement discussions with the PBGC and engaged in intensive negotiations with the PBGC and the Supporting Noteholders in efforts to reach consensual resolution of the PBGC's claims. In connection therewith, the Debtors provided the PBGC with extensive documentation and other information relating to, among other things, the Debtors' business operations, projections, and asset valuations. The Debtors and the PBGC also had numerous conferences and exchanged several settlement proposals. Certain of the Supporting Noteholders also were actively involved in the parties' settlement discussions. Ultimately, following almost 4 months of diligence and negotiations, the parties agreed to the terms of a comprehensive settlement of all claims asserted by the PBGC against the Debtors and their non-Debtor affiliates. The material terms of the settlement are contained in a Memorandum of Understanding ("MOU") that is attached as Exhibit A to the Plan. The Debtors and the PBGC are in the process of documenting a definitive agreement that will incorporate the terms contained in the MOU. Subject to and upon its execution by the parties, such definitive agreement will supersede the MOU and will be filed with the Bankruptcy Court (and upon such filing shall be deemed to constitute the PBGC Settlement Agreement discussed in the Plan and this Disclosure Statement).[21] The definitive PBGC Settlement Agreement must be satisfactory to the Requisite Supporting Noteholders (and,

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20 Additionally, as noted in Section II. C. 1 above, the PBGC has disputed whether the claims asserted by the Noteholders are guaranteed by WTH or secured by WTH's assets.

21 Although the Debtors do not anticipate any difficulty in reaching agreement with the PBGC on the definitive agreement, there can be no assurances that the parties will ultimately agree to or execute such definitive agreement.

as noted above, representatives of certain of the Supporting Noteholders played an active role in negotiations leading up to the execution of the MOU).

The following is a summary of the material terms of the settlement terms contained in the MOU. Parties in interest are referred to the MOU for a complete description of its terms. In the event of a discrepancy between the summary contained herein and the actual terms of the MOU (or, upon its execution, the definitive agreement), the terms of the MOU (or, upon its execution, the definitive agreement) shall control.

(a) Payments to PBGC. Subject to earlier pre-payment as provided in subparagraph (b) below, the PBGC shall receive the following payments from Reorganized WTI:

(i) $4 million to be paid on the 12 month anniversary of the Effective Date. Reorganized WTI shall use its best efforts to sell Wolverine Tube Europe NV (the "Netherlands Entity") within 12 months from the Effective Date and, if the Netherlands Entity is sold within that time, the PBGC shall instead receive $3.75 million of the foregoing $4 million upon closing of such sale, with the balance (i.e., $250,000) to be paid on the 12 month anniversary of the Effective Date;

(ii) $1.5 million to be paid on the 21 month anniversary of the Effective Date;

(iii) $1.5 million to be paid on the 33 month anniversary of the Effective Date;

(iv) $1.75 million to be paid on the 45 month anniversary of the Effective Date;

(v) $1.75 million to be paid on the 57 month anniversary of the Effective Date;

(vi) $1.75 million to be paid on the 69 month anniversary of the Effective Date;

(vii) $1.75 million to be paid on the 84 month anniversary of the Effective Date;

(viii) $1.75 million to be paid on the 96 month anniversary of the Effective Date;

(ix) $1.75 million to be paid on the 108 month anniversary of the Effective Date;

(x) $1.75 million to be paid on the 120 month anniversary of the Effective Date; and

(xi) $0.75 million to be paid on the 132 month anniversary of the Effective Date.

(b) Prepayment. Reorganized WTI may prepay its obligations at any time and from time to time without penalty or premium provided that any prepayment to the PBGC shall be calculated, as of such prepayment date, on a net present value basis using a discount rate of 8.50% (i.e., the then remaining payment stream discounted to such prepayment date at 8.50%). Notwithstanding the foregoing, if Reorganized WTI prepays the entire remaining balance on or before the 57 month anniversary of the Effective Date, the payment set forth in item (a) (xi) above shall be eliminated and the PBGC shall instead receive the equivalent of the then remaining payment stream discounted to such date of payment at 8.50%. In the event of a partial prepayment by Reorganized WTI, the back end payments set forth in subparagraph (a) above (commencing in inverse order from item (a)(xi) above), shall be automatically adjusted to maintain the net present value of the payments to the PBGC as contemplated in the MOU.

(c) Liquidity Event Payment. If a Liquidity Event (as defined in the Plan) occurs, Reorganized WTI shall prepay all remaining amounts then owing to the PBGC in accordance with the prepayment provisions set forth in subparagraph (b) above.

(d) Release of Liens; New Equity Pledge. As soon as practicable after the Effective Date, the PBGC shall release all present liens and lien rights relating to the Pension Plan. The PBGC shall be granted a direct pledge of the 49.9% equity interest in the Netherlands Entity owned by Wolverine Tube Canada Limited Partnership, such pledge to be superior to any and all other pledges thereon and to be released upon the earlier of (i) the closing of the sale of the Netherlands Entity and concurrent payment to the PBGC of $3.75 million pursuant to subparagraph (a)(i) above, or (ii) absent a sale of the Netherlands Entity, the payment to the PBGC of $4.0 million pursuant to subparagraph (a)(i) above.

(e) Grant of New Common Stock. In addition to the payments described above, the PBGC shall receive five percent (5%) of the New Common Stock issued pursuant to the Plan, subject to dilution for additional shares of New Common Stock to be issued pursuant to the New Management Stock Incentive Plan and any future issuance of New Common Stock.

(f) Dividends. Until the PBGC obligation set forth in subparagraph (a) above is either fully prepaid or repaid, Reorganized WTI shall not be permitted to pay cash dividends to stockholders to the extent that, as of any dividend payment date, such dividends would exceed the aggregate of the payments made as of such date to the PBGC, provided that, after the third anniversary of the Effective Date, Reorganized WTI may pay cash dividends to stockholders, in the aggregate of up to $2 million in excess of the aggregate of the payments made to the PBGC as of that date.

(g) Secured Indebtedness. In addition to indebtedness contemplated by the Plan, Reorganized WTI shall be permitted to incur other secured indebtedness following the Effective Date to fund Reorganized WTI's business operations including, but not

limited to, indebtedness required for working capital purposes, secured credit facilities, capital expenses and leases, hedging, investment in business operations, and growth of operations. To be clear, Reorganized WTI cannot incur indebtedness if the proceeds thereof are to be used to pay dividends to its shareholders or repurchase stock.

(h) Financial Information. Reorganized WTI shall provide quarterly financial statements to the PBGC within 45 days after the end of each fiscal quarter, and annual financial statements within 120 days after the end of each fiscal year, or as soon as practicable thereafter as such financial statements become available. In addition, Reorganized WTI shall provide other customary reporting to the PBGC including, but not limited to, notice of default under any debt obligations of Reorganized WTI or its subsidiaries.

(i) Releases. Subject to mutually acceptable language in the Definitive Agreement, the PBGC, on its own behalf, and in every other capacity in which it may now or in the future act, shall grant releases to WTI, the members of the Wolverine Controlled Group (as defined in the MOU), the Noteholders, and their respective officers, directors, shareholders, managing agents, members, successors and assigns, from any claims, liability or obligations relating to the Pension Plan except for any liability arising as a result of a violation of fiduciary obligations to the Pension Plan.

(j) Cross-Acceleration to New First Lien Notes. The obligations to the PBGC set forth in the MOU shall be cross-accelerated to any acceleration of the New First Lien Notes.

The parties' obligations under the PBGC Settlement Agreement are expressly contingent on (i) the occurrence of the Effective Date of the Plan, and (ii) a distress or involuntary termination of the Pension Plan, with an agreed termination date established under ERISA, and the appointment of the PBGC as a statutory trustee of the Pension Plan. To date, the Pension Plan has not been terminated. The Debtors intend to continue to pursue an expeditious termination of their Pension Plan (which the Debtors believe will be achieved) through all available means which may include seeking judicial authorization to terminate the Pension Plan in the Bankruptcy Court.

V. THE PLAN OF REORGANIZATION

A. General

The following is a summary intended as a brief overview of the Plan and is qualified in its entirety by reference to the full text of the Plan, a copy of which is annexed hereto as Exhibit A. Holders of Claims and Interests are respectfully referred to the relevant provisions of the Bankruptcy Code and are encouraged to review the Plan and this Disclosure Statement with their counsel.

In general, a Chapter 11 plan of reorganization must (i) divide claims and interests into separate categories and classes, (ii) specify the treatment that each category and class is to

receive under such plan, and (iii) contain other provisions necessary to implement the plan. A Chapter 11 plan may specify that the legal, equitable, and contractual rights of the holders of claims or interests in certain classes are to remain unchanged by the restructuring effectuated by the plan. Such classes are referred to as "unimpaired" and, because of such favorable treatment, are deemed to vote to accept the plan. Accordingly, it is not necessary to solicit votes from holders of claims or interests in such "unimpaired" classes. Pursuant to section 1124(1) of the Bankruptcy Code, a class of claims or interests is "impaired," and entitled to vote on a plan, unless the plan "leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder of such claim or interest." 11 U.S.C. §1124(1).

B. <u>Classification Of Claims And Interests</u>

Section 1123 of the Bankruptcy Code provides that, except for administrative expense claims and priority tax claims, a plan of reorganization must categorize claims against and equity interests in a debtor into individual classes. Although the Bankruptcy Code gives a debtor significant flexibility in classifying claims and interests, section 1122 of the Bankruptcy Code dictates that a plan of reorganization may only place a claim or an equity interest into a class containing claims or equity interests that are substantially similar.

In compliance with section 1122 of the Bankruptcy Code, the Plan divides the Holders of Claims and Interests into two categories and nine Classes, and sets forth the treatment offered to each Class. These Classes take into account the differing nature and priority of Claims against and Interests in the Debtors. Section 101(5) of the Bankruptcy Code defines "claim" as a "right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured" or a "right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured." 11 U.S.C. § 101(5). A "claim" against the Debtors also includes a claim against property of the Debtors, as provided in section 102(2) of the Bankruptcy Code. 11 U.S.C. § 102(2). An "interest" is an equity interest in a debtor.

For the holder of a claim to participate in a plan of reorganization and receive the treatment offered to the class in which it is classified, its claim must be "allowed." Under the Plan, "*Allowed*" is defined as: with respect to any Claim or Interest, except as otherwise specified herein, any of the following: (a) a Claim or Interest that has been scheduled by the Debtors in their Schedules as other than disputed, contingent or unliquidated and as to which (i) the Debtors or any other party in interest have not filed an objection, and (ii) no contrary Proof of Claim has been filed; (b) a Claim or Interest that is not a Disputed Claim or Disputed Interest, except to the extent that any such Disputed Claim or Disputed Interest has been allowed by a Final Order; or (c) a Claim or Interest that is expressly allowed (i) by a Final Order, (ii) by an agreement between the Holder of such Claim or Interest and the Debtors or the Reorganized Debtors, or (iii) pursuant to the terms of the Plan.

C. Treatment Of Claims And Interests Under The Plan

The Plan segregates the various Claims against, and Interests in, the Debtors into Administrative Expense Claims, Priority Tax Claims, Class 1 consisting of Non-Tax Priority Claims, Class 2 consisting of Other Secured Claims, Class 3 consisting of Note Claims, Class 4 consisting of General Unsecured Claims, Class 5 consisting of the PBGC Claim, Class 6 consisting of Old Preferred Stock Interests, Class 7 consisting of Old Common Stock Interests, Class 8 consisting of Section 510(b) Claims, and Class 9 consisting of Subsidiary Equity Interests.

Under the Plan, Claims in Classes 1, 2 and 4 and Interests in Class 9 are Unimpaired, and Claims in Classes 3, 5 and 8 and Interests in Classes 6 and 7 are Impaired. The treatment accorded to the Impaired Classes of Claims under the Plan represents the best treatment that can be provided to such Classes pursuant to the priority provisions of the Bankruptcy Code. Set forth below is a summary of the Plan's treatment of the various categories and Classes of Claims and Interests. This summary is qualified in its entirety by the full text of the Plan. In the event of an inconsistency between the Plan and the description contained herein, the terms of the Plan shall govern. The Plan is complicated and substantial. Time should be allowed for its analysis; consultation with a legal and/or financial advisor is recommended and should be considered.

1. Unclassified Categories of Claims

(a) Category 1 -- Administrative Expense Claims

In General. Except to the extent that a Holder of an Allowed Administrative Expense Claim has been paid by the Debtors prior to the Effective Date, each Holder of an Allowed Administrative Expense Claim (other than a Professional Fee Claim), in full and final satisfaction, release, settlement and discharge of such Administrative Expense Claim, shall be paid in full, in Cash, in such amounts as (a) are incurred in the ordinary course of business by the Debtors when and as such Claim becomes due and owing, (b) are Allowed by the Bankruptcy Court upon the later of the Effective Date, the date upon which there is a Final Order allowing such Administrative Expense Claim or any other date specified in such order, or (c) may be agreed upon between the Holder of such Administrative Expense Claim and the Debtors. Notwithstanding anything to the contrary contained in the Plan, any Allowed Administrative Expense Claims in respect of Adequate Protection Obligations shall be deemed discharged, satisfied and released as provided in Section 3.6 of the Plan.

The Debtors believe that there will be no Allowed Administrative Expense Claims as of the Effective Date to be paid under the Plan other than day-to-day trade claims and other post-petition expenses incurred in the ordinary course (such as taxes) and amounts payable to Professional Persons.

Professional Compensation.

(a) Final Fee Applications. All final requests for payment of Professional Fee Claims, including the Holdback Amount and Professional Fee Claims incurred during the period from the Petition Date through the Confirmation Date, must be filed with the Bankruptcy Court and served on the Reorganized Debtors no later than thirty (30) days after the Confirmation Date.

After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and any applicable orders of the Bankruptcy Court, the Allowed amounts of such Professional Fee Claims shall be determined and paid as directed by the Bankruptcy Court.

(b) Post-Confirmation Date Fees and Expenses. Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Reorganized Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Reorganized Debtors. Upon the Confirmation Date, any requirement that Professional Persons comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional Person in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

(b) Category 2 -- Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each Holder of an Allowed Priority Tax Claim, in full and final satisfaction, release, settlement and discharge of such Priority Tax Claim, shall receive on account of such Claim, at the option of the Debtors, either payment in full in Cash as soon as reasonably practicable after the Effective Date, or in accordance with section 1129(a)(9)(C) of the Bankruptcy Code, regular installment payments in Cash: (i) of a total value, as of the Effective Date, equal to the Allowed amount of such Claim; (ii) which total value shall include simple interest to accrue on any outstanding balance of such Allowed Priority Tax Claim starting on the Effective Date at the rate of interest determined under applicable nonbankruptcy law pursuant to section 511 of the Bankruptcy Code; (iii) over a period ending not later than five (5) years after the Petition Date; and (iv) in a manner not less favorable than the most favored nonpriority unsecured Claim provided for by the Plan. Each Holder of an Allowed Secured Tax Claim shall retain the Lien securing its Allowed Secured Tax Claim as of the Effective Date until full and final payment of such Allowed Secured Tax Claim is made as provided in the Plan, and upon such full and final payment, such Lien shall be deemed to have been satisfied and shall be null and void and unenforceable for all purposes.

The Debtors believe that the estimated amount of Allowed Priority Tax Claims as of the Effective Date to be paid under the Plan will be approximately $150,000.

2. Unimpaired Classes of Claims and Interests

A Chapter 11 plan may specify that the legal, equitable, and contractual rights of the holders of claims or interests in certain classes are to remain unchanged by the plan. Such classes are referred to as "unimpaired" and, because of such favorable treatment, are deemed to vote to accept the plan. Accordingly, it is not necessary to solicit votes from holders of claims or interests in such "unimpaired" classes. Under the Plan, Non-Tax Priority Claims (Class 1), Other Secured Claims (Class 2), General Unsecured Claims (Class 4), and Subsidiary Equity Interests (Class 9) are Unimpaired and, therefore, are deemed to have accepted the Plan.

(a) Class 1 -- Non-Tax Priority Claims

Non-Impairment. Class 1 consists of all Non-Tax Priority Claims. Class 1 is Unimpaired, and pursuant to section 1126(f) of the Bankruptcy Code, the Holders of Claims in Class 1 are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

Treatment. The legal, equitable and contractual rights of the Holders of Allowed Non-Tax Priority Claims are unaltered by the Plan. Each Holder of an Allowed Non-Tax Priority Claim, in full and final satisfaction, release, settlement and discharge of such Allowed Non-Tax Priority Claim, shall be paid in full, in Cash, on the Effective Date or in accordance with the terms of any agreement between the Debtors and the Holder of an Allowed Non-Tax Priority Claim or on such other terms and conditions as are acceptable to the Debtors and the Holder of an Allowed Non-Tax Priority Claim.

The Debtors believe that there will be no Allowed Non-Tax Priority Claims as of the Effective Date to be paid under the Plan other than accrued employee benefit claims that will be paid in the ordinary course of business.

(b) Class 2 -- Other Secured Claims

Non-Impairment. Class 2 consists of all Other Secured Claims. Class 2 is Unimpaired, and pursuant to section 1126(f) of the Bankruptcy Code, the Holders of Claims in Class 2 are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

Treatment. The legal, equitable and contractual rights of the Holders of Allowed Other Secured Claims are unaltered by the Plan. On the Effective Date, each Allowed Other Secured Claim, in full and final satisfaction, release, settlement and discharge of such Allowed Other Secured Claim, shall be, at the Debtors' option, (a) Reinstated, (b) satisfied by the Debtors' surrender of the collateral securing such Claim, (c) offset against, and to the extent of, the Debtors' claims against the Holder of such Claim, or (d) otherwise rendered Unimpaired, except to the extent the Reorganized Debtors and such Holder agree to a different treatment.

The Debtors do not believe there are any Allowed Other Secured Claims.

(c) Class 4 -- General Unsecured Claims

Non-Impairment. Class 4 consists of all General Unsecured Claims. Class 4 is Unimpaired, and pursuant to section 1126(f) of the Bankruptcy Code, the Holders of Claims in Class 4 are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

Treatment. On or as soon as practicable after the Effective Date, except to the extent a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment or has been paid prior to the Effective Date, each Holder of an Allowed General Unsecured Claim, in full and final satisfaction, release, settlement and discharge of such Allowed General Unsecured Claim, shall be paid in full, in Cash, in the ordinary course of business or shall receive such other

treatment as shall render it Unimpaired. Any Allowed General Unsecured Claim that is not due and payable on or before the Effective Date shall be paid thereafter (i) in the ordinary course of business in accordance with the terms of any agreement that governs such Allowed General Unsecured Claim, or (ii) in accordance with the course of practice between the Debtors and the Holder of such Allowed General Unsecured Claim. Notwithstanding anything to the contrary in the Plan, the Unimpaired Claims and Interests and Impaired Claims and Interests of a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor by virtue of the Plan, the Chapter 11 Cases, or otherwise.

The Debtors believe that the estimated amount of Allowed General Unsecured Claims as of the Effective Date to be paid under the Plan will be approximately $900,000.[22]

(d) Class 9 -- Subsidiary Equity Interests

Non-Impairment. Class 9 consists of Subsidiary Equity Interests. Class 9 is Unimpaired, and pursuant to section 1126(f) of the Bankruptcy Code, the Holders of Subsidiary Equity Interests in Class 9 are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

Treatment. The legal, equitable and contractual rights of the Holders of Allowed Subsidiary Equity Interests are unaltered by the Plan. All Subsidiary Equity Interests shall be retained by Reorganized WTI.

3. Impaired Classes of Claims and Interests

Pursuant to section 1124 of the Bankruptcy Code, a class of claims or interests is impaired unless the legal, equitable, and contractual rights of the holders of claims or interests in such class are not modified or altered by a plan. Holders of allowed claims and equity interests in impaired classes that receive or retain property under a plan of reorganization are entitled to vote on such plan. Under the Plan, the Note Claims (Class 3) and the PBGC Claim (Class 5) are Impaired and, therefore, entitled to vote on the Plan. Holders of Old Preferred Stock Interests (Class 6), Old Common Stock Interests (Class 7), and Section 510(b) Claims (Class 8) are not entitled to vote on the Plan because they are not receiving or retaining any property thereunder, and therefore are deemed to reject the Plan.

(a) Class 3 -- Note Claims

Impairment. Class 3 consists of the Note Claims. Class 3 is Impaired, and the Holders of Claims in Class 3 are entitled to vote to accept or reject the Plan.

Allowance. For purposes of voting to accept or reject the Plan and receiving distributions under the Plan, the Note Claims shall be deemed Allowed in the aggregate principal amount of approximately $131.3 million plus approximately $6.4 million of accrued and unpaid Cash

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22 This amount excludes certain estimated accrued liabilities which will not be payable as of the Effective Date including, without limitation, accrued environmental, medical, vacation/holiday and workers' compensation liabilities, and current and long-term post-retirement benefits.

interest through September 30, 2010 plus any thereafter accrued and unpaid Cash and paid-in-kind interest for the period up to and including the Petition Date.

Treatment. On or as soon as practicable after the Effective Date, Holders of Allowed Note Claims, in full and final satisfaction, release, settlement and discharge of such Allowed Note Claims and any Adequate Protection Obligations (other than as set forth in Section 3.6(e) of the Plan), shall receive their Pro Rata share of (i) ninety-five percent (95%) of the New Common Stock, subject to dilution for additional shares of New Common Stock to be issued pursuant to the New Management Stock Incentive Plan and any future issuance of New Common Stock, (ii) the New First Lien Notes, and (iii) a distribution of Cash in an aggregate amount equal to the Net Distributable Cash, if any; provided, however, that each Holder of an Allowed Note Claim may designate one of its affiliates to receive the shares of New Common Stock to which it would otherwise be entitled. Each Holder of an Allowed Note Claim (or its designated affiliate) shall be required to execute and deliver to the Reorganized Debtors a signature page to the New Stockholders' Agreement as a condition precedent to receiving any distribution of New Common Stock pursuant to the Plan.

Principal Terms of New First Lien Notes. The New First Lien Notes shall be issued by Reorganized WTI in the aggregate principal amount of $30 million less, on a dollar for dollar basis, the amount of any Net Distributable Cash distributed on the Effective Date to the Holders of Allowed Note Claims under the Plan. The New First Lien Notes shall mature on the third anniversary of the Effective Date. The First Lien Notes shall be callable at any time at par plus accrued interest and shall bear interest at a rate per annum equal to 6.0% in year 1, 12.0% in year 2 (of which a portion equal to 6.0% per annum shall be payable-in-kind) and 16.0% in year 3 (of which a portion equal to 10.0% per annum shall be payable-in-kind). Notwithstanding the foregoing, subject to the written consent of the Requisite Supporting Noteholders, the foregoing terms of the New First Lien Notes may be modified to extend the maturity date and/or to adjust the interest rate. The final terms of the New First Lien Notes, including any such agreed modifications thereto, shall be contained in the form of the New First Lien Notes and/or New First Lien Notes Indenture to be filed with the Bankruptcy Court as part of the Plan Supplement. Interest shall be due and payable semi-annually in arrears, beginning on the last day of the calendar month immediately following the 6 month anniversary of the Effective Date. The New First Lien Notes shall be subject to mandatory redemption in an amount equal to 100% of the net Cash proceeds of all asset sales consummated after the Effective Date (including, without limitation, any asset sale consummated after the Effective Date but as to which a motion to approve such sale was pending in the Bankruptcy Court prior to the Effective Date) and proceeds from insurance and casualty receipts received after the Effective Date (subject to exceptions and reinvestment rights that are mutually acceptable to the Debtors and the Requisite Supporting Noteholders); provided, however, that any such asset sale as to which a motion to approve such sale was pending in the Bankruptcy Court prior to the Effective Date shall be subject to the prior written consent of the Requisite Supporting Noteholders. The New First Lien Notes shall be eligible for resale under Rule 144A of the Securities Act. The New First Lien Notes Indenture shall have covenants, representations, defaults and other provisions substantially similar to those contained in the Note Indenture (subject to modifications to reflect the relevant terms set forth in the Plan, to include customary and mutually acceptable information rights provisions and other modifications that are mutually acceptable to the Debtors and the Requisite Supporting Noteholders). Notwithstanding anything to the contrary contained in the Plan (including,

without limitation, the definition of Net Distributable Cash), if initial Unrestricted Cash and cash equivalents available to the Reorganized Debtors on the Effective Date is less than $10 million, then the net proceeds payable from assets sales after the Effective Date shall be reduced by an amount sufficient to make up the shortfall in the amount of the opening Unrestricted Cash and cash equivalents available to the Reorganized Debtors on the Effective Date.

Except as provided below, the New First Lien Notes shall be guaranteed by each domestic subsidiary of Reorganized WTI and secured by a first priority, properly perfected lien on substantially all assets (including real property) of Reorganized WTI and its domestic subsidiaries (subject to permitted liens as set forth in the New First Lien Notes Indenture). The collateral shall include a pledge of all of the issued and outstanding stock of all subsidiaries of Reorganized WTI and its domestic subsidiaries; provided that in the case of any foreign subsidiary such pledge shall be limited to 100% of nonvoting stock and 65% of voting stock. For purposes of the New First Lien Notes, "subsidiary" shall have the meaning ascribed to such term under the Note Indenture. No joint venture shall be required to guaranty, or grant liens on its assets to secure, the New First Lien Notes. The equity interests of Reorganized WTI or its subsidiaries in any joint venture shall not constitute collateral for the New First Lien Notes if such pledge is prohibited pursuant to a bona fide agreement with the applicable joint venture partner. For purposes of clarity, Wolverine China Investments LLC and Wolverine Wieland Heat Transfer Technology LLC will not guaranty the New First Lien Notes or pledge any assets to secure the New First Lien Notes, and the equity interests therein shall not constitute collateral for the New First Lien Notes.

Fees and Expenses of Professionals of the Supporting Noteholders. All unpaid reasonable fees and expenses of the professionals retained by the Ad Hoc Group and Plainfield, including lead and local counsel to the Ad Hoc Group and Plainfield, in accordance with the terms of the Cash Collateral Order, shall be paid in full in Cash as Administrative Expense Claims of the Debtors' Estates by the Reorganized Debtors on the Effective Date.

Cancellation of Notes and Related Instruments. As of the Effective Date, all Notes, the Note Indenture and all agreements, Instruments and other documents evidencing the Note Claims and the rights of the Holders thereof, shall be cancelled and deemed null and void and of no further force and effect (all without further act or action by any Person), other than as evidence of any right to receive distributions under the Plan, and all obligations of any Person (including, without limitation, the Note Trustee) under such Instruments and agreements (including, without limitation, any Note Trustee Charging Lien and any Lien securing any Adequate Protection Obligations) shall be fully and finally satisfied and released and the Note Trustee shall be discharged and released of all liabilities and obligations with respect to the foregoing without any further act or order of the Bankruptcy Court or any other Person. Without limiting the foregoing, each Holder of a Note Claim shall be deemed to consent to the cancellation and release of any guarantee, Instrument, agreement or other documents respecting payment of the Notes and the release of any and all Claims it may have with respect to any Property or assets of the Debtors and/or the Reorganized Debtors. Notwithstanding the termination of the Note Indenture and the Notes, the provisions of such documents shall govern the relationships of the Note Trustee and the Holders of the Notes. Notwithstanding the foregoing and anything contained in the Plan, the Note Indenture shall continue in effect to the extent necessary to allow the Debtors, the

Reorganized Debtors or the Note Trustee to make distributions pursuant to the Plan on or about the Effective Date on account of the Note Claims.

Note Trustee Charging Lien. On the Effective Date, the Reorganized Debtors shall pay, in Cash, the reasonable fees, costs and expenses of the Note Trustee, in an amount to be agreed upon between the Debtors and the Note Trustee or in the event the parties cannot reach agreement on the amount thereof, such amount as shall be determined by the Bankruptcy Court. Upon receipt of such payment, any Note Trustee Charging Lien shall automatically be deemed released. Such payment shall be in full and final satisfaction of all pre- and post-petition Claims of the Note Trustee. Distributions to Holders of Notes pursuant to the Plan will not be reduced on account of payments made to the Note Trustee for fees and expenses secured by any Note Trustee Charging Lien.

(b) Class 5 -- PBGC Claim

Impairment. Class 5 consists of the PBGC Claim. Class 5 is Impaired, and the Holder of the Class 5 Claim is entitled to vote on the Plan.

Treatment. On or as soon as practicable after the Effective Date, in full and final satisfaction, release, settlement and discharge of the PBGC Claim, the Holder of the PBGC Claim shall receive the treatment set forth in the PBGC Settlement Agreement attached as Exhibit A to the Plan. A summary of the terms of the PBGC Settlement Agreement is set forth in Section IV. I. of this Disclosure Statement.

(c) Class 6 -- Old Preferred Stock

Impairment. Class 6 consists of all Old Preferred Stock Interests. Class 6 is Impaired, and pursuant to section 1126(g) of the Bankruptcy Code, the Holders of Old Preferred Stock Interests in Class 6 are deemed to reject the Plan and are not entitled to vote to accept or reject the Plan.

Treatment. On the Effective Date, all Old Preferred Stock shall be cancelled, and Holders of Old Preferred Stock Interests shall not receive or retain any Property under the Plan on account of such Old Preferred Stock Interests.

(d) Class 7 -- Old Common Stock

Impairment. Class 7 consists of all Old Common Stock Interests. Class 7 is Impaired, and pursuant to section 1126(g) of the Bankruptcy Code, the Holders of Old Common Stock Interests in Class 7 are deemed to reject the Plan and are not entitled to vote to accept or reject the Plan.

Treatment. On the Effective Date, all Old Common Stock shall be cancelled, and Holders of Old Common Stock Interests shall not receive or retain any Property under the Plan on account of such Old Common Stock Interests.

(e) Class 8 -- Section 510(b) Claims

Impairment. Class 8 consists of all Section 510(b) Claims. Class 8 is Impaired, and pursuant to section 1126(g) of the Bankruptcy Code, Holders of Section 510(b) Claims in Class 8 are deemed to reject the Plan and are not entitled to vote to accept or reject the Plan.

Treatment. On the Effective Date, all Section 510(b) Claims shall be cancelled, and Holders of Allowed Section 510(b) Claims shall not receive or retain any Property under the Plan on account of such Allowed Section 510(b) Claims.

The Debtors do not believe there are any Allowed Section 510(b) Claims.

D. Means For Execution And Implementation Of The Plan

Plan Funding. The funds utilized to make Cash payments under the Plan have been and/or will be generated from, among other things, Cash available from the operation of the Debtors' business and/or asset dispositions.

Authorization and Issuance of New Common Stock. On the Effective Date, Reorganized WTI shall have authorized shares of a single class of New Common Stock in such amount as shall be necessary or appropriate in connection with consummation of the Plan (subject to adjustment pursuant to Section 7.7 of the Plan). On or as soon as practicable after the Effective Date, Reorganized WTI shall issue, in accordance with the terms of the Plan, a sufficient number of shares of New Common Stock as is necessary to consummate the Plan (and subject to adjustment pursuant to Section 7.7 of the Plan). All shares of New Common Stock to be issued pursuant to the Plan shall be, upon issuance, fully paid and non-assessable, and shall be subject to dilution for shares of New Common Stock issued pursuant to the New Management Stock Incentive Plan and future issuances as authorized by the board of directors of Reorganized WTI. In the period pending distribution of the New Common Stock to any Holder of an Allowed Note Claim (or its designated affiliate) entitled to receive such distribution, such Holder (or its designated affiliate) shall be bound by, have the benefit of and be entitled to enforce the terms and conditions of, the New Stockholders'Agreement and shall be entitled to exercise any voting rights and receive any dividends or other distributions payable in respect of the New Common Stock to be distributed to it (including receiving any proceeds of any permitted transfer of such New Common Stock) and to exercise all other rights in respect of the New Common Stock (so that such Holder (or its designated affiliate) shall be deemed for tax purposes to be the owner, as of the Effective Date, of the New Common Stock to be distributed to it).

New Stockholders' Agreement. The holders of the New Common Stock shall be party to the New Stockholders' Agreement, the terms of which shall be reasonably acceptable to the Debtors, the Requisite Supporting Noteholders and the PBGC and which shall be included in the Plan Supplement. The New Stockholders' Agreement shall be binding on all holders of New Common Stock and shall include, as may be agreed upon between the Debtors and the Requisite Supporting Noteholders, (i) tag-along rights that allow holders of New Common Stock to participate in any sale transaction that results in a majority of the New Common Stock being held by a single stockholder or group of stockholders (other than, in each case, the stockholders on the Effective Date and their affiliates), (ii) drag-along rights for any sale of the Debtors or the Reorganized Debtors, as applicable, that is approved by the board of directors and the holders of a majority of the New Common Stock, provided that any purchaser in a drag-along sale must

acquire 100% of the New Common Stock held by Plainfield and if the board of directors' approval of the drag-along sale is not unanimous, there shall be delivered a fairness opinion from a nationally recognized investment bank as to the fairness to the stockholders of the transaction from a financial point of view, (iii) preemptive rights for holders of New Common Stock who are accredited investors (and not competitors of the business), (iv) piggyback registration rights, (v) demand registration rights that can be exercised by holders of New Common Stock that meet minimum ownership requirements six months after an initial public offering or after 3 years after the Effective Date, (vi) restrictions on transfers to competitors by stockholders, (vii) information rights for holders of New Common Stock (other than competitors or management shareholders who are no longer employed), (viii) inspection rights for holders of New Common Stock (other than competitors of the business) that meet minimum ownership requirements, and (ix) a requirement that transactions with affiliates be approved by a majority of disinterested directors. Each Holder of an Allowed Note Claim (or its designated affiliate) and the Holder of the PBGC Claim shall be required to execute and deliver to the Reorganized Debtors a signature page to the New Stockholders' Agreement as a condition precedent to receiving any distribution of New Common Stock pursuant to the Plan.

Issuance of New First Lien Notes. On the Effective Date, Reorganized WTI shall enter into the New First Lien Notes Indenture and issue the New First Lien Notes pursuant to the terms thereof.

Cancellation and Surrender of Existing Securities and Agreements.

(a) Except as may otherwise be provided in the Plan, on the date distributions are made, the promissory notes, share certificates, bonds and other Instruments evidencing any Claim or Interest shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors (and, as applicable, any non-Debtor subsidiaries and affiliates of the Debtors) under the agreements, indentures and certificates of designations governing such Claims and Interests, as the case may be, shall be discharged and released.

(b) Except as otherwise provided in the Plan or agreed by Reorganized WTI, each holder of a promissory note, share certificate, bond or other Instrument evidencing a Claim shall surrender such promissory note, share certificate, bond or Instrument to Reorganized WTI (or the Disbursing Agent). No distribution of Property under the Plan shall be made to or on behalf of any such holders unless and until such promissory note, share certificate, bond or Instrument is received by Reorganized WTI (or the Disbursing Agent), or the unavailability of such promissory note, share certificate, bond or Instrument is established to the reasonable satisfaction of Reorganized WTI (or the Disbursing Agent), or such requirement is waived by Reorganized WTI. Reorganized WTI may require any holder that is unable to surrender or cause to be surrendered any such promissory notes, share certificates, bonds or Instruments to deliver an affidavit of loss and indemnity reasonably satisfactory to Reorganized WTI. Any holder that fails within the later of six months after the Effective Date and the date of allowance of its Claim (i) to surrender or cause to be surrendered such promissory note, share certificate, bond or Instrument and (ii) if requested, to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to Reorganized WTI (or the Disbursing Agent), shall be deemed to have forfeited all rights, Claims and Causes of Action against the Debtors and Reorganized Debtors

and shall not participate in any distribution under the Plan; provided, however, any Holder of a Note for which no physical certificate was issued to the Holder but which instead is held in book-entry form pursuant to a global security held by DTC or other securities depositary or custodian thereof shall be deemed to have surrendered its Note upon the surrender of such global security by DTC or such other securities depository or custodian thereof.

Revesting of Assets and Operation of Businesses. Except as otherwise set forth in the Plan or in the Confirmation Order, as of the Effective Date, all Property of the respective Debtors' Estates shall revest in the respective Reorganized Debtors free and clear of all Claims, Liens, encumbrances and other Interests of the Holders of Claims or Interests. Subsidiary Equity Interests shall be retained, and the legal, equitable and contractual rights to which the Holders of such Allowed Subsidiary Equity Interests are entitled shall remain unaltered.

Retention of Causes of Action. Except as otherwise provided in the Plan, the Confirmation Order, or in any settlement agreement approved during the Chapter 11 Cases: (1) any and all rights, Claims, Causes of Action, defenses, and counterclaims of or accruing to the Debtors or their Estates shall remain assets of and vest in the Reorganized Debtors, whether or not litigation relating thereto is pending on the Effective Date, and whether or not any such rights, claims, Causes of Action, defenses, and counterclaims have been listed or referred to in the Plan, the Schedules, or any other document filed with the Bankruptcy Court, and (2) neither the Debtors nor the Reorganized Debtors waive, relinquish, or abandon (nor shall they be estopped or otherwise precluded from asserting) any right, Claim, Cause of Action, defense, or counterclaim that constitutes Property of the Estates: (a) whether or not such right, Claim, Cause of Action, defense, or counterclaim has been listed or referred to in the Plan or the Schedules, or any other document filed with the Bankruptcy Court, (b) whether or not such right, Claim, Cause of Action, defense, or counterclaim is currently known to the Debtors, and (c) whether or not a defendant in any litigation relating to such right, Claim, Cause of Action, defense, or counterclaim filed a Proof of Claim in the Chapter 11 Cases, filed a notice of appearance or any other pleading or notice in the Chapter 11 Cases, voted for or against the Plan, or received or retained any consideration under the Plan. Without in any manner limiting the generality of the foregoing, notwithstanding any otherwise applicable principle of law or equity, including, without limitation, any principles of judicial estoppel, res judicata, collateral estoppel, issue preclusion, or any similar doctrine, the failure to list, disclose, describe, identify, or refer to a right, Claim, Cause of Action, defense, or counterclaim, or potential right, Claim, Cause of Action, defense, or counterclaim, in the Plan, the Schedules, or any other document filed with the Bankruptcy Court shall in no manner waive, eliminate, modify, release, or alter the Reorganized Debtors' right to commence, prosecute, defend against, settle, and realize upon any rights, Claims, Causes of Action, defenses, or counterclaims that the Debtors or the Reorganized Debtors has, or may have, as of the Confirmation Date. The Reorganized Debtors may commence, prosecute, defend against, settle, and realize upon any rights, Claims, Causes of Action, defenses, and counterclaims in their sole discretion, in accordance with what is in the best interests, and for the benefit, of the Reorganized Debtors.

Waiver of Avoidance Actions. Notwithstanding anything to the contrary contained in the Plan, as of and subject to the occurrence of the Effective Date, the Debtors and the Reorganized Debtors, for and on behalf of themselves and their Estates, hereby waive and release any of the Causes of Action under sections 510, 542, 544, 547, 548, 549, 550, 551 and 553 of the

Bankruptcy Code; provided, however, that the foregoing waiver and release shall not apply to any such Causes of Action that are pending on the Effective Date.

Satisfaction of Claims or Interests. Unless otherwise provided in the Plan, any distributions and deliveries to be made on account of Allowed Claims shall be in full and final satisfaction, release, settlement and discharge of such Allowed Claims.

Continuation of Bankruptcy Injunction or Stays. All injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

Administration Pending Effective Date. Prior to the Effective Date, the Debtors shall continue to operate their businesses as debtors-in-possession, subject to all applicable requirements of the Bankruptcy Code and the Bankruptcy Rules. After the Effective Date, the Reorganized Debtors may operate their businesses, and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, but subject to the continuing jurisdiction of the Bankruptcy Court as set forth in Article XII of the Plan.

Exemption From Securities Laws. The issuance of the New Common Stock, the New First Lien Notes and any other security that may be deemed to be issued pursuant to the Plan shall be exempt from any federal, state or local laws requiring registration for the offer and sale of such securities or registration or licensing of an issuer of, underwriters of, or broker or dealer in, such securities, to the fullest extent permitted by section 1145 of the Bankruptcy Code.

"Change of Control" Provisions. Notwithstanding anything to the contrary contained in the Plan, the Note Indenture, or any executory contract to which any of the Debtors is a party, the transactions to be consummated in accordance with the Plan shall not create, or be deemed to create, (a) any right on the part of a Noteholder to require that any of the Debtors or the Reorganized Debtors repurchase such Holder's Note or (b) any other claim in connection therewith, upon a "Change of Control," as such term may be defined in the Note Indenture or in any executory contract being assumed pursuant to the Plan.

Substantive Consolidation of the Debtors for Voting and Distribution Purposes Only. On and after the Effective Date, except for Other Secured Claims in Class 2, and solely for purposes of voting on, and making distributions under, the Plan, each and every Claim in the Debtors' Chapter 11 Cases against any of the Debtors shall be deemed filed against the consolidated Debtors, and shall be deemed a single consolidated Claim against and obligation of the consolidated Debtors. Such limited consolidation shall in no manner affect or alter (other than for Plan voting and distribution purposes) (i) the legal and corporate structures of the Reorganized Debtors, or (ii) pre- and post-Petition Date Liens, guarantees and security interests that are required to be maintained (x) in connection with contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed pursuant to section 365 of the Bankruptcy Code and/or the Plan, (y) in connection with the terms of the New First Lien Notes, and (z) pursuant to the terms and conditions contained in the Plan. From and after the Effective Date, each of the Reorganized Debtors will be deemed a separate and distinct entity, properly capitalized, vested with all of the assets of such Debtor as they existed prior to the Effective Date and having the liabilities and obligations provided for under the Plan.

Notwithstanding anything in Section 4.15 of the Plan to the contrary, all post-Effective Date fees payable to the United States Trustee pursuant to 28 U.S.C. §1930, if any, shall be calculated on a separate legal entity basis for each Debtor.

E. Corporate Governance and Management of the Reorganized Debtors

Corporate Existence. Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to its certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

Management of Reorganized Debtors. On the Effective Date, the management, control and operation of the Reorganized Debtors shall become the general responsibility of the board of directors of Reorganized WTI, which shall, thereafter, have responsibility for the management, control and operation of Reorganized WTI and its direct and indirect subsidiaries in accordance with applicable law.

New Management Stock Incentive Plan. On the Effective Date, the New Management Stock Incentive Plan shall be (and shall be deemed to be) adopted by the Reorganized Debtors, and by voting to accept the Plan, all Holders of Claims shall be deemed to have ratified and approved the New Management Stock Incentive Plan. The New Management Stock Incentive Plan shall be effective immediately on the Effective Date, and shall be deemed to replace and supersede all prior stock incentive plans (or components of other incentive plans governing stock incentives, but not any other components of such incentive plans) of WTI in effect on and as of the Effective Date. Pursuant to the New Management Stock Incentive Plan, eight percent (8%) of the New Common Stock, on a fully diluted basis, shall be reserved for issuance to eligible employees, directors, officers or consultants and advisors of Reorganized WTI in the form of restricted stock (50%) and options (50%). The allocation and vesting schedule for issuances under the New Management Stock Incentive Plan shall be determined by the board of directors of Reorganized WTI. All options governed by the New Management Stock Incentive Plan shall have an exercise price based upon an equity value of Reorganized WTI of $70 million and shall expire on the tenth anniversary of the Effective Date.

Board Of Directors of Reorganized Debtors. On the Effective Date, the board of directors of Reorganized WTI shall be composed of a newly-organized five member board of directors which shall consist of (i) one director nominated by Plainfield, (ii) one director nominated by the Ad Hoc Group, (iii) Steven S. Elbaum, who will serve as initial Chairman, and (iv) two other individuals to be mutually agreed upon by the Ad Hoc Group and Plainfield prior to Confirmation. From and after the eighteen month anniversary of the Effective Date, all directors of Reorganized WTI shall be elected by a vote of a majority of the shares of New

Common Stock represented in person or by proxy at a stockholders' meeting. The Debtors shall disclose on or before the Confirmation Date the names of the Persons to be appointed to the board of directors of Reorganized WTI pursuant to section 5.4 of the Plan. The board of directors of each Reorganized Debtor (other than Reorganized WTI) shall be identified and selected by the board of directors of Reorganized WTI and consist of some or all of the members of the board of directors of Reorganized WTI. In accordance with Section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose on or before the Confirmation Date the identity and affiliations of any Person proposed to serve on the initial board of directors of the Reorganized Debtors.

Officers of Reorganized Debtors. On the Effective Date, the officers of the respective Debtors immediately prior to the Effective Date shall serve as the officers of the Reorganized Debtors. After the Effective Date, the officers of the Reorganized Debtors shall be determined by the board of directors of the Reorganized Debtors.

Indemnification of Post-Effective Date Directors and Officers. The amended certificates of incorporation and articles of organization or formation of the Reorganized Debtors shall authorize the Reorganized Debtors to indemnify and exculpate their respective officers, directors, managers and agents to the fullest extent permitted under applicable law.

F. Distributions Under the Plan

Distributions to Holders of Allowed Claims Only. Until a Disputed Claim becomes an Allowed Claim, distributions of Cash, New Common Stock and/or other Instruments or Property otherwise available to the Holder of such Claim shall not be made. Prior to the Effective Date, Holders of Note Claims shall be required to provide the Disbursing Agent an Internal Revenue Service Form W-9 (or, if applicable, an appropriate Internal Revenue Service Form W-8).

Distribution Record Date. As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims as maintained by the Debtors or their agents shall be deemed closed. The Debtors shall have no obligation to recognize, but may, in their sole and absolute discretion, recognize any transfer of any such Claims occurring on or after the Distribution Record Date. The Debtors or the Reorganized Debtors, as applicable, will be entitled to recognize only those record holders of such Claims stated on the transfer ledgers as of the close of business on the Distribution Record Date. Subject to the foregoing, the Distribution Record Date shall be the record date for purposes of making distributions under the Plan.

Disbursing Agent. The Reorganized Debtors, as Disbursing Agent, or such other Entity designated by the Reorganized Debtors as a Disbursing Agent, shall make all distributions under the Plan when required by the Plan. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

Rights and Powers of Disbursing Agent. The Disbursing Agent shall be empowered to (a) effect all actions and execute all agreements, Instruments and other documents necessary to perform its duties under the Plan, (b) make all distributions contemplated by the Plan, and (c)

exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

Delivery of Distributions.

In General. Subject to Bankruptcy Rule 9010 and except as otherwise provided in Section 7.5.2 of the Plan, all distributions to any Holder of an Allowed Claim including, without limitation, distributions of New Common Stock and, to the extent applicable, Cash, to Holders of Allowed Note Claims, shall be made at the address of such Holder as set forth in the Debtors' books and records and/or on the Schedules filed with the Bankruptcy Court unless the Debtors or their Disbursing Agent have been notified in writing of a change of address including, without limitation, by the filing of a Proof of Claim by such Holder that contains an address for such Holder different from the address reflected on such books and records or Schedules for such Holder.

Distributions of New First Lien Notes. Distributions of New First Lien Notes to Holders of Allowed Note Claims shall be made by means of book-entry exchange through the facilities of the DTC in accordance with the customary practices of the DTC, as and to the extent practicable, and the DTC shall be instructed to effect such distributions on a Pro Rata basis as provided under the Plan. The New First Lien Notes will be issued in denominations of $1,000 principal amount or integral multiples thereof, and the Pro Rata principal amount of New First Lien Notes to be distributed to each Holder of an Allowed Note Claim as provided in the Plan will be rounded up or down, as applicable, in accordance with the customary practices of the DTC (and no Cash shall be payable with respect to any portion of the Pro Rata principal amount that was subtracted to effect such rounding).

Timing of Distributions. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, and if so completed shall be deemed to have been completed as of the required date.

Distributions of Unclaimed Property. In the event that any distribution to any Holder is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such Holder, but no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then current address of such Holder, at which time such distribution shall be made to such Holder without interest or accruals of any kind. Such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code on the six month anniversary of the Effective Date. After that date, all unclaimed property or interest in property shall revert to the Reorganized Debtors and the Claim of any Holder to such property or interest in property shall be discharged and forever barred.

Time Bar to Cash Payments. Checks issued by the Reorganized Debtors on account of Allowed Claims shall be null and void if not negotiated within ninety (90) days from and after the date of issuance thereof. Holders of Allowed Claims shall make all requests for reissuance of checks to the Reorganized Debtors. Any Claim in respect of a voided check must be made on or before the six month anniversary of the date of issuance. After such date, all Claims and

respective voided checks shall be discharged and forever barred and the Reorganized Debtors shall retain all monies related thereto.

Fractional Shares. No fractional shares of New Common Stock shall be issued or distributed under the Plan. The actual distribution of shares of New Common Stock shall be rounded to the next higher or lower number as follows: (a) fractions of one-half (1/2) or less shall be rounded to the next lower whole number, and (b) fractions of greater than one-half (1/2) shall be rounded to the next higher whole number. The total number of shares of New Common Stock to be distributed under the Plan shall be adjusted as necessary to account for such rounding. No consideration shall be provided in lieu of fractional shares that are rounded down. Neither the Debtors, the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one share of New Common Stock.

Setoffs. The Debtors or the Reorganized Debtors may, but shall not be required to, set off or recoup against any Allowed Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Allowed Claim, any claims, rights or Causes of Action of any nature whatsoever that the Debtors or Reorganized Debtors may have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims, rights or Causes of Action.

G. Procedures for Disputed Claims

Resolution of Disputed Claims. Except as set forth in any order of the Bankruptcy Court, any Holder of a Claim against the Debtors shall file a Proof of Claim with the Bankruptcy Court or with the agent designated by the Debtors for this purpose on or before the Claims Bar Date. The Debtors prior to the Effective Date, and thereafter the Reorganized Debtors, shall have the exclusive authority to file objections to Proofs of Claim on or before the Claims Objection Bar Date, and to settle, compromise, withdraw or litigate to judgment objections to any and all Claims, regardless of whether classified or otherwise. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

Estimation of Claims. Any Debtor may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal related to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.

No Partial Distributions Pending Allowance. Notwithstanding any other provision in the Plan, except as otherwise agreed by the Debtors or the Reorganized Debtors, no partial payments or distributions shall be made with respect to a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order.

Distributions After Allowance. To the extent a Disputed Claim becomes an Allowed Claim, the Disbursing Agent shall distribute to the Holder thereof the distributions, if any, to which such Holder is then entitled under the Plan. Any such distributions shall be made in accordance with and at the time mandated by the Plan. No interest shall be paid on any Disputed Claim that later becomes an Allowed Claim.

H. Executory Contracts And Unexpired Leases

Assumption of Executory Contracts and Unexpired Leases. As of the Effective Date, all executory contracts and unexpired leases to which any Debtor is a party and which are listed on a schedule to be filed with the Plan Supplement (the "Rejected Contracts Schedule") shall be and shall be deemed to be rejected in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code. All executory contracts and unexpired leases not listed on the Rejected Contracts Schedule and not rejected prior to the Confirmation Date or otherwise the subject of a motion to reject filed on or before the Confirmation Date shall be assumed as of the Effective Date in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365 and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to the Plan shall revest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.

Cure of Defaults of Assumed Executory Contracts and Unexpired Leases.

(a) Except as otherwise specifically provided in the Plan, any monetary defaults under each executory contract and unexpired lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or in the ordinary course of business, subject to the limitation described below, or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the executory contract or unexpired lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption; provided, however, that based on the Bankruptcy Court's resolution of any such dispute, the applicable Debtor or Reorganized Debtor shall have the right, within 30 days after the entry of such Final Order and subject to approval of the Bankruptcy Court pursuant to section 365 of the Bankruptcy Code, to reject the applicable executory contract or unexpired lease.

(b) Assumption of any executory contract or unexpired lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time prior to the effective date of assumption. Any Proofs of Claim filed with respect to an executory contract or unexpired lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

Assumption of Alpine Agreements.

(a) Effective upon the Effective Date, the Reorganized Debtors, as applicable, shall assume the Alpine Agreements, which agreements shall be on the same terms and conditions as in effect on the Petition Date, except that the Alpine Management Agreement shall be amended to provide for (i) a 3 year term and (ii) payment of a management fee to Alpine equal to $1.25 million per annum plus reimbursement of reasonable fees and expenses plus the right to receive, at the same time as any Cash is received by holders of New Common Stock in connection with a Liquidity Event consummated prior to the third anniversary of the Effective Date or signed prior to the third anniversary of the Effective Date and consummated thereafter, a payment/distribution equal to (a) 20% of the aggregate Cash consideration received by holders of New Common Stock in excess of $70 million but less than $120 million and (b) 25% of the aggregate Cash consideration received by holders of New Common Stock in excess of $120 million (it being understood that the foregoing thresholds shall be reduced on a dollar for dollar basis to take into account any payments or distributions made to holders of New Common Stock (in their capacity as such) from time to time after the Effective Date and prior to any such Liquidity Event). For clarification, if any Cash consideration, including contingent Cash consideration, is paid or distributed to the holders of New Common Stock in connection with a Liquidity Event consummated prior to the third anniversary of the Effective Date or signed prior to such third anniversary and consummated thereafter, then Alpine shall be entitled to receive its allocable portion of such consideration (i.e., 0%, 20% or 25%, as applicable, depending on the amount of the aggregate Cash consideration received by holders of New Common Stock as of such time), including contingent Cash consideration, at the same time as any such payment or distribution is made to holders of New Common Stock.

(b) On the Effective Date, the Alpine Management Agreement also shall be modified to provide as follows: (i) in addition to the current termination rights set forth in the Alpine Management Agreement, the Debtors or Reorganized Debtors, as applicable, shall have the right to terminate the Alpine Management Agreement for any reason upon at least 3 months written notice, provided such termination shall not terminate or in any manner affect the right of Alpine to receive all accrued and unpaid management fees and expenses as of such termination date; (ii) Alpine's termination rights will be limited to those currently contained in the Alpine Management Agreement (i.e., due to willful misconduct, gross negligence or material breach by the Debtors); (iii) if the Reorganized Debtors terminate the Alpine Management Agreement pursuant to the current termination rights set forth in the Alpine Management Agreement (i.e., due to willful misconduct, gross negligence or material breach by Alpine, which would include a wrongful termination by Alpine or a refusal by Alpine to continue to provide services under the Alpine Management Agreement), such termination will eliminate the right to receive the

Liquidity Event payments/distributions described above (the "Liquidity Event Rights"); (iv) if the Reorganized Debtors terminate the Alpine Management Agreement because Steven S. Elbaum resigns from the board of directors or is otherwise not available to provide services on behalf of Alpine pursuant to the Alpine Management Agreement, then (x) Alpine shall be entitled to retain a prorated share of the Liquidity Event Rights based on the portion of the three-year term that has elapsed prior to termination and (y) the remainder of the Liquidity Event Rights shall be eliminated; and (v) if the Reorganized Debtors terminate the Alpine Management Agreement for any reason other than pursuant to clauses (iii) and (iv) of Section 9.3(b) of the Plan, or if Alpine terminates the Alpine Management Agreement pursuant to the current termination rights set forth in the Alpine Management Agreement, then Alpine shall be entitled to retain all of the Liquidity Event Rights.

(c) On the Effective Date, no further cure as described in section 365 of the Bankruptcy Code shall be required to be made by WTI in connection with the assumption by the Reorganized Debtors of the Alpine Agreements (except with respect to any cure required to be paid by the Debtors to Alpine relating to any hedging arrangements identified in the Alpine Agreements, which obligations shall be assumed and be rendered unimpaired).

(d) For the avoidance of doubt, the amendments to the Alpine Management Agreement described in Section 9.3 of the Plan shall be effective only upon the Effective Date and such amended terms and provisions shall be of no force or effect prior to Confirmation of the Plan.

Assumption of Compensation and Benefit Programs. With the exception of the Pension Plan (which shall be terminated), the Debtors shall file with the Plan Supplement a schedule, which shall be in form and substance reasonably acceptable to the Debtors and the Requisite Supporting Noteholders, listing all employment, retirement, indemnification, and other agreements or arrangements in place as of the Effective Date with the Debtors' officers or employees, or retirement income plans and welfare benefit plans for such persons, or discretionary bonus plans or variable incentive plans regarding payment of a percentage of annual salary based on performance goals and financial targets for certain employees identified as key leaders, top level managers, or sales leaders, including, but not limited to, the Annual Performance Incentive Plan (APIP), the New Path Incentive Plan (NPIP), the Sales Incentive Plan, the Merit Bonus Plan, the 2009 Discretionary Bonus Plan, and the 2009 Retention Plan (each as previously identified to the Ad Hoc Group), to be assumed by the Reorganized Debtors and to remain in place after the Effective Date; provided, however, that the foregoing shall not apply to any equity-based compensation or incentive-based plan, agreement, or arrangement existing as of the Petition Date, which such plan, agreement or arrangement shall be deemed terminated, superseded and replaced by the New Management Stock Incentive Plan. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors' defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law (subject to any and all rights of the Debtors or Reorganized Debtors under applicable law, including, without limitation, the right to amend or terminate such benefits).

Pass-Through. Any rights or arrangements necessary or useful to the operation of the Debtors' business but not otherwise addressed as a Claim or Interest, including non-exclusive or exclusive patent, trademark, copyright, maskwork or other intellectual property licenses and other executory contracts not assumable under section 365(c) of the Bankruptcy Code, shall, in the absence of any other treatment, be passed through the bankruptcy proceedings for the Debtors and the Debtors' counterparty's benefit, unaltered and unaffected by the bankruptcy filings or the Chapter 11 Cases.

Survival of Indemnification and Corporation Contribution. The obligations of the Debtors, if any, to indemnify and/or provide contribution to its current and former directors, officers, employees, managing agents, and attorneys, and such current and former directors' and officers' respective affiliates, pursuant to the Corporate Documents and/or any employment contracts, applicable statutes or other contractual obligations, in respect of all past, present and future actions, suits and proceedings against any of such directors, officers, employees, managing agents, and attorneys, based on any act or omission related to the service with, for or on behalf of the Debtors, will be deemed and treated as executory contracts that are assumed by the applicable Debtor or Reorganized Debtor pursuant to the Plan and sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification and contribution obligations will not be discharged, but will instead survive and be unaffected by entry of the Confirmation Order.

Insurance Policies. Each of the Debtors' insurance policies and any agreements, documents, or Instruments relating thereto, are treated as executory contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and Instruments relating to coverage of all insured Claims.

Modifications, Amendments, Supplements, Restatements, or Other Agreements.

(a) Unless otherwise provided in the Plan, each executory contract or unexpired lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such executory contract or unexpired lease, and all executory contracts and unexpired leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

(b) Modifications, amendments, supplements, and restatements to prepetition executory contracts and unexpired leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the executory contract or unexpired lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

Bar Date for Filing Claims for Rejection Damages. If the rejection of an executory contract or unexpired lease pursuant to the Plan gives rise to a Claim, a Proof of Claim must be served upon the Debtors and the Debtors' counsel within 30 days after the later of: (a) notice of entry of the Confirmation Order; or (b) such other notice that the executory contract or unexpired lease has been rejected.

Any such Claim not served within such time period will be forever barred. Each such Claim will constitute a General Unsecured Claim, to the extent such Claim is Allowed by the Bankruptcy Court.

Reservation of Rights. Nothing contained in the Plan shall constitute an admission by the Debtors that any executory contract or unexpired lease is in fact an executory contract or unexpired lease or that any of the Reorganized Debtors has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have 30 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

Nonoccurrence of Effective Date. In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code.

Contracts and Leases Entered Into After the Petition Date. Contracts and leases entered into after the Petition Date by any Debtor, including any executory contracts and unexpired leases assumed by such Debtor, will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed executory contracts and unexpired leases) will survive and remain unaffected by entry of the Confirmation Order.

I. Releases, Injunctions and Discharge

Releases by the Debtors. Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, for good and valuable consideration, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, including any derivative Claims asserted or that could possibly have been asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors or the Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the related Disclosure Statement, the related Plan Supplement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument,

or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court's finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the Claims released by Section 10.1 of the Plan; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors asserting any claim or Cause of Action released pursuant to the Debtor Release.

<u>Releases by Holders of Claims</u>. To the greatest extent permissible by law and except as otherwise provided in Section 10.2 of the Plan, as of the Effective Date, each Holder of a Claim against the Debtors shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged the Third Party Releasees from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, including any derivative Claims, asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, that such entity would have been legally entitled to assert (whether individually or collectively), based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors' restructuring, the Chapter 11 Cases, the subject matter of, or the transactions or events giving rise to, any Claim that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the related Disclosure Statement, the related Plan Supplement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval, pursuant to Bankruptcy Rule 9019, of the Third Party Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court's finding that the Third Party Release is: (1) in exchange for the good and valuable consideration provided by the Third Party Releasees; (2) a good faith settlement and compromise of the Claims released by Section 10.2 of the Plan; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a

bar to any Entity granting a Third Party Release from asserting any claim or Cause of Action released pursuant to the Third Party Release.

Nothing in this Third Party Release shall be deemed to release or Impair any Allowed General Unsecured Claim against the Debtors, which Allowed General Unsecured Claims against the Debtors shall be treated as set forth in Article III of the Plan.

Notwithstanding anything to the contrary in Section 10.2 of the Plan, nothing in Section 10.2 shall release a Third Party Releasee from any Claims or Causes of Action relating to a violation by such party of federal, state or local securities laws.

Mutual Releases by Released Parties. As of the Effective Date, each of the Released Parties hereby unconditionally forever releases, waives and discharges all known and unknown Causes of Action of any nature that such Released Party has asserted, may have asserted, could have asserted, or could in the future assert, directly or indirectly, against any of the other Released Parties based on any act or omission relating to the Debtors or their business operations (including, without limitation, the organization or capitalization of the Debtors or extensions of credit and other financial services and accommodations made or not made to the Debtors) or the Chapter 11 Cases on or prior to the Effective Date; provided, however, that the foregoing releases shall not apply to Causes of Action that arise post-Effective Date from obligations or rights created under or in connection with the Plan or any agreement provided for or contemplated in the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval, pursuant to Bankruptcy Rule 9019, of the Mutual Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court's finding that the Mutual Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the Claims released by Section 10.3 of the Plan; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any Entity granting a Mutual Release from asserting any claim or Cause of Action released pursuant to the Mutual Release.

Exculpation. To the greatest extent permissible by law, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Exculpated Claim or any obligation, Cause of Action, or liability for any Exculpated Claim; provided, however, that in all respects such Exculpated Parties shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to, or in connection with, the Plan. The Debtors and the Reorganized Debtors (and each of their respective affiliates, officers, directors, employees, managers, principals, agents, attorneys, financial advisors, accountants, investment bankers, consultants, representatives, and other professionals) have participated in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation of the Plan and distributions made pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law,

rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

Injunction. Except as otherwise expressly provided in the Plan or for obligations issued pursuant to the Plan, all Entities who have held, hold, or may hold Claims or Interests that have been released pursuant to Section 10.1 or Section 10.2 of the Plan, discharged pursuant to Section 10.6 of the Plan, or are subject to exculpation pursuant to Section 10.4 of the Plan are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Released Parties, or the Exculpated Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of subrogation or recoupment of any kind against any obligation due from such Entities or against the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

Violation of Injunctions. Any Person injured by any willful violation of such injunction may recover actual damages, including costs and attorneys' fees and, in appropriate circumstances, may recover punitive damages from the willful violator.

Consent to Injunctions. By accepting distributions or other benefits pursuant to the Plan, each Holder of an Allowed Claim receiving distributions pursuant to the Plan shall be deemed to have specifically consented to the injunctions set forth in the Plan.

Discharge of Claims and Termination of Interests. Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, Instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any Property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in

sections 502(g), 502(h), or 502(i) of the Bankruptcy Code; <u>provided</u>, <u>however</u>, that, upon the Effective Date, all Allowed General Unsecured Claims shall be Reinstated and shall not be subject to the discharge provisions of Section 10.6 of the Plan. Any default by the Debtors or their affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring. Section 10.6 of the Plan also shall apply to any and all Claims against non-Debtor subsidiaries and affiliates of the Debtors on account of or relating to the Notes.

<u>No Releases of Claims By Debtors Against Non-Debtor Subsidiaries or Joint Ventures</u>. Notwithstanding anything to the contrary contained in the Plan (including, without limitation, anything to the contrary contained in Sections 10.1, 10.2, 10.3, 10.4, 10.5 or 10.6 of the Plan), nothing in the Plan or the Confirmation Order shall (or shall be deemed to) constitute a waiver, release or discharge by the Debtors or Reorganized Debtors of any Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, against or relating to any non-Debtor subsidiaries or Joint Ventures.

<u>Releases Respecting Claims and Obligations Relating to Pension Plan</u>. Notwithstanding anything to the contrary contained in the Plan (including, without limitation, anything to the contrary contained in Sections 10.1, 10.2, 10.3, 10.4, 10.5 and 10.6 of the Plan) or the Confirmation Order, and for the sake of clarity, releases and any other limitations respecting the PBGC Claim and/or the liability or obligations of the Debtors or the Reorganized Debtors to the PBGC (on its own behalf, and in every other capacity in which it may now or in the future act) relating to the Pension Plan, and the extent and scope of such releases and other limitations, shall be governed by the terms of the PBGC Settlement Agreement.

J. <u>Conditions Precedent to Confirmation and Consummation of the Plan</u>

<u>Conditions Precedent to Confirmation</u>. It shall be a condition precedent to Confirmation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Section 11.3 of the Plan:

(a) the Bankruptcy Court shall have entered an order, in form and substance reasonably acceptable to the Debtors and the Requisite Supporting Noteholders, approving the adequacy of the Disclosure Statement;

(b) the Plan shall be in form and substance reasonably acceptable to the Debtors and the Requisite Supporting Noteholders;

(c) the Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably acceptable to the Debtors and the Requisite Supporting Noteholders;

(d) the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been filed with the Bankruptcy Court and the same shall be in form and substance reasonably acceptable to the Debtors and the Requisite Supporting Noteholders; and

(e) the definitive agreement (referenced in the definition of the PBGC Settlement Agreement in the Plan), containing terms and conditions acceptable to the Debtors and the Requisite Supporting Noteholders, shall have been entered into and approved by the Bankruptcy Court.

Conditions Precedent to the Effective Date. It shall be a condition precedent to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Section 11.3 of the Plan:

(a) all conditions to Confirmation in Section 11.1 of the Plan shall have been either satisfied or waived pursuant to Section 11.3 of the Plan;

(b) the Confirmation Order shall have become a Final Order;

(c) all Supporting Professional Fee Claims, to the extent invoiced and timely submitted for payment to the Debtors, shall have been paid in full in Cash;

(d) the New First Lien Notes and any and all agreements and documents relating thereto shall have been executed, issued and delivered by the Reorganized Debtors;

(e) all actions, documents, certificates, and agreements necessary to implement the Plan, including documents contained in the Plan Supplement, shall have been effected or executed and delivered, as the case may be, to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws;

(f) (i) unless increased pursuant to a written agreement with the Requisite Supporting Noteholders, the aggregate amount of Allowed General Unsecured Claims shall not exceed the General Unsecured Claims Cap; and (ii) if the aggregate amount of Allowed General Unsecured Claims exceeds the General Unsecured Claims Cap (as same may be increased pursuant to a written agreement with the Requisite Supporting Noteholders), then the treatment of Allowed General Unsecured Claims shall be as otherwise agreed upon by the Debtors and the Requisite Supporting Noteholders, failing which the Requisite Supporting Noteholders shall have the right to terminate the Plan Support Agreement pursuant to its terms;

(g) the Holdback Escrow Account shall have been fully funded as required pursuant to the Plan;

(h) the PBGC Settlement Agreement, containing terms and conditions acceptable to the Debtors and the Requisite Supporting Noteholders, shall have become effective; and

(i) a distress or involuntary termination of the Pension Plan shall have become effective with a termination date established under ERISA that shall be acceptable to the Debtors and the Requisite Supporting Noteholders.

Waiver of Conditions. The conditions to Confirmation and the Effective Date set forth in Article XI of the Plan may be waived by the Debtors without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan; provided, however, that the Debtors shall not waive any such conditions without the prior written consent of the Requisite Supporting Noteholders.

Effect of Failure of Conditions. If Consummation does not occur, the Plan shall be null and void in all respects, and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by the Debtors, any Holders of Claims or Interests, or any other Entity; (2) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity in any respect.

Substantial Consummation. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

K. Retention Of Jurisdiction

Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the Plan's Confirmation and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction (except with respect to the purposes described under clauses (a) and (n) below, with respect to which jurisdiction shall not be exclusive) over all matters arising out of or related to the Chapter 11 Cases and the Plan, to the fullest extent permitted by law, including jurisdiction to:

(a) determine any and all objections to the allowance of Claims or Interests;

(b) determine any and all motions to estimate Claims at any time, regardless of whether the Claim to be estimated is the subject of a pending objection, a pending appeal, or otherwise;

(c) determine any and all motions to subordinate Claims or Interests at any time and on any basis permitted by applicable law;

(d) hear and determine all Administrative Expense Claims;

(e) hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which one or more of the Debtors are parties or with respect to which a one or more of the Debtors may be liable, including, if necessary, the nature or amount of any required cure or the liquidation of any Claims arising therefrom;

(f) hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases;

(g) enter such orders as may be necessary or appropriate in aid of the Consummation of the Plan and to execute, implement, or consummate the provisions of the Plan and all contracts, Instruments, releases, and other agreements or documents created in connection with the Plan or the Confirmation Order;

(h) hear and determine disputes arising in connection with the interpretation, implementation, Consummation, or enforcement of the Plan and all contracts, Instruments, and other agreements executed in connection with the Plan;

(i) hear and determine any request to modify the Plan or to cure any defect or omission or reconcile any inconsistency in the Plan or any order of the Bankruptcy Court;

(j) issue and enforce injunctions or other orders, or take any other action that may be necessary or appropriate to restrain any interference with or compel action for the implementation, Consummation, or enforcement of the Plan or the Confirmation Order;

(k) enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

(l) hear and determine any matters arising in connection with or relating to the Plan, the Confirmation Order or any contract, Instrument, release, or other agreement or document created in connection with the Plan or the Confirmation Order;

(m) enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

(n) recover all assets of the Debtors and Property of the Debtors' Estates, wherever located;

(o) hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(p) enforce the terms of the PBGC Settlement Agreement (including the releases provided therein) and hear and determine any matters arising in connection therewith;

(q) hear and determine all disputes involving the existence, nature, or scope of the discharge of the Debtors;

(r) hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code;

(s) hear and determine all other motions, applications and contested or litigated matters which were pending but not resolved as of the Effective Date including, without limitation, any motions, applications and contested or litigated matters to sell or otherwise dispose of assets and/or grant related relief; and

(t) enter a final decree closing the Chapter 11 Cases.

L. Miscellaneous Provisions

Immediate Binding Effect. Subject to Section 11.2 of the Plan and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring Property under the Plan, and any and all parties to executory contracts and unexpired leases with the Debtors.

Effectuating Documents; Further Transactions. The Debtors or the Reorganized Debtors (as the case may be) are authorized to execute, deliver, file, or record such contracts, Instruments, releases, indentures, and other agreements or documents, and take such actions, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The secretary or any assistant secretary of the Debtors or the Reorganized Debtors is authorized to certify or attest to any of the foregoing actions.

Payment of Statutory Fees. All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the Reorganized Debtors (or the Disbursing Agent on behalf of each of the Reorganized Debtors) for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

Dissolution of Any Statutory Committee. On the Effective Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve, and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by any statutory committees after the Effective Date.

Entire Agreement. On the Effective Date, except as otherwise indicated, the Plan and the Plan Supplement shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

Exhibits. All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are filed, copies of such exhibits and documents shall be available upon written request to the Debtors' counsel at the address below or by downloading such exhibits and documents from the Debtors' restructuring website at http://www.donlinrecano.com/wti or the Bankruptcy Court's website at www.deb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

Exemption From Certain Transfer Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from the Debtors to the Reorganized Debtors or any other Person or Entity pursuant to or in connection with the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing Instruments or other documents without the payment of any such tax or governmental assessment.

Amendment, Modification and Severability of Plan Provisions. If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

(a) The Plan may be amended or modified before the Effective Date by the Debtors to the extent provided by section 1127 of the Bankruptcy Code; provided, however, that any such amendment or modification shall be in form and substance reasonably acceptable to the Requisite Supporting Noteholders.

(b) The Debtors reserve the right to modify or amend the Plan upon a determination by the Bankruptcy Court that the Plan, in its current form, is not confirmable pursuant to section 1129 of the Bankruptcy Code. To the extent such a modification or amendment is permissible under section 1127 of the Bankruptcy Code, without the need to resolicit acceptances, the Debtors reserve the right to sever any provisions of the Plan that the Bankruptcy Court finds objectionable.

(c) The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if Confirmation does not occur, then the Plan shall be null and void, and nothing contained in the Plan shall: (1) constitute

a waiver or release of any Claims by or against, or any Interests in, the Debtors; or (2) prejudice in any manner the rights of the Debtors in any further proceedings.

Withholding and Reporting Requirements. In connection with the Plan and all distributions thereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions thereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements.

Closing of Chapter 11 Cases. The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

Conflicts. To the extent that any provision of the Disclosure Statement, the Plan Supplement, or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control.

Notices to Debtors. Any notice, request, or demand required or permitted to be made or provided to or upon a Debtor or a Reorganized Debtor under the Plan shall be (i) in writing, (ii) served by (a) certified mail, return receipt requested, (b) hand delivery, (c) overnight delivery service, (d) first class mail, or (e) facsimile transmission, and (iii) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

WOLVERINE TUBE, INC.
2100 Market Street N.E.
Decatur, AL 35601
Attn: Harold Karp
Telephone: (256) 580-3960
Facsimile: (256) 580-3996

with a copy to:

COZEN O'CONNOR, P.C.
1201 North Market Street, Suite 1400
Wilmington, DE 19801
Attn: Mark E. Felger
Telephone: (302) 295-2087
Facsimile: (302) 295-2013

Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtors, all present and former Holders of Claims against and Interests in the Debtors, their respective successors and assigns, including the Reorganized Debtors, and all other parties-in-interest in the Chapter 11 Cases.

No Admissions. Notwithstanding anything in the Plan to the contrary, nothing contained in the Plan shall be deemed as an admission by the Debtors with respect to any matter set forth in the Plan including, without limitation, liability on any Claim.

Allocation of Distributions Between Principal and Interest. To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for federal income tax purposes, be allocated to the principal amount of the Claim first, and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

Headings. Headings are used in the Plan for convenience and reference only, and shall not constitute a part of the Plan for any other purpose.

VI. ACCEPTANCE AND CONFIRMATION OF THE PLAN

The following is a summary of the provisions of the Bankruptcy Code respecting acceptance and confirmation of a plan of reorganization. Holders of Claims and Interests are encouraged to review the relevant provisions of the Bankruptcy Code and/or to consult their own attorneys.

A. Acceptance Of The Plan

The Bankruptcy Code defines acceptance of a plan by a class of claims as acceptance by Holders of at least two-thirds in dollar amount, and more than one-half in number, of the allowed claims of that class that have actually voted or are deemed to have voted to accept or reject a plan. The Bankruptcy Code defines acceptance of a plan by a class of interests as acceptance by at least two-thirds in amount of the allowed interests of that class that have actually voted or are deemed to have voted to accept or reject a plan.

If one or more Impaired Classes rejects the Plan, the Debtors may, in their discretion, nevertheless seek confirmation of the Plan if the Debtors believe that they will be able to meet the requirements of section 1129(b) of the Bankruptcy Code for Confirmation of the Plan (which are set forth below) despite lack of acceptance by all Impaired Classes.

B. Confirmation

1. Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of a plan. Notice of the Confirmation Hearing respecting the Plan has been provided to all known Holders of Claims and Interests or their representatives, along with this Disclosure Statement. The Confirmation Hearing may be adjourned from time to

time by the Debtors or the Bankruptcy Court, without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any subsequent adjourned Confirmation Hearing.

Section 1128(b) of the Bankruptcy Code provides that any party-in-interest may object to confirmation of a plan. Any objection to confirmation of the Plan must: (i) be made in writing; (ii) conform to the Bankruptcy Rules, the Local Bankruptcy Rules, and any orders of the Bankruptcy Court; (iii) state the name and address of the objecting party and the amount and nature of the Claim or Interest of such party; (iv) state with particularity the legal and factual basis and nature of any objection to the Plan and, if practicable, a proposed modification to the Plan that would resolve such objection; and (v) be filed with the Bankruptcy Court, with a copy forwarded directly to the Chambers of the Honorable Peter J. Walsh, United States Bankruptcy Court, 824 Market Street, Wilmington, Delaware 19801, together with proof of service thereof, and served upon (a) counsel for the Debtors, Cozen O'Connor, P.C., 1201 North Market Street, Suite 1400, Wilmington, Delaware 19801, Attn: Mark E. Felger, Esq., e-mail: mfelger@cozen.com; (b) special corporate and tax counsel for the Debtors, Proskauer Rose LLP, Eleven Times Square, New York, New York 10036, Attn: Scott K. Rutsky, Esq., e-mail: srutsky@proskauer.com; (c) counsel for the Ad Hoc Group, Sidley Austin LLP, One South Dearborn, Chicago, Illinois 60603, Attn: Matthew A. Clemente, Esq., e-mail: mclemente@sidley.com; (d) counsel for Plainfield, Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, Attn: Douglas H. Mannal, Esq., email: dmannal@kramerlevin.com; and (e) the Office of the United States Trustee for the District of Delaware, 844 King Street, Suite 2207, Wilmington, Delaware, 19801, Attn: Richard Schepacarter, Esq. so that it is actually received on or before the Plan Objection Deadline.

2. <u>Statutory Requirements for Confirmation of the Plan</u>

At the Confirmation Hearing, the Debtors will request that the Bankruptcy Court determine that the Plan satisfies the requirements of section 1129 of the Bankruptcy Code. If so, the Court shall enter an order confirming the Plan. The applicable requirements of section 1129 of the Bankruptcy Code are as follows:

(a) The Plan must comply with the applicable provisions of the Bankruptcy Code;

(b) The Debtors must have complied with the applicable provisions of the Bankruptcy Code;

(c) The Plan has been proposed in good faith and not by any means forbidden by law;

(d) Any payment made or promised to be made by the Debtors under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before Confirmation of the Plan is reasonable, or if such payment is to be fixed after Confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

(e) The Debtors have disclosed the identity and affiliations of any individual proposed to serve, after Confirmation of the Plan, as a director, officer, or voting trustee of each of the Debtors under the Plan. Moreover, the appointment to, or continuance in, such office of such individual, is consistent with the interests of Holders of Claims and Interests and with public policy, and the Debtors have disclosed the identity of any insider that the Reorganized Debtors will employ or retain, and the nature of any compensation for such insider;

(f) Best Interests of Creditors Test. With respect to each Class of Impaired Claims or Interests, either each Holder of a Claim or Interest of such Class has accepted the Plan, or will receive or retain under the Plan on account of such Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated on such date under chapter 7 of the Bankruptcy Code. In a chapter 7 liquidation, creditors and interest holders of a debtor are paid from available assets generally in the following order, with no lower class receiving any payments until all amounts due to senior classes have either been paid in full or payment in full is provided for: (i) first to secured creditors (to the extent of the value of their collateral), (ii) next to priority creditors, (iii) next to unsecured creditors, (iv) next to debt expressly subordinated by its terms or by order of the Court and (v) last to holders of interests. The starting point in determining whether the Plan meets the "best interests" test is a determination of the amount of proceeds that would be generated from the liquidation of the Debtors' remaining assets in the context of a chapter 7 liquidation. Such value must then be reduced by the costs of such liquidation, including costs incurred during the Chapter 11 Cases and allowed under chapter 7 of the Bankruptcy Code (such as fees and expenses of Professional Persons), a chapter 7 trustee's fees, and the fees and expenses of professionals retained by a chapter 7 trustee. The potential chapter 7 liquidation distribution in respect of each class must be further reduced by the costs imposed as a result of the delay that would be caused by conversion of the Chapter 11 Cases to cases under chapter 7. For the reasons set forth above, the Debtors submit that Holders of Claims will receive under the Plan a recovery at least equal in value to the recovery such Holders would receive pursuant to a liquidation of the Debtors under chapter 7 of the Bankruptcy Code. The Debtors believe that under the Plan, Holders of Impaired Claims will receive property with a value equal to or in excess of the value such Holders would receive in a liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

In this regard, the Debtors have prepared a liquidation analysis (the "Liquidation Analysis"), a copy of which is attached hereto as Exhibit D, which is premised upon a liquidation of the Debtors in a hypothetical chapter 7 case. In the Liquidation Analysis, the Debtors have taken into account the nature, status and underlying value of the assets of the Debtors, the ultimate realizable value of such assets, and the extent to which the assets are subject to liens and security interests. As demonstrated by the Liquidation Analysis, the Debtors believe that if the Chapter 11 Cases were converted to chapter 7 liquidations, Holders of Note Claims would receive less than they will receive under the Plan and Holders of other Claims and Interests would receive no distributions.

(g) Each class of Claims or Interests has either accepted the Plan or is not Impaired under the Plan;

(h) Except to the extent that the Holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that (i) Holders of Allowed Administrative Expense Claims shall be paid in full in Cash; (ii) Holders of Allowed Priority Tax Claims shall receive on account of such Claims either payment in full in Cash or, in accordance with section 1129(a)(9)(C) of the Bankruptcy Code, regular installment payments in Cash: (w) of a total value, as of the Effective Date, equal to the Allowed amount of such Claim, (x) which total value shall include simple interest to accrue on any outstanding balance of such Allowed Priority Tax Claim starting on the Effective Date at the rate of interest determined under applicable nonbankruptcy law pursuant to section 511 of the Bankruptcy Code, (y) over a period ending not later than five (5) years after the Petition Date, and (z) in a manner not less favorable than the most favored nonpriority Unsecured Claim provided for by the Plan (other than payments in Cash made to a Class of creditors under section 1122(b) of the Bankruptcy Code); and (iii) Holders of Allowed Non-Tax Priority Claims shall be paid in full in Cash;

(i) At least one Impaired class of Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim of such Class;

(j) Feasibility. Section 1129(a)(11) of the Bankruptcy Code provides that a Chapter 11 plan may be confirmed only if the bankruptcy court finds that such plan is feasible. A feasible plan is one which will not lead to a need for further reorganization or liquidation of the debtor. The Bankruptcy Court will find that the Plan is feasible if it determines that the Debtors will be able to satisfy the conditions precedent to the Effective Date and otherwise have sufficient funds to meet their post-Confirmation Date obligations to pay for the costs of administering and fully consummating the Plan and closing the Chapter 11 Cases.

For purposes of determining whether the Plan meets the feasibility requirement, the Debtors, in consultation with their financial advisors, have analyzed the Debtors' ability to meet their obligations under the Plan. As part of that analysis, the Debtors have prepared consolidated projected financial results ("Projections") for the years 2011-2013. These Projections, and the assumptions on which they are based, are annexed hereto as Exhibit E. The assumptions the Debtors considered to be significant are described in the notes which are part of the Projections. Based on the Projections, the Debtors believe that the Plan is feasible and that the Reorganized Debtors will be able to satisfy their obligations under the Plan, as well as their obligations associated with post-Effective Date business operations.

THE PROJECTIONS WERE NOT PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE DEBTORS' INDEPENDENT ACCOUNTANTS HAVE NEITHER EXAMINED NOR COMPILED THE PROJECTIONS AND, ACCORDINGLY, DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE PROJECTIONS, ASSUME NO RESPONSIBILITY FOR THE PROJECTIONS, AND DISCLAIM ANY ASSOCIATION WITH THE PROJECTIONS. EXCEPT FOR PURPOSES OF THIS DISCLOSURE STATEMENT, THE DEBTORS DO NOT PUBLISH PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. THE DEBTORS DO NOT INTEND TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO

REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER JUNE 2010 OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

THE DEBTORS BELIEVE THAT THE PROJECTIONS ARE BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE REASONABLE. THE ESTIMATES AND ASSUMPTIONS MAY NOT BE REALIZED, HOWEVER, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTORS' CONTROL. NO REPRESENTATIONS CAN BE OR ARE MADE AS TO WHETHER THE ACTUAL RESULTS WILL BE WITHIN THE RANGE SET FORTH IN THE PROJECTIONS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR MAY BE UNANTICIPATED, AND THEREFORE MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. *SEE* SECTION VII, "RISK FACTORS" HEREIN.

ALL HOLDERS OF CLAIMS THAT ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN ARE URGED TO EXAMINE CAREFULLY ALL OF THE ASSUMPTIONS ON WHICH THE PROJECTIONS ARE BASED IN EVALUATING THE FEASIBILITY OF THE PLAN.

3. Confirmation Without Acceptance by All Impaired Classes

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan, even if such plan has not been accepted by all impaired classes entitled to vote on such plan, provided that such plan has been accepted by at least one impaired class.

Section 1129(b) of the Bankruptcy Code provides that notwithstanding the failure of an impaired class to accept a plan of reorganization, the plan shall be confirmed, on request of the proponent of the plan, in a procedure commonly known as "cram-down," so long as the plan does not "discriminate unfairly" and is "fair and equitable" with respect to each class of claims or interests that is impaired under and has not accepted the plan.

The condition that a plan be "fair and equitable" with respect to a non-accepting class of secured claims includes the requirements that (a) the holders of such secured claims retain the liens securing such claims to the extent of the allowed amount of the claims, whether the property subject to the liens is retained by the debtor or transferred to another entity under the plan, and (b) each holder of a secured claim in the class receive deferred cash payments totaling at least the allowed amount of such claim with a present value, as of the effective date of the plan, at least equivalent to the value of the secured claimant's interest in the debtor's property subject to the liens.

The condition that a plan be "fair and equitable" with respect to a non-accepting class of unsecured claims includes the requirement that either (a) such class receive or retain under the

plan property of a value as of the effective date of the plan equal to the allowed amount of such claim, or (b) if the class does not receive such amount, no class junior to the non-accepting class will receive a distribution under the plan.

The condition that a plan be "fair and equitable" with respect to a non-accepting class of interests includes the requirements that either (a) the plan provides that each holder of an equity interest in such class receive or retain under the plan, on account of such equity interest, property of a value, as of the effective date of the plan, equal to the greater of (i) the allowed amount of any fixed liquidation preference to which such holder is entitled, (ii) any fixed redemption price to which such holder is entitled, or (iii) the value of such equity interest, or (b) if the class does not receive such amount, no class of interests junior to the non-accepting class will receive a distribution under the plan.

As noted, Classes 6, 7 and 8 are deemed to have rejected the Plan and the Debtors shall not solicit the votes of the Holders of Claims and Interests in Classes 6, 7 and 8. As a result, the Debtors shall request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code.

THE DEBTORS BELIEVE THAT THE PLAN MAY BE CONFIRMED ON A NONCONSENSUAL BASIS. ACCORDINGLY, THE DEBTORS WILL DEMONSTRATE AT THE CONFIRMATION HEARING THAT THE PLAN SATISFIES THE REQUIREMENTS OF SECTION 1129(b) OF THE BANKRUPTCY CODE AS TO ANY NON-ACCEPTING CLASS.

4. Objection to Confirmation Filed by Purported Common Shareholder

A purported common shareholder has filed an objection to Confirmation, which includes allegations suggesting that certain claims of certain insiders should be equitably subordinated because of alleged wrongdoing. The Debtors have conducted a preliminary investigation of the allegations raised in this objection. Thus far, the Debtors have found the allegations set forth in the objection to be either materially inaccurate or perhaps based on a misunderstanding of the events that led to the Debtors' chapter 11 filing, or are otherwise based on unsupported conjecture. Based on their preliminary investigation, the Debtors believe the objection to be without merit and expect to contest the objection at the Confirmation Hearing. All rights of the Debtors and other parties in interest in connection with this objection are expressly reserved.

5. Informal Objections Raised by the SEC and the United States Trustee to Scope of Plan Releases

The SEC and the United States Trustee have raised informal objections to the scope of the releases contained in the Plan. The Debtors have resolved the United States Trustee's issues by revising the release and exculpation provisions. Further, the Debtors have added a provision expressly preserving claims for securities law violations in an effort to satisfy the SEC's concerns. In the event the SEC's objection cannot be resolved consensually and the Bankruptcy Court determines to sustain its objection to the releases, then the Plan may not be confirmed absent modification.

VII. RISK FACTORS

THE IMPLEMENTATION OF THE PLAN AND THE ISSUANCE OF THE NEW COMMON STOCK AND NEW FIRST LIEN NOTES ARE SUBJECT TO A NUMBER OF MATERIAL RISKS, INCLUDING THOSE ENUMERATED BELOW.

IN EVALUATING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS AGAINST THE DEBTORS ENTITLED TO VOTE ON THE PLAN SHOULD READ AND CAREFULLY CONSIDER THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE HEREIN), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION, OR ALTERNATIVES TO THE PLAN.

THESE RISK FACTORS CONTAIN CERTAIN STATEMENTS THAT ARE "FORWARD-LOOKING STATEMENTS." THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS, INCLUDING THE IMPLEMENTATION OF THE PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, THE EFFECT OF THE REORGANIZATION ON CUSTOMERS, SUPPLIERS, VENDORS AND EMPLOYEES, FLUCTUATIONS IN RAW MATERIAL PRICES AND ENERGY COSTS, DOWNTURNS IN INDUSTRIAL PRODUCTION, HOUSING AND CONSTRUCTION AND THE CONSUMPTION OF DURABLE AND NONDURABLE GOODS, THE DEGREE AND NATURE OF COMPETITION, DEMAND FOR THE DEBTORS' PRODUCTS, THE DEGREE OF SUCCESS ACHIEVED BY THE DEBTORS' NEW PRODUCT INITIATIVES, INCREASES IN PENSION AND INSURANCE COSTS, CHANGES IN GOVERNMENT REGULATIONS, THE APPLICATION OR INTERPRETATION OF THOSE REGULATIONS OR IN THE SYSTEMS, PERSONNEL, TECHNOLOGIES OR OTHER RESOURCES THE COMPANY DEVOTES TO COMPLIANCE WITH REGULATIONS, THE COMPANY'S ABILITY TO COMPLETE ACQUISITIONS AND SUCCESSFULLY INTEGRATE THE OPERATIONS OF ACQUIRED BUSINESSES, TERRORIST ACTIONS OR ACTS OF WAR, OPERATING EFFICIENCIES, LABOR RELATIONS, AND OTHER MARKET AND COMPETITIVE CONDITIONS. HOLDERS OF CLAIMS AND INTERESTS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS. NO PARTY, INCLUDING, WITHOUT LIMITATION, THE DEBTORS OR THE REORGANIZED DEBTORS, UNDERTAKES AN OBLIGATION TO UPDATE ANY SUCH STATEMENTS.

A. General Bankruptcy Law Considerations

1. Failure to Obtain Confirmation of the Plan May Result in Liquidation or Confirmation of an Alternative Plan on Less Favorable Terms

Although the Debtors believe that the Plan will satisfy all requirements for confirmation under the Bankruptcy Code, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications to the Plan will not be required for confirmation or that such modifications would not be sufficiently material as to necessitate the re-solicitation of votes on the Plan.

In the event that the Bankruptcy Court refuses to confirm the Plan, either as a result of an objection to the Plan by a party in interest or otherwise, the Debtors may be required to seek an alternative restructuring of their obligations to creditors and equity security holders. There can be no assurance that the terms of any such alternative restructuring would be similar to or as favorable to the Debtors' creditors and equity security holders as those proposed in the Plan.

The confirmation of the Plan is subject to certain conditions and requirements of the Bankruptcy Code. The Bankruptcy Court may determine that one or more of those requirements is not satisfied. For example, the Bankruptcy Court might determine that the Plan is not "feasible" pursuant to section 1129(a)(11) of the Bankruptcy Code. For the Plan to be feasible, the Debtors must establish that the confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor of the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan. While the feasibility requirement is not rigorous, it does require the Debtors to put forth concrete evidence indicating that the Debtors have a reasonable likelihood of meeting their obligations under the Plan and remaining a commercially viable entity. The Debtors believe that their projections demonstrate that the Plan is feasible in that the Debtors will be able to satisfy all of their obligations under the Plan and confirmation of the Plan is not likely to be followed by a liquidation or the need for a further financial reorganization.

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests of such class. The Debtors believe that the classification of claims and equity interests under the Plan complies with the requirements set forth in the Bankruptcy Code. However, a claim or equity interest holder could challenge the classification. In such event, the cost of the Plan and the time needed to confirm the Plan could increase and the Bankruptcy Court may not agree with the Debtors' classification of claims and equity interests. If the Bankruptcy Court concludes that the classification of claims and equity interests under the Plan does not comply with the requirements of the Bankruptcy Code, the Debtors may need to modify the Plan. Such modification could require a resolicitation of votes on the Plan and may be subject to certain restrictions under the terms of the Plan Support Agreement. If the Bankruptcy Court determines that the Debtors' classification of claims and equity interests is not appropriate or if the Bankruptcy Court determines that the different treatment provided to claim or equity interest holders is unfair or inappropriate, the Plan might not be confirmed. If this occurs, the amended plan of reorganization that may ultimately be confirmed may be less attractive to certain classes of the Debtors' creditors and equity interest holders than the Plan.

Also, the United States Trustee or other parties in interest could move the Bankruptcy Court to "designate" the votes of certain Holders of Notes that are parties to the Plan Support Agreement pursuant to section 1126(e) of the Bankruptcy Code. Section 1126(e) permits a bankruptcy court to designate any entity whose acceptance or rejection of a plan was not, among other things, solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. "Designation" in this context results in such party's votes not being counted for purposes of determining acceptances or rejections of the subject plan.

If the Bankruptcy Court were to find any of these deficiencies, the Debtors could be required to restart the process of filing another plan and disclosure statement, seeking Bankruptcy Court approval of a disclosure statement, soliciting votes from classes of debt and equity holders, and seeking Bankruptcy Court confirmation of the plan of reorganization. A resolicitation of acceptances of the Plan likely could not take place within a sufficiently short period of time to prevent the release of the parties to the Plan Support Agreement from their obligations to support the Plan. If this occurs, confirmation of the Plan would be delayed and possibly jeopardized. Additionally, should the Plan fail to be approved, confirmed, or consummated, the Debtors' creditors and equity interest holders may be in a position to propose alternative plans of reorganization. Any such failure to confirm the Plan would likely entail significantly greater risk of delay, expense and uncertainty, which would likely have a material adverse effect upon the Debtors' business and financial condition.

As noted, Classes 6, 7 and 8 are deemed to have rejected the Plan and the Debtors shall not solicit the votes of the Holders of Claims and Interests in Classes 6, 7 and 8. As a result, the Debtors shall request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code.

While the Debtors believe that the Plan satisfies the requirements for non-consensual confirmation under section 1129(b) of the Bankruptcy Code because it does not "discriminate unfairly" and is "fair and equitable" with respect to the Classes that reject or are deemed to reject the Plan, there can be no assurance that the Bankruptcy Court will reach the same conclusion. There can be no assurance that any such challenge to the requirements for non-consensual confirmation will not delay the Debtors' emergence from chapter 11 or prevent confirmation of the Plan.

If the Plan is not confirmed, there can be no assurance that the Chapter 11 Cases will continue rather than be converted into chapter 7 liquidation cases or that any alternative plan or plans of reorganization would be on terms as favorable to the Holders of Claims against the Debtors as the terms of the Plan. If a liquidation or protracted reorganization of the Debtors' Estates were to occur, there is a substantial risk that the Debtors' going concern value would be substantially eroded to the detriment of all stakeholders.

2. Failure of Occurrence of the Effective Date May Result in Liquidation or an Alternative Plan on Less Favorable Terms

Although the Debtors believe that the Effective Date may occur shortly after the Confirmation Date, there can be no assurance as to such timing. The occurrence of the Effective

Date is also subject to certain conditions precedent as described in Section XI of the Plan. Failure to meet any of these conditions could result in the Plan not being consummated.

If the Effective Date of the Plan does not occur, there can be no assurance that the Chapter 11 Cases will continue rather than be converted into chapter 7 liquidation cases or that any alternative plan or plans of reorganization would be on terms as favorable to the Holders of Claims against the Debtors as the terms of the Plan. If a liquidation or protracted reorganization of the Debtors' Estates were to occur, there is a substantial risk that the Debtors' going concern value would be eroded to the detriment of all stakeholders.

B. <u>Other Risk Factors Related To The Debtors</u>

1. The Debtors' Business is Dependent Upon the Availability and Price of Raw Materials, Particularly Copper. Continued Periods of Historically High Copper Prices Could Materially Adversely Affect the Debtors' Liquidity and Significant Disruptions in the Supply of Raw Materials Could Materially Adversely Affect the Debtors' Operating Results

Average monthly COMEX copper prices in 2009 ranged from a low of $1.48 per pound in January to a high of $3.19 per pound in December. Average monthly COMEX copper prices in 2010 have ranged from a low of $2.94 per pound in June to a high of $4.17 per pound in December. Average monthly COMEX copper prices in 2011 have ranged from a low of $4.15 per pound in March to a high of $4.65 per pound in February. The Debtors believe this volatility in copper prices is the result of several factors, including an imbalance between the global supply and demand for these commodities, exacerbated by Asian demand and financial speculation in the commodity markets. Continued periods of historically high copper prices or further increases in copper prices could materially adversely affect the Debtors' liquidity.

The Debtors base the selling prices of their products upon the associated raw material costs to them either at the time of sale of the finished product, the time of purchase of the raw materials, or as set by their purchases for forward delivery or hedging with futures and options contracts. The Debtors historically have been able to pass increases in copper costs and ancillary acquisition costs associated with the metal on to their customers. However, there can be no assurance that the Debtors will be able to continue to do so.

Although the Debtors are currently able to obtain adequate supplies of copper, it is impossible to predict future availability. Future growth in demand for copper may result in copper shortages and increased prices. Any future significant increase in the price of copper, if not offset by sufficient product price increases, or the inability to obtain copper or other needed raw materials, would have a material adverse effect on the Debtors' consolidated financial condition, results of operations and cash flows.

Additionally, during the past several years, copper scrap has been tight in supply at various times due primarily to the Asian markets buying a significant portion of the market. Scrap generation in the United States is significantly lower due to:

(1) Lower industrial production, therefore lower scrap generation and

(2) Lower residential/commercial construction, therefore lower scrap generation.

The Debtors are able to use a mix of copper scrap and copper cathode in their production process. The copper scrap is usually priced at a discount to cathode, giving the Debtors an advantage when using the scrap. If copper scrap becomes short in supply and the price increases, the Debtors lose this advantage.

2. A Post-Effective Date Termination of the Debtors' Toll Manufacturing Agreements Respecting the Supply of Silver and Copper Could Materially Adversely Affect the Debtors' Liquidity and Operating Results

As noted above, silver is the principal raw material utilized in the WJT operation. WJT currently is a party to a toll manufacturing agreement with Exeon whereby Exeon provides silver to WJT which is used to manufacture and sell products directly to customers of Exeon, for which WJT receives a monthly toll services fee. WTI has a similar toll manufacturing agreement with Alpine for WTI's Ardmore facility with respect to copper supply for that facility used to manufacture and sell products directly to customers of Alpine, for which WTI receives a monthly toll services fee. These tolling arrangements have benefited the Debtors, including by generating approximately $30-35 million and $4-5 million of incremental liquidity for the WJT and Ardmore operations, respectively. In the event these toll manufacturing agreements were to terminate subsequent to the Effective Date of the Plan, the Reorganized Debtors' liquidity and results of operation could be materially adversely affected.

3. A Post-Effective Date Termination of the Debtors' Day-To-Day Purchasing Arrangement for the Supply of Copper Could Materially Adversely Affect the Debtors' Liquidity and Operating Results

Exeon currently supplies copper cathode and scrap to WTI's Shawnee facility under a day-to-day purchasing arrangement which is cancellable by Exeon upon 30 days' notice. This arrangement provides $3-5 million of incremental liquidity by providing payment terms to WTI. In the event this arrangement is terminated subsequent to the Effective Date of the Plan, there is no assurance that WTI can obtain similar terms with the copper vendors. Thus, the Reorganized Debtors' liquidity and results of operation could be materially adversely affected.

4. Cost for Energy and Other Natural Resources May Adversely Affect the Debtors' Profitability

Changes in prices for natural gas and for other sources of fuel, electricity and gasoline have negatively affected the costs associated with the Debtors' manufacturing operations. Certain of the Debtors' operations are dependent upon natural gas to produce tubing. Changes in natural gas future prices, as well as significant increases for other sources of fuel, electricity and gasoline, could further increase the Debtors' operating costs and have a material negative effect on their gross profit. Although the Debtors try to pass along increased costs in the form of price increases to their customers, the Debtors may be unsuccessful in doing so for competitive reasons, and even when successful, the timing of such price increases may lag significantly behind the Debtors' incurrence of higher costs.

5. The Debtors' Customers Operate in Industries that are Subject to Cyclical and Seasonal Demand and that are Affected by Other Global Economic and Regulatory Conditions, Which Can Adversely Affect the Debtors' Sales Volumes and Profitability

Achievement of the Debtors' business objectives depends on the continued growth of customer demand for their products or services. If the copper tube industry does not continue to grow, the demand for the Debtors' products and services may not continue to develop. The Debtors' business is affected by changes in demand in their customers' markets as well as by global economic conditions that affect their customers' operations. Any significant downturn in the Debtors' customers' businesses could result in a reduction in demand for the Debtors' products and could reduce their revenue.

Demand for the Debtors' products, particularly their wholesale products, is cyclical and is significantly affected by changes in general economic conditions that affect the Debtors' customers' markets and that are beyond their control. These conditions include, among other things, the level of economic growth, employment levels, financing availability, interest rates, consumer confidence, housing demand and construction activity. Decreases in demand for the Debtors' products resulting from these conditions can reduce the prices they receive for their products, their unit sales volumes and their gross profit.

In addition, demand in certain of the industries to which the Debtors sell their products, including the residential air conditioning industry, and to a lesser extent, the commercial air conditioning industry, is seasonal. The Debtors' sales to the residential air conditioning industry are generally greater in the first and second quarters of the year and lower in the third and fourth quarters due to the Debtors' customers' increase of inventory in anticipation of summer air conditioning sales and housing starts. The Debtors' sales to the residential air conditioning industry also decrease in years with unseasonably cool summers.

6. The Debtors Face Significant Competition in Many Cases from Competitors that Have Manufacturing and Financial Resources Greater than the Debtors

The Debtors face significant competition in each of their product lines. The Debtors have numerous competitors, some of which are larger than the Debtors and have greater financial resources. The Debtors may not be able to compete successfully, and the competition may have a negative effect on the Debtors' business, operating results or financial condition by reducing volume of products sold and/or selling prices and accordingly, reducing revenues and profits and depleting capital. The Debtors currently face limited competition for certain of our higher value-added commercial products that have higher profit margins. If the Debtors' existing competitors expand operations in these product categories or if new competitors enter these product lines, the Debtors' sales of these higher margin products could fall and the Debtors' profitability could be reduced or eliminated.

For certain of the Debtors' higher value-added commercial products, which have higher margins, the Debtors compete primarily on the basis of technological advantages of these products. Technological improvements by competitors could reduce the Debtors' advantage in these product lines and thereby reduce their revenue. The Debtors could also be adversely

affected if new technologies emerge in the air conditioning, refrigeration or other consumer industries that reduce or eliminate the need for copper and copper alloy tube, fabricated products and metal joining products.

7. The Debtors' Failure to Respond to Rapid Technological Change or to Introduce Successful New Products and Technologies May Result in Reduced Revenue or Revenue Growth

The process of developing or acquiring new products and technologies and enhancing existing products and technologies is complex, costly, and uncertain, and any failure by the Debtors to anticipate customers' changing needs and emerging technological trends accurately could significantly harm the Debtors' market share and results of operations. The Debtors must make long-term investments, develop or obtain appropriate intellectual property, and commit significant resources before knowing whether the Debtors' predictions will accurately reflect customer demand for their products and services. After the Debtors develop a product, they must then accurately forecast volumes and configurations that meet customer requirements, manufacture appropriate volumes quickly and at low cost and develop cost-effective solutions, and train their sales force. Any delay in the development, production, marketing of, or training for new products or technologies could result in the Debtors not being among the first to market, which could further harm the Debtors' competitive position.

8. Increasing Competition from Asian Competitors Who Sell Both Within China and for Export to Other Parts of the World May Negatively Impact the Debtors' Business and Adversely Affect the Debtors' Revenue and Operating Results

The Debtors face increased competition for the products they manufacture within China. Due to the Debtors' relative market share for sales within China, they are subject to continuing competitive pricing pressures in this country. Further, as Asian competitors continue to increase their exports into the U.S. and other markets the Debtors serve world-wide, the Debtors' ability to maintain price, market share and operating margins may be negatively impacted.

9. The Loss of Any of the Company's Major Customers Could Adversely Affect the Company's Revenues and Financial Health

In 2007, 2008 and 2009, the Company's 10 largest customers accounted for approximately 60.2%, 78.3% and 78.4%, respectively, of the Company's consolidated net sales. If the Company were to lose any of its relationships with these customers, its revenues and results of operations and financial condition might suffer.

Moreover, the uncertainty inherent in a bankruptcy proceeding from the perspective of the Company's customers could create a climate where such customers might consider ending or reducing their business relationships with the Company.

10. WTI's Failure to Come Up With a Sourcing Alternative Similar to That Which Recently Expired Could Adversely Affect the Debtors' Revenues and Profitability

As noted, until December 2010, WTI had a strategic sourcing agreement with one of the largest China-based copper tube manufacturers to provide products to WTI for resale to WTI's

customers in North America. As part of the agreement, WTI was the sole representative of the China-based copper tube manufacturer in North America. WTI's responsibilities under this agreement included providing sales services, technical support and various administrative support activities. An agency fee was paid to WTI for the services it provided. The agreement expired on December 31, 2010. WTI continues to seek and evaluate similar sourcing alternatives. In the event WTI is unable to come up with a similar sourcing alternative, it could have a negative impact on the Debtors' revenues and profitability.

11. Risks Associated With the Operation of the Debtors' Manufacturing Facilities May Have a Material Adverse Effect on the Debtors' Business

The Debtors' revenues are dependent on the continued operation of their various manufacturing facilities. The operation of manufacturing plants involves many risks including: (a) the breakdown, failure or substandard performance of equipment; (b) inclement weather and natural disasters; (c) the need to comply with directives of, and maintain all necessary permits from, governmental agencies; (d) raw material supply disruptions; (e) labor force shortages, work stoppages, or other labor difficulties; and (f) transportation disruptions. The occurrence of material operational problems, including but not limited to the above events, may have an adverse effect on the productivity and profitability of a particular manufacturing facility or to the Debtors as a whole.

12. The Company's International Operations Expose the Company to Numerous Risks that Other Companies that are Not Global May Not Face

The Company has manufacturing and/or sales operations in Canada, China, the Netherlands and Portugal. In 2009, foreign operations represented 10% of the Company's consolidated net sales. As with all companies that have sizeable operations and sales outside the U.S., the Company is subject to the risks inherent in conducting business across national boundaries, any one of which could adversely impact the Company's business. In addition to currency fluctuations, these risks include: (a) economic downturns; (b) changes in or interpretations of local law, governmental policy or regulation, particularly in countries with developing legal systems such as China; (c) restrictions on the transfer of funds into or out of the country; (d) import and export duties and quotas and other trade barriers; (e) domestic and foreign customs and tariffs; (f) varying tax systems; (g) different regimes controlling the protection of the Company's intellectual property; (h) political unrest; (i) military outbreaks; (j) government instability; (k) nationalization of foreign assets; and (l) government protectionism. One or more of the foregoing factors could impair the Company's current or future international operations and, as a result, harm its overall business.

13. The Company Could Incur Significant Costs, Including Remediation Costs, as a Result of Complying with Environmental Laws

The Company's facilities and operations are subject to extensive environmental laws and regulations imposed by federal, state, provincial, and local authorities in the U.S., China, the Netherlands, Portugal, Mexico and Canada relating to the protection of the environment and human health and safety, including those governing emissions to air, discharges to waterways and the generation, handling, storage, transportation, treatment and disposal of, and exposure to,

hazardous materials. The Company could incur substantial costs, including cleanup costs, fines or sanctions, and third-party claims for property damage or personal injury, as a result of violations of or liabilities under environmental laws. The Company has incurred, and in the future may continue to incur, liability under environmental statutes and regulations with respect to the contamination detected at sites owned or operated by the Company (including contamination caused by prior owners and operators of such sites, abutters, or other persons) and the sites at which the Company disposed hazardous substances. The Company has established an accrual with respect to certain presently estimated environmental remediation costs. As of December 31, 2010, this accrual is $9.3 million, of which $8.3 million was established for environmental remediation costs associated with the Decatur, Alabama facility and $1.0 million was for environmental costs at the Ardmore, Tennessee facility. This accrual may not be adequate to cover the ultimate costs of these liabilities (or ones that may be identified in the future) and the discovery of additional environmental obligations could result in significant costs. In addition, future regulations and changes in the text or interpretation of existing regulations may subject the Company to increasingly stringent standards. Compliance with such requirements may make it necessary, at costs which may be substantial, for the Company to retrofit existing facilities with additional pollution-control equipment, undertake new measures in connection with the storage, transportation, treatment and disposal of by-products and wastes, or take other steps.

14. The Debtors Have Experienced Net Losses in Recent Periods and the Debtors May Experience Net Losses in the Future

The Debtors have experienced net losses from operations in the past, including a net loss of approximately $20.3 million for the first three quarters of 2010, $35.4 million for the fiscal year ended December 31, 2009, $48.5 million for the fiscal year ended December 31, 2008 and approximately $98.2 million for the fiscal year ended December 31, 2007. While a significant portion of these losses were associated with non-cash impairment charges and other restructuring expenses, other factors such as competitive price pressure, cyclical demand for the Debtors' products, and a continued economic downturn in the global economy and the industries the Debtors serve, among other factors, could have a material adverse effect on the prices the Debtors receive for their products, unit sales volumes, and gross profit. These factors may in turn reduce the Debtors' cash flow and operating results in future periods. If the Debtors are unable to generate positive cash flow in the future, they may not be able to make payments on their debt obligations.

15. If the Debtors are Unable to Attract and Retain Key Personnel, the Debtors' Ability to Operate Effectively May Be Impaired

The Debtors' ability to operate their business and implement strategies depends, in part, on the efforts of their officers and other key employees. The Debtors' management's philosophy of cost-control means that the Debtors operate with a limited number of corporate personnel, and the Debtors' commitment to a less centralized organization also places greater emphasis on the strength of local management. The Debtors' future success will depend on, among other factors, their ability to retain and attract qualified personnel, particularly technical, operational and managerial resources. The loss of the services of any of the Debtors' key employees or the

failure to attract or retain other qualified personnel, domestically or abroad, could have a material adverse effect on the Debtors' business or business prospects.

16. If the Debtors' Internal Computer Network and Applications Suffer Disruptions or Fail to Operate as Designed, the Debtors' Operations Will Be Disrupted and the Debtors' Business May Be Harmed

The Debtors rely on network infrastructure and enterprise applications, and internal technology systems for their operational, marketing support and sales, and product development activities. The hardware and software systems related to such activities are subject to damage from earthquakes, floods, lightning, tornadoes, fire, power loss, telecommunication failures and other similar events. They are also subject to acts such as computer viruses, physical or electronic vandalism or other similar disruptions that could cause system interruptions and loss of critical data, and could prevent the Debtors from fulfilling their customers' orders. The Debtors have developed disaster recovery plans and backup systems to reduce the potentially adverse effects of such events, but there are no assurances such plans and systems would be sufficient.

17. The Debtors are Currently Unable to Determine the Amount of Net Distributable Cash

The Plan provides, as part of the treatment of Allowed Note Claims, that Holders thereof shall receive as soon as practicable after the Effective Date their Pro Rata Share of a distribution of Cash in an aggregate amount equal to the Net Distributable Cash. In view of a combination of factors including, without limitation, the levels of the Debtors' receivables and collections thereof and the Debtors' operating results and profitability through the Effective Date, the Debtors are unable to determine at this time the amount of Net Distributable Cash, if any, that will be available for distribution to the Holders of Allowed Note Claims.

18. In the Event Contemplated Asset Sales are Not Consummated and/or the Reorganized Debtors' Liquidity Becomes Otherwise Constrained, the Reorganized Debtors May Be Unable to Pay Interest Expense on the New First Lien Notes and/or Pay the New First Lien Notes at Maturity

The Plan provides, as part of the treatment of Allowed Note Claims, that Holders thereof shall receive as soon as practicable after the Effective Date their Pro Rata Share of the New First Lien Notes. In the event the Debtors' or Reorganized Debtors' contemplated asset sales are not consummated and/or the Reorganized Debtors' liquidity becomes constrained as a result of other factors such as the significant volatility in the prices of copper and other metals that are at the core of their business, it is possible that the Reorganized Debtors will be unable to pay the interest expense relating to the New First Lien Notes and/or pay the principal amount of the New First Lien Notes at maturity.

19. Arrangements with Alpine and Affiliates for Raw Materials Supply and/or Services

In connection with the Plan, the Debtors shall assume the Alpine Agreements, which agreements shall be on the same terms and conditions as in effect on the Petition Date, except

that the Alpine Management Agreement shall be amended as set forth in the Plan. Under the Alpine Agreements, Alpine and its affiliates either toll or supply various raw materials (such as silver and cooper), provide certain hedging services, and provide various management, administrative and technical services to the Debtors. During the terms of these agreements, the operating success and viability of the Debtors are dependent in part upon the performance thereunder by Alpine and its affiliates. Both the Debtors and Alpine have various termination rights in connection with the Alpine Agreements and, if terminated, there can be no assurance that the Debtors will be able to successfully operate their business or successfully transition these services to alternative suppliers. Further, there can be no assurance that the Debtors would be able to source these supplies and/or services at comparable costs. Moreover, as of the Petition Date, Alpine provides approximately $30-35 million in incremental liquidity to Debtors arising out of Alpine's performance under the Alpine Agreements. However, there is no assurance, due to a number of external factors, including high and volatile copper and silver prices and the level of demand for the Debtors' products, that such incremental liquidity, together with other working capital available to the Debtors, will be sufficient for the Debtors to continue the level of their business. Any decrease in the Debtors' level of business could have a negative impact on the Debtors' revenues, profitability and ability to maintain their customer base and market share.

20. Hedging Activities In General

To achieve more predictable cash flows and to reduce exposure to fluctuations in the prices of raw materials, in the ordinary course of business, the Debtors have entered into and may continue to enter into hedging arrangements for a significant portion of their raw materials. These transactions are entered into in accordance with the Debtors' Derivative Management Policy, which outlines the policy regarding the types of derivatives permitted, the purpose of entering into such derivatives, operating and trading limitations, and approvals necessary for entering into them. The Debtors do not enter into derivatives or other financial instruments for trading or speculative purposes. The Debtors have determined the hedge programs to be highly effective in offsetting the changes in fair value or cash flows generated by the items hedged.

A portion of the Debtors' hedging policy is based on projected sales to customers who are charged the prior month COMEX average for the copper price. The Debtors remain exposed to the COMEX price volatility on the forecasting error and, as a result, can gain or lose money.

21. Hedging Activities Expose the Debtors to Counterparty Risk

The Debtors' hedging transactions expose the Debtors to risk of financial loss if a counterparty fails to perform under a derivative contract. Disruptions in the financial markets could lead to sudden changes in a counterparty's liquidity, which could impair its ability to perform under the terms of the derivative contract. The Debtors are unable to predict sudden changes in a counterparty's creditworthiness or ability to perform. Even if the Debtors do accurately predict sudden changes, the ability to negate the risk may be limited depending upon market conditions.

22. Variances from Projections May Affect Ability to Pay Obligations

The Debtors have prepared the Projections contained in Exhibit E to this Disclosure Statement relating to the Reorganized Debtors in connection with the development of the Plan and in order to present the anticipated effects of the Plan and the transactions contemplated thereby. The Projections are intended to illustrate the estimated effects of the Plan and certain related transactions on the results of operations, cash flow and financial position of the Reorganized Debtors for the periods indicated. The Projections are qualified by the accompanying assumptions, and must be read in conjunction with such assumptions, which constitute an integral part of the Projections. The Projections are based upon a variety of assumptions as set forth therein, and the Reorganized Debtors' future operating results are subject to and likely to be affected by a number of factors, including significant business, economic and competitive uncertainties, many of which are beyond the control of the Reorganized Debtors. In addition, unanticipated events and circumstances occurring subsequent to the date of the Projections may affect the actual financial results of the Reorganized Debtors' operations. Additionally, to the extent the Debtors arrive at a settlement relating to the PBGC Claim providing for ongoing payment obligations, such obligations will have a negative impact on the Projections, which impact could be material. Accordingly, actual results may vary materially from those shown in the Projections, which may adversely affect the ability of the Reorganized Debtors to pay the obligations owing to certain Holders of Claims entitled to distributions under the Plan and other indebtedness incurred after confirmation of the Plan.

Management believes that the industry in which the Reorganized Debtors will be operating is volatile due to numerous factors, all of which make accurate forecasting very difficult. Although it is not possible to predict all risks associated with the Projections and their underlying assumptions, there are some risks which management is presently able to identify. The Projections assume that all aspects of the Plan will be successfully implemented on the terms set forth in this Disclosure Statement and that the publicity associated with the bankruptcy proceeding contemplated by the Plan will not adversely affect the Reorganized Debtors' operating results. There can be no assurance that these two assumptions are accurate, and the failure of the Plan to be successfully implemented, or adverse publicity, could have a materially detrimental effect on the Reorganized Debtors' business, results of operations and financial condition.

Moreover, the Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. Rather, the Projections were developed in connection with the planning, negotiation and development of the Plan. The Reorganized Debtors do not undertake any obligation to update or otherwise revise the Projections to reflect events or circumstances existing or arising after the date of the Projections or to reflect the occurrence of unanticipated events. In management's view, however, the Projections were prepared on a reasonable basis and represent a reasonable view of the expected future financial performance of the Reorganized Debtors after the Effective Date. Nevertheless, the Projections should not be regarded as a representation, guaranty or other assurance by the Debtors, the Reorganized Debtors or any other person that the Projections will be achieved, and Holders are therefore cautioned not to place undue reliance on the projected financial information contained in this Disclosure Statement.

23. Assumptions Regarding Value of the Debtors' Assets May Prove Incorrect

It has been generally assumed in the preparation of the Projections that the historical book value of the Debtors' assets approximates those assets' fair value, except for specific adjustments. For financial reporting purposes, the fair value of the Debtors' assets must be determined as of the Effective Date. This determination will be based on an independent valuation. Although the Debtors do not presently expect this valuation to result in values that are materially greater or less than the values assumed in the preparation of the Projections, the Debtors can make no assurances with respect thereto.

24. Historical Financial Information May Not Be Comparable

As a result of the consummation of the Plan and the transactions contemplated thereby, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the Debtors' historical financial statements.

25. Terrorist Attacks/Other Military Disruptions

Additional terrorist attacks in the U.S. or against U.S. targets, or threats of war or the escalation of current hostilities involving the U.S. or its allies, or military or trade disruptions impacting the Debtors' domestic or foreign suppliers and/or customers may impact the Reorganized Debtors' operations, including, but not limited to, causes supply chain disruptions and decreased sales of the Debtors' products. These events could also cause an increase in oil or other commodity prices, which could adversely affect the Debtors' raw materials and transportation costs. More generally, any of these events could cause consumer confidence and spending to decrease. These events could also exacerbate the economic recession in the U.S. or abroad. Any of these occurrences could have a significant impact on the Reorganized Debtors' business, financial condition, or results of operations.

C. Risks To Creditors Who Will Receive Securities

The ultimate recoveries under the Plan to Holders of Claims in Class 3 or Class 5 that receive New Common Stock and/or New First Lien Notes, as applicable, pursuant to the Plan will depend on the realizable value of such securities. The securities to be issued pursuant to the Plan are subject to a number of material risks, including, but not limited to, those specified below. Prior to voting on the Plan, each Holder of Claims in Classes 3 and 5 should carefully consider the risk factors specified or referred to below, as well as all of the information contained in the Plan and the Disclosure Statement.

1. Lack of Market for Securities Issued Pursuant to the Plan

There is no currently existing market for the New Common Stock or New First Lien Notes and there can be no assurance that an active trading market will develop. Accordingly, no assurance can be given that a holder of securities issued pursuant to the Plan will be able to sell such securities in the future or as to the price at which any such sale may occur. If such market were to exist, the liquidity of the market for such securities and the prices at which such securities will trade will depend upon many factors, including the number of holders, investor

expectations for the Debtors, and other factors beyond the Debtors' control. In addition, given the anticipated number of its equity holders, the Debtors believe that Reorganized WTI will not be required to file periodic reports pursuant to the Securities Exchange Act of 1934, as amended. Accordingly, information that would be included in such reports (such as Reorganized WTI's financial statements and other information about its business) may not be publicly available.

2. The Value of the New Common Stock May Fluctuate for Many Reasons

The value of the New Common Stock could be subject to significant fluctuations. Among the factors that could affect such value are: (a) variations in Reorganized WTI's operating results; (b) Reorganized WTI's ability to meet its liquidity needs; (c) competitive conditions in Reorganized WTI's markets and strategic actions by Reorganized WTI or its competitors, such as acquisitions or restructurings; (d) a change in technology that may add to manufacturing costs or negatively impact Reorganized WTI's products offerings; (e) general market conditions; and (f) domestic and international economic factors unrelated to Reorganized WTI's performance.

3. The Value of the New Common Stock May Decline Due to Future Issuances of Shares

Sales of a large number of shares of New Common Stock after consummation of the Plan could materially depress the trading price of the New Common Stock. Further, Reorganized WTI may issue additional shares of New Common Stock in the future, such as in connection with the New Management Stock Incentive Plan or in any future issuance of New Common Stock authorized and approved by its board of directors. As a result, holders of New Common Stock may experience dilution of their percentage ownership of their stock.

4. The Liquidity Event Provisions of the Amended Alpine Management Agreement Require a Sharing Between Holders of the New Common Stock and Alpine Above Certain Recovery Hurdles Which Could Negatively Affect the Value of the New Common Stock

As noted, the Plan provides that effective upon the Effective Date, the Reorganized Debtors, as applicable, shall assume the Alpine Agreements and in connection therewith, the Alpine Management Agreement shall be amended to provide for, among other things, Alpine's right to receive, at the same time as any Cash is received by holders of New Common Stock in connection with a Liquidity Event consummated prior to the third anniversary of the Effective Date or signed prior to the third anniversary of the Effective Date and consummated thereafter, a payment/distribution equal to (a) 20% of the aggregate Cash consideration received by holders of New Common Stock in excess of $70 million but less than $120 million and (b) 25% of the aggregate Cash consideration received by holders of New Common Stock in excess of $120 million (it being understood that the foregoing thresholds shall be reduced on a dollar for dollar basis to take into account any payments or distributions made to holders of New Common Stock (in their capacity as such) from time to time after the Effective Date and prior to any such Liquidity Event). Thus, in the event Alpine were to receive its allocable portion of Cash consideration in connection with a Liquidity Event, the value of the New Common Stock could be negatively affected since absent the Liquidity Event provisions of the amended Alpine

Management Agreement, all of the Cash consideration respecting a Liquidity Event would inure to the benefit of then holders of New Common Stock.

5. Reorganized WTI Does Not Intend on Paying Any Dividends on the New Common Stock in the Foreseeable Future

Reorganized WTI does not anticipate that it will pay any dividends on the New Common Stock in the foreseeable future. Reorganized WTI intends to retain any future earnings to fund operations, future debt service requirements (if any) and other corporate needs.

D. Certain Tax Law Considerations

There are a number of income tax considerations, risks and uncertainties associated with consummation of the Plan. Interested parties should read carefully the discussions set forth in Article VIII regarding certain U.S. federal income tax consequences of the transactions proposed by the Plan to the Debtors and the Reorganized Debtors and to certain Holders of Note Claims, Old Preferred Stock Interests and Old Common Stock Interests.

VIII. CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax considerations relevant to the Plan. The summary is based on the IRC, Treasury Regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular person or to persons subject to special treatment under U.S. federal income tax laws (including, broker-dealers, mutual funds, insurance companies, banks, other financial institutions, regulated investment companies, tax-exempt organizations, those holding claims through a partnership or other pass-through entity, and "Non-U.S. Holders" (as defined below)). This summary deals only with persons who hold the Note Claims (except persons who currently also hold Old Preferred Stock Interests) and will hold New Common Stock and New First Lien Notes as capital assets, and persons who hold Old Common Stock Interests or Old Preferred Stock Interests as capital assets, within the meaning of Section 1221 of the IRC. A substantial amount of time may elapse between the date of this Disclosure Statement and the receipt of a final distribution under the Plan. Events subsequent to the date of this Disclosure Statement, such as additional tax legislation, court decisions, or administrative changes, could affect the U.S. federal income tax consequences of the Plan and the transactions contemplated thereunder. No opinion of counsel or IRS ruling has been or will be sought regarding any matter discussed in the Plan. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below. **Holders should consult their own tax advisors as to the particular U.S. federal income tax consequences to them of the Plan and of holding and disposing of the New Common Stock and the New First Lien Notes, as well as the effects of state, local, non-U.S. income and other tax laws.**

For purposes of this summary, a "U.S. Holder" means a beneficial owner of a Note Claim, New Common Stock, New First Lien Note, Old Common Stock Interest or Old Preferred

Stock Interest (as determined for U.S. federal income tax purposes), as applicable, that is a citizen or individual resident of the United States, a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust, or (ii) the trust was in existence on August 20, 1996 and properly elected to be treated as a U.S. person. A "Non-U.S. Holder" means any beneficial owner that is not a U.S. Holder or a partnership for U.S. federal income tax purposes.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of a Note Claim, New Common Stock, New First Lien Note, Old Common Stock Interest or Old Preferred Interest, as applicable, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is treated as a partnership for U.S. federal income tax purposes and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the Plan and the ownership and disposition of New Common Stock and New First Lien Notes.

Internal Revenue Service Circular 230 Notice

To ensure compliance with requirements imposed by the IRS, each Holder is hereby notified that (a) any discussion of U.S. federal tax issues in this Disclosure Statement is not intended or written to be relied upon, and cannot be relied upon by Holders, for purposes of avoiding penalties that may be imposed on such Holders under the IRC; (b) such discussion is written to support the promotion of the Plan; and (c) each Holder of a claim should seek advice based on such Holder's particular circumstances from an independent tax advisor.

A. U.S. Federal Income Tax Consequences To The Debtors

For U.S. federal income tax purposes, WTI is a common parent to subsidiaries that are members of an affiliated group of corporations (the "Debtor Group") that files a single consolidated U.S. federal income tax return. The Debtor Group has consolidated net operating losses and net operating loss carryovers (collectively, "NOLs") for U.S. federal income tax purposes of approximately $180 million as of December 31, 2010. As the Debtor Group experienced an "ownership change" under Section 382 of the IRC ("Section 382") in February 2007, approximately $98 million of the consolidated net operating loss carryovers is subject to an annual Section 382 limitation (as defined below) of approximately $1.3 million for U.S. federal income tax purposes. Accordingly, approximately $72 million of such consolidated net operating loss carryovers subject to an annual Section 382 limitation imposed as a result of the February 2007 ownership change generally will expire unutilized based on a 20-year carryforward period. However, such net operating loss carryovers may be utilized to offset COD income realized by the Debtors in connection with the consummation of the Plan. The amount of any such losses remains subject to audit and adjustment by the IRS. The Debtors do not believe that the Debtor Group has undergone any ownership changes under Section 382 since the

February 2007 ownership change. However, the analysis is complex and no assurance can be given that the IRS would not assert, or that a court would not sustain, that the Debtor Group has undergone an ownership change under Section 382 since the February 2007 ownership change. If there were any ownership changes since February 2007, a greater amount (if not the majority) of the Debtor Group's consolidated NOLs will be subject to an annual Section 382 limitation for U.S. federal income tax purposes and the amount of NOLs available to offset the Debtors' expected future taxable income would be further limited. In connection with the Plan, the amount of the Debtor Group's consolidated NOLs may be significantly reduced.

1. Cancellation of Indebtedness Income

Under the IRC, a taxpayer generally recognizes cancellation of indebtedness ("COD") income in an amount equal to the difference between the "adjusted issue price" of the indebtedness discharged and the sum of (i) the amount of any cash, (ii) the "issue price" of any new debt instruments, and (iii) the fair market value of any stock or other property transferred in satisfaction of the discharged indebtedness. COD income also includes any interest that the taxpayer deducted on the accrual method of accounting but remains unpaid at the time the indebtedness is discharged. COD income generally does not include the discharge of indebtedness to the extent payment of the liability would have given rise to a deduction.

The Debtors will realize substantial COD income upon the issuance of the New Common Stock and the New First Lien Notes and the transfer of any Net Distributable Cash in satisfaction of the Note Claims in an amount equal to the excess of (i) the adjusted issue price of the Note Claims over (ii) the sum of the issue price of the New First Lien Notes (as discussed in "U.S. Federal Income Tax Consequences to U.S. Holders—Holders of Note Claims (Class 3)—*Issue Price*" below) and the fair market value of the New Common Stock issued in exchange for the Note Claims and any Net Distributable Cash paid in respect of the Note Claims. The Debtors should not realize any COD income in connection with the discharge of PBGC Claims because COD income is not realized where the discharge of indebtedness relates to a liability which payment would have given rise to a deduction. If the Bankruptcy Exception (as defined below) is applicable and applied, the PIK interest and accrued but unpaid cash interest on the Note Claims will not be treated as part of the discharged indebtedness for purposes of calculating COD income. The exact amount of any COD income that will be realized by the Debtors will not be determinable until the consummation of the Plan.

Taxpayers that realize COD income generally are required to include such amounts in gross income for purposes of determining their U.S. federal income tax for the year. However, because the Debtors are under the jurisdiction of the bankruptcy court in a Title 11 case, the Debtors will not be required to include the COD income in its gross income. Instead, the Debtors (and, if applicable, other members of the Debtor Group) will be required to reduce certain tax attributes (e.g., NOLs, general business credit carryovers and tax basis in property (collectively, "Tax Attributes")) by the amount of the COD income (but not always on a dollar for dollar basis) excluded from gross income. If the amount of COD income exceeds the available Tax Attributes, such excess is permanently excluded from income. The reduction in Tax Attributes occurs on the first day of the taxable year following the taxable year in which such COD income is realized.

2. Utilization of NOLs and Net Unrealized Built-in Losses

In general, when a corporation undergoes an "ownership change," generally a more than 50 percent increase in the ownership of stock of the common parent by five-percent shareholders at any time during a rolling three year testing period, Section 382 limits the corporation's ability to utilize its NOLs and, if, at the time of the ownership change, the corporation has a net unrealized built-in loss in its assets (i.e., where the tax basis in its assets exceeds its fair market value by more than the lesser of $10 million or 15 percent of the fair market value of its assets), limits the recognition of those built-in losses upon the sale or depreciation of those assets during the five-year period following the ownership change. The Debtor Group will undergo an ownership change as a result of the consummation of the Plan (the "Plan Ownership Change"). The annual limitation on a corporation's use of NOLs and certain recognized built-in losses following an ownership change ("annual Section 382 limitation") is generally equal to the product of the value of the stock of the corporation (with certain adjustments) immediately before the ownership change and the applicable "long-term tax-exempt rate" (currently 4.55% for ownership changes occurring in March of 2011). For these purposes, the annual Section 382 limitation and built-in losses generally are determined on a consolidated group basis as though the consolidated group were one entity. Debtors anticipate that the Debtor Group will have net unrealized built-in loss in their assets under Section 382 on the Effective Date.

Section 382 provides a complete exception from the application of the annual Section 382 limitation for corporations under jurisdiction of a court in a Title 11 case if qualifying creditors and shareholders immediately prior to the ownership change own 50 percent or more of the corporation (as a result of being creditors or shareholders prior to the ownership change) immediately thereafter (the "Bankruptcy Exception") and if the corporation does not elect out of this exception. "Qualifying creditors" are persons that were creditors as of a date eighteen months before filing of the petition under Title 11 or persons whose claims arose in the ordinary course of the trade or business of the loss corporation and, in each case, the debt was at all times beneficially owned by such persons. Any debt owned immediately before an ownership change by a creditor who does not become a direct or indirect five-percent shareholder of the reorganized debtor generally will be treated as always having been owned by such creditor, except in the case of any creditor whose participation in formulating the plan of reorganization makes evident to the debtor that such creditor has not owned the debt for the requisite period.

If the Debtors are able to apply the Bankruptcy Exception, there would be no annual Section 382 limitation imposed in connection with the Plan Ownership Change on the use of NOLs or built-in losses incurred prior to the Plan Ownership Change to offset taxable income that arise after the Effective Date. However, NOLs incurred prior to the February 2007 ownership change will be subject to the annual Section 382 limitations imposed in connection with such ownership change. Furthermore, under the Bankruptcy Exception, the amount of NOLs incurred prior to the Plan Ownership Change (subject to the limitations discussed above) available to be carried over to a post-Effective Date year would be reduced by the amount of interest that had been deducted on the Note Claims exchanged for New Common Stock during the taxable year of the Effective Date of the Plan and during the three preceding taxable years (the "Interest Reduction Rule").

In addition, if the Bankruptcy Exception is applicable and is applied, a second ownership change within two years will result in the Bankruptcy Exception being unavailable for any taxable year ending after the date of such second ownership change, and the annual Section 382 limitation for the second ownership change will be zero. The Debtors have not yet determined whether, if the Bankruptcy Exception is applicable, to seek to have the Bankruptcy Exception apply to the ownership change arising from the consummation of the Plan or to elect out of it because, depending on the application of the Interest Reduction Rule, it may substantially reduce the Debtor Group's NOLs.

If the Bankruptcy Exception does not apply, or the Debtors elect out of it, a special rule under Section 382, applicable to corporations under the jurisdiction of a court in a Title 11 case, will apply in calculating the appropriate annual Section 382 limitation. Under this special rule, the annual Section 382 limitation will be calculated by reference to the value of New Common Stock (with certain adjustments) immediately after the Effective Date (as opposed to immediately before the Effective Date).

3. U.S. Federal Alternative Minimum Tax

The Debtors may be subject to the alternative minimum tax (the "AMT") which imposes a tax equal to the amount by which 20% of a corporation's alternative minimum taxable income ("AMTI") exceeds the corporation's regular tax liability. AMTI is calculated pursuant to specific rules in the IRC which eliminate or limit the availability of certain tax deductions and which include as income certain amounts not generally included in computing a corporation's regular tax liability (however, any COD income excluded from Debtors' regular taxable income, as described above, would also be excluded from its AMTI). In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryovers, only 90 percent of a corporation's taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes). Additionally, a consolidated group with a net unrealized built-in loss in its assets that undergoes an ownership change, within the meaning of Section 382, must adjust the tax basis of its assets for AMT purposes to their fair market values. The Debtors anticipate that the Debtor Group will be required to adjust the tax basis of its assets as described, but are uncertain as to the amount of the adjustment arising out of the Plan Ownership Change, and whether any such adjustment will have a material tax effect.

Any AMT a corporation pays will generally be allowed as a nonrefundable credit against its regular federal income tax liability in future tax years when the corporation is subject to regular federal income tax.

B. U.S. Federal Income Tax Consequences To U.S. Holders

1. Holders of Note Claims (Class 3)

Taxable Exchange. Pursuant to the Plan, Holders of the Note Claims will receive New Common Stock, New First Lien Notes and any Net Distributable Cash in exchange for their Note Claims. For Holders of the Note Claims, this exchange will be a taxable exchange for U.S. federal income tax purposes, unless the exchange qualifies as a recapitalization for U.S. federal

income tax purposes (see "*Recapitalization*" below). If the exchange is a taxable exchange, as a result of the Plan, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized in exchange for the Note Claims and the U.S. Holder's adjusted tax basis in the Note Claims surrendered. The amount realized in exchange for the Note Claims generally would equal the sum of the fair market value of the New Common Stock, the issue price of the New First Lien Notes and any Net Distributable Cash received in the exchange. A U.S. Holder's adjusted tax basis in a Note Claim generally will be equal to the amount paid for such Note Claim, increased by any original issue discount ("OID") previously included in income and reduced by the amount of any payments on a Note Claim other than payments of "qualified stated interest." If applicable, a U.S. Holder's tax basis in a Note Claim will also be increased by any market discount previously included in income by such U.S. Holder pursuant to an election to include market discount in income currently as it accrues and reduced by any amortizable bond premium which the U.S. Holder has previously deducted.

If the exchange is a taxable exchange, a U.S. Holder's holding period in the New Common Stock and New First Lien Notes will begin the day after the Effective Date. A U.S. Holder's tax basis in the New Common Stock received in such exchange will equal the fair market value of the New Common Stock on the Effective Date, and a U.S. Holder's tax basis in the New First Lien Notes received in such exchange will equal the issue price of the New First Lien Notes. Any gain or loss recognized on such exchange generally would be treated as capital gain or loss and would be long-term capital gain or loss if the Note Claims were held by the U.S. Holder for more than one year, except to the extent that any gain is recharacterized as ordinary income pursuant to the market discount rules discussed below. The deductibility of capital losses is subject to limitations.

Recapitalization. The U.S. federal income tax consequences of the Plan may depend upon whether the Note Claims and the New First Lien Notes are viewed as "securities" for purposes of the U.S. federal income tax rules regarding "recapitalizations." Whether a debt instrument constitutes a security depends upon a variety of factors, including the term of the instrument (which is regarded as one of the most significant factors). As a general rule, a debt instrument with a term of less than five years will not be considered a security, and a debt instrument with a term of ten years or more will be considered a security. Whether a debt instrument with a term between five or more years and less than ten years is a security is unclear. While the Note Claims were issued in April 2009 and had an original term of three years, they were issued pursuant to an exchange offer in exchange for notes that had been issued in March 2002 and had an original term of seven years. It is unclear whether, in an exchange of a security for a debt instrument with a maturity of less than five years, the new debt instrument may nonetheless qualify as a security to support recapitalization treatment. Hence, it is unclear whether the Note Claims and the New First Lien Notes would be viewed as securities for purposes of the recapitalization rules.

If the Note Claims and the New First Lien Notes are treated as securities for purposes of the recapitalization rules, the exchange of Note Claims for New Common Stock, New First Lien Notes and any Net Distributable Cash may qualify as a "recapitalization" for U.S. federal income tax purposes. Under the rules applicable to recapitalizations, U.S. Holders generally would not recognize any gain or loss on the exchange of the Note Claims for New Common Stock, New First Lien Notes and any Net Distributable Cash, except Holders would recognize gain, but not

in excess of any Net Distributable Cash received, to the extent that their amount realized in exchange for the Note Claims exceeded their adjusted tax basis in the Note Claims surrendered. Gain recognized where the exchange is treated as a recapitalization generally would be treated as capital gain and would be long-term capital gain if the Note Claims were held by the U.S. Holder for more than one year, except to the extent that any gain is recharacterized as ordinary income pursuant to the market discount rules discussed below. No loss may be recognized as a result of a recapitalization.

Where the exchange is treated as a recapitalization, a U.S. Holder generally would have an initial tax basis in the New Common Stock and New First Lien Notes received equal to such Holder's adjusted tax basis in the Note Claims surrendered, increased by the amount of any gain recognized and reduced by the amount of any Net Distributable Cash received, which should be allocated among such New Common Stock and New First Lien Notes based upon the relative fair market values thereof. Such U.S. Holder would have a holding period in such New Common Stock and New First Lien Notes that included such Holder's holding period in the Note Claims surrendered.

Issue Price. The issue price of the New First Lien Notes may depend, in part, upon whether the New First Lien Notes or Note Claims are "publicly traded" as defined for U.S. federal income tax purposes. Proposed regulations were recently issued in regards to when property is "publicly traded" for purposes of determining the issue price of a debt instrument. However, the proposed regulations provide that such regulations will apply to debt instruments issued on or after the date such regulations become final. To be considered "publicly traded," the current regulations provide that, at any time during the 60-day period ending 30 days after the issue date, the notes generally must (i) be listed on a securities exchange or similar market, (ii) appear in a quotable medium that provides a reasonable basis for determining fair market value, or (iii) subject to certain safe harbors, have price quotations readily available from dealers, brokers or traders.

The Debtors believe that the Note Claims may be deemed to be "publicly traded" for these purposes in part due to the fact that sales activity of the Note Claims have been consistently reported on Financial Industry Regulatory Authority, Inc. Trade Reporting and Compliance Engine ("TRACE") and thus there is a possibility that the sales price of the Note Claims will be reported on TRACE within the 60-day period set forth in the current regulations. Even if this were not the case, the possibility still exists that the Note Claims may be treated as "publicly traded" under one of the other tests set forth in the current regulations. It is not clear as to whether any of the tests set forth in the current regulations will be satisfied with respect to the New First Lien Notes, and, as a result, whether the New First Lien Notes will be deemed to be "publicly traded" under the current regulations.

If the New First Lien Notes are treated as "publicly traded," the issue price of the New First Lien Notes would be the fair market value of the New First Lien Notes determined as of the Effective Date. If the New First Lien Notes are not treated as "publicly traded" but the Note Claims are treated as "publicly traded," the issue price of the New First Lien Notes would be equal to the fair market value of the Note Claims, determined as of the Effective Date, for which the New First Lien Notes were issued. If the issue price of the New First Lien Notes is determined under the rules applicable to public trading and is less than the face amount of the

New First Lien Notes, there will be additional OID includable in the income of a Holder of the New First Lien Notes in an amount equal to the difference between the New First Lien Notes' face amount and the issue price and in the manner described in "Ownership and Disposition of New Common Stock and New First Lien Notes—*Interest on New First Lien Notes*" below. In such event, and where the U.S. Holder's tax basis in the New First Lien Notes exceeds the issue price of the New First Lien Notes, as may be the case for example where the recapitalization rules apply, a U.S. Holder is permitted to reduce its OID accruals on the New First Lien Notes by a fraction, the numerator of which is the excess of such U.S. Holder's initial tax basis in the New First Lien Notes received over the issue price of the New First Lien Notes and the denominator of which is the total amount of OID to be accrued on the New First Lien Notes. If, on the other hand, the New First Lien Notes and Note Claims are not considered "publicly traded" for these purposes, the issue price of the New First Lien Notes would be equal to their stated principal amount (i.e. their face amount). No assurance can be given as to whether the IRS or a court would contest the treatment of the Note Claims or the New First Lien Notes as "publicly traded" or as not "publicly traded." The rules regarding the determination of issue price are complex and highly detailed and U.S. Holders should consult their tax advisors regarding the determination of the issue price of the New First Lien Notes.

Accrued Interest. The Plan provides that the consideration distributed to Holders of the Note Claims is entirely attributed to unpaid principal and no consideration is attributed to accrued but unpaid interest. A U.S. Holder generally recognizes a deductible loss to the extent that accrued but unpaid interest (other than OID) was previously included in income for U.S. federal income tax purposes and is not paid in full. It is uncertain whether an ordinary loss deduction is allowable for OID that was previously included in income for U.S. federal income tax purposes and is not paid in full. The manner in which consideration is allocated between accrued but unpaid interest and principal for U.S. federal income tax purposes in connection with a debt restructuring under which the full amount of the principal of the debt is not repaid is unclear under present law. There is no assurance that the allocation set forth above will be respected by the IRS for U.S. federal income tax purposes. If any consideration were attributed to accrued but unpaid interest, a U.S. Holder of Note Claims would be required to recognize such consideration as ordinary income if such interest income has not previously been included in income by the Holder. The basis in any property received in exchange for a Note Claim that is attributable to accrued but unpaid interest would equal the fair market value of such property when received and the holding period for such property would begin on the day following the Effective Date. Holders should consult their own tax advisors regarding the allocation of consideration received under the Plan between principal and interest.

Market Discount. A U.S. Holder who acquired a Note Claim after its original issuance at a market discount (generally defined as the amount, if any, by which a Holder's tax basis in a debt obligation immediately after its acquisition is exceeded by the adjusted issue price of the debt obligation at such time, subject to a de minimis exception) generally will be required to recognize any gain realized pursuant to the exchange as ordinary income to the extent of the market discount accrued during the U.S. Holder's period of ownership, unless such Holder elected to include the market discount in income as it accrued.

If the exchange of Note Claims for New Common Stock, New First Lien Notes and any Net Distributable Cash were treated as a recapitalization, a U.S. Holder would only recognize

accrued market discount up to the amount of any Net Distributable Cash received. Any remaining market discount would be carried forward onto the New Common Stock and New First Lien Notes and recognized in accordance with the market discount rules on a disposition of the New Common Stock or on a later payment of principal or disposition of the New First Lien Notes. If the Note Claims or the New First Lien Notes are treated as "publicly traded" and, therefore, the issue price of the New First Lien Notes is below the face amount of the New First Lien Notes resulting in OID, see "*Issue Price*" above, the accrued market discount on the Note Claims (to the extent not recognized on the exchange) that is carried forward onto the New First Lien Notes is limited to the difference between the issue price and the U.S. Holder's tax basis in the New First Lien Notes.

If a U.S. Holder acquired Note Claims with market discount and did not elect to include market discount in income as it accrued, then interest that the market discount provisions require the U.S. Holder to defer on debt incurred or maintained to purchase or carry its Note Claims should become deductible at the time of the exchange. The market discount rules are complex. Holders whose Note Claims have or may have market discount should consult their own tax advisors as to the effects of these rules.

2. Holders of Old Preferred Stock Interests and Old Common Stock Interests (Classes 6 and 7)

Pursuant to the Plan, U.S. Holders of Old Preferred Stock Interests or Old Common Stock Interests will not receive any property or interest in exchange for the cancellation of their Old Preferred Stock or Old Common Stock. A U.S. Holder holding such Old Preferred Stock Interest or Old Common Stock Interest as a capital asset will be able to take a worthless stock deduction. Section 165(g) of the IRC provides that if a security that is held as a capital asset becomes wholly worthless during the taxable year, the Holder is entitled to a capital loss which is treated as recognized from the sale or exchange of such security on the last day of such taxable year. The definition of securities includes shares of stock in a corporation. The amount of loss deductible is limited to the U.S. Holder's basis in the Old Preferred Stock Interest or Old Common Stock Interest.

3. Ownership and Disposition of New Common Stock and New First Lien Notes

Distributions on New Common Stock. Any distributions made on the New Common Stock will constitute dividends for U.S. federal income tax purposes to the extent the distribution is paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. The gross amount of any such dividend to a U.S. Holder will be included in the income of the U.S. Holder, as ordinary dividend income from U.S. sources. In general, distributions in excess of current or accumulated earnings and profits will not be taxable to a U.S. Holder to the extent that such distributions to the U.S. Holder do not exceed the U.S. Holder's adjusted tax basis in the New Common Stock with respect to which the distribution is paid, but rather will reduce the U.S. Holder's adjusted tax basis in such New Common Stock (but not below zero). To the extent that distributions exceed current and accumulated earnings and profits as well as the U.S. Holder's adjusted tax basis in the New Common Stock, such distributions generally will be taxable as capital gain realized in respect of the New Common Stock.

Under current U.S. federal income tax law (presently effective for taxable years beginning before January 1, 2013), dividends paid to certain non-corporate U.S. Holders, including individuals, generally will constitute qualified dividend income eligible for preferential rates of U.S. federal income tax, with a maximum tax rate of 15 percent, provided certain conditions and requirements are satisfied, such as minimum holding requirements. U.S. Holders that are corporations may be eligible for a dividends-received deduction with respect to dividend distributions that are paid in respect of the New Common Stock, subject to certain conditions and requirements, such as minimum holding period requirements. There can be no assurance that there will be sufficient current or accumulated earnings and profits for distributions in respect of the New Common Stock to qualify as dividends for U.S. federal income tax purposes.

Further, U.S. Holders that are corporations should be aware that under certain circumstances, a corporation that receives an "extraordinary dividend" (as defined in Section 1059 of the IRC) is required to reduce its stock basis by the portion of such dividend that is not taxed because of the dividends-received deduction. U.S. Holders who are individuals and who receive an "extraordinary dividend" would be required to treat any losses on the sale of New Common Stock as long-term capital losses to the extent such dividends received by them qualify for the reduced 15 percent tax rate. Investors should consult their tax advisers with respect to the potential application of the extraordinary dividend rules to an investment in the New Common Stock.

Interest on New First Lien Notes. The amount of stated interest payable in cash on a New First Lien Note generally will be taxable as ordinary interest income in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes at the time such payments are accrued or received. The PIK interest on the New First Lien Notes will give rise to OID in respect of the Second Year Notes and Third Year Notes (which notes are defined as below solely for OID purposes and should otherwise be deemed to be part of the New First Lien Notes), and U.S. Holders will be required to include such OID in income accordingly as described below. As discussed above in "Holders of Note Claims (Class 3)—*Issue Price*," if the issue price of the New First Lien Notes is determined under the rules applicable to public trading and is less than the face amount of the New First Lien Notes, there will be additional OID ("Additional OID") includable in the income of a Holder of the New First Lien Notes in an amount equal to the difference between the New First Lien Note's face amount and the issue price.

An obligation generally is treated as having been issued with OID if its "stated redemption price at maturity" exceeds its issue price, see "Holders of Note Claims (Class 3)—*Issue Price*" above, by more than a de minimis amount. "Stated redemption price at maturity" is the total of all payments provided for by the obligation that are not payments of "qualified stated interest." "Qualified stated interest" only includes stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single specified rate.

For U.S. federal income tax purposes, each U.S. Holder (regardless of its accounting method) generally must include in gross income in each taxable year during which the New First Lien Notes are held an amount equal to any OID that accrues during such year, determined using a constant yield to maturity method. The OID on the Second Year Notes and Third Year Notes

(which notes are defined as below solely for OID purposes and should otherwise be deemed to be part of the New First Lien Notes) will accrue during the respective periods that such notes are held, and any Additional OID will accrue during the period that the New First Lien Notes are held. Accordingly, U.S. Holders will have to include OID in income before the receipt of cash attributable to such income. A U.S. Holder's tax basis in a New First Lien Note will be increased by the amount of OID includible in the U.S. Holder's gross income as it accrues. U.S. Holders should consult their own tax advisors concerning the consequences of, and accrual of, OID on the notes.

Treasury Regulations generally deem an issuer to exercise a call option in a manner that minimizes the yield on the debt instrument for purposes of determining whether a debt instrument is issued with OID. The yield on the New First Lien Notes would be minimized if Reorganized WTI calls the New First Lien Notes immediately prior to the first interest rate step-up—an increase in the interest rate to 12% per annum (6% payable in cash and 6% PIK). Thus, the New First Lien Notes will be assumed to be called (solely for purposes of the OID rules) immediately prior to the first interest rate step-up (solely for OID purposes, "First Year Notes"). This assumption is made solely for U.S. federal income tax purposes of determining whether the note is issued with OID and is not an indication of Reorganized WTI's intention to call or not to call the New First Lien Notes at any time. Reorganized WTI will satisfy the obligation to pay interest on the First Year Notes solely with cash payments. Accordingly, the First Year Notes will not be treated as issued with OID (other than any Additional OID) for U.S. federal income tax purposes and the interest on such First Year Notes will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder's normal method of accounting for tax purposes.

However, if Reorganized WTI does not call the First Year Notes immediately prior to the first interest rate step-up as so assumed, the New First Lien Notes will be deemed to be retired and reissued (solely for purposes of the OID rules) at their adjusted issue price at such time. Such New First Lien Notes deemed to be reissued at such time (solely for OID purposes, "Second Year Notes") would similarly be assumed to be called immediately before the second interest rate step-up—an increase in the interest rate to 16% (6% payable in cash and 10% PIK). Reorganized WTI will satisfy the obligation to pay interest on the Second Year Notes in part through issuing additional New First Lien Notes. Such interest paid through issuing additional New First Lien Notes will not be treated as qualified stated interest and the stated redemption price of the Second Year Notes will therefore include these amounts. Thus, the Second Year Notes will be treated as issued with OID (irrespective of any Additional OID) for U.S. federal income tax purposes and U.S. Holders of the Second Year Notes will accrue OID with respect to such notes.

If Reorganized WTI does not call the Second Year Notes immediately prior to the second interest rate step-up as so assumed, the New First Lien Notes will be deemed to be retired and reissued (solely for purposes of the OID rules) at their adjusted issue price at such time. The Reorganized WTI will satisfy the obligation to pay interest on the New First Lien Notes reissued at such time (solely for OID purposes, "Third Year Notes") in part through issuing additional New First Lien Notes. Accordingly, as discussed above in connection with the Second Year Notes, the Third Year Notes will be treated as issued with OID (irrespective of any Additional

OID) for U.S. federal income tax purposes and, therefore, U.S. Holders of the Third Year Notes will accrue OID with respect to such notes.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of New Common Stock. Subject to the treatment of a portion of any gain as ordinary income to the extent of any market discount carried over to the New Common Stock from the Note Claims, any gain or loss recognized on a sale, exchange, retirement, redemption or other taxable disposition of New Common Stock generally will be capital gain or loss in an amount equal to the difference, if any, between the amount realized and the U.S. Holder's adjusted tax basis in the New Common Stock immediately before the sale, exchange, retirement, redemption or other taxable disposition. Any such gain or loss will be long-term capital gain or loss if the holding period for the New Common Stock is more than one year at the time of such sale, exchange, retirement, redemption or other taxable disposition. The deductibility of capital losses is subject to limitations.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of New First Lien Notes. Subject to the treatment of a portion of any gain as ordinary income to the extent of any market discount carried over to the New First Lien Notes from the Note Claims, any gain or loss recognized on a sale, exchange, retirement, redemption or other taxable disposition of New First Lien Notes generally will be capital gain or loss in an amount equal to the difference, if any, between (i) the amount realized less any amount attributable to accrued but unpaid interest, which will be taxable as such; and (ii) the U.S. holder's adjusted tax basis in the New First Lien Notes immediately before the sale, exchange, retirement, redemption or other taxable disposition. The U.S. Holder's adjusted tax basis in a New First Lien Note generally equals the issue price of the New First Lien Note, increased by accrued OID with respect to the New First Lien Note, and decreased by payments on the New First Lien Notes other than payments of "qualified stated interest." Any such gain or loss will be long-term capital gain (generally taxable at a rate of 15% for non-corporate U.S. Holders for taxable years beginning before January 1, 2013) or loss if the holding period for the New Common Stock is more than one year at the time of such sale, exchange, retirement, redemption or other taxable disposition. The deductibility of capital losses is subject to limitations.

New Legislation Relating to Surtax on Unearned Income. Newly enacted legislation may require certain U.S. holders who are individuals, estates or trusts to pay a 3.8% surtax on, among other things, dividends on the New Common Stock, interest and OID on the New First Lien Notes, and capital gains from the sale, exchange, redemption, retirement, redemption or other taxable disposition of the New Common Stock and New First Lien Notes. This legislation would apply for taxable years beginning after December 31, 2012. U.S. holders should consult their own tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the New Common Stock and New First Lien Notes.

Backup Withholding and Information Reporting. Certain payments, including certain distributions pursuant to the Plan, payments of dividends, if any, on the New Common Stock, payments of interest on the New First Lien Notes, and the proceeds from the sale, exchange, redemption, retirement or other taxable disposition of the New First Lien Notes or the New Common Stock, may be subject to information reporting to the IRS. Moreover, such reportable payments may be subject to backup withholding at the rate of 28% (which rate currently is scheduled to increase to 31% for taxable years beginning on or after January 1, 2013) unless the

taxpayer: (i) comes within certain exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income. U.S. Holders of Note Claims shall be required to provide an IRS Form W-9. See Section V.F. "Distributions Under the Plan—Distributions to Holders of Allowed Claims Only." WTI and any "significant holder" of Note Claims, defined as a holder of securities in WTI with a tax basis of $1 million or more, that believes the exchange is a recapitalization qualifying as a reorganization are required, pursuant to Treasury Regulations, to include a statement with their tax returns for the taxable year of the exchange setting forth information, as specified in the Treasury Regulations, pertaining to the reorganization. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied to the IRS.

In addition, from an information reporting perspective, Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer's claiming a loss in excess of specified thresholds.

C. Importance Of Obtaining Professional Tax Assistance

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER'S INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, HOLDERS SHOULD CONSULT THEIR TAX ADVISORS ABOUT THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

IX. CERTAIN FEDERAL AND STATE SECURITIES LAW CONSIDERATIONS

A. Exemption From Registration Requirements For New Securities Issued Pursuant to Plan

With respect to the New Common Stock and New First Lien Notes to be issued on the Effective Date, the Debtors intend to rely upon the exemption from the registration requirements of the Securities Act (and the equivalent state securities or "blue sky" laws) provided by section 1145(a)(1) of the Bankruptcy Code. Generally, section 1145(a)(1) of the Bankruptcy Code exempts the issuance of securities from the requirements of the Securities Act and the equivalent state securities and "blue sky" laws if the following conditions are satisfied: (i) the securities are issued by a debtor, an affiliate participating in a joint plan of reorganization with the debtor, or a successor of the debtor under a plan of reorganization, (ii) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against, the debtor, and (iii) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor, or are issued "principally" in such exchange and "partly" for Cash or Property. The

Debtors believe that the issuance of securities contemplated by the Plan will satisfy the aforementioned requirements and therefore is exempt from federal and state securities laws, although as discussed in Section B below, under certain circumstances, subsequent transfers of such securities may be subject to registration requirements under such securities laws.

B. Subsequent Transfers Of New Securities

The securities issued pursuant to the Plan may be resold by the holders thereof without restriction unless, as more fully described below, any such holder is deemed to be an "underwriter" with respect to such securities, as defined in section 1145(b)(1) of the Bankruptcy Code. Generally, section 1145(b)(1) of the Bankruptcy Code defines an "underwriter" as any person who (1) purchases a claim against, or interest in, a bankruptcy case, with a view towards the distribution of any security to be received in exchange for such claim or interest, (2) offers to sell securities issued under a bankruptcy plan on behalf of the holders of such securities, (3) offers to buy securities issued under a bankruptcy plan from persons receiving such securities, if the offer to buy is made with a view towards distribution of such securities, or (4) is an issuer as contemplated by section 2(11) of the Securities Act. Although the definition of the term "issuer" appears in section 2(4) of the Securities Act, the reference (contained in section 1145(b)(1)(D) of the Bankruptcy Code) to section 2(11) of the Securities Act purports to include as "underwriters" all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract or otherwise. Accordingly, an officer or director of a reorganized debtor (or its successor) under a plan of reorganization may be deemed to be a "control person," particularly if such management position is coupled with the ownership of a significant percentage of the debtor's (or successor's) voting securities. Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns at least 10% of the voting securities of a reorganized debtor may be presumed to be a "control person."

THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING, AND DO NOT HEREBY PROVIDE ANY OPINION OR ADVICE WITH RESPECT TO, THE SECURITIES LAW AND BANKRUPTCY LAW MATTERS DESCRIBED ABOVE. IN LIGHT OF THE COMPLEX AND SUBJECTIVE INTERPRETIVE NATURE OF WHETHER A PARTICULAR RECIPIENT OF SECURITIES UNDER THE PLAN MAY BE DEEMED TO BE AN "UNDERWRITER" WITHIN THE MEANING OF SECTION 1145(b)(1) OF THE BANKRUPTCY CODE AND/OR AN "AFFILIATE" OR "CONTROL PERSON" UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS AND, CONSEQUENTLY, THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND EQUIVALENT STATE SECURITIES AND "BLUE SKY" LAWS, THE DEBTORS ENCOURAGE POTENTIAL RECIPIENTS OF NEW COMMON STOCK TO CONSIDER

CAREFULLY AND CONSULT WITH HIS, HER, OR ITS OWN LEGAL ADVISOR(S) WITH RESPECT TO SUCH (AND ANY RELATED) MATTERS.

X. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

If the Plan is not confirmed, the alternatives include (a) continuation of the Chapter 11 Cases and formulation of an alternative plan or plans of reorganization or (b) liquidation of the Debtors under chapter 7 or chapter 11 of the Bankruptcy Code. Each of these possibilities is discussed in turn below.

A. Continuation Of The Chapter 11 Cases

If the Debtors remain in chapter 11, the Debtors could continue to operate their businesses and manage their properties as debtors-in-possession, but they would remain subject to the restrictions imposed by the Bankruptcy Code and could require additional financing both to fund operations and to pay administrative expenses of their Estates. It is not clear whether the Debtors could continue as viable going concerns in protracted Chapter 11 Cases. The Debtors could have difficulty operating with the high operating and financing costs and the eroding confidence of their customers and trade vendors, if the Debtors remained in chapter 11. If the Debtors were able to obtain financing and continue as viable going concerns, it is possible that the Debtors (or other parties in interest) could ultimately propose another plan or attempt to liquidate the Debtors under chapter 7 or chapter 11. Such alternative plans might involve either a reorganization and continuation of the Debtors' businesses, or an orderly liquidation of their assets, or a combination of both. The Debtors believe that the Plan represents the best and most certain alternative to maximize values and recoveries under the circumstances.

B. Liquidation Under Chapter 7 Or Chapter 11

If the Plan is not confirmed, the Debtors' Chapter 11 Cases could be converted to liquidation cases under chapter 7 of the Bankruptcy Code. In chapter 7, a trustee would be appointed to promptly liquidate the assets of the Debtors.

Although it is impossible to predict precisely how the proceeds of a liquidation would be distributed to the respective Holders of Claims against or Interests in the Debtors, the Debtors believe that in a liquidation under chapter 7, before creditors received any distributions, additional administrative expenses involved in the appointment of a trustee and attorneys, accountants, and other professionals to assist such trustee, along with an increase in expenses associated with an increase in the number of unsecured Claims that would be expected, would cause a substantial diminution in the value of the Estates. The assets available for distribution to creditors and Interest Holders would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of the Debtors' operations and the failure to realize the greater going concern value of the Debtors' assets. As discussed earlier in this Disclosure Statement, attached as Exhibit D hereto is a chapter 7 liquidation analysis prepared by the Debtors. Based on that liquidation analysis, the Debtors believe that if the Chapter 11 Cases were converted to chapter 7 liquidations, Holders of

Note Claims would receive less than they will receive under the Plan and Holders of other Claims would receive little or no distribution and Holders of Interests would receive no distributions.

The Debtors could also be liquidated pursuant to the provisions of a chapter 11 plan of reorganization. In a liquidation under chapter 11, the Debtors' assets could be sold in a more orderly fashion over a longer period of time than in a liquidation under chapter 7. Thus, a chapter 11 liquidation might result in larger recoveries than in a chapter 7 liquidation, but the delay in distributions could result in lower present values being received and higher administrative costs. Because a trustee is not required in a chapter 11 liquidation, expenses for professional fees could be lower than in a chapter 7 liquidation, in which a trustee must be appointed. Any distributions to the Holders of Claims under a chapter 11 liquidation plan probably would be delayed substantially.

It is highly unlikely that Interest Holders would receive any distribution in a liquidation under either chapter 7 or chapter 11.

Although a chapter 11 liquidation is preferable to a chapter 7 liquidation, the Debtors believe that any liquidation is a much less attractive alternative for creditors than the Plan because of the greater return the Debtors anticipate will be provided by the Plan. The Debtors believe that the Plan affords substantially greater benefits to Holders of Impaired Claims than would any other reasonably confirmable reorganization plan or liquidation under any chapter of the Bankruptcy Code.

XI. CONCLUSION AND RECOMMENDATION

The Debtors believe that confirmation of the Plan is preferable to the alternatives described above because it provides the best opportunity to maximize recoveries to Holders of Allowed Claims under the circumstances. In addition, any alternative to confirmation of the Plan could result in extensive delays, substantially increased administrative expenses, and significant uncertainty regarding the prospects for the Debtors and recoveries to creditors.

[SIGNATURE PAGE FOLLOWS]

Accordingly, the Debtors strongly recommend confirmation of the Plan and urge all Holders of Impaired Claims entitled to vote to accept the Plan, and evidence such acceptance by returning their Ballots so that they are received no later than 5:00 p.m., prevailing Eastern Time, on May 23, 2011.

Dated: April 15, 2011

WOLVERINE TUBE, INC., *et al.*,
Debtors and Debtors in Possession

By: ______________________
Harold Karp
President and Chief Operating Officer

COZEN O'CONNOR, P.C.

By: ______________________
Mark E. Felger

Chase Manhattan Centre
1201 North Market Street
Suite 1400
Wilmington, Delaware 19801
Telephone: (302) 295-2087
Facsimile: (302) 295-2013

Counsel for Debtors and Debtors in Possession

PROSKAUER ROSE LLP
Scott K. Rutsky
Eleven Times Square
New York, New York 10036-8299
Telephone: (212) 969-3000
Facsimile: (212) 969-2900

Special Corporate and Tax Counsel for
Debtors and Debtors in Possession

EXHIBIT "A"

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	:	Chapter 11
WOLVERINE TUBE, INC., *et al.*[1]	:	Case No. 10-13522 (PJW)
Debtors.	:	(Jointly Administered)

FIRST AMENDED JOINT PLAN OF REORGANIZATION OF WOLVERINE TUBE, INC. AND ITS AFFILIATED DEBTORS PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED

Dated: April 15, 2011

COZEN O'CONNOR, P.C.
1201 N. Market Street, Suite 1400
Wilmington, Delaware 19801
Phone: (302) 295-2087
Fax: (302) 295-2013
Mark E. Felger

Counsel for Debtors and
Debtors in Possession

PROSKAUER ROSE LLP
Eleven Times Square
New York, New York 10036-8299
Phone: (212) 969-3000
Fax: (212) 969-2900
Scott K. Rutsky

Special Corporate and Tax Counsel
for Debtors and Debtors in Possession

[1] The Debtors in these chapter 11 cases, along with the last four digits of each Debtor's federal tax identification number, are: Wolverine Tube, Inc. (0812), Tube Forming, L.P. (3323), Wolverine Joining Technologies, LLC (1600), WT Holdings Company, Inc. (4984), and TF Investor Inc. (8048). The Debtors' corporate headquarters and the mailing address for each Debtor is 200 Clinton Avenue West, 10th Floor, Huntsville, Alabama 35801.

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW

ARTICLE II

DESIGNATION OF CLAIMS AND INTERESTS

ARTICLE III

TREATMENT OF CLAIMS AND INTERESTS

ARTICLE IV

MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN

ARTICLE V

CORPORATE GOVERNANCE AND MANAGEMENT OF THE REORGANIZED DEBTORS

ARTICLE VI

VOTING

ARTICLE VII

DISTRIBUTIONS UNDER THE PLAN

ARTICLE VIII

PROCEDURES FOR DISPUTED CLAIMS

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ARTICLE IX

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

ARTICLE X

RELEASES, INJUNCTIONS AND DISCHARGE

ARTICLE XI

CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

ARTICLE XII

RETENTION OF JURISDICTION

ARTICLE XIII

MISCELLANEOUS PROVISIONS

Wolverine Tube, Inc., together with its affiliates Tube Forming, L.P., Wolverine Joining Technologies, LLC, WT Holding Company, Inc. and TF Investor Inc., as debtors and debtors in possession, propose this first amended joint plan of reorganization for the resolution of outstanding Claims against and Interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Article I hereof. Holders of Claims and Interests should refer to the Disclosure Statement for a discussion of the Debtors' history, businesses, assets, results of operations, historical financial information, projections of future operations, a liquidation analysis, as well as a summary and description of the Plan and certain related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS AND INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I

DEFINITIONS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW

1.1. Definitions. As used in the Plan, the following terms shall have the following meanings:

"Adequate Protection Obligations" has the meaning set forth in the Cash Collateral Order.

"Ad Hoc Group" means the group of certain Noteholders that was constituted prior to the Petition Date and which are signatories to the Plan Support Agreement other than Plainfield.

"Administrative Expense Claim" means a Claim (other than any such Claim of the PBGC) for costs and expenses of administration of the Estates pursuant to sections 328, 330, 331, 503(b), 507(a)(2), 507(b) or, if applicable, 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries or commissions for services, and payments for goods and other services and leased premises); (b) all fees and charges assessed against the Estates pursuant to sections 1911 through 1930 of chapter 123 of the Judicial Code; (c) Professional Fee Claims; and (d) Supporting Professional Fee Claims.

"Affiliate" has the meaning set forth in section 101(2) of the Bankruptcy Code.

"Allowed" means, with respect to any Claim or Interest, except as otherwise specified herein, any of the following: (a) a Claim or Interest that has been scheduled by the Debtors in their Schedules as other than disputed, contingent or unliquidated and as to which (i) the Debtors or any other party in interest have not filed an objection, and (ii) no contrary Proof of Claim has been filed; (b) a Claim or Interest that is not a Disputed Claim or Disputed Interest, except to the extent that any such Disputed Claim or Disputed Interest has been allowed by a Final Order; or

(c) a Claim or Interest that is expressly allowed (i) by a Final Order, (ii) by an agreement between the Holder of such Claim or Interest and the Debtors or the Reorganized Debtors, or (iii) pursuant to the terms of the Plan.

"Alpine" means, collectively, The Alpine Group, Inc. and its affiliates (including, but not limited to, Exeon, Inc.), other than the Debtors (to the extent the Debtors constitute affiliates of Alpine).

"Alpine Agreements" means, collectively, (a) the Alpine Management Agreement; (b) the Terms and Conditions by and between Exeon, Inc. and Wolverine Tube, Inc. and related schedules governing Day to Day Purchase Arrangements and Consignment/Supplier Owned Inventory; (c) Toll Manufacturing Agreement dated as of November 30, 2009 by and between Wolverine Joining Technologies, LLC and Exeon, Inc.; (d) Toll Manufacturing Agreement dated as of August 21, 2010 by and between Wolverine Tube, Inc. and The Alpine Group, Inc.; (e) Master Agreement dated as of August 31, 2010 by and between Wolverine Tube, Inc. and Exeon, Inc. re: hedging contracts in existence on August 31, 2010; and (f) the Master Agreement dated as of September 1, 2010 by and between Wolverine Tube, Inc. and Exeon, Inc. re: hedging contracts entered into from and after September 1, 2010; provided, however, that any amendment, modification or supplement to any Alpine Agreement shall be in form and substance reasonably acceptable to Alpine, the Debtors and the Requisite Supporting Noteholders.

"Alpine Management Agreement" means (i) for any period prior to the Effective Date, the Management Agreement, dated as of February 16, 2007, by and between Wolverine Tube, Inc. and The Alpine Group, Inc. (presently continued on a month-to-month basis), and (ii) for any period on and after the Effective Date, such agreement, in the amended form to be included in the Plan Supplement, which amended agreement shall contain the terms set forth in Section 9.3 of the Plan; provided, however, that any amendment, modification or supplement to the Alpine Management Agreement shall be in form and substance reasonably acceptable to Alpine, the Debtors and the Requisite Supporting Noteholders.

"Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. §§ 101 *et seq.*, now in effect and as amended by the Bankruptcy Abuse Prevention and Consumer Prevention Act of 2005 or hereafter amended (to the extent any such amendments are applicable to the Chapter 11 Cases).

"Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware, or any other court having jurisdiction over these Chapter 11 Cases.

"Bankruptcy Rules" means, collectively, the (a) Federal Rules of Bankruptcy Procedure and (b) Local Rules of the Bankruptcy Court, all as now in effect or hereafter amended (to the extent any such amendments are applicable to the Chapter 11 Cases).

"Business Day" means any day, excluding Saturdays, Sundays or "legal holidays" as defined in Bankruptcy Rule 9006(a), or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

"Cash" means legal tender of the United States of America including, but not limited to, bank deposits, checks and other similar items.

"Cash Collateral Order" means, collectively, the interim and final orders entered by the Bankruptcy Court at Docket Nos. 30 and 133, respectively, as modified by the stipulation amending and extending the final order (Docket No. 322), in each case, authorizing the Debtors' use of cash collateral and granting adequate protection to prepetition secured parties.

"Causes of Action" means any: (a) Claims, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, and franchises; (b) all rights of setoff, counterclaim, or recoupment and Claims on contracts or for breaches of duties imposed by law; (c) rights to object to Claims or Interests; (d) Claims pursuant to sections 362, 510, 542, 543, 544, 545, 546, 547, 548, 549, 550, or 553 of the Bankruptcy Code; and (e) Claims and defenses as fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code of any kind or character whatsoever, known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date including through the Effective Date, in contract, in tort, in law, or in equity, or pursuant to any other theory of law, and whether asserted or assertable directly or derivatively.

"Chapter 11 Cases" means the procedurally consolidated bankruptcy cases of the Debtors commenced under chapter 11 of the Bankruptcy Code, captioned "In re Wolverine Tube, Inc., *et al.*" (Case No. 10-13522) (PJW).

"Claim" means a "claim", as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

"Claims Bar Date" means the date or dates fixed by the order of the Bankruptcy Court, entered on November 23, 2010 (Docket No. 135), by which Persons or Entities asserting a Claim against the Debtors, and who are required to file a Proof of Claim on account of such Claim, must file a Proof of Claim or be forever barred from asserting a Claim against the Debtors or their Property and from voting on the Plan and/or sharing in distributions under the Plan.

"Claims Objection Bar Date" means the bar date for objecting to Proofs of Claim, which date shall be the date which is 120 days following the Effective Date, provided that the Debtors and/or the Reorganized Debtors may seek additional extensions of this date from the Bankruptcy Court.

"Class" means a class of Claims or Interests as listed in Article II of the Plan pursuant to section 1122(a) of the Bankruptcy Code.

"Confirmation" means the Bankruptcy Court's confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

"Confirmation Date" means the day on which the Confirmation Order is entered by the Bankruptcy Court on its docket.

"Confirmation Hearing" means the hearing held pursuant to Bankruptcy Rule 3020(b)(2), including any adjournments thereof, at which the Bankruptcy Court will consider Confirmation of the Plan.

"Confirmation Order" means the order of the Bankruptcy Court approving Confirmation of the Plan, which shall be in form and substance reasonably acceptable to the Debtors and the Requisite Supporting Noteholders.

"Consummation" means the occurrence of the Effective Date.

"Corporate Documents" means, as applicable, the certificate of incorporation and by-laws (or any other applicable organizational documents) of the Debtors in effect as of the Petition Date.

"Debtor Release" means the release given by the Debtors to the Released Parties as set forth in Section 10.1 of the Plan.

"Debtors" means, collectively, WTI, Tube Forming, WJT, WTH and TFI.

"Debtors In Possession" means the Debtors when acting in the capacity of representative of each of their Estates in the Chapter 11 Cases.

"Disbursing Agent" means the Reorganized Debtors and/or one or more Entities designated by the Debtors or Reorganized Debtors to serve as a disbursing agent under the Plan.

"Disclosure Statement" means the disclosure statement relating to the Plan, as approved by order of the Bankruptcy Court, including all exhibits and schedules thereto and references therein that relate to the Plan, which shall be in form and substance reasonably acceptable to the Debtors and the Requisite Supporting Noteholders.

"Disputed Claim or Interest" means a Claim or Interest, or any portion thereof, as to which any one of the following applies: (a) that is listed on the Schedules as unliquidated, disputed, contingent or unknown; (b) that is the subject of a timely objection or request for estimation in accordance with the Bankruptcy Code, the Bankruptcy Rules, any applicable order of the Bankruptcy Court, the Plan or applicable non-bankruptcy law, which objection or request for estimation has not been withdrawn, resolved or overruled by a Final Order; (c) that is otherwise disputed by the Debtors or any other party in interest in accordance with applicable law, which dispute has not been withdrawn, resolved, or overruled by a Final Order; or (d) that is otherwise treated as a 'Disputed Claim' pursuant to the Plan.

"Distribution Record Date" means the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the Confirmation Date or such other date prior to the Effective Date as may be designated in the Confirmation Order.

"DTC" means The Depositary Trust Company.

"Effective Date" means the date selected by the Debtors that is the first Business Day after the Confirmation Date on which (a) the conditions to the occurrence of the Effective Date have been satisfied or waived pursuant to Article XI hereof and (b) no stay of the Confirmation Order is in effect; provided, however, that such date shall be within fifteen (15) days after entry of the Confirmation Order (unless a later date is agreed to between the Debtors and the Requisite Supporting Noteholders).

"Entity" means an entity as such term is defined in section 101(15) of the Bankruptcy Code.

"Estate" or "Estates" means, individually, the estate of each Debtor in the Chapter 11 Cases, or, collectively, the estates of all of the Debtors in the Chapter 11 Cases, created pursuant to section 541 of the Bankruptcy Code.

"Exculpated Claim" means any Claim related to any prepetition or postpetition act taken or omitted to be taken in connection with, relating to, or arising out of the Debtors' pre- and post-petition business operations, the Debtors' out-of-court restructuring efforts, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement or the Plan, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the preparation or filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, and the administration and implementation of the Plan, including, without limitation, the issuance of the New Common Stock or the distribution of Property under the Plan or any other agreement.

"Exculpated Party" means each of (a) the Debtors and (b) the Released Parties.

"Final Order" means, as applicable, an order or judgment entered by the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified or amended, and as to which the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari, or motion or other proceedings for a new trial, reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, move for a new trial, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or, in the event that an appeal, writ of certiorari, new trial or reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court or other applicable court shall have been affirmed by the highest court to which such order or judgment was appealed, or certiorari has been denied, or from which a new trial, reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under section 502(j) of the Bankruptcy Code, Rules 59 or 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules may be but has not then been filed with respect to such order or judgment shall not cause such order or judgment not to be a Final Order.

"General Unsecured Claim" means any Claim (including an Intercompany Claim) against the Debtors that is not an Administrative Expense Claim, a Priority Tax Claim, a Secured Tax Claim, a Non-Tax Priority Claim, an Other Secured Claim, a Note Claim, the PBGC Claim, or a Section 510(b) Claim. For purposes of the Plan, General Unsecured Claim shall not include any prepetition Claims of Alpine arising under the Alpine Agreements except as expressly provided in Section 9.3 of the Plan.

"General Unsecured Claims Cap" means a cap on the aggregate amount of Allowed General Unsecured Claims of $6.7 million, unless such amount is increased pursuant to a written agreement with the Requisite Supporting Noteholders; provided, however, that the General

Unsecured Claims Cap shall be reduced by any Claims included in such cap which are paid by the Debtors pursuant to an order of the Bankruptcy Court or otherwise paid or satisfied; provided further, however, that the General Unsecured Claims Cap shall not include the estimated and accrued liabilities previously disclosed to the Requisite Supporting Noteholders pursuant to a schedule delivered to counsel to the Ad Hoc Group on October 31, 2010.

"Holdback Amount" means the aggregate holdback of those fees of Professional Persons billed to the Debtors during the Chapter 11 Cases that are held back pursuant to the Professional Fee Order or any other order of the Bankruptcy Court, which amount is to be deposited in the Holdback Escrow Account as of the Effective Date. The Holdback Amount shall not be considered Property of the Debtors or the Reorganized Debtors. When all Professional Fee Claims have been paid, amounts remaining in the Holdback Escrow Account, if any, shall be paid to the Reorganized Debtors.

"Holdback Escrow Account" means the escrow account established by the Reorganized Debtors into which Cash equal to the Holdback Amount shall be deposited on the Effective Date for the payment of Allowed Professional Fee Claims to the extent not previously paid or disallowed.

"Holder" means the beneficial holder of any Claim or Interest.

"Impaired" means, when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

"Instrument" means any share of stock, security, promissory note, bond, or any other 'Instrument,' as that term is defined in section 9-102(47) of the Uniform Commercial Code in effect on the Petition Date.

"Intercompany Claim" means any Claim held by a Debtor or a non-Debtor Affiliate against another Debtor.

"Interest" means the interest of any holder of an "equity security" (as defined in section 101(16) of the Bankruptcy Code) represented by any issued and outstanding shares of Old Common Stock and Old Preferred Stock, as the case may be, or other Instrument evidencing a present ownership interest in any of the Debtors, whether or not transferable, or any option, warrant or right, contractual or otherwise, to acquire any such interest and any redemption, conversion, exchange, voting, participation and dividend rights and liquidation preferences relating to any such equity securities.

"Joint Ventures" means (i) any Entity or Person in which any Debtor holds or controls an equity, membership, partnership or other similar ownership interest equal to or less than 50% of the aggregate amount of the equity, membership, partnership or other similar interests in such Entity or Person, and includes without limitation such interests of the Debtors in Wolverine China Investments LLC and Wolverine/Wieland Heat Transfer Technology LLC; and (ii) any subsidiaries of the entities described in clause (i) of this definition.

"Judicial Code" means title 28 of the United States Code, 28 U.S.C §§1-4001.

"Lien" has the meaning set forth in section 101(37) of the Bankruptcy Code.

"Liquidity Event" means the consummation of the sale, lease, transfer, conveyance or other disposition of all or substantially all of the capital stock of WTI or all or substantially all of the assets of WTI and its subsidiaries (regardless of the form of transaction, whether by merger, recapitalization, reorganization, sale of stock (including public offering), sale of assets, consolidation or other similar transaction, or any combination of the foregoing), in one or a series of transactions.

"Liquidity Event Rights" has the meaning set forth in Section 9.3(b) of the Plan.

"Mutual Release" means the release provision set forth in Section 10.3 of the Plan.

"Net Distributable Cash" means the sum of (i) the net Cash proceeds received from any asset sales consummated by the Debtors during the pendency of the Chapter 11 Cases and/or on the Effective Date and (ii) Cash and cash equivalents solely of the Debtors on a consolidated basis as of the Effective Date minus (a) all Restricted Cash and cash equivalents maintained by or on behalf of the Debtors as of the Effective Date, (b) $10,000,000 of Unrestricted Cash and cash equivalents (representing Cash to be retained by Reorganized WTI for working capital and general corporate purposes), and (c) Cash required to pay, or to reserve for payment of, all Claims required by the Plan to be paid in Cash on or after the Effective Date (other than ordinary course accounts payable), with all such cash components to be determined pursuant to procedures to be mutually agreed upon between the Debtors and the Requisite Supporting Noteholders (which procedures shall be included in the Plan Supplement).

"New Common Stock" means the $0.01 par value common stock of Reorganized WTI authorized pursuant to the Plan and to be issued on the Effective Date pursuant to Section 4.3 of the Plan.

"New First Lien Notes" means the senior secured notes, the form of which shall be included in the Plan Supplement, to be issued by Reorganized WTI to Holders of Allowed Note Claims pursuant to the New First Lien Notes Indenture, and which shall contain the terms described in Section 3.6(d) of the Plan and which shall be in form and substance reasonably acceptable to the Debtors and the Requisite Supporting Noteholders.

"New First Lien Notes Indenture" means an indenture, the form of which shall be included in the Plan Supplement, and which shall contain the terms described in Section 3.6(d) of the Plan, to be entered into pursuant to Section 4.5 of the Plan, and which shall be in form and substance reasonably acceptable to the Debtors and the Requisite Supporting Noteholders.

"New Management Stock Incentive Plan" means the stock incentive plan to be established by the Reorganized Debtors, the form of which shall be included in the Plan Supplement, which stock incentive plan shall contain the terms described in Section 5.3 of the Plan and shall be in form and substance reasonably acceptable to the Debtors and the Requisite Supporting Noteholders.

"New Stockholders' Agreement" means the stockholders' agreement, the form of which shall be included in the Plan Supplement, to be effective on the Effective Date and which shall

contain the terms set forth in Section 4.4 of the Plan and shall be in form and substance reasonably acceptable to the Debtors and the Requisite Supporting Noteholders.

"Non-Tax Priority Claim" means a Claim, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than any such Claim of the PBGC.

"Note Claims" means all Claims of the Noteholders arising under the Notes and the Note Indenture.

"Note Indenture" means the Indenture governing the Notes, dated as of April 28, 2009, as amended by that certain Amendment No. 1 to Indenture, dated as of March 19, 2010, as same may be further modified or amended.

"Note Trustee" means the Trustee and Collateral Agent serving or appointed pursuant to the Note Indenture.

"Note Trustee Charging Lien" means any Lien or other priority in payment or rights available to the Note Trustee pursuant to the Note Indenture or otherwise available to the Note Trustee under applicable law, for the payment of fees, costs and expenses, including, without limitation, the reasonable fees and expenses of any and all professionals engaged by the Note Trustee.

"Noteholders" means the Holders of the Notes.

"Notes" means the 15% Senior Secured Notes Due 2012 issued by WTI pursuant to the Note Indenture, which Notes were in an aggregate principal amount of $131.3 million as of the Petition Date.

"Old Common Stock" means the common stock of WTI issued and outstanding as of the Petition Date with a par value $0.01 per share, all unissued and/or authorized shares of such common stock, and any warrants, options, or contractual rights to purchase or acquire such common stock at any time and all rights arising with respect thereto.

"Old Preferred Stock" means the Series A Preferred and the Series B Preferred, and all issued, unissued, authorized, or outstanding Series A Preferred and/or Series B Preferred, together with any warrants, options, or contractual rights to purchase or acquire such Series A Preferred and/or Series B Preferred at any time and all rights arising with respect thereto.

"Other Secured Claim" means any Secured Claim other than the Note Claims and any Secured Claim of the PBGC.

"PBGC" means the Pension Benefit Guaranty Corporation.

"PBGC Claim" means all Claims of the PBGC relating to the Pension Plan (including any liabilities asserted or referenced therein), including all Claims asserted by the PBGC in each of the proofs of claim filed against any of the Debtors.

"PBGC Settlement Agreement" means, subject to Section 11.1(e) of the Plan, the settlement and compromise of any and all liabilities to and/or claims of the PBGC (on its own behalf and in every other capacity in which it may now or in the future act) relating to the Pension Plan, including the PBGC Claim, as set forth in the memorandum of understanding dated April 8, 2011, a copy of which is attached hereto as Exhibit A, entered into between the Debtors, on the one hand, and the PBGC, on the other hand, which memorandum of understanding, as provided therein, shall be superseded and replaced by a definitive agreement to be filed with the Bankruptcy Court ten (10) days prior to the voting deadline for the Plan (and upon such filing all references to the PBGC Settlement Agreement contained in the Plan and the Disclosure Statement shall be deemed to refer solely to such definitive agreement unless otherwise specified). The PBGC Settlement Agreement is incorporated into and constitutes a part of the Plan.

"Pension Plan" means the Wolverine Tube Inc. Retirement Plan, a defined benefit pension plan covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended, and the applicable provisions of the Internal Revenue Code of 1986, as amended.

"Person" has the meaning set forth in section 101(41) of the Bankruptcy Code.

"Petition Date" means November 1, 2010, the date on which each of the Debtors filed their Voluntary Petitions.

"Plainfield" means Plainfield Asset Management LLC and its affiliates.

"Plan" means this first amended joint plan of reorganization and any schedules or exhibits hereto, as same may be amended, modified, or supplemented from time to time, each of which shall be in form and substance reasonably acceptable to the Debtors and the Requisite Supporting Noteholders.

"Plan Supplement" means the compilation of documents, including any exhibits to this Plan not included herewith, that the Debtors shall file with the Bankruptcy Court ten (10) days prior to the voting deadline for the Plan (or such later date as may be agreed to by the Debtors and the Requisite Supporting Noteholders), each document of which shall be in form and substance reasonably acceptable to the Debtors and the Requisite Supporting Noteholders.

"Plan Support Agreement" means the Plan Support Agreement, entered into as of October 31, 2010, as amended by Amendment No. 1 to Plan Support Agreement, entered into as of March 24, 2011, and as same may be further modified or amended, by and among (a) WTI, (b) the Supporting Noteholders, and (c) the Supporting Preferred Holders, pursuant to which, among other things, (i) WTI, the Supporting Noteholders and the Supporting Preferred Holders have agreed to support a restructuring of the Debtors' capital structure and financial obligations pursuant to the Plan, and (ii) the Supporting Noteholders have agreed, if solicited after the approval and receipt of the Disclosure Statement, to vote in favor of the Plan.

"Priority Tax Claim" means a Claim that is entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code, other than any such Claim of the PBGC.

"Pro Rata" means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class.

"Professional Fee Claims" means the Claims of (a) Professional Persons and (b) any Person making a Claim for compensation or expense reimbursement under section 503(b) of the Bankruptcy Code, in each case for reasonable compensation or reimbursement of reasonable costs and expenses relating to services performed during the period commencing on the Petition Date and ending on (and including) the Confirmation Date.

"Professional Fee Order" means that certain order of the Bankruptcy Court (Docket No. 127) establishing procedures for interim compensation and reimbursement of expenses of Professional Persons.

"Professional Person" means a Person or Entity who is employed pursuant to a Final Order in accordance with sections 327 or 1103 of the Bankruptcy Code and is to be compensated for services rendered prior to the Confirmation Date pursuant to sections 327, 328, 329, 330 and 331 of the Bankruptcy Code.

"Proof of Claim" means any proof of claim that is filed by a Holder of a Claim.

"Property" means any right or interest in or to property of any kind whatsoever, whether real, personal, or mixed, and whether tangible or intangible.

"Reinstated" or "Reinstatement" means either (a) leaving unaltered the legal, equitable, and contractual right to which a Claim entitles the Holder of such Claim so as to leave such Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) expressly does not require to be cured; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim arises from any failure to perform a nonmonetary obligation, other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, compensating the Holder of such Claim (other than the Debtors or an insider) for any actual pecuniary loss incurred by such holder as a result of such failure; or (v) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the Holder of such Claim.

"Rejected Contracts Schedule" has the meaning set forth in Section 9.1 of the Plan.

"Released Party" means each of: (a) the Supporting Parties, in each case, in their capacity as such, and with respect to each of such entities, such entity's attorneys, financial advisors, accountants, investment bankers, consultants, representatives, and other professionals, in each case in their capacity as such; (b) the Note Trustee, in its capacity as such, and such entity's attorneys, financial advisors, accountants, investment bankers, consultants, representatives, and other professionals, in each case in their capacity as such; (c) the

shareholders of the Debtors and their direct or indirect parent companies, including the Holders of the Old Preferred Stock and the Old Common Stock, in each case in their capacity as such; and (d) the Debtors' current and former officers, directors, employees, managers, principals, agents, attorneys, financial advisors, accountants, investment bankers, consultants, representatives, and other professionals, in each case in their capacity as such.

"Reorganized Debtors" means the Debtors as revested with the Property of the Estates on and after the Effective Date.

"Reorganized WTI" means WTI as revested with the Property of the Estate of WTI on and after the Effective Date.

"Requisite Supporting Noteholders" means Supporting Noteholders (a) owning more than 66 2/3% in aggregate principal amount of the Notes held by all Supporting Noteholders and (b) constituting more than ½ in number of all Supporting Noteholders. For purposes of determining whether clause (b) of the prior sentence has been satisfied, a Supporting Noteholder and each of its affiliated Supporting Noteholders shall constitute a single Supporting Noteholder.

"Restricted" means, when referring to Cash or cash equivalents of the Debtors or Reorganized Debtors, Cash or cash equivalents that (i) appear (or would be required to appear) in accordance with Generally Accepted Accounting Principles as "restricted" on a consolidated balance sheet of the Debtors or Reorganized Debtors (unless such appearance is related to a Lien in favor of the Note Trustee) or (ii) are subject to any Lien or security interest in favor of any Person (other than the Note Trustee) that will not be discharged on the Effective Date.

"Schedules" means the schedules of assets and liabilities, the list of equity interests, and the statement of financial affairs filed by the Debtors with the Bankruptcy Court pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 1007(b), as the same may be amended or supplemented from time to time.

"Section 510(b) Claim" means any Claim against the Debtors arising from rescission of a purchase or sale of a Security of any of the Debtors or an Affiliate of any of the Debtors, for damages arising from the purchase or sale of such a Security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim.

"Secured" means when referring to a Claim: (a) secured by a Lien on Property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor's interest in the Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed as such pursuant to the Plan.

"Secured Tax Claim" means any Secured Claim which, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

"Securities Act" means the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, together with the rules and regulations promulgated thereunder.

"Security" means a security as defined in section 2(a)(1) of the Securities Act.

"Series A Preferred" means WTI's Series A Convertible Preferred Stock, stated value $1,000 per share.

"Series B Preferred" means WTI's Series B Convertible Preferred Stock, stated value $1,000 per share.

"Subclass" means a subdivision of any Class described herein.

"Subsidiary Equity Interest" means any Interest of the Debtors in subsidiaries or Affiliates.

"Supporting Noteholders" means the Noteholders that are (or pursuant to its terms become) parties to the Plan Support Agreement.

"Supporting Parties" means, collectively, the Supporting Noteholders and the Supporting Preferred Holders.

"Supporting Preferred Holders" means the Holders of Old Preferred Stock that are (or pursuant to its terms become) parties to the Plan Support Agreement.

"Supporting Professional Fee Claims" means the reasonable fees and reasonable expenses of the professionals of the Supporting Noteholders.

"TFI" means TF Investor Inc., one of the Debtors.

"Third Party Release" means the release provision set forth in Section 10.2 of the Plan.

"Third Party Releasees" means the Debtors, the Reorganized Debtors and the Released Parties.

"Tube Forming" means Tube Forming, L.P., one of the Debtors.

"Unimpaired" means, when used with reference to a Claim or Interest, a Claim or Interest that is not Impaired.

"Unrestricted" means, when referring to Cash or cash equivalents of the Debtors or Reorganized Debtors, that such Cash or cash equivalents are not Restricted.

"Voluntary Petitions" means the voluntary petitions filed by the Debtors under chapter 11 of the Bankruptcy Code commencing the Chapter 11 Cases.

"WJT" means Wolverine Joining Technologies, LLC, one of the Debtors.

"WTH" means WT Holding Company, Inc., one of the Debtors.

"WTI" means Wolverine Tube, Inc., one of the Debtors.

1.2. Interpretation, Rules of Construction, Computation of Time, Settlement and Governing Law.

1.2.1 Defined Terms. Any term used in the Plan that is not defined in the Plan, either in Section 1.1 or elsewhere, but that is used in the Bankruptcy Code or the Bankruptcy Rules has the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

1.2.2 Rules of Interpretation. For purposes of the Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) any reference in the Plan to a contract, Instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, but if there exists any inconsistency between a summary of, or reference to, any document in the Plan or Confirmation Order and the document itself, the terms of the document as of the Effective Date shall control; (c) any reference in the Plan to an existing document or Plan Supplement that is filed or to be filed means such document or Plan Supplement, as it may have been or may subsequently be amended, modified or supplemented; (d) unless otherwise specified in a particular reference, all references in the Plan to "section," "article" and "Plan Supplement" are references to a section, article and Plan Supplement of or to the Plan; (e) the words "herein," "hereof," "hereto," "hereunder," and other words of similar import refer to the Plan in its entirety rather than to only a particular portion of the Plan; (f) captions and headings to articles and sections are inserted for convenience or reference only and are not intended to be a part of or to affect the interpretation of the Plan; and (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply.

1.2.3 Computation of Time. Unless otherwise specifically stated herein, in computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

1.2.4 Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, Instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in Delaware shall be governed by the laws of the state of incorporation of the relevant Debtor or Reorganized Debtor, as applicable.

1.2.5 Settlements Incorporated Into The Plan. With respect to any and all settlements incorporated into, or otherwise implemented pursuant to or in connection with the Plan (including, without limitation, the PBGC Settlement Agreement), the Plan

and Disclosure Statement shall be deemed to constitute a motion for approval of such settlements pursuant to Bankruptcy Rule 9019 and any other applicable provisions of the Bankruptcy Rules and the Bankruptcy Code.

ARTICLE II
DESIGNATION OF CLAIMS AND INTERESTS

2.1. Summary of Designation of Claim and Interests. The following is a designation of the Classes of Claims and Interests under the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims have not been classified and are excluded from the following Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest is within the description of that Class and is classified in another Class to the extent that any remainder of the Claim or Interest qualifies within the description of such other Class or Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest and has not been paid, released or otherwise satisfied before the Effective Date.

Class	Claims and Interests	Status	Voting Rights
Class 1:	Non-Tax Priority Claims	Unimpaired	Deemed to Accept; Not Entitled to Vote
Class 2:	Other Secured Claims	Unimpaired	Deemed to Accept; Not Entitled to Vote
Class 3:	Note Claims	Impaired	Entitled to Vote
Class 4:	General Unsecured Claims	Unimpaired	Deemed to Accept; Not Entitled to Vote
Class 5:	PBGC Claim	Impaired	Entitled to Vote
Class 6:	Old Preferred Stock	Impaired	Deemed to Reject; Not Entitled to Vote
Class 7:	Old Common Stock	Impaired	Deemed to Reject; Not Entitled to Vote
Class 8:	Section 510(b) Claims	Impaired	Deemed to Reject; Not Entitled to Vote
Class 9:	Subsidiary Equity Interests	Unimpaired	Deemed to Accept; Not Entitled to Vote

ARTICLE III
TREATMENT OF CLAIMS AND INTERESTS

3.1. Unclassified Claims. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims are not classified, are Unimpaired, and are not entitled to vote on the Plan.

3.2. Administrative Expense Claims.

3.2.1 In General. Except to the extent that a Holder of an Allowed Administrative Expense Claim has been paid by the Debtors prior to the Effective Date,

each Holder of an Allowed Administrative Expense Claim (other than a Professional Fee Claim), in full and final satisfaction, release, settlement and discharge of such Administrative Expense Claim, shall be paid in full, in Cash, in such amounts as (a) are incurred in the ordinary course of business by the Debtors when and as such Claim becomes due and owing, (b) are Allowed by the Bankruptcy Court upon the later of the Effective Date, the date upon which there is a Final Order allowing such Administrative Expense Claim or any other date specified in such order, or (c) may be agreed upon between the Holder of such Administrative Expense Claim and the Debtors. Notwithstanding anything to the contrary contained herein, any Allowed Administrative Expense Claims in respect of Adequate Protection Obligations shall be deemed discharged, satisfied and released as provided in Section 3.6 of the Plan.

3.2.2 Professional Compensation.

(a) Final Fee Applications. All final requests for payment of Professional Fee Claims, including the Holdback Amount and Professional Fee Claims incurred during the period from the Petition Date through the Confirmation Date, must be filed with the Bankruptcy Court and served on the Reorganized Debtors no later than thirty (30) days after the Confirmation Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and any applicable orders of the Bankruptcy Court, the Allowed amounts of such Professional Fee Claims shall be determined and paid as directed by the Bankruptcy Court.

(b) Post-Confirmation Date Fees and Expenses. Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Reorganized Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Reorganized Debtors. Upon the Confirmation Date, any requirement that Professional Persons comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional Person in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

3.3. Priority Tax Claims. Except to the extent that a Holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each Holder of an Allowed Priority Tax Claim, in full and final satisfaction, release, settlement and discharge of such Priority Tax Claim, shall receive on account of such Claim, at the option of the Debtors, either payment in full in Cash as soon as reasonably practicable after the Effective Date, or in accordance with section 1129(a)(9)(C) of the Bankruptcy Code, regular installment payments in Cash: (i) of a total value, as of the Effective Date, equal to the Allowed amount of such Claim; (ii) which total value shall include simple interest to accrue on any outstanding balance of such Allowed Priority Tax Claim starting on the Effective Date at the rate of interest determined under applicable nonbankruptcy law pursuant to section 511 of the

Bankruptcy Code; (iii) over a period ending not later than five (5) years after the Petition Date; and (iv) in a manner not less favorable than the most favored nonpriority unsecured Claim provided for by the Plan. Each Holder of an Allowed Secured Tax Claim shall retain the Lien securing its Allowed Secured Tax Claim as of the Effective Date until full and final payment of such Allowed Secured Tax Claim is made as provided herein, and upon such full and final payment, such Lien shall be deemed to have been satisfied and shall be null and void and unenforceable for all purposes.

3.4. Class 1 (Non-Tax Priority Claims).

(a) Non-Impairment. Class 1 consists of all Non-Tax Priority Claims. Class 1 is Unimpaired, and pursuant to section 1126(f) of the Bankruptcy Code, the Holders of Claims in Class 1 are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

(b) Treatment. The legal, equitable and contractual rights of the Holders of Allowed Non-Tax Priority Claims are unaltered by the Plan. Each Holder of an Allowed Non-Tax Priority Claim, in full and final satisfaction, release, settlement and discharge of such Allowed Non-Tax Priority Claim, shall be paid in full, in Cash, on the Effective Date or in accordance with the terms of any agreement between the Debtors and the Holder of an Allowed Non-Tax Priority Claim or on such other terms and conditions as are acceptable to the Debtors and the Holder of an Allowed Non-Tax Priority Claim.

3.5. Class 2 (Other Secured Claims).

(a) Non-Impairment. Class 2 consists of all Other Secured Claims. Class 2 is Unimpaired, and pursuant to section 1126(f) of the Bankruptcy Code, the Holders of Claims in Class 2 are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

(b) Subclassification. Each Other Secured Claim, if any, shall constitute and comprise a separate Subclass numbered 3.5.1, 3.5.2, 3.5.3 and so on.

(c) Treatment. The legal, equitable and contractual rights of the Holders of Allowed Other Secured Claims are unaltered by the Plan. On the Effective Date, each Allowed Other Secured Claim, in full and final satisfaction, release, settlement and discharge of such Allowed Other Secured Claim, shall be, at the Debtors' option, (a) Reinstated, (b) satisfied by the Debtors' surrender of the collateral securing such Claim, (c) offset against, and to the extent of, the Debtors' claims against the Holder of such Claim, or (d) otherwise rendered Unimpaired, except to the extent the Reorganized Debtors and such Holder agree to a different treatment.

3.6. Class 3 (Note Claims).

(a) Impairment. Class 3 consists of the Note Claims. Class 3 is Impaired, and the Holders of Claims in Class 3 are entitled to vote to accept or reject the Plan.

(b) Allowance. For purposes of voting to accept or reject the Plan and receiving distributions under the Plan, the Note Claims shall be deemed Allowed in the aggregate principal

amount of approximately $131.3 million plus approximately $6.4 million of accrued and unpaid Cash interest through September 30, 2010 plus any thereafter accrued and unpaid Cash and paid-in-kind interest for the period up to and including the Petition Date.

(c) Treatment. On or as soon as practicable after the Effective Date, Holders of Allowed Note Claims, in full and final satisfaction, release, settlement and discharge of such Allowed Note Claims and any Adequate Protection Obligations (other than as set forth in Section 3.6(e) of the Plan), shall receive their Pro Rata share of (i) ninety-five percent (95%) of the New Common Stock, subject to dilution for additional shares of New Common Stock to be issued pursuant to the New Management Stock Incentive Plan and any future issuance of New Common Stock, (ii) the New First Lien Notes, and (iii) a distribution of Cash in an aggregate amount equal to the Net Distributable Cash, if any; provided, however, that each Holder of an Allowed Note Claim may designate one of its affiliates to receive the shares of New Common Stock to which it would otherwise be entitled. Each Holder of an Allowed Note Claim (or its designated affiliate) shall be required to execute and deliver to the Reorganized Debtors a signature page to the New Stockholders' Agreement as a condition precedent to receiving any distribution of New Common Stock pursuant to the Plan.

(d) Principal Terms of New First Lien Notes. The New First Lien Notes shall be issued by Reorganized WTI in the aggregate principal amount of $30 million less, on a dollar for dollar basis, the amount of any Net Distributable Cash distributed on the Effective Date to the Holders of Allowed Note Claims under the Plan. The New First Lien Notes shall mature on the third anniversary of the Effective Date. The First Lien Notes shall be callable at any time at par plus accrued interest and shall bear interest at a rate per annum equal to 6.0% in year 1, 12.0% in year 2 (of which a portion equal to 6.0% per annum shall be payable-in-kind) and 16.0% in year 3 (of which a portion equal to 10.0% per annum shall be payable-in-kind). Notwithstanding the foregoing, subject to the written consent of the Requisite Supporting Noteholders, the foregoing terms of the New First Lien Notes may be modified to extend the maturity date and/or to adjust the interest rate. The final terms of the New First Lien Notes, including any such agreed modifications thereto, shall be contained in the form of the New First Lien Notes and/or New First Lien Notes Indenture to be filed with the Bankruptcy Court as part of the Plan Supplement. Interest shall be due and payable semi-annually in arrears, beginning on the last day of the calendar month immediately following the 6 month anniversary of the Effective Date. The New First Lien Notes shall be subject to mandatory redemption in an amount equal to 100% of the net Cash proceeds of all asset sales consummated after the Effective Date (including, without limitation, any asset sale consummated after the Effective Date but as to which a motion to approve such sale was pending in the Bankruptcy Court prior to the Effective Date) and proceeds from insurance and casualty receipts received after the Effective Date (subject to exceptions and reinvestment rights that are mutually acceptable to the Debtors and the Requisite Supporting Noteholders); provided, however, that any such asset sale as to which a motion to approve such sale was pending in the Bankruptcy Court prior to the Effective Date shall be subject to the prior written consent of the Requisite Supporting Noteholders. The New First Lien Notes shall be eligible for resale under Rule 144A of the Securities Act. The New First Lien Notes Indenture shall have covenants, representations, defaults and other provisions substantially similar to those contained in the Note Indenture (subject to modifications to reflect the relevant terms set forth in the Plan, to include customary and mutually acceptable information rights provisions and other modifications that are mutually acceptable to the Debtors and the Requisite Supporting

Noteholders). Notwithstanding anything to the contrary contained in the Plan (including, without limitation, the definition of Net Distributable Cash), if initial Unrestricted Cash and cash equivalents available to the Reorganized Debtors on the Effective Date is less than $10 million, then the net proceeds payable from assets sales after the Effective Date shall be reduced by an amount sufficient to make up the shortfall in the amount of the opening Unrestricted Cash and cash equivalents available to the Reorganized Debtors on the Effective Date.

Except as provided below, the New First Lien Notes shall be guaranteed by each domestic subsidiary of Reorganized WTI and secured by a first priority, properly perfected lien on substantially all assets (including real property) of Reorganized WTI and its domestic subsidiaries (subject to permitted liens as set forth in the New First Lien Notes Indenture). The collateral shall include a pledge of all of the issued and outstanding stock of all subsidiaries of Reorganized WTI and its domestic subsidiaries; provided that in the case of any foreign subsidiary such pledge shall be limited to 100% of nonvoting stock and 65% of voting stock. For purposes of the New First Lien Notes, "subsidiary" shall have the meaning ascribed to such term under the Note Indenture. No joint venture shall be required to guaranty, or grant liens on its assets to secure, the New First Lien Notes. The equity interests of Reorganized WTI or its subsidiaries in any joint venture shall not constitute collateral for the New First Lien Notes if such pledge is prohibited pursuant to a bona fide agreement with the applicable joint venture partner. For purposes of clarity, Wolverine China Investments LLC and Wolverine Wieland Heat Transfer Technology LLC will not guaranty the New First Lien Notes or pledge any assets to secure the New First Lien Notes, and the equity interests therein shall not constitute collateral for the New First Lien Notes.

(e) Fees and Expenses of Professionals of the Supporting Noteholders. All unpaid reasonable fees and expenses of the professionals retained by the Ad Hoc Group and Plainfield, including lead and local counsel to the Ad Hoc Group and Plainfield, in accordance with the terms of the Cash Collateral Order, shall be paid in full in Cash as Administrative Expense Claims of the Debtors' Estates by the Reorganized Debtors on the Effective Date.

(f) Cancellation of Notes and Related Instruments. As of the Effective Date, all Notes, the Note Indenture and all agreements, Instruments and other documents evidencing the Note Claims and the rights of the Holders thereof, shall be cancelled and deemed null and void and of no further force and effect (all without further act or action by any Person), other than as evidence of any right to receive distributions under the Plan, and all obligations of any Person (including, without limitation, the Note Trustee) under such Instruments and agreements (including, without limitation, any Note Trustee Charging Lien and any Lien securing any Adequate Protection Obligations) shall be fully and finally satisfied and released and the Note Trustee shall be discharged and released of all liabilities and obligations with respect to the foregoing without any further act or order of the Bankruptcy Court or any other Person. Without limiting the foregoing, each Holder of a Note Claim shall be deemed to consent to the cancellation and release of any guarantee, Instrument, agreement or other documents respecting payment of the Notes and the release of any and all Claims it may have with respect to any Property or assets of the Debtors and/or the Reorganized Debtors. Notwithstanding the termination of the Note Indenture and the Notes, the provisions of such documents shall govern the relationships of the Note Trustee and the Holders of the Notes. Notwithstanding the foregoing and anything contained in the Plan, the Note Indenture shall continue in effect to the

extent necessary to allow the Debtors, the Reorganized Debtors or the Note Trustee to make distributions pursuant to the Plan on or about the Effective Date on account of the Note Claims.

(g) Note Trustee Charging Lien. On the Effective Date, the Reorganized Debtors shall pay, in Cash, the reasonable fees, costs and expenses of the Note Trustee, in an amount to be agreed upon between the Debtors and the Note Trustee but not to exceed $20,000, or in the event the parties cannot reach agreement on the amount thereof, such amount as shall be determined by the Bankruptcy Court. Upon receipt of such payment, any Note Trustee Charging Lien shall automatically be deemed released. Such payment shall be in full and final satisfaction of all pre- and post-petition Claims of the Note Trustee. Distributions to Holders of Notes pursuant to the Plan will not be reduced on account of payments made to the Note Trustee for fees and expenses secured by any Note Trustee Charging Lien.

3.7. Class 4 (General Unsecured Claims).

(a) Non-Impairment. Class 4 consists of all General Unsecured Claims. Class 4 is Unimpaired, and pursuant to section 1126(f) of the Bankruptcy Code, the Holders of Claims in Class 4 are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

(b) Treatment. On or as soon as practicable after the Effective Date, except to the extent a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment or has been paid prior to the Effective Date, each Holder of an Allowed General Unsecured Claim, in full and final satisfaction, release, settlement and discharge of such Allowed General Unsecured Claim, shall be paid in full, in Cash, in the ordinary course of business or shall receive such other treatment as shall render it Unimpaired. Any Allowed General Unsecured Claim that is not due and payable on or before the Effective Date shall be paid thereafter (i) in the ordinary course of business in accordance with the terms of any agreement that governs such Allowed General Unsecured Claim, or (ii) in accordance with the course of practice between the Debtors and the Holder of such Allowed General Unsecured Claim. Notwithstanding anything to the contrary in the Plan, the Unimpaired Claims and Interests and Impaired Claims and Interests of a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor by virtue of the Plan, the Chapter 11 Cases, or otherwise.

3.8. Class 5 (PBGC Claim).

(a) Impairment. Class 5 consists of the PBGC Claim. Class 5 is Impaired, and the Holder of the Class 5 Claim is entitled to vote on the Plan.

(b) Treatment. On or as soon as practicable after the Effective Date, in full and final satisfaction, release, settlement and discharge of the PBGC Claim, the Holder of the PBGC Claim shall receive the treatment set forth in the PBGC Settlement Agreement attached as Exhibit A to the Plan.

3.9. Class 6 (Old Preferred Stock).

(a) Impairment. Class 6 consists of all Old Preferred Stock Interests. Class 6 is Impaired, and pursuant to section 1126(g) of the Bankruptcy Code, the Holders of Old Preferred

Stock Interests in Class 6 are deemed to reject the Plan and are not entitled to vote to accept or reject the Plan.

(b) Treatment. On the Effective Date, all Old Preferred Stock shall be cancelled, and Holders of Old Preferred Stock Interests shall not receive or retain any Property under the Plan on account of such Old Preferred Stock Interests.

3.10. Class 7 (Old Common Stock).

(a) Impairment. Class 7 consists of all Old Common Stock Interests. Class 7 is Impaired, and pursuant to section 1126(g) of the Bankruptcy Code, the Holders of Old Common Stock Interests in Class 7 are deemed to reject the Plan and are not entitled to vote to accept or reject the Plan.

(b) Treatment. On the Effective Date, all Old Common Stock shall be cancelled, and Holders of Old Common Stock Interests shall not receive or retain any Property under the Plan on account of such Old Common Stock Interests.

3.11. Class 8 (Section 510(b) Claims).

(a) Impairment. Class 8 consists of all Section 510(b) Claims. Class 8 is Impaired, and pursuant to section 1126(g) of the Bankruptcy Code, Holders of Section 510(b) Claims in Class 8 are deemed to reject the Plan and are not entitled to vote to accept or reject the Plan.

(b) Treatment. On the Effective Date, all Section 510(b) Claims shall be cancelled, and Holders of Allowed Section 510(b) Claims shall not receive or retain any Property under the Plan on account of such Allowed Section 510(b) Claims.

3.12. Class 9 (Subsidiary Equity Interests).

(a) Non-Impairment. Class 9 consists of Subsidiary Equity Interests. Class 9 is Unimpaired, and pursuant to section 1126(f) of the Bankruptcy Code, the Holders of Subsidiary Equity Interests in Class 9 are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

(b) Treatment. The legal, equitable and contractual rights of the Holders of Allowed Subsidiary Equity Interests are unaltered by the Plan. All Subsidiary Equity Interests shall be retained by Reorganized WTI.

ARTICLE IV
MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN

4.1. Plan Funding. The funds utilized to make Cash payments under the Plan have been and/or will be generated from, among other things, Cash available from the operation of the Debtors' business and/or asset dispositions.

4.2. [reserved]

4.3. Authorization and Issuance of New Common Stock. On the Effective Date, Reorganized WTI shall have authorized shares of a single class of New Common Stock in such amount as shall be necessary or appropriate in connection with consummation of the Plan (subject to adjustment pursuant to Section 7.7 of the Plan). On or as soon as practicable after the Effective Date, Reorganized WTI shall issue, in accordance with the terms of the Plan, a sufficient number of shares of New Common Stock as is necessary to consummate the Plan (and subject to adjustment pursuant to Section 7.7 of the Plan). All shares of New Common Stock to be issued pursuant to the Plan shall be, upon issuance, fully paid and non-assessable, and shall be subject to dilution for shares of New Common Stock issued pursuant to the New Management Stock Incentive Plan and future issuances as authorized by the board of directors of Reorganized WTI. In the period pending distribution of the New Common Stock to any Holder of an Allowed Note Claim (or its designated affiliate) entitled to receive such distribution, such Holder (or its designated affiliate) shall be bound by, have the benefit of and be entitled to enforce the terms and conditions of, the New Stockholders' Agreement and shall be entitled to exercise any voting rights and receive any dividends or other distributions payable in respect of the New Common Stock to be distributed to it (including receiving any proceeds of any permitted transfer of such New Common Stock) and to exercise all other rights in respect of the New Common Stock (so that such Holder (or its designated affiliate) shall be deemed for tax purposes to be the owner, as of the Effective Date, of the New Common Stock to be distributed to it).

4.4. New Stockholders' Agreement. The holders of the New Common Stock shall be party to the New Stockholders' Agreement, the terms of which shall be reasonably acceptable to the Debtors, the Requisite Supporting Noteholders and the PBGC and which shall be included in the Plan Supplement. The New Stockholders' Agreement shall be binding on all holders of New Common Stock and shall include, as may be agreed upon between the Debtors and the Requisite Supporting Noteholders, (i) tag-along rights that allow holders of New Common Stock to participate in any sale transaction that results in a majority of the New Common Stock being held by a single stockholder or group of stockholders (other than, in each case, the stockholders on the Effective Date and their affiliates), (ii) drag-along rights for any sale of the Debtors or the Reorganized Debtors, as applicable, that is approved by the board of directors and the holders of a majority of the New Common Stock, provided that any purchaser in a drag-along sale must acquire 100% of the New Common Stock held by Plainfield and if the board of directors' approval of the drag-along sale is not unanimous, there shall be delivered a fairness opinion from a nationally recognized investment bank as to the fairness to the stockholders of the transaction from a financial point of view, (iii) preemptive rights for holders of New Common Stock who are accredited investors (and not competitors of the business), (iv) piggyback registration rights, (v) demand registration rights that can be exercised by holders of New Common Stock that meet minimum ownership requirements six months after an initial public offering or after 3 years after the Effective Date, (vi) restrictions on transfers to competitors by stockholders, (vii) information rights for holders of New Common Stock (other than competitors or management shareholders who are no longer employed), (viii) inspection rights for holders of New Common Stock (other than competitors of the business) that meet minimum ownership requirements, and (ix) a requirement that transactions with affiliates be approved by a majority of disinterested directors. Each Holder of an Allowed Note Claim (or its designated affiliate) and the Holder of the PBGC Claim shall be required to execute and deliver to the Reorganized Debtors a signature page to the New Stockholders' Agreement as a condition precedent to receiving any distribution of New Common Stock pursuant to the Plan.

4.5. Issuance of New First Lien Notes. On the Effective Date, Reorganized WTI shall enter into the New First Lien Notes Indenture and issue the New First Lien Notes pursuant to the terms thereof.

4.6. Cancellation and Surrender of Existing Securities and Agreements.

(a) Except as may otherwise be provided in the Plan, on the date distributions are made, the promissory notes, share certificates, bonds and other Instruments evidencing any Claim or Interest shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors (and, as applicable, any non-Debtor subsidiaries and affiliates of the Debtors) under the agreements, indentures and certificates of designations governing such Claims and Interests, as the case may be, shall be discharged and released.

(b) Except as otherwise provided herein or agreed by Reorganized WTI, each holder of a promissory note, share certificate, bond or other Instrument evidencing a Claim shall surrender such promissory note, share certificate, bond or Instrument to Reorganized WTI (or the Disbursing Agent). No distribution of Property hereunder shall be made to or on behalf of any such holders unless and until such promissory note, share certificate, bond or Instrument is received by Reorganized WTI (or the Disbursing Agent), or the unavailability of such promissory note, share certificate, bond or Instrument is established to the reasonable satisfaction of Reorganized WTI (or the Disbursing Agent), or such requirement is waived by Reorganized WTI. Reorganized WTI may require any holder that is unable to surrender or cause to be surrendered any such promissory notes, share certificates, bonds or Instruments to deliver an affidavit of loss and indemnity reasonably satisfactory to Reorganized WTI. Any holder that fails within the later of six months after the Effective Date and the date of allowance of its Claim (i) to surrender or cause to be surrendered such promissory note, share certificate, bond or Instrument and (ii) if requested, to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to Reorganized WTI (or the Disbursing Agent), shall be deemed to have forfeited all rights, Claims and Causes of Action against the Debtors and Reorganized Debtors and shall not participate in any distribution hereunder; provided, however, any Holder of a Note for which no physical certificate was issued to the Holder but which instead is held in book-entry form pursuant to a global security held by DTC or other securities depositary or custodian thereof shall be deemed to have surrendered its Note upon the surrender of such global security by DTC or such other securities depository or custodian thereof.

4.7. Revesting of Assets and Operation of Businesses. Except as otherwise set forth herein or in the Confirmation Order, as of the Effective Date, all Property of the respective Debtors' Estates shall revest in the respective Reorganized Debtors free and clear of all Claims, Liens, encumbrances and other Interests of the Holders of Claims or Interests. Subsidiary Equity Interests shall be retained, and the legal, equitable and contractual rights to which the Holders of such Allowed Subsidiary Equity Interests are entitled shall remain unaltered.

4.8. Retention of Causes of Action. Except as otherwise provided in the Plan, the Confirmation Order, or in any settlement agreement approved during the Chapter 11 Cases: (1) any and all rights, Claims, Causes of Action, defenses, and counterclaims of or accruing to the Debtors or their Estates shall remain assets of and vest in the Reorganized Debtors, whether or

not litigation relating thereto is pending on the Effective Date, and whether or not any such rights, claims, Causes of Action, defenses, and counterclaims have been listed or referred to in the Plan, the Schedules, or any other document filed with the Bankruptcy Court, and (2) neither the Debtors nor the Reorganized Debtors waive, relinquish, or abandon (nor shall they be estopped or otherwise precluded from asserting) any right, Claim, Cause of Action, defense, or counterclaim that constitutes Property of the Estates: (a) whether or not such right, Claim, Cause of Action, defense, or counterclaim has been listed or referred to in the Plan or the Schedules, or any other document filed with the Bankruptcy Court, (b) whether or not such right, Claim, Cause of Action, defense, or counterclaim is currently known to the Debtors, and (c) whether or not a defendant in any litigation relating to such right, Claim, Cause of Action, defense, or counterclaim filed a Proof of Claim in the Chapter 11 Cases, filed a notice of appearance or any other pleading or notice in the Chapter 11 Cases, voted for or against the Plan, or received or retained any consideration under the Plan. Without in any manner limiting the generality of the foregoing, notwithstanding any otherwise applicable principle of law or equity, including, without limitation, any principles of judicial estoppel, res judicata, collateral estoppel, issue preclusion, or any similar doctrine, the failure to list, disclose, describe, identify, or refer to a right, Claim, Cause of Action, defense, or counterclaim, or potential right, Claim, Cause of Action, defense, or counterclaim, in the Plan, the Schedules, or any other document filed with the Bankruptcy Court shall in no manner waive, eliminate, modify, release, or alter the Reorganized Debtors' right to commence, prosecute, defend against, settle, and realize upon any rights, Claims, Causes of Action, defenses, or counterclaims that the Debtors or the Reorganized Debtors has, or may have, as of the Confirmation Date. The Reorganized Debtors may commence, prosecute, defend against, settle, and realize upon any rights, Claims, Causes of Action, defenses, and counterclaims in their sole discretion, in accordance with what is in the best interests, and for the benefit, of the Reorganized Debtors.

4.9. Waiver of Avoidance Actions. Notwithstanding anything to the contrary contained in the Plan, as of and subject to the occurrence of the Effective Date, the Debtors and the Reorganized Debtors, for and on behalf of themselves and their Estates, hereby waive and release any of the Causes of Action under sections 510, 542, 544, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code; provided, however, that the foregoing waiver and release shall not apply to any such Causes of Action that are pending on the Effective Date.

4.10. Satisfaction of Claims or Interests. Unless otherwise provided herein, any distributions and deliveries to be made on account of Allowed Claims shall be in full and final satisfaction, release, settlement and discharge of such Allowed Claims.

4.11. Continuation of Bankruptcy Injunction or Stays. All injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

4.12. Administration Pending Effective Date. Prior to the Effective Date, the Debtors shall continue to operate their businesses as debtors-in-possession, subject to all applicable requirements of the Bankruptcy Code and the Bankruptcy Rules. After the Effective Date, the Reorganized Debtors may operate their businesses, and may use, acquire, and dispose of

property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, but subject to the continuing jurisdiction of the Bankruptcy Court as set forth in Article XII hereof.

4.13. [reserved]

4.14. Exemption From Securities Laws. The issuance of the New Common Stock, the New First Lien Notes and any other security that may be deemed to be issued pursuant to the Plan shall be exempt from any federal, state or local laws requiring registration for the offer and sale of such securities or registration or licensing of an issuer of, underwriters of, or broker or dealer in, such securities, to the fullest extent permitted by section 1145 of the Bankruptcy Code.

4.15. "Change of Control" Provisions. Notwithstanding anything to the contrary contained in the Plan, the Note Indenture, or any executory contract to which any of the Debtors is a party, the transactions to be consummated in accordance with the Plan shall not create, or be deemed to create, (a) any right on the part of a Noteholder to require that any of the Debtors or the Reorganized Debtors repurchase such Holder's Note or (b) any other claim in connection therewith, upon a "Change of Control," as such term may be defined in the Note Indenture or in any executory contract being assumed pursuant to the Plan.

4.16. Substantive Consolidation of the Debtors for Voting and Distribution Purposes Only. On and after the Effective Date, except for Other Secured Claims in Class 2, and solely for purposes of voting on, and making distributions under, the Plan, each and every Claim in the Debtors' Chapter 11 Cases against any of the Debtors shall be deemed filed against the consolidated Debtors, and shall be deemed a single consolidated Claim against and obligation of the consolidated Debtors. Such limited consolidation shall in no manner affect or alter (other than for Plan voting and distribution purposes) (i) the legal and corporate structures of the Reorganized Debtors, or (ii) pre- and post-Petition Date Liens, guarantees and security interests that are required to be maintained (x) in connection with contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed pursuant to section 365 of the Bankruptcy Code and/or the Plan, (y) in connection with the terms of the New First Lien Notes, and (z) pursuant to the terms and conditions contained in the Plan. From and after the Effective Date, each of the Reorganized Debtors will be deemed a separate and distinct entity, properly capitalized, vested with all of the assets of such Debtor as they existed prior to the Effective Date and having the liabilities and obligations provided for under the Plan. Notwithstanding anything in this Section 4.17 to the contrary, all post-Effective Date fees payable to the United States Trustee pursuant to 28 U.S.C. §1930, if any, shall be calculated on a separate legal entity basis for each Debtor.

ARTICLE V
CORPORATE GOVERNANCE AND MANAGEMENT OF THE REORGANIZED DEBTORS

5.1. Corporate Existence. Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to its

certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

5.2. Management of Reorganized Debtors. On the Effective Date, the management, control and operation of the Reorganized Debtors shall become the general responsibility of the board of directors of Reorganized WTI, which shall, thereafter, have responsibility for the management, control and operation of Reorganized WTI and its direct and indirect subsidiaries in accordance with applicable law.

5.3. New Management Stock Incentive Plan. On the Effective Date, the New Management Stock Incentive Plan shall be (and shall be deemed to be) adopted by the Reorganized Debtors, and by voting to accept the Plan, all Holders of Claims shall be deemed to have ratified and approved the New Management Stock Incentive Plan. The New Management Stock Incentive Plan shall be effective immediately on the Effective Date, and shall be deemed to replace and supersede all prior stock incentive plans (or components of other incentive plans governing stock incentives, but not any other components of such incentive plans) of WTI in effect on and as of the Effective Date. Pursuant to the New Management Stock Incentive Plan, eight percent (8%) of the New Common Stock, on a fully diluted basis, shall be reserved for issuance to eligible employees, directors, officers or consultants and advisors of Reorganized WTI in the form of restricted stock (50%) and options (50%). The allocation and vesting schedule for issuances under the New Management Stock Incentive Plan shall be determined by the board of directors of Reorganized WTI. All options governed by the New Management Stock Incentive Plan shall have an exercise price based upon an equity value of Reorganized WTI of $70 million and shall expire on the tenth anniversary of the Effective Date.

5.4. Board Of Directors of Reorganized Debtors. On the Effective Date, the board of directors of Reorganized WTI shall be composed of a newly-organized five member board of directors which shall consist of (i) one director nominated by Plainfield, (ii) one director nominated by the Ad Hoc Group, (iii) Steven S. Elbaum, who will serve as initial Chairman, and (iv) two other individuals to be mutually agreed upon by the Ad Hoc Group and Plainfield prior to Confirmation. From and after the eighteen month anniversary of the Effective Date, all directors of Reorganized WTI shall be elected by a vote of a majority of the shares of New Common Stock represented in person or by proxy at a stockholders' meeting. The Debtors shall disclose on or before the Confirmation Date the names of the Persons to be appointed to the board of directors of Reorganized WTI pursuant to this section. The board of directors of each Reorganized Debtor (other than Reorganized WTI) shall be identified and selected by the board of directors of Reorganized WTI and consist of some or all of the members of the board of directors of Reorganized WTI. In accordance with Section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose on or before the Confirmation Date the identity and affiliations of any Person proposed to serve on the initial board of directors of the Reorganized Debtors.

5.5. Officers of Reorganized Debtors. On the Effective Date, the officers of the respective Debtors immediately prior to the Effective Date shall serve as the officers of the

Reorganized Debtors. After the Effective Date, the officers of the Reorganized Debtors shall be determined by the board of directors of the Reorganized Debtors.

5.6. Indemnification of Post-Effective Date Directors and Officers. The amended certificates of incorporation and articles of organization or formation of the Reorganized Debtors shall authorize the Reorganized Debtors to indemnify and exculpate their respective officers, directors, managers and agents to the fullest extent permitted under applicable law.

ARTICLE VI
VOTING

6.1. Voting Generally. Each holder of an Allowed Claim in an Impaired Class which is entitled to vote under the Plan shall be entitled to vote separately to accept or reject the Plan and indicate such vote on a duly executed and delivered ballot as provided in such order as is entered by the Bankruptcy Court establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other controlling order or orders of the Bankruptcy Court.

6.2. Nonconsensual Confirmation. If any Impaired Class entitled to vote shall not accept the Plan by the requisite statutory majorities provided in section 1126 of the Bankruptcy Code, or if any Impaired Class is deemed to have rejected the Plan, the Debtors reserve the right (a) to undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code and (b) to amend the Plan to the extent necessary to obtain entry of the Confirmation Order.

ARTICLE VII
DISTRIBUTIONS UNDER THE PLAN

7.1. Distributions to Holders of Allowed Claims Only. Until a Disputed Claim becomes an Allowed Claim, distributions of Cash, New Common Stock and/or other Instruments or Property otherwise available to the Holder of such Claim shall not be made. Prior to the Effective Date, Holders of Note Claims shall be required to provide the Disbursing Agent an Internal Revenue Service Form W-9 (or, if applicable, an appropriate Internal Revenue Service Form W-8).

7.2. Distribution Record-Date. As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims as maintained by the Debtors or their agents shall be deemed closed. The Debtors shall have no obligation to recognize, but may, in their sole and absolute discretion, recognize any transfer of any such Claims occurring on or after the Distribution Record Date. The Debtors or the Reorganized Debtors, as applicable, will be entitled to recognize only those record holders of such Claims stated on the transfer ledgers as of the close of business on the Distribution Record Date. Subject to the foregoing, the Distribution Record Date shall be the record date for purposes of making distributions under the Plan.

7.3. Disbursing Agent. The Reorganized Debtors, as Disbursing Agent, or such other Entity designated by the Reorganized Debtors as a Disbursing Agent, shall make all distributions under the Plan when required by the Plan. A Disbursing Agent shall not be required to give any

bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

7.4. Rights and Powers of Disbursing Agent. The Disbursing Agent shall be empowered to (a) effect all actions and execute all agreements, Instruments and other documents necessary to perform its duties under the Plan, (b) make all distributions contemplated by the Plan, and (c) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

7.5. Delivery of Distributions.

7.5.1 In General. Subject to Bankruptcy Rule 9010 and except as otherwise provided in Section 7.5.2 of the Plan, all distributions to any Holder of an Allowed Claim including, without limitation, distributions of New Common Stock and, to the extent applicable, Cash, to Holders of Allowed Note Claims, shall be made at the address of such Holder as set forth in the Debtors' books and records and/or on the Schedules filed with the Bankruptcy Court unless the Debtors or their Disbursing Agent have been notified in writing of a change of address including, without limitation, by the filing of a Proof of Claim by such Holder that contains an address for such Holder different from the address reflected on such books and records or Schedules for such Holder.

7.5.2 Distributions of New First Lien Notes. Distributions of New First Lien Notes to Holders of Allowed Note Claims shall be made by means of book-entry exchange through the facilities of the DTC in accordance with the customary practices of the DTC, as and to the extent practicable, and the DTC shall be instructed to effect such distributions on a Pro Rata basis as provided under the Plan. The New First Lien Notes will be issued in denominations of $1,000 principal amount or integral multiples thereof, and the Pro Rata principal amount of New First Lien Notes to be distributed to each Holder of an Allowed Note Claim as provided herein will be rounded up or down, as applicable, in accordance with the customary practices of the DTC (and no Cash shall be payable with respect to any portion of the Pro Rata principal amount that was subtracted to effect such rounding).

7.5.3 Timing of Distributions. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, and if so completed shall be deemed to have been completed as of the required date.

7.5.4 Distributions of Unclaimed Property. In the event that any distribution to any Holder is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such Holder, but no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then current address of such Holder, at which time such distribution shall be made to such Holder without interest or accruals of any kind. Such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code on the six month anniversary of the

Effective Date. After that date, all unclaimed property or interest in property shall revert to the Reorganized Debtors and the Claim of any Holder to such property or interest in property shall be discharged and forever barred.

7.6. Time Bar to Cash Payments. Checks issued by the Reorganized Debtors on account of Allowed Claims shall be null and void if not negotiated within ninety (90) days from and after the date of issuance thereof. Holders of Allowed Claims shall make all requests for reissuance of checks to the Reorganized Debtors. Any Claim in respect of a voided check must be made on or before the six month anniversary of the date of issuance. After such date, all Claims and respective voided checks shall be discharged and forever barred and the Reorganized Debtors shall retain all monies related thereto.

7.7. Fractional Shares. No fractional shares of New Common Stock shall be issued or distributed under the Plan. The actual distribution of shares of New Common Stock shall be rounded to the next higher or lower number as follows: (a) fractions of one-half (1/2) or less shall be rounded to the next lower whole number, and (b) fractions of greater than one-half (1/2) shall be rounded to the next higher whole number. The total number of shares of New Common Stock to be distributed hereunder shall be adjusted as necessary to account for such rounding. No consideration shall be provided in lieu of fractional shares that are rounded down. Neither the Debtors, the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one share of New Common Stock.

7.8. Setoffs. The Debtors or the Reorganized Debtors may, but shall not be required to, set off or recoup against any Allowed Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Allowed Claim, any claims, rights or Causes of Action of any nature whatsoever that the Debtors or Reorganized Debtors may have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims, rights or Causes of Action.

ARTICLE VIII
PROCEDURES FOR DISPUTED CLAIMS

8.1. Resolution of Disputed Claims. Except as set forth in any order of the Bankruptcy Court, any Holder of a Claim against the Debtors shall file a Proof of Claim with the Bankruptcy Court or with the agent designated by the Debtors for this purpose on or before the Claims Bar Date. The Debtors prior to the Effective Date, and thereafter the Reorganized Debtors, shall have the exclusive authority to file objections to Proofs of Claim on or before the Claims Objection Bar Date, and to settle, compromise, withdraw or litigate to judgment objections to any and all Claims, regardless of whether classified or otherwise. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

8.2. Estimation of Claims. Any Debtor may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on such objection, and the Bankruptcy Court shall retain

jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal related to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.

8.3. No Partial Distributions Pending Allowance. Notwithstanding any other provision in the Plan, except as otherwise agreed by the Debtors or the Reorganized Debtors, no partial payments or distributions shall be made with respect to a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order.

8.4. Distributions After Allowance. To the extent a Disputed Claim becomes an Allowed Claim, the Disbursing Agent shall distribute to the Holder thereof the distributions, if any, to which such Holder is then entitled under the Plan. Any such distributions shall be made in accordance with and at the time mandated by the Plan. No interest shall be paid on any Disputed Claim that later becomes an Allowed Claim.

ARTICLE IX
EXECUTORY CONTRACTS AND UNEXPIRED LEASES

9.1. Assumption of Executory Contracts and Unexpired Leases. As of the Effective Date, all executory contracts and unexpired leases to which any Debtor is a party and which are listed on a schedule to be filed with the Plan Supplement (the "Rejected Contracts Schedule") shall be and shall be deemed to be rejected in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code. All executory contracts and unexpired leases not listed on the Rejected Contracts Schedule and not rejected prior to the Confirmation Date or otherwise the subject of a motion to reject filed on or before the Confirmation Date shall be assumed as of the Effective Date in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365 and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to the Plan shall revest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.

9.2. Cure of Defaults of Assumed Executory Contracts and Unexpired Leases.

(a) Except as otherwise specifically provided in the Plan, any monetary defaults under each executory contract and unexpired lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or in the ordinary course of business, subject to the limitation described below, or on such other terms as the parties to such executory contracts or

unexpired leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the executory contract or unexpired lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption; provided, however, that based on the Bankruptcy Court's resolution of any such dispute, the applicable Debtor or Reorganized Debtor shall have the right, within 30 days after the entry of such Final Order and subject to approval of the Bankruptcy Court pursuant to section 365 of the Bankruptcy Code, to reject the applicable executory contract or unexpired lease.

(b) Assumption of any executory contract or unexpired lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time prior to the effective date of assumption. Any Proofs of Claim filed with respect to an executory contract or unexpired lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

9.3. Assumption of Alpine Agreements.

(a) Effective upon the Effective Date, the Reorganized Debtors, as applicable, shall assume the Alpine Agreements, which agreements shall be on the same terms and conditions as in effect on the Petition Date, except that the Alpine Management Agreement shall be amended to provide for (i) a 3 year term and (ii) payment of a management fee to Alpine equal to $1.25 million per annum plus reimbursement of reasonable fees and expenses plus the right to receive, at the same time as any Cash is received by holders of New Common Stock in connection with a Liquidity Event consummated prior to the third anniversary of the Effective Date or signed prior to the third anniversary of the Effective Date and consummated thereafter, a payment/distribution equal to (a) 20% of the aggregate Cash consideration received by holders of New Common Stock in excess of $70 million but less than $120 million and (b) 25% of the aggregate Cash consideration received by holders of New Common Stock in excess of $120 million (it being understood that the foregoing thresholds shall be reduced on a dollar for dollar basis to take into account any payments or distributions made to holders of New Common Stock (in their capacity as such) from time to time after the Effective Date and prior to any such Liquidity Event). For clarification, if any Cash consideration, including contingent Cash consideration, is paid or distributed to the holders of New Common Stock in connection with a Liquidity Event consummated prior to the third anniversary of the Effective Date or signed prior to such third anniversary and consummated thereafter, then Alpine shall be entitled to receive its allocable portion of such consideration (i.e., 0%, 20% or 25%, as applicable, depending on the amount of the aggregate Cash consideration received by holders of New Common Stock as of such time), including contingent Cash consideration, at the same time as any such payment or distribution is made to holders of New Common Stock.

(b) On the Effective Date, the Alpine Management Agreement also shall be modified to provide as follows: (i) in addition to the current termination rights set forth in the Alpine Management Agreement, the Debtors or Reorganized Debtors, as applicable, shall have the right to terminate the Alpine Management Agreement for any reason upon at least 3 months written notice, provided such termination shall not terminate or in any manner affect the right of Alpine to receive all accrued and unpaid management fees and expenses as of such termination date; (ii) Alpine's termination rights will be limited to those currently contained in the Alpine Management Agreement (i.e., due to willful misconduct, gross negligence or material breach by the Debtors); (iii) if the Reorganized Debtors terminate the Alpine Management Agreement pursuant to the current termination rights set forth in the Alpine Management Agreement (i.e., due to willful misconduct, gross negligence or material breach by Alpine, which would include a wrongful termination by Alpine or a refusal by Alpine to continue to provide services under the Alpine Management Agreement), such termination will eliminate the right to receive the Liquidity Event payments/distributions described above (the "Liquidity Event Rights"); (iv) if the Reorganized Debtors terminate the Alpine Management Agreement because Steven S. Elbaum resigns from the board of directors or is otherwise not available to provide services on behalf of Alpine pursuant to the Alpine Management Agreement, then (x) Alpine shall be entitled to retain a prorated share of the Liquidity Event Rights based on the portion of the three-year term that has elapsed prior to termination and (y) the remainder of the Liquidity Event Rights shall be eliminated; and (v) if the Reorganized Debtors terminate the Alpine Management Agreement for any reason other than pursuant to clauses (iii) and (iv) of this Section 9.3(b), or if Alpine terminates the Alpine Management Agreement pursuant to the current termination rights set forth in the Alpine Management Agreement, then Alpine shall be entitled to retain all of the Liquidity Event Rights.

(c) On the Effective Date, no further cure as described in section 365 of the Bankruptcy Code shall be required to be made by WTI in connection with the assumption by the Reorganized Debtors of the Alpine Agreements (except with respect to any cure required to be paid by the Debtors to Alpine relating to any hedging arrangements identified in the Alpine Agreements, which obligations shall be assumed and be rendered unimpaired).

(d) For the avoidance of doubt, the amendments to the Alpine Management Agreement described in this Section 9.3 shall be effective only upon the Effective Date and such amended terms and provisions shall be of no force or effect prior to Confirmation of the Plan.

9.4. Assumption of Compensation and Benefit Programs. With the exception of the Pension Plan (which shall be terminated), the Debtors shall file with the Plan Supplement a schedule, which shall be in form and substance reasonably acceptable to the Debtors and the Requisite Supporting Noteholders, listing all employment, retirement, indemnification, and other agreements or arrangements in place as of the Effective Date with the Debtors' officers or employees, or retirement income plans and welfare benefit plans for such persons, or discretionary bonus plans or variable incentive plans regarding payment of a percentage of annual salary based on performance goals and financial targets for certain employees identified as key leaders, top level managers, or sales leaders, including, but not limited to, the Annual Performance Incentive Plan (APIP), the New Path Incentive Plan (NPIP), the Sales Incentive Plan, the Merit Bonus Plan, the 2009 Discretionary Bonus Plan, and the 2009 Retention Plan (each as previously identified to the Ad Hoc Group), to be assumed by the Reorganized Debtors

and to remain in place after the Effective Date; provided, however, that the foregoing shall not apply to any equity-based compensation or incentive-based plan, agreement, or arrangement existing as of the Petition Date, which such plan, agreement or arrangement shall be deemed terminated, superseded and replaced by the New Management Stock Incentive Plan. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors' defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law (subject to any and all rights of the Debtors or Reorganized Debtors under applicable law, including, without limitation, the right to amend or terminate such benefits).

9.5. Pass-Through. Any rights or arrangements necessary or useful to the operation of the Debtors' business but not otherwise addressed as a Claim or Interest, including non-exclusive or exclusive patent, trademark, copyright, maskwork or other intellectual property licenses and other executory contracts not assumable under section 365(c) of the Bankruptcy Code, shall, in the absence of any other treatment, be passed through the bankruptcy proceedings for the Debtors and the Debtors' counterparty's benefit, unaltered and unaffected by the bankruptcy filings or the Chapter 11 Cases.

9.6. Survival of Indemnification and Corporation Contribution. The obligations of the Debtors, if any, to indemnify and/or provide contribution to its current and former directors, officers, employees, managing agents, and attorneys, and such current and former directors' and officers' respective affiliates, pursuant to the Corporate Documents and/or any employment contracts, applicable statutes or other contractual obligations, in respect of all past, present and future actions, suits and proceedings against any of such directors, officers, employees, managing agents, and attorneys, based on any act or omission related to the service with, for or on behalf of the Debtors, will be deemed and treated as executory contracts that are assumed by the applicable Debtor or Reorganized Debtor pursuant to the Plan and sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification and contribution obligations will not be discharged, but will instead survive and be unaffected by entry of the Confirmation Order.

9.7. Insurance Policies. Each of the Debtors' insurance policies and any agreements, documents, or Instruments relating thereto, are treated as executory contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and Instruments relating to coverage of all insured Claims.

9.8. Modifications, Amendments, Supplements, Restatements, or Other Agreements.

(a) Unless otherwise provided in the Plan, each executory contract or unexpired lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such executory contract or unexpired lease, and all executory contracts and unexpired leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

(b) Modifications, amendments, supplements, and restatements to prepetition executory contracts and unexpired leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the executory contract or unexpired lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

9.9. Bar Date for Filing Claims for Rejection Damages. If the rejection of an executory contract or unexpired lease pursuant to the Plan gives rise to a Claim, a Proof of Claim must be served upon the Debtors and the Debtors' counsel within 30 days after the later of:

(a) notice of entry of the Confirmation Order; or

(b) such other notice that the executory contract or unexpired lease has been rejected.

Any such Claim not served within such time period will be forever barred. Each such Claim will constitute a General Unsecured Claim, to the extent such Claim is Allowed by the Bankruptcy Court.

9.10. Reservation of Rights. Nothing contained in the Plan shall constitute an admission by the Debtors that any executory contract or unexpired lease is in fact an executory contract or unexpired lease or that any of the Reorganized Debtors has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have 30 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

9.11. Nonoccurrence of Effective Date. In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code.

9.12. Contracts and Leases Entered Into After the Petition Date. Contracts and leases entered into after the Petition Date by any Debtor, including any executory contracts and unexpired leases assumed by such Debtor, will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed executory contracts and unexpired leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE X
RELEASES, INJUNCTIONS AND DISCHARGE

10.1. **Releases by the Debtors. Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, for good and valuable consideration, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, including any derivative Claims asserted or that could possibly have been**

asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors or the Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the related Disclosure Statement, the related Plan Supplement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court's finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the Claims released by this Section 10.1; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors asserting any claim or Cause of Action released pursuant to the Debtor Release.

10.2. <u>Releases by Holders of Claims</u>. **To the greatest extent permissible by law and except as otherwise provided in this Section 10.2, as of the Effective Date, each Holder of a Claim against the Debtors shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged the Third Party Releasees from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, including any derivative Claims, asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, that such entity would have been legally entitled to assert (whether individually or collectively), based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors' restructuring, the Chapter 11 Cases, the subject matter of, or the transactions or events giving rise to, any Claim that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the related Disclosure Statement, the related Plan Supplement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any**

post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval, pursuant to Bankruptcy Rule 9019, of the Third Party Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court's finding that the Third Party Release is: (1) in exchange for the good and valuable consideration provided by the Third Party Releasees; (2) a good faith settlement and compromise of the Claims released by this Section 10.2; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any Entity granting a Third Party Release from asserting any claim or Cause of Action released pursuant to the Third Party Release.

Nothing in this Third Party Release shall be deemed to release or Impair any Allowed General Unsecured Claim against the Debtors, which Allowed General Unsecured Claims against the Debtors shall be treated as set forth in Article III of the Plan.

Notwithstanding anything to the contrary in this Section 10.2, nothing in Section 10.2 shall release a Third Party Releasee from any Claims or Causes of Action relating to a violation by such party of federal, state or local securities laws.

10.3. **Mutual Releases by Released Parties. As of the Effective Date, each of the Released Parties hereby unconditionally forever releases, waives and discharges all known and unknown Causes of Action of any nature that such Released Party has asserted, may have asserted, could have asserted, or could in the future assert, directly or indirectly, against any of the other Released Parties based on any act or omission relating to the Debtors or their business operations (including, without limitation, the organization or capitalization of the Debtors or extensions of credit and other financial services and accommodations made or not made to the Debtors) or the Chapter 11 Cases on or prior to the Effective Date; provided, however, that the foregoing releases shall not apply to Causes of Action that arise post-Effective Date from obligations or rights created under or in connection with the Plan or any agreement provided for or contemplated in the Plan.**

Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval, pursuant to Bankruptcy Rule 9019, of the Mutual Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court's finding that the Mutual Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the Claims released by this Section 10.3; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any Entity granting a Mutual Release from asserting any claim or Cause of Action released pursuant to the Mutual Release.

10.4. <u>Exculpation</u>. To the greatest extent permissible by law, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Exculpated Claim or any obligation, Cause of Action, or liability for any Exculpated Claim; <u>provided</u>, <u>however</u>, that in all respects such Exculpated Parties shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to, or in connection with, the Plan. The Debtors and the Reorganized Debtors (and each of their respective affiliates, officers, directors, employees, managers, principals, agents, attorneys, financial advisors, accountants, investment bankers, consultants, representatives, and other professionals) have participated in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation of the Plan and distributions made pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

10.5. <u>Injunction</u>. Except as otherwise expressly provided in the Plan or for obligations issued pursuant to the Plan, all Entities who have held, hold, or may hold Claims or Interests that have been released pursuant to Section 10.1 or Section 10.2 hereof, discharged pursuant to Section 10.6 hereof, or are subject to exculpation pursuant to Section 10.4 hereof are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Released Parties, or the Exculpated Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of subrogation or recoupment of any kind against any obligation due from such Entities or against the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

10.5.1 <u>Violation of Injunctions</u>. Any Person injured by any willful violation of such injunction may recover actual damages, including costs and attorneys' fees and, in appropriate circumstances, may recover punitive damages from the willful violator.

10.5.2 <u>Consent to Injunctions</u>. By accepting distributions or other benefits pursuant to the Plan, each Holder of an Allowed Claim receiving distributions pursuant to the Plan shall be deemed to have specifically consented to the injunctions set forth in the Plan.

10.6. <u>Discharge of Claims and Termination of Interests</u>. Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan

or in any contract, Instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any Property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code; provided, however, that, upon the Effective Date, all Allowed General Unsecured Claims shall be Reinstated and shall not be subject to the discharge provisions of this Section 10.6. Any default by the Debtors or their affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring. This Section 10.6 also shall apply to any and all Claims against non-Debtor subsidiaries and affiliates of the Debtors on account of or relating to the Notes.

10.7. No Releases of Claims By Debtors Against Non-Debtor Subsidiaries or Joint Ventures. **Notwithstanding anything to the contrary contained in the Plan (including, without limitation, anything to the contrary contained in Sections 10.1, 10.2, 10.3, 10.4, 10.5 or 10.6 of the Plan), nothing in the Plan or the Confirmation Order shall (or shall be deemed to) constitute a waiver, release or discharge by the Debtors or Reorganized Debtors of any Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, against or relating to any non-Debtor subsidiaries or Joint Ventures.**

10.8. Releases Respecting Claims and Obligations Relating to Pension Plan. **Notwithstanding anything to the contrary contained in the Plan (including, without limitation, anything to the contrary contained in Sections 10.1, 10.2, 10.3, 10.4, 10.5 and 10.6 of the Plan) or the Confirmation Order, and for the sake of clarity, releases and any other limitations respecting the PBGC Claim and/or the liability or obligations of the Debtors or the Reorganized Debtors to the PBGC (on its own behalf, and in every other capacity in which it may now or in the future act) relating to the Pension Plan, and the extent and scope of such releases and other limitations, shall be governed by the terms of the PBGC Settlement Agreement.**

ARTICLE XI
CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

11.1. Conditions Precedent to Confirmation. It shall be a condition precedent to Confirmation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Section 11.3 hereof:

(a) the Bankruptcy Court shall have entered an order, in form and substance reasonably acceptable to the Debtors and the Requisite Supporting Noteholders, approving the adequacy of the Disclosure Statement;

(b) the Plan shall be in form and substance reasonably acceptable to the Debtors and the Requisite Supporting Noteholders;

(c) the Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably acceptable to the Debtors and the Requisite Supporting Noteholders;

(d) the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been filed with the Bankruptcy Court and the same shall be in form and substance reasonably acceptable to the Debtors and the Requisite Supporting Noteholders; and

(e) the definitive agreement (referenced in the definition of the PBGC Settlement Agreement), containing terms and conditions acceptable to the Debtors and the Requisite Supporting Noteholders, shall have been entered into and approved by the Bankruptcy Court.

11.2. Conditions Precedent to the Effective Date. It shall be a condition precedent to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Section 11.3 hereof:

(a) all conditions to Confirmation in Section 11.1 of the Plan shall have been either satisfied or waived pursuant to Section 11.3 of the Plan;

(b) the Confirmation Order shall have become a Final Order;

(c) all Supporting Professional Fee Claims, to the extent invoiced and timely submitted for payment to the Debtors, shall have been paid in full in Cash;

(d) the New First Lien Notes and any and all agreements and documents relating thereto shall have been executed, issued and delivered by the Reorganized Debtors;

(e) all actions, documents, certificates, and agreements necessary to implement the Plan, including documents contained in the Plan Supplement, shall have been effected or executed and delivered, as the case may be, to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws;

(f) (i) unless increased pursuant to a written agreement with the Requisite Supporting Noteholders, the aggregate amount of Allowed General Unsecured Claims shall not exceed the General Unsecured Claims Cap; and (ii) if the aggregate amount of Allowed General Unsecured Claims exceeds the General Unsecured Claims Cap (as same may be increased pursuant to a written agreement with the Requisite Supporting Noteholders), then the treatment of Allowed General Unsecured Claims shall be as otherwise agreed upon by the Debtors and the Requisite Supporting Noteholders, failing which the Requisite Supporting Noteholders shall have the right to terminate the Plan Support Agreement pursuant to its terms;

(g) the Holdback Escrow Account shall have been fully funded as required pursuant to the Plan;

(h) the PBGC Settlement Agreement, containing terms and conditions acceptable to the Debtors and the Requisite Supporting Noteholders, shall have become effective; and

(i) a distress or involuntary termination of the Pension Plan shall have become effective with a termination date established under ERISA that shall be acceptable to the Debtors and the Requisite Supporting Noteholders.

11.3. Waiver of Conditions. The conditions to Confirmation and the Effective Date set forth in this Article XI may be waived by the Debtors without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan; provided, however, that the Debtors shall not waive any such conditions without the prior written consent of the Requisite Supporting Noteholders.

11.4. Effect of Failure of Conditions. If Consummation does not occur, the Plan shall be null and void in all respects, and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by the Debtors, any Holders of Claims or Interests, or any other Entity; (2) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity in any respect.

11.5. Substantial Consummation. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

ARTICLE XII
RETENTION OF JURISDICTION

12.1. Retention of Jurisdiction. Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the Plan's Confirmation and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction (except with respect to the purposes described under clauses (a) and (n) below, with respect to which jurisdiction shall not be exclusive) over all matters arising out of or related to the Chapter 11 Cases and the Plan, to the fullest extent permitted by law, including jurisdiction to:

(a) determine any and all objections to the allowance of Claims or Interests;

(b) determine any and all motions to estimate Claims at any time, regardless of whether the Claim to be estimated is the subject of a pending objection, a pending appeal, or otherwise;

(c) determine any and all motions to subordinate Claims or Interests at any time and on any basis permitted by applicable law;

(d) hear and determine all Administrative Expense Claims;

(e) hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which one or more of the Debtors are parties or with respect to which a one or more of the Debtors may be liable, including, if necessary, the nature or amount of any required cure or the liquidation of any Claims arising therefrom;

(f) hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases;

(g) enter such orders as may be necessary or appropriate in aid of the Consummation hereof and to execute, implement, or consummate the provisions hereof and all contracts, Instruments, releases, and other agreements or documents created in connection with the Plan or the Confirmation Order;

(h) hear and determine disputes arising in connection with the interpretation, implementation, Consummation, or enforcement hereof and all contracts, Instruments, and other agreements executed in connection with the Plan;

(i) hear and determine any request to modify the Plan or to cure any defect or omission or reconcile any inconsistency herein or any order of the Bankruptcy Court;

(j) issue and enforce injunctions or other orders, or take any other action that may be necessary or appropriate to restrain any interference with or compel action for the implementation, Consummation, or enforcement hereof or the Confirmation Order;

(k) enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

(l) hear and determine any matters arising in connection with or relating to the Plan, the Confirmation Order or any contract, Instrument, release, or other agreement or document created in connection with the Plan or the Confirmation Order;

(m) enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

(n) recover all assets of the Debtors and Property of the Debtors' Estates, wherever located;

(o) hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(p) enforce the terms of the PBGC Settlement Agreement (including the releases provided therein) and hear and determine any matters arising in connection therewith;

(q) hear and determine all disputes involving the existence, nature, or scope of the discharge of the Debtors;

(r) hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code;

(s) hear and determine all other motions, applications and contested or litigated matters which were pending but not resolved as of the Effective Date including, without limitation, any motions, applications and contested or litigated matters to sell or otherwise dispose of assets and/or grant related relief; and

(t) enter a final decree closing the Chapter 11 Cases.

ARTICLE XIII
MISCELLANEOUS PROVISIONS

13.1. Immediate Binding Effect. Subject to Section 11.2 hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring Property under the Plan, and any and all parties to executory contracts and unexpired leases with the Debtors.

13.2. Effectuating Documents; Further Transactions. The Debtors or the Reorganized Debtors (as the case may be) are authorized to execute, deliver, file, or record such contracts, Instruments, releases, indentures, and other agreements or documents, and take such actions, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The secretary or any assistant secretary of the Debtors or the Reorganized Debtors is authorized to certify or attest to any of the foregoing actions.

13.3. Payment of Statutory Fees. All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the Reorganized Debtors (or the Disbursing Agent on behalf of each of the Reorganized Debtors) for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

13.4. Dissolution of Any Statutory Committee. On the Effective Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve, and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by any statutory committees after the Effective Date.

13.5. Entire Agreement. On the Effective Date, except as otherwise indicated, the Plan and the Plan Supplement shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

13.6. Exhibits. All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are filed, copies of such exhibits and documents shall be available upon written request to the Debtors' counsel at the address below or by downloading such exhibits and documents from the Debtors' restructuring website at http://www.donlinrecano.com/wti or the Bankruptcy Court's website at www.deb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

13.7. Exemption From Certain Transfer Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from the Debtors to the Reorganized Debtors or any other Person or Entity pursuant to or in connection with the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing Instruments or other documents without the payment of any such tax or governmental assessment.

13.8. Amendment, Modification and Severability of Plan Provisions. If, prior to Confirmation, any term or provision hereof is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions hereof shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision hereof, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

(a) The Plan may be amended or modified before the Effective Date by the Debtors to the extent provided by section 1127 of the Bankruptcy Code; provided, however, that any such amendment or modification shall be in form and substance reasonably acceptable to the Requisite Supporting Noteholders.

(b) The Debtors reserve the right to modify or amend the Plan upon a determination by the Bankruptcy Court that the Plan, in its current form, is not confirmable pursuant to section 1129 of the Bankruptcy Code. To the extent such a modification or amendment is permissible under section 1127 of the Bankruptcy Code, without the need to resolicit acceptances, the

Debtors reserve the right to sever any provisions of the Plan that the Bankruptcy Court finds objectionable.

(c) The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if Confirmation does not occur, then the Plan shall be null and void, and nothing contained in the Plan shall: (1) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors; or (2) prejudice in any manner the rights of the Debtors in any further proceedings.

13.9. Withholding and Reporting Requirements. In connection with the Plan and all distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements.

13.10. Closing of Chapter 11 Cases. The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

13.11. Conflicts. To the extent that any provision of the Disclosure Statement, the Plan Supplement, or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control.

13.12. Notices to Debtors. Any notice, request, or demand required or permitted to be made or provided to or upon a Debtor or a Reorganized Debtor hereunder shall be (i) in writing, (ii) served by (a) certified mail, return receipt requested, (b) hand delivery, (c) overnight delivery service, (d) first class mail, or (e) facsimile transmission, and (iii) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

WOLVERINE TUBE, INC.
2100 Market Street N.E.
Decatur, AL 35601
Attn: Harold Karp
Telephone: (256) 580-3960
Facsimile: (256) 580-3996

with a copy to:

COZEN O'CONNOR, P.C.
1201 North Market Street, Suite 1400
Wilmington, DE 19801
Attn: Mark E. Felger
Telephone: (302) 295-2087
Facsimile: (302) 295-2013

13.13. Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtors, all present and former Holders of Claims against and Interests in the Debtors, their respective successors and assigns, including the Reorganized Debtors, and all other parties-in-interest in the Chapter 11 Cases.

13.14. No Admissions. Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed as an admission by the Debtors with respect to any matter set forth herein including, without limitation, liability on any Claim.

13.15. Allocation of Distributions Between Principal and Interest. To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for federal income tax purposes, be allocated to the principal amount of the Claim first, and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

[SIGNATURE PAGE FOLLOWS]

13.16. Headings. Headings are used in the Plan for convenience and reference only, and shall not constitute a part of the Plan for any other purpose.

Dated: April 15, 2011

WOLVERINE TUBE, INC., *et al.*,
Debtors and Debtors in Possession

By: ______________________
Harold Karp
President and Chief Operating Officer

COZEN O'CONNOR, P.C.

By: ______________________
Mark E. Felger

Chase Manhattan Centre
1201 North Market Street
Suite 1400
Wilmington, Delaware 19801
Telephone: (302) 295-2087
Facsimile: (302) 295-2013

Counsel for Debtors and Debtors in Possession

PROSKAUER ROSE LLP
Scott K. Rutsky
Eleven Times Square
New York, New York 10036-8299
Telephone: (212) 969-3000
Facsimile: (212) 969-2900

Special Corporate and Tax Counsel for
Debtors and Debtors in Possession

EXHIBIT "A"

Wolverine Tube, Inc., *et al.*, Case No. 10-13522(PJW)
Memorandum of Understanding
April 8, 2011

THIS MEMORANDUM OF UNDERSTANDING ("MOU") SETS FORTH THE KEY BUSINESS TERMS OF A SETTLEMENT TO BE INCORPORATED INTO A FINAL AND DEFINITIVE AGREEMENT AND SIGNED BY THE PARTIES HERETO (THE "DEFINITIVE AGREEMENT") AMONG WOLVERINE TUBE, INC. ("WOLVERINE") AND EACH OF THE OTHER DOMESTIC OR FOREIGN MEMBERS OF WOLVERINE'S CONTROLLED GROUP (COLLECTIVELY, WITH WOLVERINE, THE "WOLVERINE CONTROLLED GROUP"), ON THE ONE HAND, AND THE PENSION BENEFIT GUARANTY CORPORATION ("PBGC"), ON THE OTHER HAND, WITH RESPECT TO ALL LIABILITIES THAT ANY MEMBER OF THE WOLVERINE CONTROLLED GROUP MAY HAVE UNDER TITLES I AND IV OF ERISA (OTHER THAN FOR FIDUCIARY BREACHES) IN CONNECTION WITH THE WOLVERINE TUBE INC. RETIREMENT PLAN (THE "PENSION PLAN"). IT IS PRESUMED THAT THE TERMS OUTLINED HEREIN WILL BE INCLUDED IN THE DEFINITIVE AGREEMENT, AND THAT THE DEFINITIVE AGREEMENT WILL BE INCORPORATED INTO THE PLAN OF REORGANIZATION (THE "CHAPTER 11 PLAN") FILED BY WOLVERINE AND ITS AFFILIATED DEBTORS-IN-POSSESSION (THE "DEBTORS") IN THE ABOVE-REFERENCED CHAPTER 11 CASES (THE "WOLVERINE BANKRUPTCY"). NOTHING HEREIN IS OR SHALL BE DEEMED A SOLICITATION OF VOTES ON ANY CHAPTER 11 PLAN.

1. Payments to PBGC.[1] Subject to earlier pre-payment as provided in paragraph 2, PBGC shall receive the following payments from Wolverine:

a. $4.00 million to be paid on the 12 month anniversary of Wolverine's emergence from bankruptcy (the "Effective Date"). Wolverine to use best efforts to sell its Wolverine Tube Europe NV ("Netherlands Entity") within 12 months from Effective Date and if sold within that time, PBGC instead to receive $3.75 million of the foregoing $4 million upon closing of such sale, with balance (i.e., $250,000) to be paid on 12 month anniversary of Effective Date;

b. $1.50 million to be paid on 21 month anniversary of Effective Date;

c. $1.50 million to be paid on 33 month anniversary of Effective Date;

---

[1] The parties' obligations under the Definitive Agreement shall be contingent on a distress or involuntary termination of the Pension Plan, with an agreed termination date established under ERISA, and the appointment of PBGC as a statutory trustee of the Pension Plan. In addition, the parties' obligations are contingent on the Debtors' Chapter 11 Plan becoming effective.

d. $1.75 million to be paid on 45 month anniversary of Effective Date;

e. $1.75 million to be paid on 57 month anniversary of Effective Date;

f. $1.75 million to be paid on 69 month anniversary of Effective Date;

g. $1.75 million to be paid on 84 month anniversary of Effective Date;

h. $1.75 million to be paid on 96 month anniversary of Effective Date;

i. $1.75 million to be paid on 108 month anniversary of Effective Date;

j. $1.75 million to be paid on 120 month anniversary of Effective Date;

k. $0.75 million to be paid on 132 month anniversary of Effective Date.

2. Prepayment. Wolverine may prepay its obligations at any time and from time to time without penalty or premium provided that any prepayment to PBGC shall be calculated, as of such prepayment date, on a net present value basis using a discount rate of 8.50% (i.e., the then remaining payment stream discounted to such prepayment date at 8.50%). Notwithstanding the foregoing, if Wolverine prepays the entire remaining balance on or before the 57 month anniversary of the Effective Date, the payment set forth in item 1(k) shall be eliminated and PBGC shall instead receive the equivalent of the then remaining payment stream discounted to such date of payment at 8.50%. In the event of a partial prepayment by Wolverine, the back end payments set forth in paragraph 1 (commencing in inverse order from item 1(k)), shall be automatically adjusted to maintain the net present value of the payments to PBGC as contemplated herein.

3. Liquidity Event Payment. If a Liquidity Event (as defined in the Chapter 11 Plan) occurs, Wolverine to prepay all remaining amounts then owing to PBGC in accordance with the prepayment provisions set forth in paragraph 2 above.

4. Release of Liens; New Equity Pledge. As soon as practicable after the Effective Date, PBGC to release all present liens and lien rights relating to the Pension Plan. PBGC to be granted a direct pledge of the 49.9% equity interest in the Netherlands Entity owned by Wolverine Tube Canada Limited Partnership, such pledge to be superior to any and all other pledges thereon and to be released upon the earlier of (i) the closing of the sale of the Netherlands' Entity and concurrent payment to PBGC of $3.75 million as per paragraph 1(a), or (ii) absent a sale of the Netherlands Entity, the payment to PBGC of $4.0 million as per paragraph 1(a).

5. Grant of New Common Stock. In addition to the payments described above, PBGC will receive five percent (5%) of the New Common Stock (as defined in the Chapter 11 Plan) subject to dilution for additional shares of New Common Stock to be issued pursuant to the New Management Stock Incentive Plan (as defined in the Chapter 11 Plan) and any future issuance of New Common Stock.

6. Dividends. Until the PBGC obligation set forth in paragraph 1 is either fully prepaid or repaid, Wolverine shall not be permitted to pay cash dividends to stockholders to the extent that, as of any dividend payment date, such dividends would exceed the aggregate of the payments made as of such date to the PBGC, provided that, after the third anniversary of the Effective Date, Wolverine may pay cash dividends to stockholders, in the aggregate of up to $2 million in excess of the aggregate of the payments made to the PBGC as of that date.

7. Secured Indebtedness. In addition to indebtedness contemplated by the Chapter 11 Plan, Wolverine shall be permitted to incur other secured indebtedness following the Effective Date to fund the Company's business operations including, but not limited to, indebtedness required for working capital purposes, secured credit facilities, capital expenses and leases, hedging, investment in business operations, and growth of operations. To be clear, Wolverine cannot incur indebtedness if the proceeds thereof are to be used to pay dividends to its shareholders or repurchase stock.

8. Financial Information. Wolverine to provide quarterly financial statements to PBGC within 45 days after the end of each fiscal quarter, and annual financial statements within 120 days after the end to each fiscal year, or as soon as practicable thereafter as such financial statements become available. In addition, Wolverine will provide other customary reporting to the PBGC including, but not limited to, notice of default under any debt obligations of Wolverine or its subsidiaries.

9. Releases. Subject to mutually acceptable language in the Definitive Agreement, PBGC, on its own behalf, and in every other capacity in which it may now or in the future act, to agree to grant releases to Wolverine, the members of the Wolverine Controlled Group, Wolverine's noteholders, and their respective officers, directors, shareholders, managing agents, members, successors and assigns, from any claims, liability or obligations relating to the Pension Plan except for any liability arising as a result of a violation of fiduciary obligations to the Pension Plan.

10. Cross-Acceleration to New Notes. The obligations to PBGC set forth herein shall be cross-accelerated to any acceleration of the new senior secured notes to be issued under the Chapter 11 Plan.

[*signature page follows*]

MOU Terms Acknowledged:

Wolverine Tube, Inc., et al.
Debtors and Debtors-in-Possession

By: [signature]
Name: HAROld Karp
Title: President & COO
Date: April 8, 2011

Pension Benefit Guaranty Corporation

By: Michael Rae
Name: MICHAEL RAE
Title: ACTING CHIEF INSURANCE PROGRAM OFFICER
Date: APRIL 8, 2011

EXHIBIT "B"

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	:	Chapter 11
	:	
WOLVERINE TUBE, INC., *et al.*,[1]	:	Case No. 10-13522 (PJW)
	:	
Debtors.	:	(Jointly Administered)
	:	**RE: D.I. 100**

ORDER (A) APPROVING DISCLOSURE STATEMENT; (B) ESTABLISHING VOTING RECORD DATE, VOTING DEADLINE, AND OTHER DATES; (C) APPROVING PROCEDURES FOR SOLICITING, RECEIVING, AND TABULATING VOTES ON PLAN AND FOR FILING OBJECTIONS TO PLAN; AND (D) APPROVING MANNER AND FORMS OF NOTICE AND OTHER RELATED DOCUMENTS

Upon the motion (the "Motion")[2] of the Debtors for entry of an order (the "Disclosure Statement Approval Order"); (a) approving the Disclosure Statement; (b) establishing the Voting Record Date (as defined below), Voting Deadline (as defined below), and other dates; (c) approving the Solicitation and Voting Procedures; and (d) approving the manner and forms of notices and other related documents, all as more fully set forth in the Motion; and the Court having found that the Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334; and the Court having found that this is a core proceeding pursuant to 28 U.S.C. § 157(b)(2); and the Court having found that venue of this proceeding and the Motion in this district is proper pursuant to 28 U.S.C. §§ 1408 and 1409; and the Court having found that the relief requested in the Motion is in the best interests of the Debtors' estates, their creditors, and other parties in interest; and the Court having found that the Debtors provided appropriate notice

[1] The Debtors in these chapter 11 cases, along with the last four digits of each Debtor's federal tax identification number, are: Wolverine Tube, Inc. (0812), Tube Forming, L.P. (3323), Wolverine Joining Technologies, LLC (1600), WT Holdings Company, Inc. (4984), and TF Investor Inc. (8048). The Debtors' corporate headquarters and the mailing address for each Debtor is 200 Clinton Avenue West, 10th Floor, Huntsville, Alabama 35801.

[2] Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Motion.

of the Motion and the opportunity for a hearing on the Motion under the circumstances; and the Court having reviewed the Motion and having heard the statements in support of the relief requested therein at a hearing before the Court (the "Hearing"); and the Court having determined that the legal and factual bases set forth in the Motion and at the Hearing establish just cause for the relief granted herein; and upon all of the proceedings had before the Court; and after due deliberation and sufficient cause appearing therefor, it is HEREBY ORDERED THAT:

1. The Motion is granted as set forth herein.

I. Approval of the Disclosure Statement and Notice of Hearing.

2. The First Amended Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code for the First Amended Joint Plan of Reorganization of Wolverine Tube, Inc. and Its Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code, as Modified, filed on April 15, 2011 (the "Amended Disclosure Statement") is hereby approved pursuant to section 1125 of the Bankruptcy Code as providing Holders of Claims entitled to vote to accept or reject the Plan with adequate information to make an informed decision as to whether to vote to accept or reject the Plan in accordance with section 1125(a)(1) of the Bankruptcy Code.

3. The Disclosure Statement Hearing Notice, attached hereto as **Exhibit 1**, filed by the Debtors and served upon parties in interest in these Chapter 11 cases on December 16, 2010, constitutes adequate and sufficient notice of the hearing to consider approval of the Amended Disclosure Statement, the manner in which a copy of the Amended Disclosure Statement (and exhibits thereto, including the Plan) could be obtained, and the time fixed for filing objections thereto, in satisfaction of the requirements of the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Bankruptcy Rules.

4. The Amended Disclosure Statement (including all applicable exhibits thereto) provides Holders of Claims, Holders of Interests, and other parties in interest with sufficient

notice of the injunction, exculpation, and release provisions contained in Article X of the Plan (including the third-party release set forth in Section 10.2 of the Plan), in satisfaction of the requirements of Bankruptcy Rule 3016(c).

II. Approval of the Timeline for Soliciting Votes, Voting on the Plan, and for Filing Objections to the Plan.

5. The following dates are hereby established (subject to modification as needed) with respect to the solicitation of votes to accept the Plan, voting on the Plan, objecting to the Plan, and Confirmation:

a. **Voting Record Date**: **April 15, 2011** (or as soon as reasonably practicable thereafter) is the date as of which the Debtors shall determine: (i) which Holders of Claims (including Beneficial Holders) are entitled to vote to accept or reject the Plan (*i.e.*, except as otherwise provided in the Solicitation and Voting Procedures, only Holders of Claims as of this date are entitled to vote to accept or reject the Plan) and (ii) whether Claims have been properly assigned or transferred pursuant to Bankruptcy Rule 3001(e) such that the assignee can vote as the Holder of the respective Claim (the "Voting Record Date");

b. **Solicitation Deadline**: The Debtors shall distribute Solicitation Packages to Holders of Claims entitled to vote to accept or reject the Plan, and to Nominees, as applicable, no later than **April 22, 2011** (the "Solicitation Deadline");

c. **Publication Notice**: The Debtors shall publish the Confirmation Hearing Notice (in a format modified for publication, as necessary) on one occasion not later than **April 22, 2011**, in The Wall Street Journal;

d. **Filing of the Plan Supplement**: The Debtors shall file the Plan Supplement with the Court and serve a notice upon parties entitled to notice in these Chapter 11 cases which will (i) inform parties that the Debtors filed the Plan Supplement, (ii) list the information contained in the Plan Supplement, and (iii) explain how parties may obtain copies of the Plan Supplement no later than ten days prior to the Voting Deadline;

e. **Voting Deadline**: All Holders of Claims entitled to vote to accept or reject the Plan (or their Nominees, as applicable) and who choose to vote to accept or reject the Plan must properly execute, complete, and deliver their respective Ballots such that they are **actually received** by the Debtors' Balloting Agent on or before **May 23, 2011 at 5:00 p.m., prevailing Eastern Time** (the "Voting Deadline");

f. **Plan Objection Deadline**: Objections, if any, to the Confirmation of the Plan must be filed with the Court and served upon the Notice Parties (defined below) in accordance with the Solicitation and Voting Procedures set forth in the Motion such that they are **actually received** on or before **May 23, 2011 at 5:00 p.m., prevailing Eastern Time** (the "Plan Objection Deadline");

g. **Filing the Voting Report**: The Voting Report must be filed with the Court no later than two business days prior to the Confirmation Hearing Date; and

h. **Confirmation Hearing Date**: The hearing at which the Court will consider Confirmation of the Plan (the "Confirmation Hearing") will commence at **2:00 p.m., prevailing Eastern Time, on June 2, 2011**.

III. Approval of Solicitation Materials and Solicitation Packages.

6. In addition to the Amended Disclosure Statement and exhibits thereto, including the Plan and this Disclosure Statement Approval Order (once entered, excluding the exhibits thereto), the solicitation materials (each, a "Solicitation Package," and collectively, the "Solicitation Packages") to be transmitted on or before the Solicitation Deadline to those Holders of Claims in the Voting Classes entitled to vote to accept or reject the Plan as of the Voting Record Date (and to Nominees, as applicable), shall include the following, the form of each of which is hereby approved:

a. the Beneficial Holder Ballot and the Master Ballot, substantially in the forms attached hereto as **Exhibit 2** and incorporated by reference herein;[3]

b. the Class 5 Ballot, substantially in the form attached hereto as **Exhibit 3** and incorporated by reference herein;

c. the cover letter from the Debtors (the "Cover Letter") to Holders of Claims in the Voting Classes urging such parties to vote in favor of the Plan, substantially in the form attached hereto as **Exhibit 4** and incorporated by reference herein; and

[3] The Debtors will make every reasonable effort to ensure that any Holder of a Claim who has filed duplicate Claims against the Debtors (whether against the same or multiple Debtors) that are classified under the Plan in the same voting Class, receive no more than one Solicitation Package (and, therefore, one Ballot or Beneficial Holder Ballot) on account of such Claim and with respect to that Class.

d. the Confirmation Hearing Notice, substantially in the form attached hereto as **Exhibit 5** and incorporated by reference herein.

7. The Solicitation Packages provide Holders of Claims entitled to vote to accept or reject the Plan with adequate information to make informed decisions with respect to voting on the Plan in accordance with Bankruptcy Rules 2002(b) and 3017(d), the Bankruptcy Code, and the Local Bankruptcy Rules.

IV. Approval of the Solicitation and Voting Procedures.

8. The Debtors are authorized to solicit, receive, and tabulate votes to accept the Plan in accordance with the Voting and Tabulation Procedures and the Beneficial Holder Tabulation Procedures fully set forth herein, which are hereby approved in their entirety; *provided, however,* that the Debtors reserve the right to amend or supplement the Solicitation and Voting Procedures set forth in the Motion and this Order where, in the Debtors' best judgment, doing so would better facilitate the solicitation process.

9. The Debtors are authorized to use the following Voting and Tabulation Procedures:

a. Votes Not Counted: The following Ballots will not be counted or considered for any purpose in determining whether the Plan has been accepted or rejected:

i. any Ballot that is illegible or contains insufficient information to permit the identification of the Holder of the Claim;

ii. any Ballot cast by an entity that (A) does not hold a Claim in a Class that is entitled to vote to accept or reject the Plan or (B) is not otherwise entitled to vote pursuant to the procedures described herein;

iii. any Ballot sent to the Debtors, the Debtors' agents/representatives (other than the Balloting Agent), the Note Trustee for the Notes, or the Debtors' financial or legal advisors;

iv. any inconsistent duplicate Ballots that are simultaneously cast with respect to the same claim;

v. any Ballot transmitted to the Balloting Agent by facsimile, e-mail or other means not specifically approved herein;

vi. any unsigned Ballot;

vii. any Ballot that does not contain an original signature; or

viii. any Ballot not marked to accept or reject the Plan or marked both to accept and reject the Plan.

b. Rejected Ballots: Except as otherwise provided herein and subject to any contrary order of the Court, unless the Ballot being furnished is timely submitted on or prior to the Voting Deadline, the Debtors shall reject such Ballot as invalid and, therefore, decline to count it in connection with Confirmation of the Plan; furthermore, the Debtors reserve the right to reject any and all Ballots not in proper form, the acceptance of which, in the opinion of the Debtors, would not be in accordance with the provisions of the Bankruptcy Code or the Bankruptcy Rules.

c. Multiple Ballots: If multiple Ballots are received from the same Holder of a Claim with respect to the same Claim prior to the Voting Deadline, or if multiple Beneficial Holder Ballots are received by a Nominee for a Beneficial Holder with respect to the same Claim prior to the Voting Deadline, or if multiple Master Ballots are received from the same Nominee with respect to the same Claim prior to the Voting Deadline, the latest dated, validly executed Ballot timely received shall count for voting purposes, subject to contrary order of the Court; *provided, however* that in instances where ambiguity exists with respect to which Ballot was the latest dated, the Balloting Agent has the right to contact the respective Holder or Nominee to determine such Holder's or Nominee's intent and calculate the vote according thereto.

d. No Vote-Splitting: Holders must vote all of their Claims within a particular Class either to accept or reject the Plan and may not split any such votes. Accordingly, any Ballot that partially rejects and partially accepts the Plan will not be counted. Further, if a Holder has multiple Claims within the same Class, the Debtors may, in their discretion, aggregate the Claims of any particular Holder within a Class for the purpose of counting votes.

e. Defective Ballots: The Debtors, subject to contrary order of the Court, may waive any defects or irregularities as to any particular Ballot at any time, either before or after the Voting Deadline; *provided, however,* that:

i. any such waivers shall be documented in the Voting Report;

ii. neither the Debtors, nor any other entity, will be under any duty to provide notification of such defects or irregularities other than as

provided in the Voting Report, nor will any of them incur any liability for failure to provide such notification; and

iii. unless waived by the Debtors, subject to contrary order of the Court, any defects or irregularities associated with the delivery of Ballots must be cured prior to the Voting Deadline or such Ballots will not be counted.

f. Lack of Good Faith Designation: In the event a designation for lack of good faith is requested by a party in interest under section 1126(e) of the Bankruptcy Code, the Court will determine whether any vote to accept and/or reject the Plan cast with respect to that Claim will be counted for purposes of determining whether the Plan has been accepted and/or rejected by such Claim.

10. The Debtors are authorized to use the following Beneficial Holder Tabulation Procedures:

a. Record Date Amounts. Votes cast by Beneficial Holders through Nominees will be applied to the applicable positions held by such Nominees in Class 3 as of the Voting Record Date, as evidenced by the record and depository listings. Votes submitted by a Nominee, whether pursuant to a Master Ballot or pre-validated Beneficial Holder Ballot, will not be counted in excess of the amount of Note Claims held by such Nominee as of the Voting Record Date.

b. Over-Votes. If conflicting votes or "over-votes" are submitted by a Nominee, whether pursuant to a Master Ballot or pre-validated Beneficial Holder Ballot, the Debtors will use reasonable efforts to reconcile discrepancies with the Nominees. If over-votes on a Master Ballot or pre-validated Beneficial Holder Ballot are not reconciled prior to the preparation of the vote certification, the Debtors shall apply the votes to accept and to reject the Plan in the same proportion as the votes to accept and to reject the Plan submitted on the Master Ballot or pre-validated Beneficial Holder Ballot that contained the over-vote, but only to the extent of the Nominee's position in Class 3.

c. Principal Amount Voted. For purposes of tabulating votes, each Beneficial Holder will be deemed to have voted the principal amount of its Note Claim (although any principal amounts shall be adjusted by the Balloting Agent to reflect the amount of the Claim actually voted, including prepetition interest).

d. Multiple Master Ballots. A single Nominee may complete and deliver to the Balloting Agent multiple Master Ballots. Votes reflected on multiple Master Ballots will be counted, except to the extent that they are

duplicative of other Master Ballots. If two or more Master Ballots are inconsistent, the latest dated Master Ballot received prior to the Voting Deadline will, to the extent of such inconsistency, supersede and revoke any prior Master Ballot; *provided, however,* that in instances where ambiguity exists with respect to which Master Ballot was the latest dated, the Balloting Agent has the right to contact the respective Nominee to determine their intent and calculate the vote according thereto.

e. Beneficial and Master Ballots Not Counted. Any Beneficial Holder Ballot cast by a Beneficial Holder holding securities in "street name" that is not pre-validated, but is nevertheless sent by a Beneficial Holder directly to the Balloting Agent, will not be counted.

11. The Debtors shall cause to be distributed Solicitation Packages to all Holders of Claims entitled to vote to accept or reject the Plan in accordance with the Motion in satisfaction of the requirements of the Bankruptcy Code, the Bankruptcy Rules, and the Local Bankruptcy Rules.

12. The Debtors are authorized, but not directed or required, to distribute the Plan, the Amended Disclosure Statement, and the Disclosure Statement Approval Order to Holders of Claims entitled to vote to accept or reject the Plan (or to Nominees, as applicable) in CD-ROM format. The Ballots, as well as the Cover Letter and the Confirmation Hearing Notice, will only be provided in paper.

13. On or before the Solicitation Deadline, the Debtors shall provide (a) complete Solicitation Packages (excluding Ballots) to the Office of the United States Trustee for the District of Delaware, the Note Trustee and counsel for the Ad Hoc Group and (b) the Disclosure Statement Approval Order (excluding the exhibits thereto) and the Confirmation Hearing Notice to all parties who have filed requests for notices under Bankruptcy Rule 2002 as of the Voting Record Date.

14. Any party who receives a CD-ROM, but who would prefer paper format, may contact the Balloting Agent and request paper copies of the corresponding materials previously received in CD-ROM format, which will then be provided at the Debtors' expense.

15. Except to the extent the Debtors determine otherwise, the Debtors are not required to provide Solicitation Packages to Holders of Claims in Non-Voting Classes, as such Holders are not entitled to vote to accept or reject the Plan. Instead, on or before the Solicitation Deadline, the Balloting Agent shall mail (first-class postage prepaid) parties who are not entitled to vote to accept or reject the Plan the following notice of non-voting status in lieu of Solicitation Packages, the form of each of which is hereby approved:

a. Holders of Claims in Classes 1, 2, and 4 and Interests in Class 9 which are all Unimpaired under the Plan and, therefore, are conclusively presumed to have accepted the Plan, shall receive the notice substantially in the form attached hereto as **Exhibit 6** and incorporated by reference herein;

b. Holders of Interests in Classes 6 and 7 and Claims in Class 8 who are receiving no distribution under the Plan and, therefore, are deemed to reject the Plan, shall receive the notice substantially in the form attached hereto as **Exhibit 7** and incorporated by reference herein; and

c. Counterparties to the Debtors' executory contracts and unexpired leases to be assumed shall receive the notice substantially in the form attached hereto as **Exhibit 8** and incorporated by reference herein.

16. The Debtors are not required to mail Solicitation Packages or other solicitation materials to Holders of Claims that have already been paid in full during these Chapter 11 cases or that are authorized to be paid in full in the ordinary course of business pursuant to an order previously entered by this Court.

17. The Debtors shall be excused from mailing Solicitation Packages to those Entities to whom the Debtors mailed a notice regarding the Disclosure Statement Hearing and received a notice from the United States Postal Service or other carrier that such notice was undeliverable unless such Entity provides the Debtors, through the Balloting Agent, an accurate address not

less than ten calendar days prior to the Solicitation Date. If an Entity has changed its mailing address after the Petition Date, the burden is on such Entity, not the Debtors, to advise the Debtors and the Balloting Agent of the new address.

18. All votes to accept or reject the Plan must be clearly set forth on the appropriate Ballot, each of which must be properly executed, completed, and delivered in accordance with and pursuant to the Solicitation and Voting Procedures set forth in the Motion (the applicable provisions of which are also included in the instructions accompanying each Ballot) so that all Ballots are **actually received** on or before the Voting Deadline by the Balloting Agent.[4]

19. Any Ballots received after the Voting Deadline may be counted only in the sole and absolute discretion of the Debtors.

20. Objections to the Plan will not be considered by the Court unless such objections are timely filed and properly served in accordance with this Disclosure Statement Approval Order. Specifically, all objections to Confirmation of the Plan or requests for modifications to the Plan, if any, must: (a) be in writing; (b) conform to the Bankruptcy Rules, the Local Bankruptcy Rules, and any orders of the Court; (c) state the name and address of the objecting party and the amount and nature of the Claim or Interest of such Entity; (d) state with particularity the basis and nature of any objection to the Plan and, if practicable, a proposed modification to the Plan that would resolve such objection; and (e) be filed, contemporaneously with a proof of service, with the Court and served so that it is **actually received** on or prior to the Plan Objection Deadline by the following parties (collectively, the "Notice Parties"):

[4] Beneficial Holder Ballots that are not pre-validated must be returned by Beneficial Holders to their respective Nominees on or before such date as determined by the Nominee and indicated on the Beneficial Holder Ballots that affords Nominees sufficient time to compile, validate, and summarize votes and other information contained on Beneficial Holder Ballots onto the Master Ballots and deliver such completed Master Ballots to the Balloting Agent on or before the Voting Deadline in accordance with the procedures discussed in detail herein.

COZEN O'CONNOR. 1201 North Market Street, Suite 1400 Wilmington, Delaware 19801 Attention: Mark E. Felger Email address: mfelger@cozen.com ***Counsel for the Debtors***
PROSKAUER ROSE LLP Eleven Times Square New York, New York 10036 Attention: Scott K. Rutsky Email address: srutsky@proskauer.com ***Special Corporate and Tax Counsel for the Debtors***
SIDLEY AUSTIN LLP One South Dearborn Chicago, Illinois 60603 Attention: Matthew A. Clemente Email address: mclemente@sidley.com ***Counsel for the Ad Hoc Group***
THE OFFICE OF THE UNITED STATES TRUSTEE **FOR THE DISTRICT OF DELAWARE** Attention: Richard L. Schepacarter 844 King Street, Suite 2207 Wilmington, Delaware 19801

21. Nothing in this Disclosure Statement Approval Order shall be construed as a waiver of the right of the Debtors or other party in interest, as applicable, to object to a Proof of Claim after the Voting Record Date.

22. All time periods set forth in this Disclosure Statement Approval Order shall be calculated in accordance with Bankruptcy Rule 9006(a).

23. The Debtors are authorized to take all actions necessary to effectuate the relief granted pursuant to this Disclosure Statement Approval Order in accordance with the Motion.

24. The terms and conditions of this Disclosure Statement Approval Order shall be immediately effective and enforceable upon its entry.

Dated: April ___, 2011

____
Hon. Peter J. Walsh
United States Bankruptcy Judge

EXHIBIT 1

Disclosure Statement Hearing Notice

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	:	Chapter 11
	:	
WOLVERINE TUBE, INC., *et al.*,[1]	:	Case No. 10-13522 (PJW)
	:	
Debtors.	:	(Jointly Administered)

NOTICE OF DISCLOSURE STATEMENT HEARING

TO: ALL HOLDERS OF CLAIMS, HOLDERS OF INTERESTS, AND PARTIES IN INTEREST IN THE ABOVE-CAPTIONED CHAPTER 11 CASES

PLEASE TAKE NOTICE THAT on November 15, 2010, the above-captioned debtors and debtors in possession (collectively, the "Debtors") filed (i) the *Joint Plan of Reorganization of Wolverine Tube, Inc. and its Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code* (as may be amended from time to time, the "Plan") and (ii) the *Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code for the Joint Plan of Reorganization of Wolverine Tube, Inc. and its Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code* (the "Disclosure Statement").[2]

PLEASE TAKE FURTHER NOTICE THAT a hearing will held before the Honorable Peter J. Walsh, United States Bankruptcy Judge, on December 21, 2010 at 9:30 a.m. prevailing Eastern Time, in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), 824 Market Street, 6th Floor, Courtroom No. 2, Wilmington, Delaware 19801-3024 (the "Disclosure Statement Hearing"), to consider the entry of an order approving, among other things, (i) the Disclosure Statement as containing "adequate information" pursuant to section 1125 of the Bankruptcy Code, (ii) procedures for soliciting, receiving, and tabulating votes on the Plan and for filing objections to the Plan, and (iii) December 14, 2010 as the voting record date for determining Holders of Claims that are eligible to vote on the Plan. Please be advised that the Disclosure Statement Hearing may be continued from time to time by the Bankruptcy Court or the Debtors without further notice other than by announcing such adjournment in open court or by a notice of adjournment filed with the Bankruptcy Court and served on other parties entitled to notice.

PLEASE TAKE FURTHER NOTICE THAT copies of the Disclosure Statement and the Plan may be obtained by (a) contacting the Balloting Agent by telephone at (212) 771-1128 or by e-mail at Balloting@DonlinRecano.com; or (b) downloading such documents (excluding the Ballots) from the Debtors' restructuring website at http://www.donlinrecano.com/wti or by visiting the Bankruptcy Court's website at http://www.deb.uscourts.gov.

---

[1] The Debtors in these chapter 11 cases, along with the last four digits of each Debtor's federal tax identification number, are: Wolverine Tube, Inc. (0812), Tube Forming, L.P. (3323), Wolverine Joining Technologies, LLC (1600), WT Holdings Company, Inc. (4984), and TF Investor Inc. (8048). The Debtors' corporate headquarters and the mailing address for each Debtor is 200 Clinton Avenue West, 10th Floor, Huntsville, Alabama 35801.

[2] Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Disclosure Statement.

PLEASE TAKE FURTHER NOTICE THAT objections, if any, to the adequacy of the Disclosure Statement or the relief sought in connection therewith must: (i) be made in writing; (ii) conform to the Bankruptcy Rules, the Local Bankruptcy Rules, and any orders of the Bankruptcy Court; (iii) state with particularity the legal and factual basis for the objection; and (iv) be filed with the Bankruptcy Court (contemporaneously with a proof of service), and served upon the following parties so as to be **actually received** by each of following parties on or before **December 14, 2010 at 4:00 p.m. (prevailing Eastern Time)**:

COZEN O'CONNOR 1201 North Market Street, Suite 1400 Wilmington, Delaware 19801 Attention: Mark E. Felger Email address: mfelger@cozen.com ***Counsel to the Debtors***
PROSKAUER ROSE LLP 1585 Broadway New York, New York 10036 Attention: Scott K. Rutsky Email address: srutsky@proskauer.com ***Special Corporate and Tax Counsel for the Debtors***
SIDLEY AUSTIN LLP One South Dearborn Chicago, Illinois 60603 Attention: Matthew A. Clemente Email address: mclemente@sidley.com ***Counsel for the Ad Hoc Group***
THE OFFICE OF THE UNITED STATES TRUSTEE FOR THE DISTRICT OF DELAWARE Attention: Richard L. Schepacarter 844 King Street, Suite 2207 Wilmington, Delaware 19801

Dated: November 16, 2010

COZEN O'CONNOR

Mark E. Felger (No. 3919)
Simon E. Fraser (No. 5335)
1201 N. Market St., Ste. 1400
Wilmington, DE 19801
Telephone: (302) 295-2000
Facsimile: (302) 295-2013
Proposed Counsel for the Debtors and Debtors-in-Possession

<u>EXHIBIT 2</u>

Beneficial Holder Ballot and Master Ballot

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	:	Chapter 11
WOLVERINE TUBE, INC., *et al.*,[1]	:	Case No. 10-13522 (PJW)
Debtors.	:	(Jointly Administered)

BENEFICIAL HOLDER BALLOT FOR VOTING TO ACCEPT OR REJECT THE FIRST AMENDED JOINT PLAN OF REORGANIZATION OF WOLVERINE TUBE, INC. AND CERTAIN OF ITS SUBSIDIARIES, AS MODIFIED

CLASS 3 BALLOT FOR BENEFICIAL HOLDERS OF NOTE CLAIMS

PLEASE READ AND FOLLOW THE ENCLOSED INSTRUCTIONS FOR COMPLETING THIS BENEFICIAL HOLDER BALLOT CAREFULLY BEFORE COMPLETING THIS BALLOT.

IN ORDER FOR YOUR VOTE TO BE COUNTED, ALL PRE-VALIDATED BENEFICIAL HOLDER BALLOTS AND MASTER BALLOTS CAST ON BEHALF OF BENEFICIAL HOLDER BALLOTS THAT WERE NOT PRE-VALIDATED MUST BE COMPLETED, EXECUTED, AND RETURNED SO AS TO BE ACTUALLY RECEIVED BY THE BALLOTING AGENT BY 5:00 P.M. PREVAILING EASTERN TIME ON MAY 23, 2011 (THE "VOTING DEADLINE") IN ACCORDANCE WITH THE FOLLOWING:

IF YOU RECEIVED A RETURN ENVELOPE ADDRESSED TO YOUR NOMINEE:[2]
YOU MUST RETURN THIS BENEFICIAL HOLDER BALLOT TO YOUR NOMINEE IN SUFFICIENT TIME TO PERMIT YOUR NOMINEE TO DELIVER A MASTER BALLOT INCLUDING YOUR VOTE TO THE BALLOTING AGENT BY THE VOTING DEADLINE.

IF YOU RECEIVED A RETURN ENVELOPE ADDRESSED TO THE BALLOTING AGENT:
YOUR NOMINEE SHOULD HAVE PRE-VALIDATED THIS BENEFICIAL HOLDER BALLOT. THEREFORE, YOU MUST RETURN THIS PRE-VALIDATED BENEFICIAL HOLDER BALLOT DIRECTLY TO THE BALLOTING AGENT SO IT IS ACTUALLY RECEIVED ON OR BEFORE THE VOTING DEADLINE.

The above-captioned debtors and debtors in possession (collectively, the "Debtors") are soliciting votes with respect to the *Joint Plan of Reorganization of Wolverine Tube, Inc. and its Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code* (as may be amended from time to time, the "Plan") as set forth in the *Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code for the Joint Plan of Reorganization of Wolverine Tube, Inc. and its Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code* (as may be amended from time to time, the "Amended Disclosure Statement"). The Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") has approved the Amended Disclosure Statement as containing adequate information pursuant to section 1125 of the Bankruptcy Code, by entry of an order on April 15, 2011 (the "Disclosure Statement Approval Order").

---

[1] The Debtors in these chapter 11 cases, along with the last four digits of each Debtor's federal tax identification number, are: Wolverine Tube, Inc. (0812), Tube Forming, L.P. (3323), Wolverine Joining Technologies, LLC (1600), WT Holdings Company, Inc. (4984), and TF Investor Inc. (8048). The Debtors' corporate headquarters and the mailing address for each Debtor is 200 Clinton Avenue West, 10th Floor, Huntsville, Alabama 35801.

[2] "Nominee" means the broker, dealer, commercial bank, trust company, or other agent holding or voting Notes on behalf of Beneficial Holders as record owner/holder.

Bankruptcy Court approval of the Amended Disclosure Statement does not indicate approval of the Plan by the Bankruptcy Court. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Plan.

You are receiving this Beneficial Holder Ballot because your Nominee's records indicate that you are a Beneficial Holder of a Note Claim in Class 3, as of the Voting Record Date April 15, 2011.

Accordingly, you have a right to vote to accept or reject the Plan.

Your rights are described in the Amended Disclosure Statement, which was included in the Solicitation Package you are receiving with this Beneficial Holder Ballot (as well as the Plan, Disclosure Statement Approval Order, and certain other materials). If you received Solicitation Package materials in CD-ROM format and desire paper copies, or if you need to obtain additional Solicitation Packages, you may (a) contact the Balloting Agent by telephone at (212) 771-1128 or by e-mail at Balloting@DonlinRecano.com; or (b) download such documents (excluding the Ballots) from the Debtors' restructuring website at http://www.donlinrecano.com/wti or by visiting the Bankruptcy Court's website at http://www.deb.uscourts.gov.

This Beneficial Holder Ballot may not be used for any purpose other than for casting votes to accept or reject the Plan and making certain certifications with respect to the Plan. If you believe you have received this Beneficial Holder Ballot in error, or if you believe that you have received the wrong Ballot, please contact the Balloting Agent immediately at the telephone number or e-mail address set forth above.

You should review the Amended Disclosure Statement and the Plan before you vote. You may wish to seek legal advice concerning the Plan and the Plan's classification and treatment of your Claim. Your Claim has been placed in Class 3, Note Claims, under the Plan. If you hold Claims in more than one Class, you will receive a Ballot for each Class in which you are entitled to vote.

Item 1. Amount of Claim.

The undersigned hereby certifies that as of the Voting Record Date, the undersigned was the Beneficial Holder (or authorized signatory for a Beneficial Holder) of Note Claims in the following aggregate unpaid principal amount (insert amount in box below):

$____________

If your Notes are held by a Nominee on your behalf and you do not know the amount of the Notes held, please contact your Nominee immediately.

Item 2. Vote on Plan.

The Holder of the Note Claims against the Debtors set forth in Item 1 votes to (please check one):

☐ ACCEPT (vote FOR) the Plan ☐ REJECT (vote AGAINST) the Plan

IMPORTANT INFORMATION REGARDING THE THIRD PARTY RELEASE:

Section 10.2 of the Plan contains the following provision:

To the greatest extent permissible by law and except as otherwise provided in this Section 10.2, as of the Effective Date, each Holder of a Claim against the Debtors shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged the Third Party Releasees from any and all

Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, including any derivative Claims, asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, that such entity would have been legally entitled to assert (whether individually or collectively), based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors' restructuring, the Chapter 11 Cases, the subject matter of, or the transactions or events giving rise to, any Claim that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the related Disclosure Statement, the related Plan Supplement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval, pursuant to Bankruptcy Rule 9019, of the Third Party Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court's finding that the Third Party Release is: (1) in exchange for the good and valuable consideration provided by the Third Party Releasees; (2) a good faith settlement and compromise of the Claims released by this Section 10.2; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any Entity granting a Third Party Release from asserting any claim or Cause of Action released pursuant to the Third Party Release.

Nothing in this Third Party Release shall be deemed to release or Impair any Allowed General Unsecured Claim against the Debtors, which Allowed General Unsecured Claims against the Debtors shall be treated as set forth in Article III of the Plan.

Notwithstanding anything to the contrary in this Section 10.2, nothing in Section 10.2 shall release a Third Party Releasee from any Claims or Causes of Action relating to a violation by such party of federal, state or local securities laws.

Item 3. **Certifications as to Note Claims Held in Additional Accounts.**

By completing and returning this Beneficial Holder Ballot, the undersigned Beneficial Holder certifies that either (1) it has not submitted any other Ballots for other Note Claims in Class 3 held in other accounts or other record names or (2) it has provided the information specified in the following table for all other Note Claims in Class 3 for which it has submitted additional Beneficial Holder Ballots, each of which indicates the same vote to accept or reject the Plan (please use additional sheets of paper if necessary):

ONLY COMPLETE THIS SECTION IF YOU HAVE VOTED NOTE CLAIMS ON A BENEFICIAL HOLDER BALLOT OTHER THAN THIS BENEFICIAL HOLDER BALLOT.

Account Number of Other Note Claims Voted		Holder of Other Note Claims Voted[3]	CUSIP of Other Note Claims Voted	Principal Amount of Other Note Claims Voted	Type of Other Note Claims Voted
1.				$	
2.				$	
3.				$	
4.				$	
5.				$	
6.				$	
7.				$	
8.				$	
9.				$	
10.				$	

Item 4. **Certifications.**

By signing this Beneficial Holder Ballot, the undersigned certifies to the Bankruptcy Court and the Debtors:

(a) that either: (i) the Entity is the Beneficial Holder of the Note Claims being voted; or (ii) the Entity is an authorized signatory for an Entity that is a Beneficial Holder of the Note Claims being voted;

(b) that the Entity (or in the case of an authorized signatory, the Beneficial Holder) has received a copy of the Amended Disclosure Statement and the Solicitation Package and acknowledges that the solicitation is being made pursuant to the terms and conditions set forth therein;

(c) that the Entity has cast the same vote with respect to all Note Claims in a single Class; and

(d) that no other Beneficial Holder Ballots with respect to the amount of the Note Claims identified in Item 1 have been cast or, if any other Beneficial Holder Ballots have been cast with respect to such Note Claims, then any such earlier Beneficial Holder Ballots are hereby revoked.

[3] List your name if the Note Claim is held by you in record name. If the Note Claim is held in "street name," please list the name of your Nominee.

Name of Beneficial Holder:	______________________ (Print or Type)
	______________________
Signature:	______________________
Name of Signatory:	______________________ (If other than Beneficial Holder)
Title:	______________________
Address:	______________________
	______________________
	______________________
Telephone Number:	______________________
Email:	______________________
Date Completed:	______________________

PLEASE COMPLETE, SIGN, AND DATE THIS BALLOT AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

IF THE BALLOTING AGENT DOES NOT **ACTUALLY RECEIVE** THIS BENEFICIAL HOLDER BALLOT (IF PRE-VALIDATED) **OR** THE MASTER BALLOT INCORPORATING THE VOTE CAST BY THIS BENEFICIAL HOLDER BALLOT **ON OR BEFORE 5:00 P.M. PREVAILING EASTERN TIME ON MAY 23, 2011** (AND IF THE VOTING DEADLINE IS NOT EXTENDED), YOUR VOTE TRANSMITTED BY THIS BENEFICIAL HOLDER BALLOT MAY BE COUNTED TOWARD CONFIRMATION OF THE PLAN ONLY IN THE SOLE AND ABSOLUTE DISCRETION OF THE DEBTORS.

Class 3 — Note Claims

INSTRUCTIONS FOR COMPLETING THIS BENEFICIAL HOLDER BALLOT

1. The Debtors are soliciting the votes of Holders of Claims with respect to the Plan attached as Exhibit A to the Amended Disclosure Statement. Capitalized terms used in the Beneficial Holder Ballot or in these instructions (the "Ballot Instructions") but not otherwise defined therein or herein shall have the meaning set forth in the Plan, a copy of which also accompanies the Beneficial Holder Ballot.

2. **The Bankruptcy Court may confirm the Plan and thereby bind you, if, among other things, the Plan is confirmed. Please review the Amended Disclosure Statement for more information.**

3. To ensure that your vote is counted, you must: (a) complete your Beneficial Holder Ballot in accordance with these instructions; (b) clearly indicate your decision either to accept or reject the Plan in the boxes provided in Item 2 of the Beneficial Holder Ballot; and (c) clearly sign and return your Beneficial Holder Ballot to the address set forth on the enclosed pre-addressed envelope in accordance with paragraph (5) directly below.

4. **Return of Beneficial Holder Ballots:** Your Beneficial Holder Ballot (if pre-validated) and/or the Master Ballot incorporating the vote cast on your Beneficial Holder Ballot MUST be returned to the Balloting Agent so as to be **actually received** by the Balloting Agent on or before the Voting Deadline, which is **5:00 p.m. prevailing Eastern Time on May 23, 2011**. To ensure your vote is counted toward confirmation of the Plan, please read the following information carefully so that you understand where your Beneficial Holder Ballot must be sent in order for it to be received before the Voting Deadline:

   - Not pre-validated Beneficial Holder Ballot: If you received a Beneficial Holder Ballot and a return envelope addressed to your Nominee, you must return your completed Beneficial Holder Ballot directly to your Nominee so that it is **actually received** in sufficient time to permit your Nominee to deliver a Master Ballot including your vote to the Balloting Agent by the Voting Deadline.

   - Pre-validated Beneficial Holder Ballot: If you received a Beneficial Holder Ballot and a return envelope addressed to the Balloting Agent, you must return your completed Beneficial Holder Ballot directly to the Balloting Agent so that it is **actually received** by the Balloting Agent on or before the Voting Deadline.

5. If a Master Ballot, or pre-validated Beneficial Holder Ballot is received after the Voting Deadline and if the Voting Deadline is not extended, it may be counted only in the sole and absolute discretion of the Debtors. Additionally, **the following Beneficial Holder Ballots will NOT be counted:**

   - any Beneficial Holder Ballot that partially rejects and partially accepts the Plan;

   - Beneficial Holder Ballots sent to the Debtors, the Debtors' agents (other than the pre-validated Beneficial Holder Ballots sent to the Balloting Agent), any indenture trustee, or the Debtors' financial or legal advisors;

   - Beneficial Holder Ballots sent by facsimile, e-mail, or any other electronic means;

   - any Beneficial Holder Ballot that is illegible or contains insufficient information to permit the identification of the Holder of the Claim;

   - any Beneficial Holder Ballot cast by an Entity that does not hold a Claim in a Class that is entitled to vote on the Plan;

   - any unsigned Beneficial Holder Ballot;

- ➢ any non-original Beneficial Holder Ballot; and/or
- ➢ any Beneficial Holder Ballot not marked to accept or reject the Plan or any Beneficial Holder Ballot marked both to accept and reject the Plan.

6. The method of delivery of Beneficial Holder Ballots to the Balloting Agent or your Nominee is at the election and risk of each Holder of a Note Claim. Except as otherwise provided herein, such delivery will be deemed made only when the Balloting Agent **actually receives** the originally executed pre-validated Beneficial Holder Ballot or Master Ballot incorporating the Beneficial Holder Ballot. In all cases, Holders should allow sufficient time to assure timely delivery.

7. If multiple Beneficial Holder Ballots are received from the same Holder of a Note Claim with respect to the same Note Claim prior to the Voting Deadline, the latest dated Beneficial Holder Ballot timely received will supersede and revoke any earlier received Beneficial Holder Ballots.

8. You must vote all of your Note Claims within Class 3 either to accept or reject the Plan and may not split your vote. Further, if a Holder has multiple Note Claims within Class 3, the Debtors may, in their discretion, aggregate the Claims of any particular Holder with multiple Note Claims within Class 3 for the purpose of counting votes.

9. The Beneficial Holder Ballot is not a letter of transmittal and may not be used for any purpose other than to vote to accept or reject the Plan and make certifications with respect to the Beneficial Holder Ballot. Accordingly, at this time, Holders of Claims should not surrender certificates or instruments representing or evidencing their Claims, and neither the Debtors nor the Balloting Agent will accept delivery of any such certificates or instruments surrendered together with a Beneficial Holder Ballot.

10. This Beneficial Holder Ballot does not constitute, and shall not be deemed to be, (a) a Proof of Claim or (b) an assertion or admission of a Claim.

11. Please be sure to sign and date your Beneficial Holder Ballot. If you are signing a Beneficial Holder Ballot in your capacity as a trustee, executor, administrator, guardian, attorney in fact, officer of a corporation, or otherwise acting in a fiduciary or representative capacity, you must indicate such capacity when signing and, if required or requested by the Balloting Agent, the Debtors, or the Bankruptcy Court, must submit proper evidence to the requesting party to so act on behalf of such Holder. In addition, please provide your name and mailing address if it is different from that set forth on the attached mailing label or if no such mailing label is attached to the Beneficial Holder Ballot.

12. If you hold Claims in more than one Class under the Plan you may receive more than one ballot coded for each different Class. Each ballot votes only your Claims indicated on that ballot, so please complete and return each Beneficial Holder Ballot and/or Ballot that you received.

PLEASE MAIL YOUR BENEFICIAL HOLDER BALLOT PROMPTLY

IF YOU HAVE ANY QUESTIONS REGARDING THIS BENEFICIAL HOLDER BALLOT, THESE VOTING INSTRUCTIONS OR THE PROCEDURES FOR VOTING, PLEASE CALL THE BALLOTING AGENT AT (212) 771-1128 OR E-MAIL THE BALLOTING AGENT AT BALLOTING@DONLINRECANO.COM

IF THE BALLOTING AGENT DOES NOT ACTUALLY RECEIVE THIS BENEFICIAL HOLDER BALLOT FROM YOU (IF PRE-VALIDATED) OR THE MASTER BALLOT CONTAINING YOUR VOTE FROM YOUR NOMINEE ON OR BEFORE THE VOTING DEADLINE, WHICH IS 5:00 P.M. PREVAILING EASTERN TIME ON MAY 23, 2011 (AND IF THE VOTING DEADLINE IS NOT EXTENDED), YOUR VOTE TRANSMITTED HEREBY MAY BE COUNTED ONLY IN THE SOLE AND ABSOLUTE DISCRETION OF THE DEBTORS.

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	:	Chapter 11
WOLVERINE TUBE, INC., *et al.*,[1]	:	Case No. 10-13522 (PJW)
Debtors.	:	(Jointly Administered)

MASTER BALLOT FOR NOMINEES OF BENEFICIAL HOLDERS OF NOTE CLAIMS IN CLASS 3

PLEASE READ AND FOLLOW THE ENCLOSED INSTRUCTIONS FOR COMPLETING MASTER BALLOTS CAREFULLY BEFORE COMPLETING THIS MASTER BALLOT.

THIS MASTER BALLOT MUST BE COMPLETED, EXECUTED, AND RETURNED SO THAT IT IS ACTUALLY RECEIVED BY THE BALLOTING AGENT ON OR BEFORE 5:00 P.M. PREVAILING EASTERN TIME ON MAY 23, 2011 (THE "VOTING DEADLINE").

The above-captioned debtors and debtors in possession (collectively, the "Debtors") are soliciting votes with respect to the *Joint Plan of Reorganization of Wolverine Tube, Inc. and its Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code* (as may be amended from time to time, the "Plan") as set forth in the *Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code for the Joint Plan of Reorganization of Wolverine Tube, Inc. and its Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code* (as may be amended from time to time, the "Amended Disclosure Statement"). The Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") has approved the Amended Disclosure Statement as containing adequate information pursuant to section 1125 of the Bankruptcy Code, by entry of an order on April 15, 2011 (the "Disclosure Statement Approval Order"). Bankruptcy Court approval of the Amended Disclosure Statement does not indicate approval of the Plan by the Bankruptcy Court. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Plan.

This Master Ballot is being sent to you because the Debtors' records indicate that, as of the Voting Record Date April 15, 2011, you are a broker, dealer, commercial bank, trust company, or other agent or nominee (each, a "Nominee") of beneficial holders (collectively, the "Beneficial Holders") of Note Claims.

As a Nominee, you should already have distributed a Solicitation Package, including a Beneficial Holder Ballot, to each Beneficial Holder of Note Claims (or intermediary Nominees, if applicable) and taken any action required to enable such Beneficial Holder to timely vote its Claim to accept or reject the Plan. You should have included in each Solicitation Package a return envelope addressed to you (and not include a return envelope addressed to the Balloting Agent), unless you chose to pre-validate such Beneficial Holder Ballot, in which case the Solicitation Package should have included a return envelope addressed only to the Balloting Agent. With respect to any Beneficial Holder Ballots returned to you, you must (1) execute this Master Ballot so as to reflect the voting instructions given to you in the Beneficial Holder Ballots by the Beneficial Holders for whom you hold Notes and (2) forward this Master Ballot to the Balloting Agent in accordance with the Master Ballot Instructions accompanying this Master Ballot.

[1] The Debtors in these chapter 11 cases, along with the last four digits of each Debtor's federal tax identification number, are: Wolverine Tube, Inc. (0812), Tube Forming, L.P. (3323), Wolverine Joining Technologies, LLC (1600), WT Holdings Company, Inc. (4984), and TF Investor Inc. (8048). The Debtors' corporate headquarters and the mailing address for each Debtor is 200 Clinton Avenue West, 10th Floor, Huntsville, Alabama 35801.

If you are both the registered or record holder and Beneficial Holder of any Note Claims and you wish to vote such Note Claims, you may complete a Beneficial Holder Ballot or this Master Ballot.

If you received Solicitation Package materials in CD-ROM format and desire paper copies, or if you need to obtain additional Solicitation Packages, you may (a) contact the Balloting Agent by telephone at (212) 771-1128 or by e-mail at Balloting@DonlinRecano.com; or (b) download such documents (excluding the Ballots) from the Debtors' restructuring website at http://www.donlinrecano.com/wti or by visiting the Bankruptcy Court's website at http://www.deb.uscourts.gov.

This Master Ballot may not be used for any purpose other than for casting votes to accept or reject the Plan and making certain certifications with respect thereto. If you believe that you have received this Master Ballot in error, please contact the Debtors' Balloting Agent immediately at the telephone number or e-mail address set forth above.

If the Balloting Agent does not actually receive this Master Ballot on or before the Voting Deadline, which is 5:00 p.m. prevailing Eastern Time on May 23, 2011, and if the Voting Deadline is not extended, the Beneficial Holders' votes transmitted hereby may be counted only in the sole and absolute discretion of the Debtors.

Item 1. Certification of Authority to Vote.

The undersigned certifies that, as of the Voting Record Date, the undersigned (please check the applicable box):

☐ is a Nominee for the Beneficial Holders of the aggregate principal amount of Note Claims listed in Item 2 below and is the registered Holder of the Note Claims being voted;

☐ is acting under a power of attorney and/or agency agreement (a copy of which will be provided upon request) granted by a Nominee that is the registered Holder of the aggregate principal amount of Note Claims listed in Item 2 below; or

☐ has been granted a proxy (an original of which is annexed hereto) from (1) a Nominee or (2) a Beneficial Holder, that is the registered Holder of the aggregate amount of the Note Claims listed in Item 2 below and, accordingly, has full power and authority to vote to accept or reject the Plan on behalf of the Beneficial Holders of the Note Claims described in Item 2 below.

Item 2. Note Claims Vote.

Beneficial Holders Votes: The undersigned transmits the following votes of Beneficial Holders in respect of their Note Claims. The undersigned certifies that the following Beneficial Holders of Note Claims, as identified by their respective customer account numbers set forth below, are Beneficial Holders of the Note Claims as of the Voting Record Date and have delivered to the undersigned, as Nominee, Beneficial Holder Ballots casting such votes.

To Properly Complete the Following Table: Indicate in the appropriate column below the aggregate principal amount voted for each account (please use additional sheets of paper if necessary and, if possible, attach such information to this Master Ballot in the form of the following table). Please note: (1) each account of a Beneficial Holder must vote all such Beneficial Holder's Note Claims to accept or reject the Plan and may not split such vote; and (2) do not count any Beneficial Holder Ballot executed by the Beneficial Holder that does not indicate an acceptance or rejection of the Plan or that indicates both an acceptance and a rejection of the Plan.

Your Customer Account Number For Each Beneficial Holder of Voting Note Claims		**Principal Amount of Note Claims** In order to vote on the Plan, the Beneficial Holder must have checked a box in Item 2 on the Beneficial Holder Ballot to ACCEPT or REJECT the Plan. In addition, if the Beneficial Holder returned a signed Beneficial Holder Ballot but did not check a box (or checked both boxes) in Item 2, the Beneficial Holder Ballot will not be counted for purposes of determining acceptance or rejection of the Plan.	
		ACCEPT THE PLAN	**REJECT THE PLAN**
1.		$	$
2.		$	$
3.		$	$
4.		$	$
5.		$	$
6.		$	$
7.		$	$
8.		$	$
9.		$	$
10.		$	$
	TOTALS:	$	$

IMPORTANT INFORMATION REGARDING THE THIRD PARTY RELEASE:

Section 10.2 of the Plan contains the following provision:

To the greatest extent permissible by law and except as otherwise provided in this Section 10.2, as of the Effective Date, each Holder of a Claim against the Debtors shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged the Third Party Releasees from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, including any derivative Claims, asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, that such entity would have been legally entitled to assert (whether individually or collectively), based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors' restructuring, the Chapter 11 Cases, the subject matter of, or the transactions or events giving rise to, any Claim that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the related Disclosure Statement, the related Plan Supplement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval, pursuant to Bankruptcy Rule 9019, of the Third Party Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court's finding that the Third Party Release is: (1) in exchange for the good and valuable consideration provided by the Third Party Releasees; (2) a good faith settlement and compromise of the Claims released by this Section 10.2; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any Entity granting a Third Party Release from asserting any claim or Cause of Action released pursuant to the Third Party Release.

Nothing in this Third Party Release shall be deemed to release or Impair any Allowed General Unsecured Claim against the Debtors, which Allowed General Unsecured Claims against the Debtors shall be treated as set forth in Article III of the Plan.

Notwithstanding anything to the contrary in this Section 10.2, nothing in Section 10.2 shall release a Third Party Releasee from any Claims or Causes of Action relating to a violation by such party of federal, state or local securities laws.

<u>Item 3.</u> Certification as to Transcription of Information from Item 3 of the Beneficial Holder Ballots as to Note Claims Voted Through Other Beneficial Holder Ballots.

The undersigned certifies that the undersigned has transcribed in the following table the information, if any, provided by Beneficial Holders in Item 3 of each of the Beneficial Holder's original Beneficial Holder Ballots, identifying any Note Claims for which such Beneficial Holders have submitted other Beneficial Holder Ballots other than to the undersigned:

Your Customer Account Number For Each Beneficial Holder of Voting Note Claims That Completed Item 3 of the Beneficial Holder Ballot		TRANSCRIBE FROM ITEM 3 OF THE BENEFICIAL HOLDER BALLOTS:				
		Account Number of Other Note Claims Voted	Name of Holder of Other Note Claims Voted	CUSIP of Other Note Claims Voted	Principal Amount of Other Note Claims Voted	Type of Other Class 3 Claims Voted
1.						
2.						
3.						
4.						
5.						
6.						
7.						
8.						
9.						
10.						

<u>Item 4.</u> Certification.

By signing this Master Ballot, the undersigned certifies that:

(a) it has received a copy of the Amended Disclosure Statement, the Beneficial Holder Ballots, and the Solicitation Package and has delivered the same to the Beneficial Holders listed on the Beneficial Holder Ballots or to any intermediary Nominee, as applicable;

(b) it has received a completed and signed Beneficial Holder Ballot from each Beneficial Holder listed in Item 2 of this Master Ballot or from an intermediary Nominee, as applicable;

(c) it is the registered Holder of the Note Claims being voted;

(d) it has been authorized by each such Beneficial Holder or intermediary Nominee, as applicable, to vote on the Plan and to make applicable elections;

(e) it has properly disclosed:

(i) the number of Beneficial Holders who completed Beneficial Holder Ballots;

(ii) the respective amounts of the Note Claims owned, as the case may be, by each Beneficial Holder who completed a Beneficial Holder Ballot;

(iii) each such Beneficial Holder's respective vote concerning the Plan;

(iv) each such Beneficial Holder's certification as to other Note Claims voted; and

(v) the customer account or other identification number for each such Beneficial Holder;

(f) each such Beneficial Holder has certified to the undersigned or to an intermediary Nominee, as applicable, that it is eligible to vote on the Plan;

(g) each such Beneficial Holder has certified to the Nominee that such Beneficial Holder has not submitted any other ballot for such Claims held in other accounts or other names, or, if it has submitted another ballot held in other accounts or names, that the Beneficial Holder has certified to the Nominee that such Beneficial Holder has cast the same vote for such Claims, and the undersigned has identified such other accounts or owner and such other ballots; and

(h) it will maintain Beneficial Holder Ballots and evidence of separate transactions returned by Beneficial Holders or by intermediary Nominees (whether properly completed or defective) for at least one year after the Voting Deadline and disclose all such information to the Bankruptcy Court or the Debtors, as the case may be, if so ordered.

Name of Nominee	______________________ (Print or Type)
Participant Number:	______________________
Name of Proxy Holder or Agent for Nominee:	______________________ (Print or Type)
Signature:	______________________
Name of Signatory:	______________________ (If other than Nominee)
Title:	______________________
Address:	______________________ ______________________ ______________________
Telephone Number:	______________________
Email:	______________________
Date Completed:	______________________

PLEASE COMPLETE, SIGN AND DATE THIS MASTER BALLOT AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED TO:

If by regular mail:

Donlin Recano & Company, Inc.
Re: WTI, Inc.
Attn: Voting Department
P.O. Box 2034, Murray Hill Station
New York, NY 10156-0701

If by hand delivery or overnight courier:

Donlin Recano & Company, Inc.
Re: WTI, Inc.
Attn: Voting Department
419 Park Avenue South, Suite 1206
New York, NY 10016

IF THE BALLOTING AGENT DOES NOT ACTUALLY RECEIVE THIS MASTER BALLOT ON OR BEFORE 5:00 P.M. PREVAILING EASTERN TIME ON MAY 23, 2011 (AND IF THE VOTING DEADLINE IS NOT EXTENDED), THE VOTES CAST HEREBY MAY BE COUNTED ONLY IN THE SOLE AND ABSOLUTE DISCRETION OF THE DEBTORS.

Class 3 — Nominees of Beneficial Holders of Note Claims

INSTRUCTIONS FOR COMPLETING THIS MASTER BALLOT

1. The Debtors are soliciting the votes of Holders of Claims with respect to the Plan attached as Exhibit A to the Amended Disclosure Statement. Capitalized terms used in the Master Ballot or in these instructions (the "Master Ballot Instructions") but not otherwise defined therein or herein shall have the meaning set forth in the Plan, a copy of which also accompanies the Master Ballot.

2. **The Bankruptcy Court may confirm the Plan and thereby bind Beneficial Holders. Please review the Amended Disclosure Statement for more information.**

HOW TO VOTE:

You should already have distributed Solicitation Package(s), including Beneficial Holders Ballots, to each Beneficial Holder of Note Claims (or intermediary Nominees, if applicable) and taken any action required to enable each such Beneficial Holder to timely vote its Claims.

3. If you are both the record holder and the Beneficial Holder of any principal amount of the Note Claims and you wish to vote Note Claims, you may complete and execute either an individual Beneficial Holder Ballot or a Master Ballot and return the same to the Balloting Agent in accordance with these instructions.

4. If you are transmitting the votes of any Beneficial Holders other than yourself, you may, at your option, elect to pre-validate the Beneficial Holder Ballots sent to you by the Balloting Agent. Based on your decision as to whether or not to pre-validate Beneficial Holder Ballots, the instructions in either paragraph 5 or paragraph 6 apply (but not both).

5. PRE-VALIDATED BENEFICIAL HOLDER BALLOTS: A Nominee "pre-validates" a Beneficial Holder Ballot by indicating thereon the record holder of the Note Claims voted, the amount of the Note Claims held by the Beneficial Holder, and the appropriate account numbers through which the Beneficial Holder's holdings are derived. If you choose to pre-validate individual Beneficial Holder Ballots, you must immediately: (a) "pre-validate" the individual Beneficial Holder Ballot contained in the Solicitation Package sent to you by the Balloting Agent and (b) forward the Solicitation Package to the Beneficial Holder for voting, including:

   a. the pre-validated Beneficial Holder Ballot; and

   b. a return envelope addressed to the Balloting Agent (either by using a self-addressed return envelope provided by the Balloting Agent, or by providing an envelope addressed to: Donlin Recano & Company, Inc., Re: WTI, Inc., Attn: Voting Department, P.O. Box 2034, Murray Hill Station, New York, NY 10156-0701).

6. NON PRE-VALIDATED BENEFICIAL HOLDER BALLOTS: If you did NOT choose to pre-validate individual Beneficial Holder Ballots, you must:

   a. immediately forward the Solicitation Package(s) sent to you by the Balloting Agent to each Beneficial Holder for voting, including: (i) the Beneficial Holder Ballot; (ii) a return envelope addressed to the Nominee; and (iii) clear instructions stating that Beneficial Holders must return their Beneficial Holder Ballot directly to the Nominee so that it is **actually received** by the Nominee in enough time to prepare the Master Ballot in accordance with paragraph 6(b). directly below and return the Master Ballot to the Balloting Agent so it is **actually received** by the Balloting Agent on or before the Voting Deadline; and

b. upon receipt of completed, executed Beneficial Holder Ballots returned to you by a Beneficial Holder (or intermediary Nominee), you must:

- compile and validate the votes and other relevant information of each such Beneficial Holder on the Master Ballot using the customer account number or other identification number assigned by you or an intermediary Nominee to each such Beneficial Holder;
- execute the Master Ballot;
- transmit such Master Ballot to the Balloting Agent by the Voting Deadline; and
- retain such Beneficial Holder Ballots in your files for a period of at least one year after the Voting Deadline (as you may be ordered to produce the Beneficial Holder Ballots to the Debtors or the Bankruptcy Court).

7. If a Master Ballot is received <u>after</u> the Voting Deadline and if the Voting Deadline is not extended, it may be counted only in the sole and absolute discretion of the Debtors. Additionally, the following Master Ballots (and therefore Beneficial Holder Ballots) **will <u>not</u> be counted:**

- Master Ballots sent to any of the Debtors, the Debtors' agents (other than the Balloting Agent), any indenture trustee, or the Debtors' financial or legal advisors;
- Master Ballots sent by facsimile, e-mail, or any other electronic means;
- any Master Ballot that is illegible or contains insufficient information to permit the identification of the Beneficial Holder of the Claim;
- any Master Ballot or portion thereof cast on behalf of an Entity (or Entities) that does not hold a Claim in a Class that is entitled to vote on the Plan;
- any unsigned Master Ballot;
- any non-original Master Ballot; and/or
- any Master Ballot not marked to accept or reject the Plan or the portion of any Master Ballot that is marked, with respect to a single account number, both to accept and reject the Plan.

8. Any Ballot returned to you by a Beneficial Holder of a Claim or intermediary Nominee shall not be counted for purposes of accepting or rejecting the Plan <u>until</u> you properly complete and deliver to the Balloting Agent a Master Ballot that reflects the vote of such Beneficial Holders or intermediary Nominees by the Voting Deadline or otherwise validate the Beneficial Holder Ballot in a manner acceptable to the Balloting Agent.

9. The method of delivery of Master Ballots to the Balloting Agent is at the election and risk of each Nominee. Except as otherwise provided herein, such delivery will be deemed made only when the Balloting Agent **<u>actually receives</u>** the originally executed Master Ballot. Instead of effecting delivery by first-class mail, it is recommended, though not required, that Nominees use an overnight or hand delivery service. In all cases, Nominees should allow sufficient time to assure timely delivery.

10. If multiple Master Ballots are received from the same Nominee with respect to the same Beneficial Holder Ballot belonging to a Beneficial Holder of a Claim prior to the Voting Deadline, the latest dated Master Ballot timely received will supersede and revoke any earlier received Master Ballots.

11. The Master Ballot is not a letter of transmittal and may not be used for any purpose other than to vote to accept or reject the Plan and make certifications with respect to the Beneficial Holder Ballots. Accordingly, at this time, Holders of Claims should not surrender certificates or instruments representing their Claims and you should not accept delivery of any such certificates or instruments surrendered together with a Beneficial Holder Ballot.

12. This Master Ballot does not constitute, and shall not be deemed to be, (a) a Proof of Claim or (b) an assertion or admission of a Claim.

13. Please be sure to properly execute your Master Ballot. You must: (a) sign and date your Master Ballot; (b) if applicable, indicate that you are signing a Master Ballot in your capacity as a trustee, executor, administrator, guardian, attorney in fact, officer of a corporation, or otherwise acting in a fiduciary or representative capacity and, if required or requested by the Balloting Agent, the Debtors, or the Bankruptcy Court, submit proper evidence to the requesting party to so act on behalf of such Beneficial Holder; and (c) provide your name and mailing address if it is different from that set forth on the attached mailing label or if no such mailing label is attached to the Master Ballot.

14. No fees or commissions or other remuneration will be payable to any Nominee for soliciting Beneficial Holder Ballots accepting the Plan. The Debtors will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the Beneficial Holder Ballots and other enclosed materials to your customers.

PLEASE MAIL YOUR MASTER BALLOT PROMPTLY!

IF YOU HAVE ANY QUESTIONS REGARDING THIS BALLOT, THESE VOTING INSTRUCTIONS OR THE PROCEDURES FOR VOTING, PLEASE CALL THE BALLOTING AGENT AT (212) 771-1128 OR E-MAIL THE BALLOTING AGENT AT BALLOTING@DONLINRECANO.COM

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER ENTITY THE AGENT OF THE DEBTORS OR THE BALLOTING AGENT OR AUTHORIZE YOU OR ANY OTHER ENTITY TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THE DEBTORS WITH RESPECT TO THE PLAN, EXCEPT FOR THE STATEMENTS CONTAINED IN THE DOCUMENTS ENCLOSED HEREWITH.

EXHIBIT 3

Class 5 Ballot

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	:	Chapter 11
WOLVERINE TUBE, INC., *et al.*,[1]	:	Case No. 10-13522 (PJW)
Debtors.	:	(Jointly Administered)

BALLOT FOR VOTING TO ACCEPT OR REJECT THE FIRST AMENDED JOINT PLAN OF REORGANIZATION OF WOLVERINE TUBE, INC. AND CERTAIN OF ITS SUBSIDIARIES, AS MODIFIED

CLASS 5 BALLOT FOR HOLDERS OF PBGC CLAIM

PLEASE READ AND FOLLOW THE ENCLOSED INSTRUCTIONS FOR COMPLETING THIS BALLOT CAREFULLY BEFORE COMPLETING THIS BALLOT.

IN ORDER FOR YOUR VOTE TO BE COUNTED, ALL BALLOTS MUST BE COMPLETED, EXECUTED, AND RETURNED SO AS TO BE ACTUALLY RECEIVED BY THE BALLOTING AGENT BY 5:00 P.M. PREVAILING EASTERN TIME ON MAY 23, 2011 (THE "VOTING DEADLINE") IN ACCORDANCE WITH THE FOLLOWING:

The above-captioned debtors and debtors in possession (collectively, the "Debtors") are soliciting votes with respect to the *Joint Plan of Reorganization of Wolverine Tube, Inc. and its Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code* (as may be amended from time to time, the "Plan") as set forth in the *Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code for the Joint Plan of Reorganization of Wolverine Tube, Inc. and its Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code* (as may be amended from time to time, the "Amended Disclosure Statement"). The Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") has approved the Amended Disclosure Statement as containing adequate information pursuant to section 1125 of the Bankruptcy Code, by entry of an order on April 15, 2011 (the "Disclosure Statement Approval Order"). Bankruptcy Court approval of the Amended Disclosure Statement does not indicate approval of the Plan by the Bankruptcy Court. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Plan.

You are receiving this Ballot because our records indicate that you are a Holder of a PBGC Claim in Class 3, as of the Voting Record Date April 15, 2011.

Accordingly, you have a right to vote to accept or reject the Plan.

Your rights are described in the Amended Disclosure Statement, which was included in the Solicitation Package you are receiving with this PBGC Claim Holder Ballot (as well as the Plan, Disclosure Statement Approval Order, and certain other materials). If you received Solicitation Package materials in CD-ROM format and desire paper copies, or if you need to obtain additional Solicitation Packages, you may (a) contact the Balloting Agent by telephone at (212) 771-1128 or by e-mail at Balloting@DonlinRecano.com; or (b) download such documents (excluding the Ballots) from the Debtors' restructuring website at http://www.donlinrecano.com/wti or by visiting the Bankruptcy Court's website at http://www.deb.uscourts.gov.

---

[1] The Debtors in these chapter 11 cases, along with the last four digits of each Debtor's federal tax identification number, are: Wolverine Tube, Inc. (0812), Tube Forming, L.P. (3323), Wolverine Joining Technologies, LLC (1600), WT Holdings Company, Inc. (4984), and TF Investor Inc. (8048). The Debtors' corporate headquarters and the mailing address for each Debtor is 200 Clinton Avenue West, 10th Floor, Huntsville, Alabama 35801.

This PBGC Claim Holder Ballot may not be used for any purpose other than for casting votes to accept or reject the Plan and making certain certifications with respect to the Plan. If you believe you have received this PBGC Claim Holder Ballot in error, or if you believe that you have received the wrong Ballot, please contact the Balloting Agent immediately at the telephone number or e-mail address set forth above.

You should review the Amended Disclosure Statement and the Plan before you vote. You may wish to seek legal advice concerning the Plan and the Plan's classification and treatment of your Claim. Your Claim has been placed in Class 5, PBGC Claim, under the Plan. If you hold Claims in more than one Class, you will receive a Ballot for each Class in which you are entitled to vote.

Item 1. Amount of Claim.

The undersigned hereby certifies that as of the Voting Record Date, the undersigned was the Holder (or authorized signatory for a Holder) of PBGC Claim in the following aggregate unpaid principal amount (insert amount in box below):

$__________

Item 2. Vote on Plan.

The Holder of the PBGC Claim against the Debtors set forth in Item 1 votes to (please check one):

☐ **ACCEPT** (vote FOR) the Plan	☐ **REJECT** (vote AGAINST) the Plan

Certifications.

By signing this PBGC Claim Holder Ballot, the undersigned certifies to the Bankruptcy Court and the Debtors:

(i) that either: (i) the Entity is the Holder of the PBGC Claim being voted; or (ii) the Entity is an authorized signatory for an Entity that is a Holder of the PBGC Claim being voted;

(j) that the Entity (or in the case of an authorized signatory, the Holder) has received a copy of the Amended Disclosure Statement and the Solicitation Package and acknowledges that the solicitation is being made pursuant to the terms and conditions set forth therein;

(k) that the Entity has cast the same vote with respect to all PBGC Claim in a single Class; and

(l) that no other PBGC Claim Ballots with respect to the amount of the PBGC Claim identified in Item 1 have been cast or, if any other Ballots have been cast with respect to such PBGC Claim, then any such earlier Ballots are hereby revoked.

Name of Holder:	______________________ (Print or Type)
	______________________
Signature:	______________________
Name of Signatory:	______________________ (If other than Holder)
Title:	______________________
Address:	______________________
	______________________
	______________________
Telephone Number:	______________________
Email:	______________________
Date Completed:	______________________

PLEASE COMPLETE, SIGN, AND DATE THIS BALLOT AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

IF THE BALLOTING AGENT DOES NOT ACTUALLY RECEIVE THIS PBGC CLAIM HOLDER BALLOT **ON OR BEFORE 5:00 P.M. PREVAILING EASTERN TIME ON MAY 23, 2011** (AND IF THE VOTING DEADLINE IS NOT EXTENDED), YOUR VOTE TRANSMITTED BY THIS PBGC CLAIM HOLDER BALLOT MAY BE COUNTED TOWARD CONFIRMATION OF THE PLAN ONLY IN THE SOLE AND ABSOLUTE DISCRETION OF THE DEBTORS.

Class 5 — PBGC Claim

INSTRUCTIONS FOR COMPLETING THIS PBGC CLAIM HOLDER BALLOT

15. The Debtors are soliciting the votes of Holders of Claims with respect to the Plan attached as Exhibit A to the Amended Disclosure Statement. Capitalized terms used in the PBGC Claim Holder Ballot or in these instructions (the "Ballot Instructions") but not otherwise defined therein or herein shall have the meaning set forth in the Plan, a copy of which also accompanies the Ballot.

16. **The Bankruptcy Court may confirm the Plan and thereby bind you, if, among other things, the Plan is confirmed. Please review the Amended Disclosure Statement for more information.**

17. To ensure that your vote is counted, you must: (a) complete your PBGC Claim Holder Ballot in accordance with these instructions; (b) clearly indicate your decision either to accept or reject the Plan in the boxes provided in Item 2 of the PBGC Claim Holder Ballot; and (c) clearly sign and return your PBGC Claim Holder Ballot to the address set forth on the enclosed pre-addressed envelope in accordance with paragraph (5) directly below.

    ➢ **Return of Ballots:** Your PBGC Claim Ballot MUST be returned to the Balloting Agent so as to be **actually received** by the Balloting Agent on or before the Voting Deadline, which is **5:00 p.m. prevailing Eastern Time on May 23, 2011**.

18. The method of delivery of PBGC Claim Ballots to the Balloting Agent is at the election and risk of each Holder of a PBGC Claim. Except as otherwise provided herein, such delivery will be deemed made only when the Balloting Agent **actually receives** the originally PBGC Claim executed pre-validated Ballot or Master Ballot incorporating the Ballot. In all cases, Holders should allow sufficient time to assure timely delivery.

19. If multiple PBGC Claim Ballots are received from the same Holder of a PBGC Claim with respect to the same PBGC Claim prior to the Voting Deadline, the latest dated Ballot timely received will supersede and revoke any earlier received Ballots.

20. You must vote all of your PBGC Claim within Class 5 either to accept or reject the Plan and may not split your vote. Further, if a Holder has multiple PBGC Claims within Class 5 the Debtors may, in their discretion, aggregate the Claims of any particular Holder with multiple PBGC Claims within Class 5 for the purpose of counting votes.

21. The PBGC Claim Ballot is not a letter of transmittal and may not be used for any purpose other than to vote to accept or reject the Plan and make certifications with respect to the PBGC Claim Ballot. Accordingly, at this time, Holders of Claims should not surrender certificates or instruments representing or evidencing their Claims, and neither the Debtors nor the Balloting Agent will accept delivery of any such certificates or instruments surrendered together with a Ballot.

22. This PBGC Claim Ballot does not constitute, and shall not be deemed to be, (a) a Proof of Claim or (b) an assertion or admission of a Claim.

23. Please be sure to sign and date your PBGC Claim Ballot. If you are signing a PBGC Claim Ballot in your capacity as a trustee, executor, administrator, guardian, attorney in fact, officer of a corporation, or otherwise acting in a fiduciary or representative capacity, you must indicate such capacity when signing and, if required or requested by the Balloting Agent, the Debtors, or the Bankruptcy Court, must submit proper evidence to the requesting party to so act on behalf of such Holder. In addition, please provide your name and mailing address if it is different from that set forth on the attached mailing label or if no such mailing label is attached to the Ballot.

24. If you hold Claims in more than one Class under the Plan you may receive more than one ballot coded for each different Class. Each ballot votes only your Claims indicated on that ballot, so please complete and return each Ballot and/or Ballot that you received.

PLEASE MAIL YOUR PBGC CLAIM BALLOT PROMPTLY

IF YOU HAVE ANY QUESTIONS REGARDING THIS PBGC CLAIM BALLOT, THESE VOTING INSTRUCTIONS OR THE PROCEDURES FOR VOTING, PLEASE CALL THE BALLOTING AGENT AT (212) 771-1128 OR E-MAIL THE BALLOTING AGENT AT BALLOTING@DONLINRECANO.COM

IF THE BALLOTING AGENT DOES NOT ACTUALLY RECEIVE THIS PBGC CLAIM BALLOT FROM YOU ON OR BEFORE THE VOTING DEADLINE, WHICH IS 5:00 P.M. PREVAILING EASTERN TIME ON MAY 23, 2011 (AND IF THE VOTING DEADLINE IS NOT EXTENDED), YOUR VOTE TRANSMITTED HEREBY MAY BE COUNTED ONLY IN THE SOLE AND ABSOLUTE DISCRETION OF THE DEBTORS.

EXHIBIT 4

Cover Letter to Holders of Claims

[____________], 2011

[XX]
[XX]
[XX]

Re: In re Wolverine Tube, Inc., *et al.*,
Chapter 11 Case No. 10-13522 (PJW) (Jointly Administered)

Dear Claimholder:

As you are aware, Wolverine Tube, Inc. and certain of its subsidiaries, as debtors and debtors in possession (collectively, the "Debtors"),[1] each filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") on November 1, 2010.

You have received this letter and the enclosed materials because you are entitled to vote on the *First Amended Joint Plan of Reorganization of Wolverine Tube, Inc. and its Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code, as Modified* (as may be amended from time to time, the "Plan"). On April 15, 2011, the Bankruptcy Court entered an order (the "Disclosure Statement Approval Order"): (i) authorizing the Debtors to solicit votes to accept or reject the Plan; (ii) approving procedures for soliciting, receiving, and tabulating votes on the Plan and for filing objections to the Plan (the "Solicitation and Voting Procedures"); and (iii) approving the *First Amended Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code for the First Amended Joint Plan of Reorganization of Wolverine Tube, Inc. and its Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code, as Modified* (the "Amended Disclosure Statement").[2]

YOU ARE RECEIVING THIS LETTER BECAUSE YOU ARE ENTITLED TO VOTE ON THE PLAN. THEREFORE, YOU SHOULD READ THIS LETTER CAREFULLY AND DISCUSS IT WITH YOUR ATTORNEY. IF YOU DO NOT HAVE AN ATTORNEY, YOU MAY WISH TO CONSULT ONE.

In addition to this cover letter, you have received the enclosed materials, referred to collectively as the "Solicitation Package," which the Court approved for distribution to Holders of Claims in connection with the solicitation of votes to accept the Plan, and which consist of the following:

---

[1] The Debtors in these chapter 11 cases, along with the last four digits of each Debtor's federal tax identification number, are: Wolverine Tube, Inc. (0812), Tube Forming, L.P. (3323), Wolverine Joining Technologies, LLC (1600), WT Holding Company, Inc. (4984) and TF Investor Inc. (8048). The Debtors' corporate headquarters and the mailing address for each Debtor is 200 Clinton Avenue West, 10th Floor, Huntsville, Alabama 35801.

[2] Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Amended Disclosure Statement.

i. the Amended Disclosure Statement, as approved by the Bankruptcy Court (with all exhibits, including the Plan);

ii. the Disclosure Statement Approval Order (excluding the exhibits thereto); and

iii. an appropriate Ballot (together with detailed voting instructions and a postage prepaid return envelope, pre-addressed to the Balloting Agent).

The Board of Directors of Wolverine Tube, Inc. (on behalf of each of the Debtors) has approved the filing of the Plan and the solicitation of votes to accept or reject the Plan. The Debtors believe that the acceptance of the Plan is in the best interests of the Estates, Holders of Claims that are entitled to vote on the Plan, and all other parties in interest. Moreover, the Debtors believe that any alternative other than confirmation of the Plan could result in extensive delays and increased administrative expenses, which, in turn, would likely result in smaller distributions (or no distributions) on account of claims asserted in these Chapter 11 cases.

THE DEBTORS STRONGLY URGE YOU TO PROPERLY AND TIMELY CAST YOUR BALLOT TO ACCEPT THE PLAN.

The materials in the Solicitation Package are intended to be self-explanatory. If you should have any questions, if you received Solicitation Package materials in CD-ROM format and desire paper copies, or if you need to obtain additional Solicitation Packages, you may (a) contact the Balloting Agent by telephone at (212) 771-1128 or by e-mail at Balloting@DonlinRecano.com; or (b) download such documents (excluding the Ballots) from the Debtors' restructuring website at http://www.donlinrecano.com/wti or by visiting the Bankruptcy Court's website at http://www.deb.uscourts.gov. Please be advised that the Balloting Agent is authorized to answer questions about and provide additional copies of solicitation materials but may not advise you as to whether you should vote to accept or reject the Plan.

Sincerely,

Wolverine Tube, Inc., *et al.*

EXHIBIT 5

Confirmation Hearing Notice

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	:	Chapter 11
WOLVERINE TUBE, INC., *et al.*,[1]	:	Case No. 10-13522 (PJW)
Debtors.	:	(Jointly Administered)

NOTICE OF HEARING TO CONSIDER CONFIRMATION OF THE FIRST AMENDED JOINT PLAN OF REORGANIZATION OF WOLVERINE TUBE, INC. AND ITS AFFILIATED DEBTORS PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED AND RELATED VOTING AND OBJECTION DEADLINES

TO: ALL HOLDERS OF CLAIMS, HOLDERS OF INTERESTS, AND PARTIES IN INTEREST IN THE ABOVE-CAPTIONED CHAPTER 11 CASES

PLEASE TAKE NOTICE OF THE FOLLOWING:

1. **Approval of the Disclosure Statement and Solicitation and Voting Procedures**. On April 15, 2011, the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") entered an order (the "Disclosure Statement Approval Order") pursuant to which the Bankruptcy Court: (a) authorized the above-captioned debtors and debtors in possession (collectively the "Debtors") to solicit acceptances for the *First Amended Joint Plan of Reorganization of Wolverine Tube, Inc. and its Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code, as Modified* (as may be amended from time to time, the "Plan"); (b) approved procedures for soliciting, receiving and tabulating votes on the Plan and for filing objections to the Plan (the "Solicitation and Voting Procedures"); and (c) approved the *First Amended Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code for the Joint Plan of Reorganization of Wolverine Tube, Inc. and its Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code, as Modified* (as may be amended from time to time, the "Amended Disclosure Statement"). Please note that capitalized terms used but not otherwise defined in this notice have the meanings set forth in the Plan.

2. **The Confirmation Hearing Date**. The hearing at which the Bankruptcy Court will consider confirmation of the Plan (the "Confirmation Hearing") will commence at **2:00 p.m., prevailing Eastern Time on June 2, 2011** before the Honorable Peter J. Walsh, United States Bankruptcy Judge, in the United States Bankruptcy Court for the District of Delaware, located at 824 Market Street, 6th Floor, Courtroom No. 2, Wilmington, Delaware 19801.

[1] The Debtors in these chapter 11 cases, along with the last four digits of each Debtor's federal tax identification number, are: Wolverine Tube, Inc. (0812), Tube Forming, L.P. (3323), Wolverine Joining Technologies, LLC (1600), WT Holdings Company, Inc. (4984), and TF Investor Inc. (8048). The Debtors' corporate headquarters and the mailing address for each Debtor is 200 Clinton Avenue West, 10th Floor, Huntsville, Alabama 35801.

PLEASE BE ADVISED: THE CONFIRMATION HEARING MAY BE CONTINUED FROM TIME TO TIME BY THE BANKRUPTCY COURT OR THE DEBTORS WITHOUT FURTHER NOTICE OTHER THAN BY ANNOUNCING SUCH ADJOURNMENT IN OPEN COURT OR BY A NOTICE OF ADJOURNMENT FILED BY THE DEBTORS AND POSTED ON THE DEBTORS' RESTRUCTURING WEBSITE AT HTTP://WWW.DONLINRECANO.COM/WTI

CRITICAL INFORMATION REGARDING VOTING ON THE PLAN

3. **Voting Record Date.** The voting record date is **April 15, 2011** (the "Voting Record Date"), which is the date for determining which Holders of Claims in Classes 3 and 5 of the Plan are entitled to vote on the Plan.

4. **Voting Deadline.** The deadline for voting on the Plan is **5:00 p.m., prevailing Eastern Time on May 23, 2011** (the "Voting Deadline"). If you received a Solicitation Package, including a Ballot, and intend to vote on the Plan, in order for your vote to be counted you must: (a) follow the instructions carefully, (b) complete all the required information on the Ballot, and (c) execute and return your completed Ballot so that it is **actually received** by the Balloting Agent (or Nominee, as appropriate) according to and as set forth in detail in the voting instructions on or before the Voting Deadline. *A failure to follow such instructions may disqualify your vote.*

CRITICAL INFORMATION REGARDING OBJECTING TO THE PLAN

ARTICLE X OF THE PLAN CONTAINS RELEASE, EXCULPATION, AND INJUNCTION PROVISIONS, AND **SECTION 10.2 CONTAINS A THIRD-PARTY RELEASE**. THUS, YOU ARE ADVISED TO REVIEW AND CONSIDER THE PLAN CAREFULLY BECAUSE YOUR RIGHTS MIGHT BE AFFECTED THEREUNDER.

5. **Plan Objection Deadline.** The deadline for filing objections to the Plan is **May 23, 2011 at 5:00 p.m., prevailing Eastern Time** (the "Plan Objection Deadline").

6. **Objections to the Plan.** All objections, if any, to the Plan must: (a) be in writing; (b) conform to the Bankruptcy Rules, the Local Bankruptcy Rules, and any orders of the Bankruptcy Court; (c) state the name and address of the objecting party and the amount and nature of the Claim of such Entity; (d) state with particularity the basis and nature of any objection to the Plan and, if practicable, a proposed modification to the Plan that would resolve such objection; and (e) be filed, contemporaneously with a proof of service, with the Bankruptcy Court and served so that it is **actually received** no later than the Plan Objection Deadline by the following parties (the "Notice Parties"):

COZEN O'CONNOR 1201 North Market Street, Suite 1400 Wilmington, Delaware 19801 Attention: Mark E. Felger Email address: mfelger@cozen.com ***Counsel to the Debtors***
PROSKAUER ROSE LLP Eleven Times Square New York, New York 10036 Attention: Scott K. Rutsky Email address: srutsky@proskauer.com ***Special Corporate and Tax Counsel for the Debtors***
SIDLEY AUSTIN LLP One South Dearborn Chicago, Illinois 60603 Attention: Matthew A. Clemente Email address: mclemente@sidley.com ***Counsel for the Ad Hoc Group***
THE OFFICE OF THE UNITED STATES TRUSTEE FOR THE DISTRICT OF DELAWARE Attention: Richard L. Schepacarter 844 King Street, Suite 2207 Wilmington, Delaware 19801

ADDITIONAL INFORMATION

7. **Obtaining Solicitation Materials.** If you received Solicitation Package materials in CD-ROM format and desire paper copies, or if you need to obtain additional Solicitation Packages, you may (a) contact the Balloting Agent by telephone at (212) 771-1128 or by e-mail at Balloting@DonlinRecano.com; or (b) download such documents (excluding the Ballots) from the Debtors' restructuring website at http://www.donlinrecano.com/wti or by visiting the Bankruptcy Court's website at http://www.deb.uscourts.gov.

8. **Filing the Plan Supplement.** The Debtors will file the Plan Supplement on or before May 13, 2011, and will serve notice on the parties entitled to notice that will: (i) inform parties that the Debtors filed the Plan Supplement; (ii) list the information contained in the Plan Supplement; and (iii) explain how parties may obtain copies of the Plan Supplement.

BINDING NATURE OF THE PLAN:

THE PLAN SHALL BIND ALL HOLDERS OF CLAIMS AND INTERESTS TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, WHETHER OR NOT SUCH HOLDER WILL RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY UNDER THE PLAN, HAS FILED A PROOF OF CLAIM IN THE DEBTORS' CHAPTER 11 CASES, OR FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN, OR VOTED TO REJECT THE PLAN.

EXHIBIT 6

Notice of Non-Voting Status (Unimpaired)

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	:	Chapter 11
	:	
WOLVERINE TUBE, INC., *et al.*,[1]	:	Case No. 10-13522 (PJW)
	:	
Debtors.	:	(Jointly Administered)

NOTICE OF NON-VOTING STATUS TO HOLDERS OF UNIMPAIRED CLAIMS AND INTERESTS CONCLUSIVELY PRESUMED TO ACCEPT THE PLAN

PLEASE TAKE NOTICE THAT on April 15, 2011, the United States Bankruptcy Court for the District of Delaware (the "Court") entered an order (the "Disclosure Statement Approval Order"): (i) authorizing the above-captioned debtors and debtors in possession (collectively, the "Debtors") to solicit acceptances for the *First Amended Joint Plan of Reorganization of Wolverine Tube, Inc. and its Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code, as Modified* (as may be amended from time to time, the "Plan"); (ii) approving procedures for soliciting, receiving, and tabulating votes on the Plan and for filing objections to the Plan (the "Solicitation and Voting Procedures"); and (iii) approving the *First Amended Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code for the Joint Plan of Reorganization of Wolverine Tube, Inc. and its Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code, as Modified* (as may be amended from time to time the "Amended Disclosure Statement").[2]

PLEASE TAKE FURTHER NOTICE THAT because of the nature and treatment of your Claim or Interest under the Plan, you are not entitled to vote on the Plan. Specifically, under the terms of the Plan, as a Holder of a Claim or Interest (as currently asserted against the Debtors) that is unimpaired and conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, you are not entitled to vote on the Plan.

PLEASE TAKE FURTHER NOTICE THAT the deadline for filing objections to the Plan is **May 23, 2011 at 5:00 p.m., prevailing Eastern Time** (the "Plan Objection Deadline"). Any objection to the Plan must: (i) be in writing; (ii) conform to the Bankruptcy Rules, the Local Bankruptcy Rules, and any orders of the Bankruptcy Court; (iii) state the name and address of the objecting party and the amount and nature of the Claim or Interest of such Entity; (iv) state with particularity the basis and nature of any objection to the Plan and, if practicable, a proposed modification to the Plan that would resolve such objection; and (v) be filed, contemporaneously with a proof of service, with the Bankruptcy Court and served so that it is **actually received** no later than the Plan Objection Deadline by the following notice parties:

---

[1] The Debtors in these chapter 11 cases, along with the last four digits of each Debtor's federal tax identification number, are: Wolverine Tube, Inc. (0812), Tube Forming, L.P. (3323), Wolverine Joining Technologies, LLC (1600), WT Holdings Company, Inc. (4984), and TF Investor Inc. (8048). The Debtors' corporate headquarters and the mailing address for each Debtor is 200 Clinton Avenue West, 10th Floor, Huntsville, Alabama 35801.

[2] Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Plan.

COZEN O'CONNOR 1201 North Market Street, Suite 1400 Wilmington, Delaware 19801 Attention: Mark E. Felger Email address: mfelger@cozen.com ***Counsel to the Debtors***
PROSKAUER ROSE LLP Eleven Times Square New York, New York 10036 Attention: Scott K. Rutsky Email address: srutsky@proskauer.com ***Special Corporate and Tax Counsel for the Debtors***
SIDLEY AUSTIN LLP One South Dearborn Chicago, Illinois 60603 Attention: Matthew A. Clemente Email address: mclemente@sidley.com ***Counsel for the Ad Hoc Group***
THE OFFICE OF THE UNITED STATES TRUSTEE FOR THE DISTRICT OF DELAWARE Attention: Richard L. Schepacarter 844 King Street, Suite 2207 Wilmington, Delaware 19801

PLEASE TAKE FURTHER NOTICE THAT the hearing to consider confirmation of the Plan will commence at **2:00 p.m. prevailing Eastern Time on June 2, 2011**, before the Honorable Peter J. Walsh, United States Bankruptcy Judge, in the United States Bankruptcy Court for the District of Delaware, located at 824 Market Street, 6th Floor, Courtroom No. 2, Wilmington, Delaware 19801.

PLEASE TAKE FURTHER NOTICE THAT if you desire to receive the Solicitation Packages (excluding the Ballots), you may (a) contact the Balloting Agent by telephone at (212) 771-1128 or by e-mail at Balloting@DonlinRecano.com; or (b) download such documents (excluding the Ballots) from the Debtors' restructuring website at http://www.donlinrecano.com/wti or by visiting the Bankruptcy Court's website at http://www.deb.uscourts.gov.

PLEASE TAKE FURTHER NOTICE THAT the Plan also contains the following provisions:

Releases by the Debtors.

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, for good and valuable consideration, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, including any derivative Claims asserted or that could possibly have been asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors or the Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the related Amended Disclosure Statement, the related Plan Supplement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court's finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the Claims released by this Section 10.1; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors asserting any claim or Cause of Action released pursuant to the Debtor Release.

Releases by Holders of Claims and Interests.

To the greatest extent permissible by law and except as provided in the last sentence of this Section 10.2, as of the Effective Date, each Holder of a Claim against the Debtors shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged the Third Party Releasees from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, including any derivative Claims, asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, that such entity would have been legally entitled to assert (whether individually or collectively), based on or in any way relating

to, or in any manner arising from, in whole or in part, the Debtors, the Debtors' restructuring, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the related Amended Disclosure Statement, the related Plan Supplement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval, pursuant to Bankruptcy Rule 9019, of the Third Party Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court's finding that the Third Party Release is: (1) in exchange for the good and valuable consideration provided by the Third Party Releasees; (2) a good faith settlement and compromise of the Claims released by this Section 10.2; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any Entity granting a Third Party Release from asserting any claim or Cause of Action released pursuant to the Third Party Release.

Nothing in this Third Party Release shall be deemed to release or Impair any Allowed General Unsecured Claim against the Debtors, which Allowed General Unsecured Claims against the Debtors shall be treated as set forth in Article III of the Plan.

Mutual Releases by Released Parties.

As of the Effective Date, each of the Released Parties hereby unconditionally forever releases, waives and discharges all known and unknown Causes of Action of any nature that such Released Party has asserted, may have asserted, could have asserted, or could in the future assert, directly or indirectly, against any of the other Released Parties based on any act or omission relating to the Debtors or their business operations (including, without limitation, the organization or capitalization of the Debtors or extensions of credit and other financial services and accommodations made or not made to the Debtors) or the Chapter 11 Cases on or prior to the Effective Date; provided, however, that the foregoing releases shall not apply to Causes of Action that arise from obligations or rights created under or in connection with the Plan or any agreement provided for or contemplated in the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval, pursuant to Bankruptcy Rule 9019, of the Mutual Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court's finding that the Mutual Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and

compromise of the Claims released by this Section 10.3; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any Entity granting a Mutual Release from asserting any claim or Cause of Action released pursuant to the Mutual Release.

Exculpation. To the greatest extent permissible by law, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Exculpated Claim or any obligation, Cause of Action, or liability for any Exculpated Claim; provided, however, that in all respects such Exculpated Parties shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to, or in connection with, the Plan. The Debtors and the Reorganized Debtors (and each of their respective affiliates, officers, directors, employees, managers, principals, agents, attorneys, financial advisors, accountants, investment bankers, consultants, representatives, and other professionals) have participated in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the New Common Stock pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

Injunction. Except as otherwise expressly provided in the Plan or for obligations issued pursuant to the Plan, all Entities who have held, hold, or may hold Claims or Interests that have been released pursuant to Section 10.1 or Section 10.2 hereof, discharged pursuant to Section 10.6 hereof, or are subject to exculpation pursuant to Section 10.4 hereof are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Released Parties, or the Exculpated Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of subrogation or recoupment of any kind against any obligation due from such Entities or against the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

Violation of Injunctions. Any Person injured by any willful violation of such injunction may recover actual damages, including costs and attorneys' fees and, in appropriate circumstances, may recover punitive damages from the willful violator.

Consent to Injunctions. By accepting distributions or other benefits pursuant to the Plan, each Holder of an Allowed Claim receiving distributions pursuant to the Plan shall be deemed to have specifically consented to the injunctions set forth in the Plan.

Discharge of Claims and Termination of Interests. Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, Instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any Property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code; provided, however, that, upon the Effective Date, all Allowed General Unsecured Claims shall be Reinstated and shall not be subject to the discharge provisions of this Section 10.6. Any default by the Debtors or their affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring. This Section 10.6 also shall apply to any and all Claims against non-Debtor subsidiaries and affiliates of the Debtors on account of or relating to the Notes.

No Releases of Claims By Debtors Against Non-Debtor Subsidiaries or Joint Ventures. Notwithstanding anything to the contrary contained in the Plan (including, without limitation, anything to the contrary contained in Sections 10.1, 10.2, 10.3, 10.4, 10.5 or 10.6 of the Plan), nothing in the Plan or the Confirmation Order shall (or shall be deemed to) constitute a waiver, release or discharge by the Debtors or Reorganized Debtors of any Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, against or relating to any non-Debtor subsidiaries or Joint Ventures.

THIS NOTICE IS BEING SENT TO YOU FOR INFORMATIONAL PURPOSES ONLY. IF YOU HAVE QUESTIONS WITH RESPECT TO THE VOTING PROCESS OR IF YOU WOULD LIKE TO OBTAIN ADDITIONAL INFORMATION, PLEASE CONTACT THE BALLOTING AGENT.

EXHIBIT 7

Notice of Non-Voting Status (Impaired)

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	:	Chapter 11
	:	
WOLVERINE TUBE, INC., *et al.*,[1]	:	Case No. 10-13522 (PJW)
	:	
Debtors.	:	(Jointly Administered)

NOTICE OF NON-VOTING STATUS TO HOLDERS OF IMPAIRED CLAIMS AND INTERESTS DEEMED TO REJECT THE PLAN

PLEASE TAKE NOTICE THAT on April 15, 2011, the United States Bankruptcy Court for the District of Delaware (the "Court") entered an order (the "Disclosure Statement Approval Order"): (i) authorizing the above-captioned debtors and debtors in possession (collectively, the "Debtors") to solicit acceptances for the *First Amended Joint Plan of Reorganization of Wolverine Tube, Inc. and its Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code, as Modified* (as may be amended from time to time, the "Plan"); (ii) approving procedures for soliciting, receiving, and tabulating votes on the Plan and for filing objections to the Plan (the "Solicitation and Voting Procedures"); and (iii) approving the *First Amended Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code for the Joint Plan of Reorganization of Wolverine Tube, Inc. and its Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code, as Modified* (as may be amended from time to time, the "Amended Disclosure Statement").[2]

PLEASE TAKE FURTHER NOTICE THAT because of the nature and treatment of your Claim or Interest under the Plan, you are not entitled to vote on the Plan. Specifically, under the terms of the Plan, as a Holder of a Claim or an Interest (as currently asserted against the Debtors) that is receiving no distribution under the Plan, you are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote on the Plan.

PLEASE TAKE FURTHER NOTICE THAT the deadline for filing objections to the Plan is **May 23, 2011 at 5:00 p.m., prevailing Eastern Time** (the "Plan Objection Deadline"). Any objection to the Plan must: (i) be in writing; (ii) conform to the Bankruptcy Rules, the Local Bankruptcy Rules, and any orders of the Bankruptcy Court; (iii) state the name and address of the objecting party and the amount and nature of the Claim or Interest of such Entity; (iv) state with particularity the basis and nature of any objection to the Plan and, if practicable, a proposed modification to the Plan that would resolve such objection; and (v) be filed, contemporaneously with a proof of service, with the Bankruptcy Court and served so that it is

---

[1] The Debtors in these chapter 11 cases, along with the last four digits of each Debtor's federal tax identification number, are: Wolverine Tube, Inc. (0812), Tube Forming, L.P. (3323), Wolverine Joining Technologies, LLC (1600), WT Holdings Company, Inc. (4984), and TF Investor Inc. (8048). The Debtors' corporate headquarters and the mailing address for each Debtor is 200 Clinton Avenue West, 10th Floor, Huntsville, Alabama 35801.

[2] Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Disclosure Statement.

actually received no later than the Plan Objection Deadline by the following notice parties (the "Notice Parties"):

COZEN O'CONNOR 1201 North Market Street, Suite 1400 Wilmington, Delaware 19801 Attention: Mark E. Felger Email address: mfelger@cozen.com ***Counsel to the Debtors***
PROSKAUER ROSE LLP Eleven Times Square New York, New York 10036 Attention: Scott K. Rutsky Email address: srutsky@proskauer.com ***Special Corporate and Tax Counsel for the Debtors***
SIDLEY AUSTIN LLP One South Dearborn Chicago, Illinois 60603 Attention: Matthew A. Clemente Email address: mclemente@sidley.com ***Counsel for the Ad Hoc Group***
THE OFFICE OF THE UNITED STATES TRUSTEE FOR THE DISTRICT OF DELAWARE Attention: Richard Schepacarter 844 King Street, Suite 2207 Wilmington, Delaware 19801

PLEASE TAKE FURTHER NOTICE THAT the hearing to consider confirmation of the Plan will commence at **2:00 p.m., prevailing Eastern Time on June 2, 2011**, before the Honorable Peter J. Walsh, United States Bankruptcy Judge, in the United States Bankruptcy Court for the District of Delaware, located at 824 Market Street, 6th Floor, Courtroom No. 2, Wilmington, Delaware 19801.

PLEASE TAKE FURTHER NOTICE THAT if you desire to receive the Solicitation Packages (excluding the Ballots), you may (a) contact the Balloting Agent by telephone at (212) 771-1128 or by e-mail at Balloting@DonlinRecano.com; or (b) download such documents (excluding the Ballots) from the Debtors' restructuring website at http://www.donlinrecano.com/wti or by visiting the Bankruptcy Court's website at http://www.deb.uscourts.gov.

PLEASE TAKE FURTHER NOTICE THAT the Plan also contains the following provisions:

Releases by the Debtors.

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, for good and valuable consideration, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, including any derivative Claims asserted or that could possibly have been asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors or the Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the related Amended Disclosure Statement, the related Plan Supplement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court's finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the Claims released by this Section 10.1; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors asserting any claim or Cause of Action released pursuant to the Debtor Release.

Releases by Holders of Claims and Interests.

To the greatest extent permissible by law and except as provided in the last sentence of this Section 10.2, as of the Effective Date, each Holder of a Claim against the Debtors shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged the Third Party Releasees from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, including any derivative Claims, asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, that such entity would have been legally entitled to assert (whether individually or collectively), based on or in any way relating

to, or in any manner arising from, in whole or in part, the Debtors, the Debtors' restructuring, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the related Amended Disclosure Statement, the related Plan Supplement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval, pursuant to Bankruptcy Rule 9019, of the Third Party Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court's finding that the Third Party Release is: (1) in exchange for the good and valuable consideration provided by the Third Party Releasees; (2) a good faith settlement and compromise of the Claims released by this Section 10.2; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any Entity granting a Third Party Release from asserting any claim or Cause of Action released pursuant to the Third Party Release.

Nothing in this Third Party Release shall be deemed to release or Impair any Allowed General Unsecured Claim against the Debtors, which Allowed General Unsecured Claims against the Debtors shall be treated as set forth in Article III of the Plan.

Mutual Releases by Released Parties.

As of the Effective Date, each of the Released Parties hereby unconditionally forever releases, waives and discharges all known and unknown Causes of Action of any nature that such Released Party has asserted, may have asserted, could have asserted, or could in the future assert, directly or indirectly, against any of the other Released Parties based on any act or omission relating to the Debtors or their business operations (including, without limitation, the organization or capitalization of the Debtors or extensions of credit and other financial services and accommodations made or not made to the Debtors) or the Chapter 11 Cases on or prior to the Effective Date; <u>provided</u>, <u>however</u>, that the foregoing releases shall not apply to Causes of Action that arise from obligations or rights created under or in connection with the Plan or any agreement provided for or contemplated in the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval, pursuant to Bankruptcy Rule 9019, of the Mutual Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court's finding that the Mutual Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and

compromise of the Claims released by this Section 10.3; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any Entity granting a Mutual Release from asserting any claim or Cause of Action released pursuant to the Mutual Release.

Exculpation. To the greatest extent permissible by law, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Exculpated Claim or any obligation, Cause of Action, or liability for any Exculpated Claim; provided, however, that in all respects such Exculpated Parties shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to, or in connection with, the Plan. The Debtors and the Reorganized Debtors (and each of their respective affiliates, officers, directors, employees, managers, principals, agents, attorneys, financial advisors, accountants, investment bankers, consultants, representatives, and other professionals) have participated in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the New Common Stock pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

Injunction. Except as otherwise expressly provided in the Plan or for obligations issued pursuant to the Plan, all Entities who have held, hold, or may hold Claims or Interests that have been released pursuant to Section 10.1 or Section 10.2 hereof, discharged pursuant to Section 10.6 hereof, or are subject to exculpation pursuant to Section 10.4 hereof are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Released Parties, or the Exculpated Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of subrogation or recoupment of any kind against any obligation due from such Entities or against the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

Violation of Injunctions. Any Person injured by any willful violation of such injunction may recover actual damages, including costs and attorneys' fees and, in appropriate circumstances, may recover punitive damages from the willful violator.

Consent to Injunctions. By accepting distributions or other benefits pursuant to the Plan, each Holder of an Allowed Claim receiving distributions pursuant to the Plan shall be deemed to have specifically consented to the injunctions set forth in the Plan.

Discharge of Claims and Termination of Interests. Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, Instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any Property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code; provided, however, that, upon the Effective Date, all Allowed General Unsecured Claims shall be Reinstated and shall not be subject to the discharge provisions of this Section 10.6. Any default by the Debtors or their affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring. This Section 10.6 also shall apply to any and all Claims against non-Debtor subsidiaries and affiliates of the Debtors on account of or relating to the Notes.

No Releases of Claims By Debtors Against Non-Debtor Subsidiaries or Joint Ventures. Notwithstanding anything to the contrary contained in the Plan (including, without limitation, anything to the contrary contained in Sections 10.1, 10.2, 10.3, 10.4, 10.5 or 10.6 of the Plan), nothing in the Plan or the Confirmation Order shall (or shall be deemed to) constitute a waiver, release or discharge by the Debtors or Reorganized Debtors of any Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, against or relating to any non-Debtor subsidiaries or Joint Ventures.

THIS NOTICE IS BEING SENT TO YOU FOR INFORMATIONAL PURPOSES ONLY. IF YOU HAVE QUESTIONS WITH RESPECT TO THE VOTING PROCESS OR IF YOU WOULD LIKE TO OBTAIN ADDITIONAL INFORMATION, PLEASE CONTACT THE BALLOTING AGENT.

EXHIBIT 8

Assumption and Rejection Notices

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	:	Chapter 11
	:	
WOLVERINE TUBE, INC., *et al.*,[1]	:	Case No. 10-13522 (PJW)
	:	
Debtors.	:	(Jointly Administered)

NOTICE OF ASSUMPTION TO CONTRACT AND LEASE COUNTERPARTIES

PLEASE TAKE NOTICE THAT on April 15, 2011, the United States Bankruptcy Court for the District of Delaware (the "Court") entered an order (the "Disclosure Statement Approval Order"": (i) authorizing the above captioned debtors and debtors in possession (collectively, the "Debtors") to solicit acceptances for the First Amended Joint Plan of Reorganization of Wolverine Tube, Inc. and its Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code, as Modified (as may be amended from time to time, the "Plan"); (ii) approving procedures for soliciting, receiving, and tabulating votes on the Plan and for filing objections to the Plan (the "Solicitation and Voting Procedures"); and (iii) approving the First Amended Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code for the Joint Plan of Reorganization of Wolverine Tube, Inc. and its Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code, as Modified (as may be amended from time to time, the "Amended Disclosure Statement").[2]

PLEASE TAKE FURTHER NOTICE THAT you are receiving this notice because you are a counterparty to an executory contract or unexpired lease with one or more of the Debtors as of the Voting Record Date. Pursuant to Article IX of the Plan as currently drafted and subject to the Plan being confirmed by the entry of the order confirming the Plan, each executory contract or unexpired lease shall be deemed automatically assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, without further notice of the Court, except for any executory contracts and unexpired leases listed on a schedule to be filed with the Plan Supplement which shall be rejected. Accordingly, if you are a counterparty to an executory contract or unexpired lease with the Debtors, your contract or lease may be assumed by the Debtors.

PLEASE TAKE FURTHER NOTICE THAT each executory contract and unexpired lease assumed pursuant to Article IX of the Plan shall reinvest in and be fully enforceable by the Reorganized Debtors in accordance with its terms.

---

[1] The Debtors in these chapter 11 cases, along with the last four digits of each Debtor's federal tax identification number, are: Wolverine Tube, Inc. (0812), Tube Forming, L.P. (3323), Wolverine Joining Technologies, LLC (1600), WT Holdings Company, Inc. (4984), and TF Investor Inc. (8048). The Debtors' corporate headquarters and the mailing address for each Debtor is 200 Clinton Avenue West, 10th Floor, Huntsville, Alabama 35801.

[2] Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Plan.

PLEASE TAKE FURTHER NOTICE THAT except as otherwise specifically provided in the Plan, any monetary defaults under each executory contract and unexpired lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Case on the Effective Date or in the ordinary course of business, or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree.

PLEASE TAKE FURTHER NOTICE THAT if you received Solicitation Package materials in CD ROM format and desire paper copies, or if you need to obtain additional Solicitation Packages, you may (a) contact the Balloting Agent by telephone at (212) 771-1128 or by e-mail at Balloting@DonlinRecano.com; or (b) download such documents (excluding the Ballots) from the Debtors' restructuring website at http://www.donlinrecano.com/wti or by visiting the Court's website at http://www.deb.uscourts.gov.

PLEASE TAKE FURTHER NOTICE THAT the hearing at which the Court will consider confirmation of the Plan (the "Confirmation Hearing") will commence at **2:00 p.m. prevailing Eastern Time, on June 2, 2011**, before the Honorable Peter J. Walsh, United States Bankruptcy Judge, in the United States Court for the District of Delaware, located at 824 Market Street, 6th Floor, Courtroom No. 2, Wilmington, Delaware 19801. The deadline for filing objections to the Plan is **May 23, 2011 at 5:00 p.m. prevailing Eastern Time** (the "Plan Objection Deadline").

PLEASE TAKE FURTHER NOTICE THAT any objection to the Plan (including to the Debtors' proposed assumption of any executory contract or unexpired lease) must: (i) be in writing; (ii) conform to the Bankruptcy Rules, the Local Bankruptcy Rules, and any orders of the Court; (iii) state the name and address of the objecting party and the amount and nature of the Claim or Interest of such Entity; (iv) state with particularity the basis and nature of any objection to the Plan and, if practicable, a proposed modification to the Plan that would resolve such objection; and (v) be filed, contemporaneously with a proof of service, with the Court and served so that it is actually received not later than the Plan Objection Deadline by the following notice parties:

COZEN O'CONNOR 1201 North Market Street, Suite 1400 Wilmington, Delaware 19801 Attention: Mark E. Felger Email address: mfelger@cozen.com ***Counsel for the Debtors***
PROSKAUER ROSE LLP Eleven Times Square New York, New York 10036 Attention: Scott K. Rutsky Email address: srutsky@proskauer.com ***Special Corporate and Tax Counsel for the Debtors***
SIDLEY AUSTIN LLP One South Dearborn Chicago, Illinois 60603 Attention: Matthew A. Clemente Email address: mclemente@sidley.com ***Counsel for the Ad Hoc Group***
THE OFFICE OF THE UNITED STATES TRUSTEE **FOR THE DISTRICT OF DELAWARE** Attention: Richard Schepacarter 844 King Street, Suite 2207 Wilmington, Delaware 19801

PLEASE TAKE FURTHER NOTICE THAT absent an objection being filed by the Objection Deadline, the assumption of the executory contract or unexpired lease shall become effective as of the Effective Date, without further notice, hearing, or order of the Court.

THIS NOTICE IS BEING SENT TO YOU FOR INFORMATION PURPOSES ONLY. IF YOU HAVE QUESTIONS WITH RESPECT TO THE VOTING PROCESS OR IF YOU WOULD LIKE TO OBTAIN ADDITIONAL INFORMATION, PLEASE CONTACT THE BALLOTING AGENT.

If by regular mail:

Donlin Recano & Company, Inc.
Re: WTI, Inc.
Attn: Voting Department
P.O. Box 2034, Murray Hill Station
New York, NY 10156-0701

If by hand delivery or overnight courier:

Donlin Recano & Company, Inc.
Re: WTI, Inc.
Attn: Voting Department
419 Park Avenue South, Suite 1206
New York, NY 10016

EXHIBIT "C"

Wolverine Tube Inc.
(Legal and Operating Entities)

As Of January 11, 2011



Wolverine Tube, Inc. Delaware Corp (00000)
TF Investor, Inc. Delaware Corp (00530)
99%
1%
Tube Forming LP Delaware Partnership (00520)
WT Holding Company, Inc. Delaware Corp (00440)
100%
100%
3072452 Nova Scotia Company Nova Scotia ULC #2 (00425)
3072453 Nova Scotia Company Nova Scotia ULC #3 (00430)
99.9%
0.1%
Wolverine Tube Canada Limited Partnership New Brunswick LP (00435) (3)
100%
100%
49.9%
50.1%
3226522 Nova Scotia Company Nova Scotia Ltd 'NewCo' (00436)
Wolverine Tube BV Dutch Company (00630)
Wolverine European Holding BV Dutch Company (00620)
100%
Wolverine Tube Europe BV Dutch Company (00626)
99.98%
0.02%
Wolverine Tubagem (Portugal) LDA Portuguese Corp (00614) (2)
Wolverine Joining Technologies, LLC Delaware LLC (00505)
100%
Wolverine Joining Technologies Canada, Inc. Canada Corp (00606)
99%
1%
1%
WLVN de Lationamerica S. de R.L. de C.V. Mexico LLC Fin (00641) Fab (00642) (5)
99%
WLV Mexico de R.L. de C.V. Mexico LLC (00646) (4)
Wolverine Metal Shanghai Co. Ltd. Chinese Corp. (00611)
50%
Wolverine Wieland Heat Transfer Technology LLC Delaware Corp. TJV
50%
Wieland Werke AG
50%
50%
Wolverine China Investments LLC Delaware Corp. (00605) (Deconsolidated) (1)
100%
Wolverine Tube Shanghai Ltd Chinese Corp (00610) MJV (Equity Method)
Legend
Parent
Holding
Operating

EXHIBIT "D"

Overview

The following document is a Liquidation Analysis for Wolverine Tube, Inc., et al. (the "Debtors"). The Debtors have prepared this Liquidation Analysis for the purpose of satisfying the so-called "best interests test" under section 1129(a)(7) of the Bankruptcy Code.

The Debtors have prepared this Liquidation Analysis based on a hypothetical liquidation under Chapter 7 of the Bankruptcy Code. It is assumed, among other things, that the hypothetical liquidation under Chapter 7 would commence under the direction of a Court-appointed trustee and would continue for a period of time as set forth in the notes to the Liquidation Analysis, during which time all of the Debtors' assets would be sold and the cash proceeds, net of liquidation-related costs, would then be distributed to creditors in accordance with relevant law.

The determination of the costs of, and proceeds from, the hypothetical liquidation of the Debtors' assets in a Chapter 7 case is an uncertain process involving the extensive use of estimates and assumptions that, although considered reasonable by the Debtors, are inherently subject to significant business, economic, and competitive uncertainties and contingencies beyond the control of the Debtors, their management, and their legal advisors. Inevitably, some assumptions in the Liquidation Analysis might not materialize in an actual Chapter 7 liquidation, and unanticipated events and circumstances could affect the ultimate results in an actual Chapter 7 liquidation.

THE LIQUIDATION ANALYSIS IS NOT INTENDED AND SHOULD NOT BE USED FOR ANY OTHER PURPOSE. THE LIQUIDATION ANALYSIS DOES NOT PURPORT TO BE A VALUATION OF THE DEBTORS' ASSETS AS A GOING CONCERN, AND THERE MAY BE A SIGNIFICANT DIFFERENCE BETWEEN THE LIQUIDATION ANALYSIS AND THE VALUES THAT MAY BE REALIZED IN AN ACTUAL LIQUIDATION. THIS ANALYSIS ASSUMES "LIQUIDATION VALUES" BASED ON APPRAISALS, WHERE AVAILABLE, AND THE DEBTORS' BUSINESS JUDGMENT, WHERE APPRAISALS ARE NOT AVAILABLE.

THE UNDERLYING FINANCIAL INFORMATION IN THE LIQUIDATION ANALYSIS WAS NOT COMPILED OR EXAMINED BY ANY INDEPENDENT ACCOUNTANTS. NEITHER THE DEBTORS NOR THEIR ADVISORS MAKE ANY REPRESENTATION OR WARRANTY THAT THE ACTUAL RESULTS WOULD OR WOULD NOT APPROXIMATE THE ESTIMATES AND ASSUMPTIONS REPRESENTED IN THE LIQUIDATION ANALYSIS. ACTUAL RESULTS COULD VARY MATERIALLY.

Wolverine Tube, Inc.

Liquidation Analysis

Prepared - 02/28/2011

$Millions		Book Value 12/31/10	Estimated Recovery Percentage		Estimated Liquidation Value	
Domestic Assets (Liquidation and Wind-Down)	**Notes**	(Note B)	Low	High	Low	High
Cash and Cash Equivalents	C	$14.9	100%	100%	$14.9	$14.9
Restricted Cash - Insurance Reserves	D	4.9	-	-	-	-
Deposits on Firm/Hedged Metal	E	0.8	0%	40%	-	0.3
Other Restricted Cash	F	1.2	-	-	-	-
Trade and Other Receivables	G	22.3	55%	65%	12.3	14.5
Inventories	H	16.7	50%	60%	8.4	10.0
Other Current Assets	J	11.4	10%	20%	1.1	2.3
Land and Buildings	K	16.9	N/A	N/A	7.0	13.5
Machinery and Equipment	L	20.4	10%	20%	2.0	4.1
Patents	M	1.7	100%	200%	1.7	3.5
Other Non-Current Assets	N	1.3	-	-	-	-
Subtotal Domestic Liquidation Value		$112.4	42%	56%	$47.4	$63.0
Liquidation/Sales Proceeds of Foreign Subsidiaries	O				$13.7	$20.8
Estimated Liquidation/Sales Proceeds Available for Distribution					$61.1	$83.8
Estimated Chapter 7 Expenses - Domestic	P					
Operational Wind-down Costs					($21.7)	($21.7)
Chapter 7 Trustee Fees					(1.4)	(1.9)
Chapter 7 Professional Fees					(2.3)	(2.3)
Net Proceeds after Chapter 7 Administrative Expenses					$35.7	$58.0

$Millions		Estimated Claim Amount		Estimated Claim Recovery Percentage		Estimated Claim Recovery Amount	
Estimated Creditor Recoveries	**Notes**	Low	High	Low	High	Low	High
Net Proceeds after Chapter 7 Administrative Expenses	Q					$35.7	$58.0
Secured Claims	R	$139.0	$139.0	19%	32%	26.5	44.6
Net Proceeds for Secured Claims						$26.5	$44.6
Admin and Priority Claims							
Carveout for Professionals	S	0.5	0.5	100%	100%	0.5	0.5
Priority Tax and Other Priority Claims	T	0.2	0.2	100%	100%	0.2	0.2
Net Proceeds for Admin Claims		$0.7	$0.7	100%	100%	$0.7	$0.7
Unsecured Claims	U	$182.9	$212.0	4%	7%	8.5	12.7
Net Proceeds for Unsecured Claims						$8.5	$12.7

FOOTNOTES TO LIQUIDATION ANALYSIS

Note A – Organization and Ownership

Wolverine Tube, Inc. ("WTI") is the ultimate parent company of Tube Forming, L.P. ("Tube Forming"), Wolverine Joining Technologies, LLC ("WJT"), WT Holding Company, Inc. ("WTH"), and TF Investor Inc. ("TFI", and together with WTI, Tube Forming, WJT and WTH, the "Debtors"), as well as various other non-debtor domestic and foreign affiliates (collectively with the Debtors, the "Company").

Note B – Book Values at December 31, 2010

Unless stated otherwise, the book values used in this Liquidation Analysis are the un-audited net book values as of December 31, 2010.

Note C – Cash and Cash Equivalents

The Liquidation Analysis assumes that additional cash would not be generated for distribution except for net proceeds from the disposition of non-cash assets, and that cash and cash equivalents held in the Company's accounts are fully collectible.

Note D – Restricted Cash – Insurance Reserves

The $4.9 million of cash deposits represent security for our self-insured workers' compensation insurance programs. Management believes the servicing agent for the self-insurance program will hold the collateral for future claims payments. As a result, Management has assumed no recovery of the insurance reserves.

Note E – Deposits on Firm/Hedged Metal

Deposits on firm/hedged metal includes amounts the Debtors have on deposit with their primary copper supplier and the counter-party which they have contracted with for their derivative positions, representing the difference between the current market price and the contracted value of copper. The balance on deposit at December 31, 2010 was $0.8 million.

Note F – Other Restricted Cash

Primarily funds received for payment of accounts receivable of related parties that were subsequently returned to the appropriate party; therefore, no recovery.

Note G – Trade and Other Receivables

The analysis of accounts receivable assumes retaining certain existing staff of the Company to handle an aggressive collection effort for outstanding trade accounts receivable. Collections during liquidation would likely be significantly compromised as customers may attempt to set off outstanding amounts owed against alleged damage and breach of contract claims. The liquidation value of accounts receivable was estimated by applying a recovery factor based on the inevitable difficulty a liquidating company has in collecting its receivables and any concessions that might be required to facilitate the collection of certain accounts. The estimated recoveries are between approximately 55.0% to 65.0% of net trade and other receivables. Based on this analysis, Management estimates recoveries from the liquidation of the Debtors' trade and other receivables would be between $12.3 million (low) and $14.5 million (high).

Note H – Inventories

Inventories consist principally of copper, copper alloys, spare parts and supplies. Copper comprises a significant portion of inventory. A copper price of approximately $4.17 per pound is included in this statement of asset values and could, of course, vary substantially based on market conditions. Working-In-Progress ("WIP") is in various stages of completion. Our recovery analysis assumes that some of the WIP inventory would be converted into finished goods in order to maximize recoveries. Accordingly, Management estimates the projected gross recoveries from the liquidation of the Debtors' inventory, excluding related expenses, would be between $8.4 million and $10.0 million.

Note J – Other Current Assets

The Company's other current assets include prepaid insurance, prepaid amounts for the purchase of raw materials from offshore suppliers and derivative assets. Estimated recoveries are between approximately 10% and 20% of other current assets. The Debtors' other current assets are estimated to have a liquidation value ranging from $1.1 million to $2.3 million.

Note K – Land and Buildings

The Company has included land and buildings owned by the Debtors. As a requirement to refinance the Company's liquidity facilities, the Company utilized the services of a third party commercial real estate appraiser to assess the value of its domestic properties and plants in 2008/2009. It is assumed that it would take 1 – 2 years to realize the higher recovery value.

Note L – Machinery and Equipment

In recent years the Company has sold some of its surplus equipment accumulated from the closure or downsizing of its Decatur, AL, Jackson, TN, and Booneville, MS facilities. With this experience, and given the current economic conditions, the Company has assumed recoverable values between 10% or $2.0 million (low) and 20% or $4.1 million (high), net of commissions and removal costs for the Debtors' machinery and equipment.

Note M – Patents

Patents and patent application deferred costs. Management believes the patents will have a recoverable value of $1.7 million to $3.5 million.

Note N - Other Non-Current Assets

Other non-current assets include the Company's license agreements being amortized over their useful lives, deferred financing fees and deposits. Management believes the majority of other non-current assets will have no recoverable value.

Note O – Liquidation/Sales Proceeds from Foreign Subsidiaries

This category includes net proceeds (including payment of statutory lien) from the sale of the Company's remaining 50% equity interest in its Wolverine Tube Shanghai joint venture, which assumes an orderly liquidation of that entity and takes into account the contractual wind-down criteria contained in the agreements governing the joint venture. This category also includes estimated liquidation net proceeds from the disposition of the Debtors' other Foreign Subsidiaries including its Netherlands and Portugal non-debtor affiliates, and WTI's wholly-owned facility in China. It should also be noted that the Liquidation Analysis does not include a calculation of damages arising from the failure of the Debtors' foreign subsidiaries to perform under existing contracts or other arrangements with their customers. Such additional claims would likely result from a cessation of operations as contemplated herein and could be substantial in amount, resulting in a reduction of the projected net liquidation proceeds available for distribution (which reduction in proceeds, and corresponding reduction in recoveries to creditors could be material).

Note P - Estimated Chapter 7 Expenses

The Company has assumed the liquidation process will take approximately three to six months at reduced staffing levels to wind down production and exit these facilities. Chapter 7 Trustee Fees are estimated to be 3% of the estimated liquidation values. In addition, the Company estimates Chapter 7 Professional Fees (audit, lawyer and other liquidation consulting fees) to be $0.5 million per month for the duration of the wind down period.

Note Q - Net Proceeds after Chapter 7 Administrative Expenses

Pursuant to the Final Order, dated November 23, 2010, Authorizing the Debtors' Use of Cash Collateral entered by the Bankruptcy Court, as adequate protection for the Debtors' use of cash and other collateral securing the claims of the Noteholders, the Noteholders were granted certain liens and super-priority administrative expense claims to the extent of any diminution in the value of the Noteholders' collateral arising from such usage by the Debtors. Accordingly, to the extent there ultimately exists any such diminution, the Net Proceeds after Chapter 7 Administrative Expenses (and therefore the estimated recoveries to creditors contained herein) could be reduced, and any such reduction could be material.

Note R - Secured Claims

The PBGC has questioned whether the Noteholders hold a claim against WTH or a lien on the assets of WTH. Representatives of Noteholders dispute this position and assert a claim against and a lien on the assets of WTH. If, following litigation, the PBGC's position was determined to be correct, then a portion of the Liquidation/Sales proceeds of Foreign Subsidiaries that is attributable to the Netherlands and Portugal affiliates would be available for creditors other than the Noteholders, and the recovery to Noteholders would be reduced in proportion. Litigation expense over this issue might further reduce the proceeds available from the liquidation of these assets. As a result of the PBGC Settlement Agreement incorporated into the Plan, all such disputes are resolved.

Note S - Super-priority Administrative Claims

The Carve Out is estimated to be $0.5 million. Obligations under the Carve Out for accrued and unpaid professional fees from the Debtors' Chapter 11 estates are assumed to be paid after the liquidation costs of the Chapter 7 estates.

Note T - Administrative and Priority Claims

Administrative claims are assumed paid on a pro rata basis from the net proceeds, if any, remaining after the payment of liquidation costs, Secured Claims, and the Carve Out. Other Priority Claims include unpaid taxes and employee claims of the Debtors' Chapter 11 estates. Other Priority Claims are assumed paid on a pro rata basis from the net proceeds, if any, remaining after the payment of liquidation costs, Secured Claims, the Carve Out, and Administrative Claims.

Note U - Unsecured Claims

Proceeds available for distribution to unsecured creditors reflects net proceeds from the liquidation of certain unencumbered assets. Unsecured creditors are assumed to be paid on a pro rata basis from the net liquidation proceeds available, if any, after payment of all other claims that are senior in priority. It should be noted that the Liquidation Analysis does not include an estimate of additional unsecured claims that would likely arise as a result of, among other things, the rejection of remaining executory contracts and leases, deficiency claims arising from a return of equipment under capital leases. Such additional claims would likely result from a cessation of operations as contemplated herein and would likely be substantial in amount, and thereby dilute the projected recoveries to unsecured creditors in a liquidation. The estimate of unsecured claims contained in this liquidation analysis (which includes a range of the estimated unsecured deficiency claim applicable to the Noteholders, and a range of general unsecured claims applicable to the PBGC) is solely for purposes of this analysis, and does not constitute an admission by the Debtors or a waiver of any rights, claims and defenses of the Debtors.

EXHIBIT "E"

Wolverine Tube, Inc., *et al.*

Projected Financial Statements

In connection with Plan, certain projections of the future financial performance of the Debtors were prepared. Set forth below are financial projections ("Projections") which incorporate the estimated effect of the transactions contemplated by the Plan on the Debtors' balance sheets and cash flow for the three-year period ending December, 2013. The Projections reflect significant assumptions, including various assumptions with respect to the anticipated future performance of the Debtors after the restructuring contemplated under the Plan is consummated, industry performance, general business and economic conditions and other matters, some of which are beyond the control of the Debtors. The projections should be read in conjunction with the assumptions, qualifications and the footnotes to the tables containing the Projections herein.

In addition, unanticipated events and circumstances may affect the actual financial results of the Debtors in the future. THEREFORE, WHILE THE PROJECTIONS ARE PRESENTED FOR FISCAL YEARS 2011-2013 (the "PROJECTED PERIOD"), ACTUAL RESULTS MAY VARY FROM THE PROJECTED RESULTS, NO REPRESENTATION CAN BE MADE OR IS MADE WITH RESPECT TO THE ACCURACY OF THE PROJECTIONS OR THE ABILITY OF THE DEBOTRS TO ACHIEVE THE PROJECTED RESULTS. See Section VII of the Disclosure Statement entitled "RISK FACTORS" for a discussion of certain factors that may affect the future financial performance of the Debtors and/or Reorganized Debtors.

The Debtors do not, as a matter of course, make public projections of their anticipated financial position or results of operations. Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated projections in the event that actual industry performance or the general economic or business climate differs from that upon which the Projections have been based.

The projections have been prepared by the Debtors' management, and while it believes that the assumptions underlying the projections for the Projected Period, when considered on an overall basis, are reasonable in light of current circumstances, no assurance can be given or is given that the Projections will be realized. The Projections were not prepared in accordance with standards for projections promulgated by the American Institute of Certified Accountants, the Financial Account Standards Board or with a view to compliance with published guidelines of the Securities and Exchange Commission regarding projections or forecasts.

The Projections have not been audited, reviewed or compiled by the Debtors' independent auditors. Although presented with numerical specificity, the Projections are based upon a variety of assumptions, some of which have not been achieved to date and may not be realized in the future, and are subject to significant business, litigation, economic and competitive uncertainties and contingencies, many of which are beyond the control of the debtors. For example, metals pricing has experienced significant volatility

in the last several months, and at the time these Projections were developed, metals pricing was at or near historically high levels; if this volatility persists, it would likely contribute to, among other financial effects, significant variability in forecasted working capital levels and associated cash flows. Consequently, the Projections should not be regarded as a representation or warranty by the Debtors, or any other person, that the Projections will be realized.

The Projections contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Although he Debtors believe the expectations contained in such forward looking statements are reasonable, they can give no assurance that such expectations will prove to be correct. The Debtors' actual results of operations and future financial condition may differ materially from those expressed or implied in any such forward looking statements as a result of many factors, including factors that may be beyond the Debtors' control. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Debtors' Disclosure Statement.

Wolverine Tube, Inc.

Income Statement

($ Millions)	2010	2011	2012	2013
	Fiscal Year Ending, December 31			
Net Revenue	$291.6	$354.7	$332.7	$355.3
COGS	(275.3)	(338.5)	(316.0)	(334.1)
Gross Profit	$16.3	$16.2	$16.7	$21.2
Operating Expenses	(17.3)	(14.0)	(12.1)	(13.3)
Other Income\(Expense)	(0.1)	(0.6)	-	-
Cash Interest Expense, Net	-	(0.9)	(0.8)	(0.7)
Equity Earnings in Unconsolidated Subsidiary	2.3	2.0	2.1	2.2
Taxes	(0.8)	(0.8)	(0.5)	(0.5)
Net Income	$0.4	$1.9	$5.4	$8.9
Other Income\(Expense)	0.1	0.6	-	-
Cash Interest Expense, Net	-	0.9	0.8	0.7
Depreciation & Amortization	5.2	4.6	4.7	4.9
Taxes	0.8	0.8	0.5	0.5
EBITDA	$6.5	$8.8	$11.4	$15.0

Key Assumptions

1. *Excludes non-cash pension and stock option expenses for 2010, and one-time professional fees for 2010 and 2011.*
2. *Copper Price Per Pound*
   a. *2010 Actual copper price averaged $3.43*
   b. *2011 Plan based on $4.00 copper price.*
   c. *2012 and 2013 Model years based on $4.17 copper price.*
3. *Asset sales completed by 12/31/11.*
4. *Domestic tax expense reflects the application of Section 382 (l) (6) which limits the amount of NOLs that can be utilized per year to offset income. As a result, the domestic tax expense for the fiscal years 2011-2013 is estimated to be zero.*
5. *Continuation of existing toll agreements and copper purchase arrangements*

4/14/11

Wolverine Tube, Inc.
Balance Sheet

($ Millions)	2010	2011	2012	2013
		Fiscal Year Ending, December 31		
Cash	$18.0	$13.4	$13.4	$13.4
Restricted Cash	7.1	7.1	7.1	7.1
Trade A/R	25.5	21.3	22.8	22.7
Other A/R	5.3	2.9	2.9	2.9
Inventories (ex. MRO)	21.5	13.9	13.9	13.9
MRO	5.0	5.0	5.0	5.0
Prepaid	3.4	2.7	2.4	2.4
Other Current Assets	8.4	4.4	3.3	3.3
Total Current Assets	**$94.2**	**$70.7**	**$70.8**	**$70.7**
PP&E	$45.8	$34.1	$34.3	$34.1
Investment in unconsolidated subsidiary (WTS)	10.6	12.6	14.7	16.9
Other Non-Current Assets	3.3	2.3	2.7	2.4
Total Assets	**$153.9**	**$119.7**	**$122.5**	**$124.1**
Trade Payables	$8.0	$11.1	$11.9	$12.8
Accrued Expenses	3.6	3.3	3.3	3.3
Accrued Interest	-	0.5	0.2	0.2
Accrued Liabilities	4.5	4.6	4.6	4.6
Other Current Liabilities	3.0	1.9	1.7	1.7
Total Current Liabilities	**$19.1**	**$21.4**	**$21.7**	**$22.6**
Long Term Debt	$30.0	$10.7	$9.9	$6.9
Pension Liability	13.7	9.9	8.1	6.6
Other Liabilities - Non-Current	15.7	6.7	6.4	$6.4
Total Liabilities	**$78.5**	**$48.7**	**$46.1**	**$42.5**
Total Shareholders' Equity/(Capital Deficiency)	**$75.4**	**$71.0**	**$76.4**	**$81.6**
Total Liabilities & Equity	**$153.9**	**$119.7**	**$122.5**	**$124.1**

Key Assumptions

1. Balance sheet is presented assuming the following:

- *Debt for equity exchange plus $30M in new notes.*
- *Preferred stock and related dividends accrual eliminated.*
- *The net book values of PP&E as of 01/01/11 are assumed to approximate FMV.*
- *Assumes elimination of Decatur property by end of 2011.*
- *Asset sales completed by end of 2011.*

Wolverine Tube, Inc.

Domestic Statement of Cash Flows

($ Millions)	*Fiscal Year Ending, December 31* 2011	2012	2013
EBITDA - Domestic	$5.9	$8.7	$11.0
Change in domestic working capital	4.5	(0.7)	(0.8)
Management fee	(1.3)	(1.3)	(1.3)
Proceeds from sale of Carrollton real estate	6.0	-	-
Proceeds from sale of Assets	11.0	-	-
Cash interest expense	(0.9)	(0.8)	(0.7)
Capital expenditures	(3.6)	(4.0)	(4.5)
Subtotal	$21.6	$1.9	$3.7
Nonrecurring Expenses, Net	(1.0)	-	-
Bankruptcy Expenses	(4.0)	-	-
Pension Settlement	(3.8)	(1.8)	(1.5)
Dividends from international subsidiaries	2.0	0.7	0.8
Cash Flow *(before debt repayment)*	$14.8	$0.8	$3.0

	2011	2012	2013
Beginning year cash	$14.5	$10.0	$10.0
Cash flow	14.8	0.8	3.0
Debt repayment	(19.3)	(0.8)	(3.0)
End of year cash	$10.0	$10.0	$10.0

Cash on Balance Sheet	2011	2012	2013
Domestic	$10.0	$10.0	$10.0
Foreign	3.4	3.4	3.4
Total	$13.4	$13.4	$13.4